UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PATTERN ENERGY GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Class A common stock, par value $0.01 per share, of Pattern Energy Group Inc.
(2)

Aggregate number of securities to which transaction applies:

As of December 5, 2019, there are (A) 98,240,118 shares of Class A common stock issued and outstanding (including restricted shares of common stock subject to vesting or transfer restrictions or forfeiture or repurchase), (B) 382,154 shares of Class A common stock subject to outstanding options to purchase shares of Class A common stock that will be cashed out, and (C) 146,673 shares of Class A common stock subject to service-based restricted stock unit awards that will be cashed out.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was determined based on the sum of (A) 98,240,118 shares of Class A common stock multiplied by $26.75, (B) 382,154 shares of Class A common stock subject to outstanding options to purchase shares of Class A common stock multiplied by $4.75 (which is the difference between the merger consideration of $26.75 per share of Class A common stock and the weighted average exercise price of the outstanding options of $22.00 per share), and (C) 146,673 shares of Class A common stock subject to service-based restricted stock unit awards multiplied by $26.75.

	(4)	Proposed maximum aggregate value of transaction: $2,633,661,890.75
(5)

Total fee paid:

$341,849.31. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the proposed maximum aggregate value of transaction listed above in row (4) by 0.0001298.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Pattern Energy Group Inc.

[●]

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Pattern Energy Group Inc. (“Pattern” or the “Company” or “we,” “us,” or “our”) to be held on [●], at [●] a.m., Pacific Time, at [●].

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 3, 2019, among Pattern, Pacific US Inc., a Delaware corporation (“Parent”) that is indirectly wholly owned by Canada Pension Plan Investment Board (“CPPIB”), and Pacific BidCo US Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, if the merger is completed, Merger Sub will merge with and into Pattern (the “Merger”), and Pattern will continue as the surviving corporation and as a subsidiary of Parent.

The Merger Agreement will be adopted only with the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Series A perpetual preferred stock entitled to vote thereon, voting together as a single class. In addition, under applicable Canadian securities laws, the Merger is also required to be approved by a majority of votes cast by holders of our Class A common stock, other than those holders required to be excluded from such vote under such laws. If our stockholders adopt the Merger Agreement and approve the Merger, and the Merger is completed, each share of our Class A common stock will be converted into the right to receive $26.75 in cash, without interest and less any applicable withholding taxes (unless you have properly demanded your statutory rights of appraisal with respect to the Merger), which represents a premium of approximately 14.8% relative to the unaffected closing price for shares of our Class A common stock on the Nasdaq on August 9, 2019 (the last trading day prior to the publication of market rumors regarding a potential acquisition of the Company) and a premium of approximately 15.1% over the 30-day volume weighted average price on the Nasdaq prior to that date. If the Merger is completed, each share of our Series A perpetual preferred stock, par value $0.01 per share, shall remain outstanding.

Our board of directors (our “Board”) approved the Merger Agreement, the Merger and the other transactions contemplated thereby following the recommendation of a special committee of our Board (the “Special Committee”) consisting solely of independent and disinterested directors, to which our Board had delegated exclusive authority to consider and negotiate the Merger Agreement and the transactions contemplated thereby. Accordingly, our Board has approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and recommends that you vote:

(1)	“FOR” the proposal to adopt the Merger Agreement and approve the Merger,

(2)	“FOR” the approval, on a non-binding advisory basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, and

(3)

“FOR” the proposal to approve the adjournment of the special meeting to a later date or dates, if our Board determines that it is necessary or appropriate and is permitted by the Merger Agreement, to solicit additional proxies if (a) there is not a quorum present or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement and approve the Merger, in each case, at the time of the then-scheduled special meeting, or to give holders of our Class A common stock and our Series A perpetual preferred stock additional time to evaluate new material information or disclosure.

The enclosed proxy statement provides detailed information about the special meeting, the Merger Agreement, the Merger and the other proposals to be voted on at the special meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement carefully in its entirety.

Your vote is very important, regardless of the number of shares you own. The proposal to adopt the Merger Agreement must be approved at the special meeting by the holders of a majority of the shares of our Class A common stock and our Series A perpetual preferred stock entitled to vote thereon, voting together as a single class. In addition, under applicable Canadian securities laws, the Merger is also required to be approved by a majority of votes cast by holders of our Class A common stock, other than those holders required to be excluded from such vote under such laws. Only stockholders who owned shares of our Class A common stock and our Series A perpetual preferred stock as of the close of business on [●], the record date for the special meeting, will be entitled to vote at the special meeting.

To vote your shares, you may submit a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on your proxy card, return your proxy card by mail using the postage prepaid envelope provided, or attend the special meeting and vote in person. If your shares are held in the name of a brokerage firm, bank, trust or other nominee, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or obtain a legal proxy, executed in your favor, from that record holder in order to vote at the special meeting. Even if you plan to attend the special meeting, we urge you to promptly submit a proxy for your shares via the Internet or by telephone or by completing, signing, dating and returning the enclosed proxy card by mail in the postage paid envelope provided.

If you are a record holder of Pattern shares and fail to submit your proxy via Internet or telephone, return your proxy card by mail or attend the special meeting and vote in person, then your shares will not be counted for determining whether a quorum is present at the special meeting and your decision not to respond will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement and approval of the Merger. If you are a beneficial owner of Pattern shares and fail to give voting instructions to your brokerage firm, bank, trust or other nominee or you fail to obtain a legal proxy, executed in your favor, from that record holder and vote in person at the special meeting, then your shares will not be counted for determining whether a quorum is present at the special meeting and your decision not to respond will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement and approval of the Merger.

Even if you have voted by proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held in the name of your brokerage firm, bank, trust or other nominee and you wish to vote in person at the special meeting, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or obtain a legal proxy issued in your name from that record holder.

Thank you for your continued support of Pattern.

Sincerely,

Michael M. Garland
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state or other securities regulatory agency has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the Merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●] and, together with the enclosed form of proxy card, is first being mailed to our stockholders on or about [●].

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

Pattern Energy Group Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder:

Pattern Energy Group Inc., a Delaware corporation (“Pattern” or the “Company” or “we,” “us,” or “our”), will hold a special meeting of stockholders at [●], at [●] a.m., Pacific Time, on [●] to consider and vote upon the following proposals:

1.

To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 3, 2019, among Pattern, Pacific US Inc., a Delaware corporation (“Parent”) that is indirectly wholly owned by Canada Pension Plan Investment Board (“CPPIB”), and Pacific BidCo US Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions of the Merger Agreement, if the merger is completed, Merger Sub will merge with and into Pattern (the “Merger”), and Pattern will continue as the surviving corporation and as a subsidiary of Parent. In addition, the Merger must be approved in accordance with applicable Canadian securities laws;

2.

To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (the “compensation proposal”); and

3.

To approve the adjournment of the special meeting to a later date or dates, if our board of directors (our “Board”) determines that it is necessary or appropriate and is permitted by the Merger Agreement, to solicit additional proxies if (a) there is not a quorum present or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement and approve the Merger, in each case, at the time of the then-scheduled special meeting, or to give holders of our Class A common stock and our Series A perpetual preferred stock additional time to evaluate new material information or disclosure (the “adjournment proposal”).

Only record holders of our Class A common stock and our Series A perpetual preferred stock at the close of business on [●] are entitled to receive notice of, and will be entitled to vote at, the special meeting, including any adjournments or postponements of the special meeting. Your vote is important, regardless of the number of shares of Class A common stock or Series A perpetual preferred stock you own.

The votes required to approve each proposal are as follows:

1.

The proposal to adopt the Merger Agreement and approve the Merger must be approved by (i) the affirmative vote of the holders of a majority of the shares of our Class A common stock, par value $0.01 per share (the “Company Common Stock”) and the shares of our Series A perpetual preferred stock, par value $0.01 per share (the “Company Preferred Stock”), voting together as a single class, in each case outstanding and entitled to vote thereon and (ii) under applicable Canadian securities laws, a majority of the votes cast by the holders of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote, excluding those holders of Company Common Stock whose votes are required to be excluded pursuant to Part 8 of Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions. See “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Canadian Securities Law Matters—Excluded Votes” beginning on page 80 of this proxy statement for more information. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

2.

The compensation proposal must be approved by a majority of the votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class. Abstentions will not be treated as “votes cast” for purposes of determining the approval of the compensation proposal. This means that abstentions will have no effect on whether the compensation proposal is approved.

3.

The adjournment proposal must be approved by a majority of the votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class. Abstentions will not be treated as “votes cast” for purposes of determining the approval of the adjournment proposal. This means that abstentions will have no effect on whether the adjournment proposal is approved.

If a quorum is not present in person or represented by proxy at the special meeting, it is expected that our Board will recommend adjournment of the special meeting to solicit additional proxies if permitted by the Merger Agreement. If there is not a quorum of stockholders at the special meeting and the vote with respect to the adjournment proposal fails, our Board may set a new record date and meeting date for a special meeting to consider the Merger Agreement, compensation proposal and adjournment proposal, in accordance with the Merger Agreement.

If the Merger is completed, our stockholders who (1) submit a written demand for an appraisal of their shares of Company Common Stock prior to the stockholder vote on the adoption of the Merger Agreement and approval of the Merger, (2) do not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement and approval of the Merger, (3) continue to hold their shares of Company Common Stock through the Effective Time, (4) do not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the Delaware General Corporation Law (the “DGCL”) and (4) otherwise meet the criteria and follow the procedures set forth in Section 262 of the DGCL, will have the right to have such shares appraised by the Delaware Court of Chancery and to receive payment of the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the court. For a more detailed discussion of your appraisal rights, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 88 of this proxy statement and Annex B to this proxy statement.

You are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please submit a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on your proxy card or return your proxy card by mail using the postage prepaid envelope provided as promptly as possible in order to ensure your representation at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held in the name of your brokerage firm, bank, trust or other nominee and you wish to vote in person at the special meeting, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or obtain a legal proxy issued in your name from that record holder.

If you sign, date and return your proxy card by mail or submit a proxy via the Internet or by telephone without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the compensation proposal and “FOR” the adjournment proposal. If you do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person. You may revoke your proxy in the manner described in the enclosed proxy statement at any time before the polls are closed at the special meeting.

Our Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the compensation proposal and “FOR” the adjournment proposal.

The Merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the Merger Agreement is attached as Annex A to the proxy statement. If you have any questions or need assistance in voting your shares of Company Common Stock or Company Preferred Stock, please contact our

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proxy solicitor, Innisfree M&A Incorporated, via telephone toll-free at 1-888-750-5834 (for shareholders) or collect at 1-212-750-5833 (for bankers and brokers).

By Order of the Board of Directors,

Michael M. Garland
Chief Executive Officer

San Francisco, California

[●]

YOUR VOTE IS IMPORTANT

Your vote is very important, regardless of the number of shares you own. The proposal to adopt the Merger Agreement must be approved at the special meeting by the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class, in each case outstanding and entitled to vote thereon. In addition, under applicable Canadian securities laws, the Merger is also required to be approved by a majority of votes cast by holders of Company Common Stock, other than those holders required to be excluded from such vote under such laws. To vote your shares, you can submit a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on the proxy card, return your proxy card by mail using the postage prepaid return envelope provided, or attend the special meeting and vote in person. We urge you to promptly submit a proxy for your shares via the Internet or by telephone or by completing, signing, dating and returning the enclosed proxy card by mail in the postage paid envelope provided.

If you are a record holder of Pattern shares and fail to submit your proxy via Internet or telephone, return your proxy card by mail or attend the special meeting and vote in person, then your shares will not be counted for determining whether a quorum is present at the special meeting and your decision not to respond will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement and approval of the Merger. If you are a beneficial owner of Pattern shares and fail to give voting instructions to your brokerage firm, bank, trust or other nominee or you fail to obtain a legal proxy, executed in your favor, from that record holder and vote in person at the special meeting, then your shares will not be counted for determining whether a quorum is present at the special meeting and your decision not to respond will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement and approval of the Merger.

If your shares are held in the name of a brokerage firm, bank, trust or other nominee, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or obtain a legal proxy, executed in your favor, from that record holder in order to vote at the special meeting.

REFERENCES FOR ADDITIONAL INFORMATION

If you have any questions about this proxy statement, the special meeting, the Merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders (Toll-Free): 1-888-750-5834

Banks and Brokers (Collect): 1-212-750-5833

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PATTERN ENERGY GROUP INC.

PROXY STATEMENT

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Except as otherwise specifically noted in this proxy statement, “Pattern,” the “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Pattern Energy Group Inc. In addition, throughout this proxy statement, we refer to Pacific US Inc. as “Parent” and Pacific BidCo US Inc. as “Merger Sub.” Parent and Merger Sub are indirectly wholly owned by Canada Pension Plan Investment Board, which we refer to as “CPPIB.” We refer to our shares of Class A common stock, par value $0.01 per share, as the “Company Common Stock” and our shares of the Series A perpetual preferred stock, par value $0.01 per share, as the “Company Preferred Stock.”

The following questions and answers about the special meeting and the Merger (this “Q&A”) is intended to address some commonly asked questions about the special meeting of stockholders and the merger of Merger Sub with and into Pattern (the “Merger”). This Q&A may not address all questions that may be important to you as a Pattern stockholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

General

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you were a Pattern stockholder as of the close of business on [●], the record date for the special meeting. To complete the Merger, our stockholders holding a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class, in each case outstanding as of the close of business on [●], the record date for the special meeting, must affirmatively vote to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 3, 2019, among Pattern, Parent and Merger Sub. In addition, under applicable Canadian securities laws, the Merger is also required to be approved by a majority of votes cast by holders of Company Common Stock, other than those holders required to be excluded from such vote under such laws. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

You are being solicited to vote in favor of the proposals (1) to adopt the Merger Agreement and approve the Merger, (2) to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers named in our proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2019 (the “named executive officers”) that is based on or otherwise relates to the Merger (the “compensation proposal”) and (3) to approve the adjournment of the special meeting to a later date or dates, if our board of directors (“Board”) determines that it is necessary or appropriate and is permitted by the Merger Agreement, to solicit additional proxies if (a) there is not a quorum present or represented by proxy or (b) there are insufficient votes to adopt the Merger Agreement and approve the Merger, in each case, at the time of the then-scheduled special meeting, or to give our stockholders additional time to evaluate new material information or disclosure (the “adjournment proposal”).

Q:	What will happen to my Company Common Stock as a result of the Merger?

A:

If the Merger is completed, each share of Company Common Stock that you hold at the effective time of the Merger (the “Effective Time”) will be converted into the right to receive $26.75 in cash, without interest and less any withholding taxes required by applicable law (the “Merger Consideration”). This does not apply to shares of Company Common Stock held by any of our stockholders who have properly demanded their appraisal rights under Delaware law. See the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 88 of this proxy statement.

Q:	What will happen to my Company Preferred Stock as a result of the Merger?

A:

If the Merger is completed, each share of Company Preferred Stock that you hold at the Effective Time will remain outstanding. The holder of each share of Company Preferred Stock shall not be entitled to convert its shares into a right to receive any part of the Merger Consideration. The Merger, if consummated, would result in certain adjustments to the terms of the Company Preferred Stock, including an increase in dividend rate and certain adjustments to the contingent dividends.

Q:	What will happen to Pattern generally as a result of the Merger?

A:

If the Merger is completed, we will cease to be a stand-alone public company and will become a subsidiary of Parent. As a result, each holder of shares of Company Common Stock will no longer have any ownership interest in Pattern. Upon completion of the Merger, shares of Company Common Stock will no longer be listed on any stock exchange or quotation system, including The Nasdaq Global Select Market (“Nasdaq”) and the Toronto Stock Exchange (“TSX”). In addition, following the completion of the Merger, the registration of our shares of Company Common Stock and our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Q:	What are the U.S. federal income tax consequences of the Merger to me?

A:

The receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss equal to the difference, if any, between the amount of cash you receive and the adjusted tax basis of your shares of Company Common Stock. If you are a U.S. Holder (as defined under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 of this proxy statement), you generally will be subject to U.S. federal income tax on any gain recognized in connection with the Merger. If you are a Non-U.S. Holder (as defined under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 of this proxy statement), you generally will not be subject to U.S. federal income tax on any gain recognized in connection with the Merger unless you have certain connections to the United States. The tax consequences of the Merger to you will depend on your particular circumstances, and you are urged to consult your own tax advisors to determine how the Merger will affect you.

For a more detailed summary of the material U.S. federal income tax consequences of the Merger, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 of this proxy statement.

Q:	What are the Canadian federal income tax consequences of the Merger to me?

A:

The Merger Consideration received as a result of the Merger in exchange for shares of Company Common Stock that are held as capital property for the purposes of the Income Tax Act (Canada) (including the regulations thereunder, the “Tax Act”) will generally be treated as proceeds of disposition of such shares and may result in a capital gain (or a capital loss) for the purposes of the Tax Act to the extent that such proceeds of disposition exceed (or are less than) the total of the adjusted cost base of the shares to you and any reasonable expenses of disposition.

If you are a Canadian Holder (as defined in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 97 of this proxy statement), you will generally be subject to Canadian federal income tax on the taxable portion of any such capital gain. If you are a Non-Canadian Holder (as defined in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 97 of this proxy statement), you should generally not be subject to Canadian federal income tax on any such capital gain provided that the shares are not “taxable Canadian property” within the meaning of the Tax Act.

The foregoing is qualified in its entirety by the discussion in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material Canadian Federal Income Tax Consequences

of the Merger” beginning on page 97 of this proxy statement, and is subject to all of the limitations and qualifications therein.

Q:	Am I entitled to appraisal rights in connection with the Merger?

A:

Statutory appraisal rights under Delaware law in connection with the Merger will be available to stockholders who (1) submit a written demand for an appraisal of their shares of Company Common Stock prior to the stockholder vote on the adoption of the Merger Agreement and the approval of the Merger; (2) do not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement and the approval of the Merger; (3) continue to hold their shares of Company Common Stock through the Effective Time; (4) do not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the Delaware General Corporation Law (the “DGCL”); and (5) otherwise meet the criteria and follow the procedures set forth in Section 262 of the DGCL. For a more detailed discussion of your appraisal rights, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 88 of this proxy statement.

A copy of the full text of Section 262 of the DGCL is included as Annex B to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and expect the Merger to be completed by the second quarter of 2020. However, the Merger continues to be subject to various closing conditions, including our stockholder approval and, therefore, we cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the Merger Consideration for my Company Common Stock?

A:

After the Merger is completed, you will receive written instructions, including a letter of transmittal that explains how to exchange your shares of Company Common Stock for the Merger Consideration. When you properly return and complete the required documentation described in the written instructions, you will receive from the paying agent a payment of the Merger Consideration for your shares of Company Common Stock.

Q:	How does the per share Merger Consideration compare to the market price of Company Common Stock prior to the public announcement of the Merger Agreement?

A:

The per share Merger Consideration represents a premium of approximately 14.8% relative to the unaffected closing price for shares of Company Common Stock on August 9, 2019 (the last trading day prior to the publication of market rumors regarding a potential acquisition of the Company) and a premium of approximately 15.1% over the 30-day volume weighted average price prior to that date.

The Special Meeting

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of our stockholders will be held at [●], at [●] a.m., Pacific Time, on [●].

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on (1) a proposal to adopt the Merger Agreement and approve the Merger, (2) the compensation proposal, and (3) the adjournment proposal.

Q:	How does our Board recommend that I vote on the proposals?

A:

Our Board approved the Merger Agreement, the Merger and the other transactions contemplated thereby following the recommendation of a special committee of our Board (the “Special Committee”) consisting solely of independent and disinterested directors, to which our Board had delegated exclusive authority to consider and negotiate the Merger Agreement and the transactions contemplated thereby, and determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of Pattern and its stockholders.

Our Board recommends that you vote:

•	“FOR” the proposal to adopt the Merger Agreement and approve the Merger;

•	“FOR” the compensation proposal; and

•	“FOR” the adjournment proposal.

See the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Recommendation of Our Board and Reasons for the Merger” beginning on page 54 of this proxy statement. Our stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. In addition, our stockholders are directed to the Merger Agreement, which is attached as Annex A to this proxy statement.

Q:	Who is entitled to attend and vote at the special meeting?

A:

The record date for the special meeting is [●]. If you own shares of Company Common Stock or Company Preferred Stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting. As of the close of business on the record date, there were approximately [●] shares of Company Common Stock issued and outstanding, held collectively by approximately [●] stockholders of record, and 10,400,000 shares of Company Preferred Stock issued and outstanding, held collectively by approximately [●] stockholders of record. The Merger Agreement will be adopted only with the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to vote thereon, voting together as a single class. In addition, under applicable Canadian securities laws, the Merger is also required to be approved by a majority of votes cast by holders of Company Common Stock, other than those holders required to be excluded from such vote under such laws. As of the close of business on the record date, an aggregate of [●] votes will be required to be excluded pursuant to Part 8 of Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“MI 61-101”). See “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Canadian Securities Law Matters—Excluded Votes” beginning on page 80 of this proxy statement for more information.

Stockholders of record as of the close of business on the record date of the special meeting and their duly appointed proxy holders may attend the meeting. Beneficial owners of shares held in “street name” who wish to attend the meeting should bring a copy of an account statement or other proof of ownership of our stock as of the close of business on the record date and will only be able to vote at the special meeting if they have a “legal proxy,” executed in their favor, from their brokerage firm, bank, trust or other nominee of the stockholder of record of their shares, giving them the right to vote the shares at the special meeting. All attendees will be required to provide a government-issued, current form of photo identification (such as a driver’s license or passport).

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	Do I need to attend the special meeting?

A:

No. While our stockholders of record may exercise their right to vote their shares in person at the special meeting, it is not necessary for you to attend the special meeting in order to vote your shares of our stock.

Q:	What constitutes a quorum?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority of Company Common Stock and Company Preferred Stock entitled to vote at the special meeting, aggregated together as a single class, shall constitute a quorum. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card by mail, your shares will be counted towards the quorum. Abstentions will be treated as present for the purpose of determining a quorum.

Q:	How many votes are required to adopt the Merger Agreement?

A:

Under the DGCL, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class, in each case outstanding and entitled to vote thereon as of the close of business on the record date. In addition, under applicable Canadian securities laws, the Merger is also required to be approved by a majority of votes cast by holders of Company Common Stock, other than those holders required to be excluded from such vote under such laws.

If you are a record holder of Pattern shares and you abstain from voting or fail to cast your vote, in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger. If you are a beneficial owner of Pattern shares and you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

Q:	How many votes are required to approve the compensation proposal?

A:

In accordance with the rules of the SEC, stockholders have the opportunity to cast a non-binding, advisory vote to approve compensation that may be paid or become payable to our named executive officers based upon or otherwise relating to the Merger, as described in the table provided in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” and the accompanying footnotes and related narrative discussion beginning on page 77 of this proxy statement. The vote to approve the compensation proposal is advisory and therefore will not be binding on us or Parent, nor will it overrule any prior decision or require our Board (or any committee of our Board) to take any action, regardless of whether the Merger is completed. The compensation that may be paid in connection with the Merger is contractual with respect to our named executive officers. Accordingly, if our stockholders adopt the Merger Agreement and approve the Merger, and the Merger is completed, the compensation based on or otherwise relating to the Merger will be paid to our named executive officers in accordance with the terms of their compensation agreements and arrangements, regardless of whether our stockholders approve the compensation proposal.

Advisory approval of the compensation proposal requires a majority of the votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class.

Abstentions will not be treated as “votes cast” for purposes of determining the approval of the compensation proposal. If you are a record holder of Pattern shares and you abstain from voting or fail to cast your vote, in person or by proxy, it will have no effect on the vote for the compensation proposal, provided that a quorum is present in person or represented by proxy at the special meeting. If you are a beneficial owner of Pattern shares and you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the vote for the compensation proposal, provided that a quorum is present in person or represented by proxy at the special meeting.

Q:	How many votes are required to adopt the adjournment proposal?

A:	Approval of the adjournment proposal requires the a majority of the votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class.

Abstentions will not be treated as “votes cast” for purposes of determining the approval of the adjournment proposal. If you are a record holder of Pattern shares and you abstain from voting or fail to cast your vote, in person or by proxy, it will have no effect on the vote for the adjournment proposal, even if a quorum is not present in person or represented by proxy at the special meeting. If you are a beneficial owner of Pattern shares and you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the vote for the adjournment proposal, even if a quorum is not present in person or represented by proxy at the special meeting.

Q:	How will the holders of Company Preferred Stock vote on the proposals?

A:

Pursuant to the Company Preferred Stock Purchase Agreement (defined below), the holders of Company Preferred Stock and Pattern have agreed that the holders of Company Preferred Stock shall vote their 10,400,000 shares of Company Preferred Stock in a manner consistent with the recommendations of the Board, provided that the special meeting takes place on or before May 10, 2021. Additionally, the voting rights of the shares of Company Preferred Stock shall not exceed 9.9% of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class.

As of the close of business on the record date, there were approximately [●] shares of Company Common Stock and Company Preferred Stock issued and outstanding, of which [●] (or [●]%) were shares of Company Common Stock, held collectively by approximately [●] stockholders of record, and 10,400,000 (or [●]%) were shares of Company Preferred Stock, held collectively by approximately [●] stockholders of record. Each stockholder is entitled to one vote per share of Company Common Stock and one vote per share of Company Preferred Stock at the special meeting on each of the proposals.

As a result, at least 10,400,000 (or [●]%) of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, shall vote “FOR” each of the three proposals. For the purposes of the “majority of the minority vote” required pursuant to MI 61-101, the Merger is required to be approved by a majority of votes cast by holders of Company Common Stock, other than those holders required to be excluded from such vote pursuant to Part 8 of MI 61-101. Accordingly, the votes of Company Preferred Stock in respect of Proposal 1: Adoption of the Merger Agreement and Approval of the Merger will not be included for the purposes of calculating the “majority of the minority vote” under MI 61-101.

Q:	Why is my vote important? How are votes counted? What happens if I abstain?

A:	If you do not submit a proxy or voting instructions or vote in person at the special meeting, it will be more difficult for us to obtain the necessary quorum to hold the special meeting.

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions.

If you are a stockholder of record and you abstain from voting or fail to cast your vote, in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger but will have no effect on the compensation proposal (provided that a quorum is present) or the adjournment proposal (even if a quorum is not present). If you are a beneficial owner and you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger but will have no effect on the compensation proposal (provided that a quorum is present) or the adjournment proposal (even if a quorum is not present).

Q:	Do any our directors or executive officers have interests in the Merger that may differ from those of our stockholders?

A:

In considering the recommendation of our Board with respect to the Merger Agreement, you should be aware that our directors and executive officers, and certain additional “officers” (as defined under applicable

Canadian securities laws), have interests in the Merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our Board was aware that these interests existed and considered them, among other matters, when it approved the Merger Agreement and the Merger and made its recommendation that our stockholders adopt the Merger Agreement and approve the Merger. You should read the sections captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement, “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Contribution Agreement” beginning on page 74 of this proxy statement, “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” beginning on page 77 of this proxy statement and “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Canadian Securities Law Matters” beginning on page 79 of this proxy statement for more information.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares in one of the manners described below. You have one vote for each share of our stock you own as of the close of business on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

•	by following the Internet voting instructions printed on your proxy card;

•	by following the telephone voting instructions printed on your proxy card;

•	by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed postage-paid envelope; or

•	by appearing and casting your vote in person at the special meeting.

If you are voting via the Internet or by telephone, your voting instructions must be received by the date and time indicated on the applicable proxy card(s).

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from attending the special meeting in person. You are encouraged to submit a proxy via the Internet, by telephone or by mail even if you plan to attend the special meeting in person, to ensure that your shares of Company Common Stock or Company Preferred Stock are present in person or represented at the special meeting. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Pattern.

If your shares are held through a brokerage firm, bank, trust or other nominee, you are considered the “beneficial owner” of shares of our stock held in “street name.” If you are a beneficial owner of shares of our stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your brokerage firm, bank, trust or other nominee how to vote your shares by following their instructions for voting on the enclosed voting instruction form. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person by ballot at the special meeting unless you obtain a “legal proxy” from your brokerage firm, bank, trust or other nominee giving you the right to vote your shares at the special meeting.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares, which instructions are included on the enclosed voting instruction form. If you wish to vote in person at the special meeting, you must bring a legal proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting and present it to the inspector of elections with your ballot when you vote.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares that you hold in “street name.” Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What is a broker non-vote?

A:

If you are a beneficial owner of shares held in “street name” and do not provide your brokerage firm, bank, trust or other nominee with specific voting instructions, the brokerage firm, bank, trust or other nominee may generally vote on “routine” matters, but cannot vote on “non-routine” matters. The proposal to adopt the Merger Agreement and approve the Merger, the compensation proposal and the adjournment proposal are considered “non-routine” matters. If the brokerage firm, bank, trust or other nominee does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of elections that it does not have authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

You should instruct your brokerage firm, bank, trust or other nominee how to vote your shares. Under the rules applicable to broker-dealers, your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the special meeting. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger, but will not have no effect on the vote for the compensation proposal (provided that a quorum is present) and the adjournment proposal (even if a quorum is not present).

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our stock is called a “proxy card.”

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of our stock, you have the right to change or revoke your proxy at any time before the polls are closed at the special meeting:

•	by delivering to our Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy, so you must vote in person at the meeting to revoke your proxy);

•	by signing and delivering a new proxy, relating to the same shares of our stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet after the date of your prior proxy and by the date and time indicated on the applicable proxy card(s).

If you are a “street name” holder of our stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:

If you properly execute and return your proxy card but do not include instructions on how to vote, your shares of our stock will be voted “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the approval of the compensation proposal and “FOR” the approval of the adjournment proposal. We do not currently intend to present any other proposals for consideration at the special meeting.

Q:	What is the deadline for voting my shares?

A:

If you are a stockholder of record, your proxy must be received via the Internet or by telephone by 11:59 p.m., Eastern Time, on [●], in order for your shares to be voted at the special meeting. You may also instead mark, sign, date and return the enclosed proxy card by mail or in person at the special meeting, which must be received before the polls close at the special meeting, in order for your shares to be voted at the special meeting. If you are a beneficial owner, please read the voting instructions provided by your brokerage firm, bank, trust or other nominee for information on the deadline for voting your shares.

Q:	Should I send in my stock certificates now?

A:

NO. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Company Common Stock for the Merger Consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the Merger Consideration.

Q:	What happens if I sell my shares of Company Common Stock after the record date but before the special meeting?

A:

The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the Effective Time. If you transfer your shares of Company Common Stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

In addition, if you sell your shares of Company Common Stock prior to the special meeting or prior to the Effective Time, you will not be eligible to exercise your appraisal rights in respect of the Merger. For a more detailed discussion of your appraisal rights and the requirements for properly demanding your appraisal rights, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 88 of this proxy statement and Annex B to this proxy statement.

Q:	What happens if I sell my shares of Company Preferred Stock after the record date but before the special meeting?

A:

The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the Effective Time. If you transfer your shares of Company Preferred Stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting.

Q:	What happens if the proposal to adopt the Merger Agreement and approve the Merger is not approved by our stockholders or if the Merger is not completed for any other reason?

A:

If the proposal to adopt the Merger Agreement and approve the Merger is not approved by our stockholders (including pursuant to the majority of the minority vote required under MI 61-101), or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the Merger. Instead, we will remain a stand-alone public company and Company Common Stock will continue to be listed and traded on Nasdaq and the TSX and Company Preferred Stock will also continue to be outstanding. Under specified circumstances, we may be required to pay to Parent a termination fee, as described below under the section captioned “The Merger Agreement—Termination Fees” beginning on page 122 of this proxy statement. Upon termination of the Merger Agreement under certain other specified circumstances, Parent may be required to pay us a termination fee, as described below under the section captioned “The Merger Agreement—Termination Fees” beginning on page 122 of this proxy statement.

Q:	How do our directors and executive officers intend to vote their shares of Company Common Stock in respect of the proposal to adopt the Merger Agreement and approve the Merger?

A:

As of the close of business on the record date of the special meeting, our directors and executive officers and their respective affiliates beneficially owned and were entitled to vote, in the aggregate, [●] shares of Company Common Stock and no shares of Company Preferred Stock at the special meeting, or approximately [●]% of the shares of Company Common Stock and Company Preferred Stock, together as a single class, in each case outstanding on such date. Although they are not obligated to do so, our directors and executive officers have informed us that they intend to vote all of their shares of Company Common Stock “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

As of the close of business on the record date, an aggregate of [●] votes will be required to be excluded pursuant to Part 8 of MI 61-101. See “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Canadian Securities Law Matters—Excluded Votes” beginning on page 80 of this proxy statement for more information.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted.

Q:	What is householding and how does it affect me?

A:

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. Certain brokerage firms, banks, trusts or other nominees may have instituted householding for beneficial owners of our stock held through such firms. If your family has multiple accounts holding stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your brokerage firm, bank, trustee or other nominee or our Investor Relations Department at the address and telephone number below.

A separate copy of these proxy materials will be promptly delivered upon request by contacting our Investor Relations Department by (1) mail at Pattern Energy Group Inc., Attention: Investor Relations, 1088 Sansome Street, San Francisco, California 94111 (2) telephone at 416-526-1563, or (3) e-mail at ir@patternenergy.com.

Q:	Where can I find the voting results of the special meeting?

A:

If available, we may announce preliminary voting results at the conclusion of the special meeting. We intend to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the special meeting. All reports that we file with the SEC are publicly available when filed. For more information, see the section captioned “Where You Can Find More Information,” beginning on page 133 of this proxy statement.

Q:	Who can answer further questions?

A:

For additional questions about the Merger, assistance in submitting proxies or voting shares of Company Common Stock or Company Preferred Stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders (Toll-Free): 1-888-750-5834

Banks and Brokers (Collect): 1-212-750-5833

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

FORWARD-LOOKING INFORMATION

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and “forward-looking information” within the meaning of Canadian securities laws. Such statements include statements concerning anticipated future events, projections and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation:

•

risks related to the consummation of the Merger, including the risks that (a) the Merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain shareholder approval of the Merger Agreement and the Merger, (c) the parties may fail to secure applicable regulatory approvals, including from the Federal Energy Regulatory Commission, and (d) other conditions to the consummation of the Merger under the Merger Agreement may not be satisfied;

•

the effects that any termination of the Merger Agreement may have on the Company or its business, including the risks that (a) the price of Company Common Stock may decline significantly if the Merger is not completed, (b) the Merger Agreement may be terminated in circumstances requiring the Company to pay Parent a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the Merger;

•

the effects that the announcement or pendency of the Merger may have on the Company and its business, including the risks that as a result (a) the Company’s business, operating results or stock price may suffer, (b) the Company’s current plans and operations may be disrupted, (c) the Company’s ability to retain or recruit key employees may be adversely affected, (d) the Company’s business relationships (including with suppliers, off-takers, and business partners) may be adversely affected, (e) the Company is not able to access the debt or equity markets on favorable terms, or at all, or (f) the Company’s management’s or employees’ attention may be diverted from other important matters;

•	the effect of limitations that the Merger Agreement places on the Company’s ability to operate its business or engage in alternative transactions;

•	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against the Company and others;

•	the risk that the Merger and related transactions may involve unexpected costs, liabilities or delays;

•	the risk that our financial results differ from those set forth in the projections described in this proxy statement; and

•

other economic, business, competitive, legal, regulatory, and/or tax factors detailed in our filings with the SEC and Canadian securities regulatory authorities, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as updated or supplemented by subsequent reports, which discuss these and other important risk factors concerning our operations.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not assume any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

All information contained in this proxy statement concerning Parent and Merger Sub has been supplied by Parent and Merger Sub, as applicable, and has not been independently verified by us.

SUMMARY

This summary highlights selected information from this proxy statement related to the Merger and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See the section captioned “Where You Can Find More Information” beginning on page 133 of this proxy statement. The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document governing the Merger. Each item in this summary references another section of this proxy statement with more detailed disclosure about that item. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

Parties Involved in the Merger (see page 28)

Pattern

We are a vertically integrated renewable energy company with a mission to transition the world to renewable energy. Our business consists of both (i) an operating business segment, which is comprised of a portfolio of renewable energy power projects and (ii) a development investment segment, which principally consists of our 29% ownership interest in Pattern Energy Group 2 LP (“Pattern Development”), an upstream development platform. Through our operating business segment, we hold ownership interests in 28 renewable energy projects with a total operating portfolio capacity of approximately 4.4 gigawatts (“GW”) in the United States, Canada and Japan. Projects in which we have an owned interest use proven, best-in-class technology and have generally contracted to sell all or a majority of their output pursuant to fixed-price power sale agreements (“PSAs”). Approximately 90% of the electricity to be generated by our projects will be sold under our PSAs which have a weighted average remaining contract life of approximately 13 years as of September 30, 2019.

Parent

Parent is an entity indirectly wholly owned by CPPIB. CPPIB is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (“CPP”) to pay current benefits in the best interests of 20 million contributors and beneficiaries. In order to build diversified portfolios of assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, Luxembourg, Mumbai, New York City, San Francisco, São Paulo and Sydney, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At September 30, 2019, the CPP Fund totaled C$409.5 billion. Parent was formed on October 25, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Merger Sub

Merger Sub, a Delaware corporation and a subsidiary of Parent, was formed on October 25, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into Pattern, and Merger Sub will cease to exist.

The Special Meeting (see page 29)

Date, Time and Place

A special meeting of our stockholders will be held on [●], at [●] a.m., Pacific Time, at [●]. We intend to mail this proxy statement, the proxy card and the notice of special meeting on or about [●], 2020 to all stockholders of record entitled to vote at the special meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of Company Common Stock or Company Preferred Stock as of the close of business on [●], the record date of the special meeting. You will have one vote at the special meeting for each share of Company Common Stock or Company Preferred Stock that you owned as of the close of business on the record date.

Purpose

At the special meeting, we will ask stockholders to vote on proposals to (1) adopt the Merger Agreement and approve the Merger, (2) approve, on a non-binding advisory basis, the compensation proposal, and (3) approve the adjournment proposal.

Quorum

As of the close of business on the record date, there were an aggregate of [●] shares of Company Common Stock and [●] shares of Company Preferred Stock, voting together as a single class, in each case outstanding and entitled to vote at the special meeting. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting.

Required Vote

The votes required to approve each proposal are as follows:

1.

The proposal to adopt the Merger Agreement and approve the Merger must be approved by (i) the affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class, in each case outstanding and entitled to vote thereon and (ii) under applicable Canadian securities laws, a majority of the votes cast by the holders of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote, excluding those holders of Company Common Stock whose votes are required to be excluded pursuant to Part 8 of MI 61-101. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

2.

The compensation proposal must be approved by a majority of the votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class. Abstentions will not be treated as “votes cast” for purposes of determining the approval of the compensation proposal. This means that abstentions will have no effect on whether the compensation proposal is approved.

3.

The adjournment proposal must be approved by a majority of the votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class. Abstentions will not be treated as “votes cast” for purposes of determining the approval of the adjournment proposal. This means that abstentions will have no effect on whether the adjournment proposal is approved.

Stock Ownership of Our Directors and Executive Officers

As of the close of business on the record date of the special meeting, our directors and executive officers and their respective affiliates beneficially owned and were entitled to vote, in the aggregate, [●] shares of

Company Common Stock and no shares of Company Preferred Stock, representing approximately [●]% of the outstanding shares of Company Common Stock and Company Preferred Stock, together as a single class. Although they are not obligated to do so, our directors and executive officers have informed us of their intent to vote all of their shares of Company Common Stock (1) “FOR” the proposal to adopt the Merger Agreement and approve the Merger, (2) “FOR” the compensation proposal, and (3) “FOR” the adjournment proposal.

As of the close of business on the record date, an aggregate of [●] votes will be required to be excluded pursuant to Part 8 of MI 61-101. See “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Canadian Securities Law Matters—Excluded Votes” beginning on page 80 of this proxy statement for more information.

Voting by Holders of Company Preferred Stock

As of the close of business on the record date, there were approximately [●] shares of Company Common Stock and Company Preferred Stock issued and outstanding, of which [●] (or [●]%) were shares of Company Common Stock, held collectively by approximately [●] stockholders of record, and 10,400,000 (or [●]%) were shares of Company Preferred Stock, held collectively by approximately [●] stockholders of record. Each stockholder is entitled to one vote per share of Company Common Stock and one vote per share of Company Preferred Stock at the special meeting on each of the proposals.

Pursuant to the Securities Purchase and Rights Agreement by and among Pattern, CBRE Caledon Jupiter II Investments LP, CBRE Caledon Global Infrastructure Fund Holdings I, LP, College of Applied Arts and Technology Pension Plan, CBRE Caledon Trident Infrastructure Investments II LP, Caledon Sirius Investments LP, Toronto Transit Commission Pension Fund Society, CBRE Caledon Nova Investments LP and Caledon Taurus Investments LP, dated as of October 10, 2019 (the “Company Preferred Stock Purchase Agreement”), the holders of Company Preferred Stock and Pattern have agreed that the holders of Company Preferred Stock shall vote their 10,400,000 shares of Company Preferred Stock in a manner consistent with the recommendations of the Board, provided that the special meeting takes place on or before May 10, 2021. Additionally, the voting rights of the shares of Company Preferred Stock shall not exceed 9.9% of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class. As a result, at least 10,400,000 (or [●]%) of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, shall vote “FOR” each of the three proposals. For the purposes of the “majority of the minority vote” required pursuant to MI 61-101, the Merger is required to be approved by a majority of votes cast by holders of Company Common Stock, other than those holders required to be excluded from such vote pursuant to Part 8 of MI 61-101. Accordingly, the votes of Company Preferred Stock in respect of Proposal 1: Adoption of the Merger Agreement and Approval of the Merger will not be included for the purposes of calculating the “majority of the minority vote” under MI 61-101.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on your proxy card, return your proxy card by mail using the postage prepaid envelope provided, or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of our stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the special meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the polls are closed at the special meeting by (1) signing another proxy card with a later date and returning it by mail prior to the special meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the special meeting and voting in person by ballot.

If you hold your shares of our stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

The Merger (see page 35)

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Pattern, and Pattern will continue as the surviving corporation and as a subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, we will cease to be a publicly traded company, all outstanding shares of Company Common Stock will be canceled and converted into the right to receive the Merger Consideration (except for any shares of Company Common Stock owned by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL), while all outstanding shares of Company Preferred Stock will remain outstanding.

After the Merger is completed, each holder of shares of Company Common Stock will have the right to receive the Merger Consideration, but will no longer have any rights as a holder of shares of Company Common Stock (except that such holders of shares of Company Common Stock who properly exercise their appraisal rights may have the right to receive a payment for the “fair value” of their shares of Company Common Stock as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 88 of this proxy statement).

After the Merger is completed, each holder of shares of Company Preferred Stock will hold preferred securities in the Surviving Corporation with the same rights and obligations as the Company Preferred Stock. The Merger would result in certain adjustments to the terms of the Company Preferred Stock, including an increase in dividend rate and certain adjustments to the contingent dividends.

Treatment of Pattern Equity Awards (see page 69)

Pursuant to the Merger Agreement, except as described in the following sentence, (i) each outstanding restricted share of Company Common Stock, the vesting of which is conditioned solely on the passage of time (each, a “Company Restricted Share”) will be vested and all restrictions will lapse in full as of immediately before the Effective Time, and each such Company Restricted Share will be converted into the right to receive the Merger Consideration, (ii) each outstanding restricted share of Company Common Stock, the vesting of which is conditioned in whole or in part on the satisfaction of performance criteria (each, a “Company Performance Share”) will be vested based on the maximum level of performance and all restrictions will lapse in full as of immediately before the Effective Time, and each such Company Performance Share will be converted into the right to receive the Merger Consideration, (iii) each of our outstanding restricted stock units (each, a “Company RSU”) will be vested and all restrictions will lapse in full as of immediately before the Effective Time and each such Company RSU award will be canceled and converted into the right to receive an amount in cash, without interest, equal in value to the product of (x) the Merger Consideration multiplied by (y) the aggregate number of shares of Company Common Stock subject to such Company RSU award immediately before the Effective Time and (iv) each outstanding option to purchase a share of Company Common Stock (each, a “Company Option”), whether or not exercisable or vested, will be canceled and converted at the Effective Time into the right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Option multiplied by (y) the aggregate number of shares of Company Common Stock subject to such Company Option immediately before the Effective Time; provided that any such Company Option with a per share exercise price that is equal to or greater than the Merger Consideration will be canceled for no consideration. Company Restricted Shares and Company Performance Shares held by certain members of management will either (A) be canceled and the holder will be issued units in a newly formed entity or (B) converted into restricted shares of the Surviving Corporation, in each case, with the same terms and conditions, except the Company Performance Shares will be deemed satisfied at the maximum level of performance.

Financing of the Merger (see page 85)

Pattern and CPPIB anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be funded via equity financing and debt financing as described below and available cash on our balance sheet, if any. This amount includes amounts needed to (1) pay stockholders the amounts due under the Merger Agreement, (2) make payments in respect of our outstanding equity-based awards pursuant to the Merger Agreement; (3) repay our existing indebtedness, to the extent required under the terms of such indebtedness and (4) pay costs and expenses in connection with the aforementioned transaction.

In connection with the Merger, Parent and CPPIB entered into an equity commitment letter, dated as of November 3, 2019, pursuant to which CPPIB has committed, subject to the conditions and limitations set forth therein, to provide equity financing in an aggregate amount of up to $2.64 billion. For more information, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Financing of the Merger” beginning on page 85 of this proxy statement.

In connection with the Merger, Parent has obtained debt financing commitments from a consortium of financial institutions to provide Merger Sub with (1) up to $650 million of senior secured 364-day bridge term loans and (2) a senior secured 364-day revolving credit facility in a principal amount of not more than $300 million. For more information, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Financing of the Merger” beginning on page 85 of this proxy statement.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

Limited Guarantee (see page 87)

Subject to the terms and conditions set forth in a limited guarantee, dated November 3, 2019 (the “Limited Guarantee”), CPP Investment Board Private Holdings (4) Inc. (the “CPPIB Guarantor”) has guaranteed the full, complete and timely performance by Parent of certain payment obligations under the Merger Agreement, including the payment by Parent of the termination fee of $204.0  million (the “Parent Termination Fee”) if, when and as due in accordance with the Merger Agreement.

Conditions to the Closing of the Merger (see page 118)

Our obligations and the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

•

(1) the approval of the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to vote thereon, voting together as a single class and (2) the approval of the Merger by a majority of the votes cast by the holders of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote, excluding those holders of Company Common Stock whose votes are required to be excluded pursuant to Part 8 of MI 61-101, in each case at the special meeting (together, the “Requisite Company Approvals”);

•	the receipt of certain required governmental and regulatory approvals;

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental authority of competent jurisdiction;

In addition, Parent and Merger Sub are not obligated to consummate the Merger under the Merger Agreement unless the following conditions are satisfied at or prior to the Effective Time:

•

our representations and warranties regarding the absence of a Company Material Adverse Effect (as defined under the section captioned “The Merger Agreement—Representations and Warranties” beginning on page 107 of this proxy statement) are true and correct in all respects as of the Effective Time;

•

our representations and warranties regarding certain elements of our capitalization are true and correct as of the date of the Merger Agreement and as of the closing date of the Merger (the “Closing Date”) as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date) except for de minimis inaccuracies;

•

our representations and warranties regarding certain elements of our organization, certain elements of our corporate authority and the absence of broker’s and finder’s fees are true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date);

•

our other representations and warranties set forth in the Merger Agreement (other than those noted in the preceding three bullet points) (without giving effect to any “materiality,” “material adverse effect” or similar qualifications therein), are true and correct as of immediately prior to the Effective Time as if made on and as of such date except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date), in each case, except for such failures to be so true and correct, individually and in the aggregate, as have not had a Company Material Adverse Effect;

•	Parent has received a certificate executed by one of our executive officers certifying that the conditions described in the preceding bullet points have been satisfied; and

•	we have performed in all material respects all obligations and agreements contained in the Merger Agreement to be performed or complied with by us prior to or on the Effective Time.

Further, we are not obligated to effect the Merger under the Merger Agreement unless the following conditions are satisfied at or prior to the Effective Time:

•

Parent’s and Merger Sub’s representations and warranties regarding certain elements of the capitalization of Merger Sub are true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date) except for de minimis inaccuracies;

•	Parent’s and Merger Sub’s representations and warranties regarding certain elements of their organization, certain elements of their corporate authority and the absence of broker’s and finder’s fees are true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date);

•

Parent and Merger Sub’s other representations and warranties set forth in the Merger Agreement (other than those noted in the preceding two bullet points) (without giving effect to any “materiality,” “material adverse effect” or similar qualifications therein), are true and correct as of immediately prior to the Effective Time as if made on and as of such date except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date), in each case, except for such failures to be so true and correct, individually and in the aggregate, as have not had a Parent Material Adverse Effect;

•

we have received a certificate executed by one of Parent’s executive officers certifying on behalf of Parent and Merger Sub that the conditions described in the preceding bullet points have been satisfied; and

•

Parent and Merger Sub have performed in all material respects all obligations and agreements contained in the Merger Agreement to be performed or complied with by them prior to or on the Effective Time.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

Regulatory Approvals Required for the Merger (see page 100)

Under the Merger Agreement, the Merger cannot be completed until certain regulatory approvals or consents have been obtained and certain filings have been made with a number of regulatory authorities.

The material regulatory approvals, consents and filings include the following:

•	the expiration or early termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations thereunder;

•

(1) the Commissioner of Competition in Canada has issued an “advance ruling certificate” or (2) (x) the expiration, termination or waiver of the applicable waiting period and (y) the Commissioner of Competition in Canada has issued a “no-action” letter with respect to the transaction contemplated by the Merger Agreement, in each case pursuant to the Competition Act (Canada);

•

(1) approval by the Antimonopoly Committee of Ukraine (the “AMC”) or (2) the expiration of the applicable time period for approval without any decision being issued by the AMC, in each case pursuant to the Law of Ukraine “On Protection of Economic Competition” No 2210-III of 11 January 2001, as amended (the “Ukraine Competition Act”);

•	if applicable, approval by the Japanese Fair Trade Commission, pursuant to the Act Concerning the Prohibition of Private Monopoly and Maintenance of Fair Trade, as amended;

•	approval from the Federal Energy Regulatory Commission (“FERC”), pursuant to Section 203 of the Federal Power Act (the “FPA”); and

•

completion of review of the Merger by the Committee on Foreign Investment in the United States (“CFIUS”), pursuant to Section 721 of the Defense Production Act of 1950, as amended, resulting in a determination by CFIUS that there are no unresolved national security concerns or, in the case of a CFIUS referral to the President, a decision by the President not to suspend or prohibit the Merger.

We and Parent have agreed to use our respective reasonable best efforts to take and cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as reasonably practicable, including obtaining regulatory approvals necessary for the Merger, subject to certain customary limitations.

We and Parent are not currently aware of any material regulatory filings, authorizations, approvals or consents that are required prior to the parties’ consummation of the Merger other than those described in “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Regulatory Approvals Required for the Merger.” There can be no assurance, however, if and when any of the approvals required to be obtained for the Merger and the other transactions contemplated by the Merger Agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

Recommendation of Our Board (see page 54)

Our Board, following the recommendation of the Special Committee and after considering various factors described under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Recommendation of Our Board and Reasons for the Merger” beginning on page 54 of this proxy statement has (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Pattern and its stockholders and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Our Board recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement and approve the Merger, (2) “FOR” the compensation proposal and (3) “FOR” the adjournment proposal.

Fairness Opinion of Evercore (see page 59)

The Special Committee retained Evercore Group L.L.C. (“Evercore”) to act as its financial advisor in connection with the Special Committee’s review of strategic alternatives, including the Merger. As part of this engagement, the Special Committee requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Common Stock (other than holders of Excluded Shares (as defined in the Merger Agreement)). At a meeting of the Special Committee held on November 3, 2019, Evercore rendered to the Special Committee its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $26.75 per share to be received by the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders (other than holders of Excluded Shares).

The full text of the written opinion of Evercore, dated November 4, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. We encourage you to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the Merger. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock or Company Preferred Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to us, nor does it address the underlying business decision to engage in the Merger.

Interests of Our Directors and Executive Officers in the Merger (see page 69)

When considering the recommendation of our Board, based on the unanimous recommendation of the Special Committee, that you vote to approve the proposal to adopt the Merger Agreement and approve the Merger, you should be aware that our directors and executive officers and certain additional officers of the Company may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, including, among other things, the accelerated vesting of equity awards and the preservation of indemnification and insurance protections for service as directors and officers of Pattern and our subsidiaries. For more information, see the sections captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement, “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Contribution Agreement” beginning on page 74 of this proxy statement, “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” beginning on page 77 of this proxy statement and “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Canadian Securities Law Matters” beginning on page  79 of this proxy statement.

Appraisal Rights (see page 88)

If the Merger is completed, holders of Company Common Stock who do not vote in favor of the adoption of the Merger Agreement and approval of the Merger and who properly demand appraisal of their shares of Company Common Stock may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of Company Common Stock may be entitled to have their shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Company Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Due to the complexity of the appraisal process, holders of Company Common Stock who wish to seek appraisal of their shares of Company Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Holders of Company Common Stock considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration (see pages 89 and 90)

To exercise your appraisal rights, you must (1) submit a written demand for an appraisal of your shares of Company Common Stock prior to the stockholder vote on the adoption of the Merger Agreement and approval of the Merger; (2) not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement and approval of the Merger; (3) continue to hold your shares of Company Common Stock through the Effective Time; (4) not thereafter withdraw your demand for appraisal of your shares or otherwise lose your appraisal rights, in each case in accordance with the DGCL; and (5) otherwise meet the criteria and follow the procedures set forth in Section 262 of the DGCL. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex B to this proxy statement. If you hold your shares of Company Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Material U.S. Federal Income Tax Consequences of the Merger (see page 95)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal

Income Tax Consequences of the Merger” beginning on page 95 of this proxy statement) in exchange for such U.S. Holder’s shares of Company Common Stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Company Common Stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 of this proxy statement) generally will not be subject to U.S. federal income tax with respect to the exchange of Company Common Stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 95 of this proxy statement. Stockholders are urged to consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Material Canadian Federal Income Tax Consequences of the Merger (see page 97)

For the purposes of the Tax Act, the receipt of Merger Consideration by a Holder (as defined in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 97 of this proxy statement) in exchange for such Holder’s shares of Company Common Stock in the Merger will generally be treated as proceeds of disposition of such shares and may result in a capital gain (or a capital loss) for the purposes of the Tax Act to the extent that such proceeds of disposition exceed (or are less than) the total of the adjusted cost base of the shares to you and any reasonable expenses of disposition.

A Canadian Holder (as defined in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 97 of this proxy statement) will generally be subject to Canadian federal income tax on the taxable portion of any such capital gain. A Non-Canadian Holder (as defined in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 97 of this proxy statement) should generally not be subject to Canadian federal income tax on any such capital gain provided that the shares are not “taxable Canadian property” within the meaning of the Tax Act.

For more information, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material Canadian Federal Income Tax Consequences of the Merger” beginning on page 97 of this proxy statement. The foregoing is qualified in its entirety by the discussion in that section. Stockholders are urged to consult their own tax advisors concerning the Canadian federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any provincial, local or foreign taxing jurisdiction.

Delisting and Deregistration of Company Common Stock (see page 35)

If the Merger is completed, Company Common Stock will be delisted from the Nasdaq and the TSX and deregistered under the Exchange Act.

Alternative Acquisition Proposals (see page 113)

Pursuant to the Merger Agreement, during the period from November 3, 2019 and continuing until 11:59 p.m., Eastern Time, on December 8, 2019 (the “Go-Shop Period”), we and our directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives (collectively, “Representatives”) were permitted to:

•

solicit, initiate, knowingly encourage, induce or facilitate any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (as defined in the section captioned “The Merger Agreement—Our Board’s Recommendation; Company Board Recommendation Change” beginning on page 114 of this proxy statement);

•

engage in, continue or otherwise participate in any discussions with any person or negotiations regarding, or provide any non-public information or data to any person relating to, or cooperate in any way with, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

•

except as required by laws, waive, terminate, modify or release any person (other than Parent and its affiliates) from any provision of, or fail to enforce or grant any permission, waiver or request under, any confidentiality or “standstill” or similar agreement or obligation with respect to Pattern or our subsidiaries, subject to certain exceptions; or

•

execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to a Company Acquisition Proposal, subject to certain exceptions.

During the Go-Shop Period, the Special Committee, with the assistance of Evercore and Goldman, Sachs & Co. LLC, contacted 16 potential bidders. Each party that was contacted either notified the Special Committee or its advisors that, after further review, it would not be interested in pursuing a potential transaction with Pattern or did not respond.

Following the Go-Shop Period and until the Effective Time (or the earlier termination of the Merger Agreement in accordance with its terms), none of us, our subsidiaries, or any of our respective officers, directors and employees may, and we must instruct and direct our and our subsidiaries’ Representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage, induce or facilitate any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

•

engage in, continue or otherwise participate in any discussions with any person or negotiations regarding, or provide any non-public information or data to any person relating to, or cooperate in any way with, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

•

except as required by laws, waive, terminate, modify or release any person (other than Parent and its affiliates) from any provision of, or fail to enforce or grant any permission, waiver or request under, any confidentiality or “standstill” or similar agreement or obligation with respect to Pattern or our subsidiaries, subject to certain exceptions; or

•

execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to a Company Acquisition Proposal, subject to certain exceptions.

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement and approval of the Merger by our stockholders, we may provide non-public information to, and engage or participate in discussions or negotiations with, any third party who has executed an acceptable confidentiality agreement with us and from whom we receive a bona fide written Company Acquisition Proposal from such third party that is not withdrawn and did not result from a material breach of our non-solicitation obligations and that our Board, the Special Committee or any other duly authorized committee of our Board determines in good faith, after consultation with its legal counsel, that (i) failure to take such action could reasonably be expected to be inconsistent with such directors’ fiduciary duties and (ii) such bona fide written Company Acquisition Proposal either constitutes or is reasonably likely to result in a Superior Company Proposal (as defined in the section captioned “The Merger Agreement—Our Board’s Recommendation; Company Board Recommendation Change” beginning on page 114 of this proxy statement). For more information, see the section captioned “The Merger Agreement—Alternative Acquisition Proposals” beginning on page 113 of this proxy statement.

Change in Our Board’s Recommendation (see page 114)

Our Board, based on the unanimous recommendation of the Special Committee, has recommended that Pattern stockholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger. Generally, our Board will not change its recommendation in favor of the Merger.

However, the Merger Agreement permits our Board, the Special Committee or any other duly authorized committee of our Board to effect a change of recommendation (a “Company Recommendation Change”) and/or, in response to a Superior Company Proposal, terminate the Merger Agreement in order to enter into an acquisition agreement providing for such Superior Company Proposal, if we have received a Superior Company Proposal that did not result from a material breach of our non-solicitation obligations, subject to the requirements that:

•

we provide prior written notice to Parent, at least five business days in advance, that it intends to effect a Company Recommendation Change and/or terminate the Merger Agreement to enter into a Superior Company Proposal, which notice specifies the identity of the person making such proposal and the material terms thereof and included a copy of the proposed Superior Company Proposal, the proposed acquisition agreement with respect thereto and all related documentation;

•

during the five business day period following the date on which notice was received (or a three business day period, in the event of any change to the financial terms or other material terms of such Superior Company Proposal), we and our Representatives negotiate with Parent in good faith (if requested by Parent) to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose; and

•

upon the conclusion of the applicable negotiation period with Parent, our Board, the Special Committee or any other duly authorized committee of our Board consider any revisions to the terms of the Merger Agreement proposed in writing by Parent in good faith and determine, after consultation with our financial advisors and outside legal counsel, that the Company Acquisition Proposal constitutes a Superior Company Proposal.

In addition, our Board may also effect a Company Recommendation Change in response to a Company Intervening Event (as defined in the section captioned “The Merger Agreement—Our Board’s Recommendation; Company Board Recommendation Change” beginning on page 114 of this proxy statement) if our Board, the Special Committee or any other duly authorized committee of our Board determines in good faith after consultation with its financial advisors and outside legal counsel that the failure to effect a Company Recommendation Change could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to a five business day negotiation period with Parent.

Termination of the Merger Agreement (see page 120)

The Merger Agreement may be terminated at any time prior to the Effective Time in the following ways:

•	by mutual written consent of Parent and Pattern;

•	by either Parent or Pattern, if:

○

the Merger shall not have been consummated by August 4, 2020 (the “Termination Date”), provided that the Termination Date may be extended until November 4, 2020 by either party if all conditions to closing other than the receipt of regulatory approvals have been satisfied, provided further that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party whose failure to perform any of its obligations under the Merger Agreement was the principal cause of or resulted in the occurrence of the failure of a condition to the closing of the Merger (the “Closing”) to have occurred by the Termination Date;

○

any court of competent jurisdiction or other governmental authority of competent jurisdiction has issued any order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order has become final and non-appealable (provided, that such right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been the principal cause of or resulted in the occurrence of the failure of a condition to the Closing to have occurred); or

○	our stockholders fail to adopt the Merger Agreement and approve the Merger at the special meeting or any adjournment or postponement thereof;

•	by Pattern if:

○

our Board, the Special Committee or any other duly authorized committee of our Board determines to accept a Superior Company Proposal in accordance with the terms of the Merger Agreement; provided that, such termination will not be effective unless we (1) pay a $79.0 million termination fee to Parent (a reduced termination fee of $52.7 million would have been payable in certain circumstances which are no longer applicable due to the expiration of the Go-Shop Period), prior to or concurrently with such termination and (2) promptly (but in any event within 24 hours of receipt by Parent of the termination fee) enter into such alternative acquisition agreement;

○

(1) there has been an inaccuracy in any representation or warranty of Parent or Merger Sub contained in the Merger Agreement or a breach of any covenant of Parent or Merger Sub contained in the Merger Agreement, that, individually or in the aggregate, would result in a condition to our obligation to effect the Merger not being satisfied; (2) we have delivered to Parent written notice of such inaccuracy or breach; and (3) such inaccuracy or breach is not curable or, if curable, not cured before the earlier of (x) 30 days after written notice was delivered to Parent and (y) the Termination Date, provided that the right to terminate the Merger Agreement under this circumstance will not be available if our failure to perform any of our obligations under the Merger Agreement has been the principal cause of or resulted in the occurrence of the failure of a condition to the Closing to have occurred; or

○

(1) all of Parent’s, Merger Sub’s and our conditions to the Closing have, in each case, been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); (2) we have irrevocably notified Parent by written notice that we are prepared, willing and able to consummate the Merger; and (3) Parent and Merger Sub fail to consummate the Merger by the date the Closing is required to have occurred pursuant to the Merger Agreement;

•	by Parent if:

○	our Board, the Special Committee or any other duly authorized committee of our Board effects a Company Recommendation Change; or

○

(1) there has been an inaccuracy in any representation or warranty of Pattern contained in the Merger Agreement or a breach of any covenant of Pattern contained in the Merger Agreement, that, individually or in the aggregate, would result in a condition to our obligation to effect the Merger not being satisfied; (2) Parent has delivered to us written notice of such inaccuracy or breach; and (3) such inaccuracy or breach is not curable or, if curable, not cured before the earlier of (x) 30 days after written notice was delivered to us and (y) the Termination Date, provided that the right to terminate the Merger Agreement under this circumstance will not be available if Parent’s or Merger Sub’s failure to perform any of their respective obligations under the Merger Agreement has been the principal cause of or resulted in the occurrence of the failure of a condition to the Closing to have occurred.

Termination Fees (see page 122)

Whether or not the Merger is completed, we, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

If the Merger Agreement is terminated under specified circumstances, we will be required to pay Parent a termination fee of $79.0 million. A reduced termination fee of $52.7 million would have been payable in certain circumstances which are no longer applicable due to the expiration of the Go-Shop Period.

Parent will be required to pay us the Parent Termination Fee of $204.0 million if the Merger Agreement is terminated under certain other specified circumstances.

For more information on these termination fees, see the section captioned “The Merger Agreement—Termination Fees” beginning on page 122 of this proxy statement.

Market Prices and Dividend Data (see page 125)

Shares of Company Common Stock are listed on Nasdaq and the TSX under the symbol “PEGI.” On November 1, 2019, the last full trading day before the public announcement of the Merger, the closing price for shares of Company Common Stock was $27.80 per share on Nasdaq and C$36.65 per share on the TSX, and on [●], the latest practicable trading day before the printing of this proxy statement, the closing price for shares of Company Common Stock was $[●] per share on Nasdaq and C$[●] per share on the TSX.

Since the fourth quarter of 2013, Pattern has paid a regular quarterly dividend on the shares of Company Common Stock. On October 31, 2019, we declared (1) a cash dividend for the fourth quarter of 2019, payable on January 31, 2020 to the holders of record of Company Common Stock on December 31, 2019, in the amount of $0.4220 per share of Company Common Stock, which represents $1.688 on an annualized basis and (2) an aggregate cash dividend, payable on January 31, 2020 to the holders of record of Company Preferred Stock as of January 15, 2020, in the amount of $3.9 million. Following the payment of this dividend, we have agreed in the Merger Agreement to suspend the payment of any future dividends other than (1) regular quarterly dividends on Company Common Stock in an amount not exceeding $0.422 per share of Company Common Stock, (2) ordinary course dividends paid by any subsidiary Pattern or any of its subsidiaries and the other equity holders of such subsidiary, in each case on a pro rata basis according with such subsidiary’s governing documents, (3) dividends paid to tax equity investors in accordance with capital contribution or investment agreements or organizational documents and (4) cash dividends paid in accordance with the Certificate of Designations of Rights and Preferences of the Company Preferred Stock.

Effect on Pattern if the Merger is Not Completed (see page 103)

If the Merger Agreement is not adopted and the Merger is not approved by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Company Common Stock. Instead, we will remain a stand-alone public company, shares of Company Common Stock will continue to be listed and traded on Nasdaq and the TSX and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, upon the termination of the Merger Agreement, we will be required to pay Parent a termination fee. For more details, see the section captioned “The Merger Agreement—Termination Fees” beginning on page 122 of this proxy statement.

In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which we operate and risks related to adverse economic conditions.

PARTIES INVOLVED IN THE MERGER

Pattern Energy Group Inc.

1088 Sansome Street

San Francisco, CA 94111

Telephone: (415) 283-3000

We are a vertically integrated renewable energy company with a mission to transition the world to renewable energy. Our business consists of both (i) an operating business segment, which is comprised of a portfolio of renewable energy power projects and (ii) a development investment segment, which principally consists of our 29% ownership interest in Pattern Development, an upstream development platform. Through our operating business segment, we hold ownership interests in 28 renewable energy projects with a total operating portfolio capacity of approximately 4.4 GW in the United States, Canada and Japan. Projects in which we have an owned interest use proven, best-in-class technology and have generally contracted to sell all or a majority of their output pursuant to fixed-price PSAs. Approximately 90% of the electricity to be generated by our projects will be sold under our PSAs which have a weighted average remaining contract life of approximately 13 years as of September 30, 2019.

Pacific US Inc.

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Canada

Telephone: (416) 868-4075

Parent is an entity indirectly wholly owned by CPPIB. CPPIB is a professional investment management organization that invests the funds not needed by CPP to pay current benefits in the best interests of 20 million contributors and beneficiaries. In order to build diversified portfolios of assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, Luxembourg, Mumbai, New York City, San Francisco, São Paulo and Sydney, CPPIB is governed and managed independently of CPP and at arm’s length from governments. At September 30, 2019, the CPP Fund totaled C$409.5 billion. Parent was formed on October 25, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Pacific BidCo US Inc.

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Canada

Telephone: (416) 868-4075

Merger Sub, a Delaware corporation and a subsidiary of Parent, was formed on October 25, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into Pattern, and Merger Sub will cease to exist.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of our Board for use at the special meeting of stockholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting on [●], at [●] a.m., Pacific Time, at [●]. We intend to mail this proxy statement, the proxy card and the notice of special meeting on or about [●], 2020 to all stockholders of record entitled to vote at the special meeting.

Purpose of the Special Meeting

At the special meeting of our stockholders, we will ask the holders of Company Common Stock and Company Preferred Stock to (1) adopt the Merger Agreement and approve the Merger; (2) approve, on a non-binding advisory basis, the compensation proposal; and (3) approve the adjournment proposal.

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Pattern, and Pattern will continue as the Surviving Corporation.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our stock as of the close of business on [●], the record date, are entitled to notice of, and to vote at, the special meeting.

As of the close of business on the record date, there were approximately [●] shares of Company Common Stock and Company Preferred Stock issued and outstanding, of which [●] (or [●]%) were shares of Company Common Stock, held collectively by approximately [●] stockholders of record, and 10,400,000 (or [●]%) were shares of Company Preferred Stock, held collectively by approximately [●] stockholders of record. Each stockholder is entitled to one vote per share of Company Common Stock and one vote per share of Company Preferred Stock at the special meeting on each of the proposals.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, entitled to vote at the special meeting shall constitute a quorum. Votes cast at the special meeting, by proxy or in person, will be tabulated by the inspector of elections appointed for the special meeting. If shares are present at the special meeting in person or by proxy, but are not voted, those shares will count toward determining whether or not a quorum is present for the conduct of business at the special meeting, as will all shares voted “FOR,” “AGAINST” or “ABSTAIN” on a proposal.

In the event that a quorum is not present in person or represented by proxy at the special meeting, it is expected that our Board will recommend adjournment of the special meeting to solicit additional proxies if permitted by the Merger Agreement. If there is not a quorum of stockholders at the special meeting and the vote with respect to the adjournment proposal fails, our Board, if permitted by the Merger Agreement, may set a new record date and meeting date for a special meeting to consider the Merger Agreement, compensation proposal and adjournment proposal.

Vote Required

The votes required to approve each proposal are as follows:

1.	The proposal to adopt the Merger Agreement and approve the Merger must be approved by (i) the affirmative vote of the holders of a majority of the shares of Company Common Stock and Company

Preferred Stock, voting together as a single class, in each case outstanding and entitled to vote thereon and (ii) under applicable Canadian securities laws, a majority of the votes cast by the holders of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote, excluding those holders of Company Common Stock whose votes are required to be excluded pursuant to Part 8 of MI 61-101. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

2.

The compensation proposal must be approved by a majority of the votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class. Abstentions will not be treated as “votes cast” for purposes of determining the approval of the compensation proposal. This means that abstentions will have no effect on whether the compensation proposal is approved.

3.

The adjournment proposal must be approved by a majority of the votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class. Abstentions will not be treated as “votes cast” for purposes of determining the approval of the adjournment proposal. This means that abstentions will have no effect on whether the adjournment proposal is approved.

Voting by Holders of Company Preferred Stock

Pursuant to the Company Preferred Stock Purchase Agreement, the holders of Company Preferred Stock and Pattern have agreed that the holders of Company Preferred Stock shall vote their 10,400,000 shares of Company Preferred Stock in a manner consistent with the recommendations of the Board, provided that the special meeting takes place on or before May 10, 2021. Additionally, the voting rights of the shares of Company Preferred Stock shall not exceed 9.9% of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class. As a result, at least 10,400,000 (or [●]%) of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, shall vote “FOR” each of the three proposals. For the purposes of the “majority of the minority vote” required pursuant to MI 61-101, the Merger is required to be approved by a majority of votes cast by holders of Company Common Stock, other than those holders required to be excluded from such vote pursuant to Part 8 of MI 61-101. Accordingly, the votes of Company Preferred Stock in respect of Proposal 1 will not be included for the purposes of calculating the “majority of the minority vote” under MI 61-101.

Voting by Our Directors and Executive Officers

As of the close of business on the record date of the special meeting, our directors and executive officers and their respective affiliates beneficially owned and were entitled to vote, in the aggregate, [●] shares of Company Common Stock and no shares of Company Preferred Stock, representing approximately [●]% of the outstanding shares of Company Common Stock and Company Preferred Stock, together as a single class. Although they are not obligated to do so, our directors and executive officers have informed us of their intent to vote all of their shares of Company Common Stock:

1.	“FOR” the proposal to adopt the Merger Agreement and approve the Merger.

2.	“FOR” the compensation proposal.

3.	“FOR” the adjournment proposal.

Certain members of our management and our Board have interests in the Merger that are in addition to those of stockholders generally and may be different from, or in conflict with, your interests as our stockholder. See the sections captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement, “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Contribution Agreement” beginning on page 74 of this proxy statement, “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our

Named Executive Officers” beginning on page 77 of this proxy statement and “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Canadian Securities Law Matters” beginning on page 79 of this proxy statement for more information.

As of the close of business on the record date of the special meeting, our directors and executive officers and their respective affiliates beneficially owned and were entitled to vote, in the aggregate, [●] shares of Company Common Stock and no shares of Company Preferred Stock at the special meeting, or approximately [●]% of the shares of Company Common Stock and Company Preferred Stock, together as a single class, in each case outstanding on such date. Although they are not obligated to do so, our directors and executive officers have informed us that they intend to vote all of their shares of Company Common Stock “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

As of the close of business on the record date, an aggregate of [●] votes will be required to be excluded pursuant to Part 8 of MI 61-101. See “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Canadian Securities Law Matters—Excluded Votes” beginning on page 80 of this proxy statement for more information.

Voting of Proxies

If your shares are registered in your name, you may cause your shares to be voted at the special meeting by returning a signed proxy card by mail or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet or by telephone by following the instructions printed on the proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or by telephone.

If your shares are registered in your name and you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. If your shares are registered in your name, you are encouraged to submit a proxy card even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the approval of the compensation proposal and “FOR” the approval of the adjournment proposal.

If your shares are held in “street name” through a brokerage firm, bank, trust or other nominee, you may provide voting instructions by completing and returning the voting form provided by your brokerage firm, bank, trust or other nominee or via the Internet or by telephone through your brokerage firm, bank, trust or other nominee, if such a service is provided. To provide voting instructions via the Internet or telephone, you should follow the instructions on the voting instruction form provided by your brokerage firm, bank, trust or other nominee. If you plan to attend the special meeting, you will need a legal proxy from your brokerage firm, bank, trust or other nominee in order to be given a ballot to vote the shares. If you do not return your brokerage firm, bank, trust or other nominee’s voting form, provide voting instructions via the Internet or by telephone through your brokerage firm, bank, trust or other nominee or attend the special meeting and vote in person with a legal proxy from your brokerage firm, bank, trust or other nominee, it will have the same effect as if you voted “AGAINST” the adoption of the Merger Agreement and approval of the Merger but will have no effect on the compensation proposal (provided a quorum is present) or the adjournment proposal (even if a quorum is not present).

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before the polls are closed at the special meeting. Proxies may be revoked as follows:

If you have sent a proxy directly to us, you may revoke it:

•	by delivering to our Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy, so you must vote in person at the meeting to revoke your proxy);

•	by signing and delivering a new proxy, relating to the same shares of our stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet after the date of your prior proxy and by the date and time indicated on the applicable proxy card(s).

If you have instructed brokerage firm, bank, trust or other nominee to vote your shares, you may revoke your proxy only by following the directions received from your brokerage firm, bank, trust or other nominee to change those instructions.

Your attendance at the special meeting does not alone automatically revoke your proxy. If you have instructed your brokerage firm, bank, trust or other nominee how to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your brokerage firm, bank, trust or other nominee to change your vote.

Our Board’s Recommendations

Our Board approved the Merger Agreement, the Merger and the other transactions contemplated thereby following the recommendation of the Special Committee and determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of Pattern and its stockholders. Our Board recommends that our stockholders (1) vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger; (2) vote “FOR” the compensation proposal; and (3) vote “FOR” the adjournment proposal. See the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Recommendation of Our Board and Reasons for the Merger” beginning on page 54 of this proxy statement. Our stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. In addition, our stockholders are directed to the Merger Agreement, which is attached as Annex A to this proxy statement.

Effect of Abstentions and Broker Non-Votes

The Merger Agreement must be approved by the affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class, in each case outstanding and entitled to vote. In addition, under applicable Canadian securities laws, the Merger is also required to be approved by a majority of votes cast by holders of Company Common Stock, other than those holders required to be excluded from such vote under such laws. If you are a stockholder of record and you abstain from voting or fail to cast your vote, in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger. If you are a beneficial owner and you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

Each of the compensation proposal and adjournment proposal must be approved by a majority of votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class,.

If you are a stockholder of record and you abstain from voting or fail to cast your vote, in person or by proxy, it will have no effect on the vote for the compensation proposal (provided that a quorum is present) and adjournment proposal (even if a quorum is not present). If you are a beneficial owner and you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the vote for the compensation proposal (provided that a quorum is present) and adjournment proposal (even if a quorum is not present).

If you are a beneficial owner of shares held in “street name” and do not provide your brokerage firm, bank, trust or other nominee with specific voting instructions, the brokerage firm, bank, trust or other nominee may generally vote on “routine” matters, but cannot vote on “non-routine” matters. The proposal to adopt the Merger Agreement and approve the Merger, the compensation proposal and the adjournment proposal are considered “non-routine” matters. If the brokerage firm, bank, trust or other nominee does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of elections that it does not have authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

You should instruct your brokerage firm, bank, trust or other nominee how to vote your shares. Under the rules applicable to broker-dealers, your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the special meeting. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger, but will not have no effect on the vote for the compensation proposal (provided that a quorum is present) and the adjournment proposal (even if a quorum is not present).

Solicitation of Proxies

This proxy solicitation is being made by Pattern on behalf of our Board and will be paid for by us. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $50,000 plus the reimbursement of out-of-pocket expenses incurred by it on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. You should not send your certificates of Company Common Stock with your proxy card. A letter of transmittal with instructions for the surrender of such stock certificates, if any, will be mailed to our stockholders as soon as practicable after completion of the Merger.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any of our stockholders at the special meeting. For 10 days prior to the special meeting, this stockholder list will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours at our corporate offices located at 1088 Sansome Street, San Francisco, California 94111.

Anticipated Date of Completion of the Merger

We are working toward completing the Merger as quickly as possible and expect the Merger to be completed by the second quarter of 2020. However, the Merger continues to be subject to various closing conditions, including our stockholder approval and, therefore, we cannot assure you that all conditions to the Merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Householding of Special Meeting Materials

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. Certain brokerage firms, banks, trusts or other nominees may have instituted householding for beneficial owners of our stock held through such firms. If your family has multiple accounts holding our stock, you may have already received a householding notification from your brokerage firm, bank, trust or other nominee. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your brokerage firm, bank, trust or other nominee or our Investor Relations Department at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered upon request by contacting our Investor Relations Department by (1) mail at Pattern Energy Group Inc., Attention: Investor Relations, 1088 Sansome Street, San Francisco, California 94111 (2) telephone at 416-526-1563, or (3) e-mail at ir@patternenegy.com.

Other Matters

At this time, we know of no other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, your shares of Company Common Stock and Company Preferred Stock, voting together as a single class, will be voted in accordance with the discretion of the appointed proxy holders.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

The following discussion describes material aspects of the Merger. While we believe that the following description covers the material terms of the Merger, the description may not contain all of the information that may be important to you. The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated by reference into this proxy statement. We encourage you to read carefully this entire proxy statement, including the Merger Agreement, for a more complete understanding of the Merger.

General

If the proposal to adopt the Merger Agreement and approve the Merger receives (a) the affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class, in each case outstanding and entitled to vote thereon and (b) a majority of the votes cast by the holders of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote, excluding those holders of Company Common Stock whose votes are required to be excluded pursuant to Part 8 of MI 61-101, and, upon the terms and subject to the conditions of the Merger Agreement, the Merger is completed, Merger Sub will merge with and into Pattern, and Pattern will continue as the Surviving Corporation and as a subsidiary of Parent.

As a result of the Merger, Pattern will become a subsidiary of Parent, and shares of Company Common Stock will no longer be publicly traded and will be delisted from Nasdaq and the TSX. In addition, shares of Company Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, each holder of shares of Company Common Stock will not own any shares of common stock of the Surviving Corporation and each holder of shares of Company Preferred Stock will hold preferred securities in the Surviving Corporation with the same rights and obligations as the Company Preferred Stock.

The Effective Time will occur upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as Pattern and Parent may agree and specify in the Certificate of Merger).

As a result of the Merger, each outstanding share of Company Common Stock (other than the Excluded Shares) will be converted into the right to receive the Merger Consideration. Each outstanding share of Company Preferred Stock will remain outstanding after the consummation of the Merger. The Merger, if consummated, would result in certain adjustments to the terms of the Company Preferred Stock, including an increase in dividend rate and certain adjustments to the contingent dividends. In addition, the treatment of our outstanding equity awards is described in the section captioned “The Merger Agreement—Merger Consideration—Outstanding Equity Awards” beginning on page 105 of this proxy statement.

After the Merger is completed, holders of Company Common Stock will have the right to receive the Merger Consideration, but will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive a payment for the “fair value” of their shares of Company Common Stock as determined pursuant to an appraisal proceeding before the Delaware Court of Chancery as contemplated by Delaware law, as described below under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Appraisal Rights” beginning on page 88 of this proxy statement).

Background of the Merger

The following background summarizes the key meetings and events that led to the signing of the Merger Agreement.

During the time periods covered by this section, the members of our Board consisted of Alan R. Batkin, Patricia S. Bellinger (until her resignation from our Board on December 28, 2018), The Lord Browne of

Madingley, Michael M. Garland, Richard A. Goodman (since his appointment to our Board on December 30, 2018), Douglas G. Hall, Michael B. Hoffman (until his resignation from our Board on August 6, 2018), Patricia M. Newson, and Mona K. Sutphen (since her appointment to our Board on December 30, 2018). The members of the Special Committee consisted of Messrs. Batkin, Hall, Goodman (since his appointment to the Special Committee on February 22, 2019), and Mses. Bellinger (until her resignation from our Board on December 28, 2018), Newson, and Sutphen (since her appointment to the Special Committee on February 22, 2019).

At the time of Pattern’s 2013 initial public offering, certain affiliates of Riverstone Holdings LLC held greater than 60.0% of the outstanding common stock interests in Pattern. On July 9, 2018, such affiliates of Riverstone Holdings LLC filed with the SEC an amendment to their Form 13D indicating that they owned less than 5.0% of the outstanding shares of Company Common Stock. As of October 2018, Riverstone Holdings LLC and its affiliates no longer held any shares of Company Common Stock. Since Pattern’s initial public offering, pursuant to a set of contractual arrangements, development companies formed and controlled by Riverstone, including Pattern Development, have been the primary source for Pattern to acquire operational projects. These contractual arrangements with Pattern Development also limit Pattern’s ability to merge with, or to transfer its interest in Pattern Development to, any third party without Pattern Development’s consent. Since its initial public offering, pursuant to a set of contractual arrangements, Pattern’s Chief Executive Officer and certain of its other senior officers have been, and are currently also, senior officers of, and hold equity interests in, these development companies, including Pattern Development. Pattern owns approximately 29% of the equity interests of Pattern Development and the remaining equity interests of Pattern Development are owned by Riverstone Pattern Energy Holdings II, L.P. (for purposes of the Background of the Merger section of the proxy statement, “Riverstone”), an affiliate of Riverstone Holdings LLC, and members of Pattern management.

As part of the ongoing evaluation of Pattern’s business, Pattern’s senior management and our Board periodically review Pattern’s performance, future growth prospects, access to capital and overall strategic direction and consider potential opportunities to strengthen its business and enhance stockholder value. These reviews have included consideration of a variety of strategic alternatives, including investments, acquisitions, dispositions, financial and strategic transactions and other business combination transactions with third parties, that could further Pattern’s strategic objectives and enhance its ability to increase stockholder value, and the potential benefits and risks of those alternatives in light of, among other things, the industry and regulatory environment in which Pattern operates and Pattern’s competitive position.

On June 5, 2018, our Board held its annual strategy session to discuss and evaluate Pattern’s business and strategic plan, including strategic opportunities and alternatives. The discussions addressed, among other topics, the performance of Pattern’s business, conditions in public equity markets at the time, Pattern’s ability to raise cost effective capital and potential strategies and options available to Pattern to improve key performance metrics and enhance stockholder value. Our Board recognized that, given the matters discussed above regarding Pattern’s relationship with Pattern Development and the potential conflicts of interest of certain members of its senior management, such issues would need to be considered in evaluating potential strategies and options. For information with respect to the interests of certain members of Pattern’s senior management, see the sections captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement, “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Contribution Agreement” beginning on page 74 of this proxy statement, “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” beginning on page 77 of this proxy statement and “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Canadian Securities Law Matters” beginning on page 79 of this proxy statement.

At the conclusion of the June 5, 2018 strategy session our Board decided to establish the Special Committee, composed solely of independent and disinterested directors, to engage in a review of Pattern’s strategic opportunities and alternatives with a view toward strengthening Pattern’s business and growth prospects and enhancing stockholder value. Our Board named Alan Batkin, Patricia Bellinger, Douglas Hall and Patricia Newson, each an independent and disinterested director, to serve as members of the Special Committee with Mr. Batkin to serve as Chairperson. Our Board delegated exclusive authority to the Special Committee to consider and negotiate a potential strategic transaction involving Pattern and, ultimately, to make a recommendation to our Board with regard to any such transaction. In establishing the Special Committee, our Board resolved that it would not recommend to Pattern’s stockholders or otherwise approve a strategic transaction involving Pattern without a prior favorable recommendation of such strategic transaction by the Special Committee. Thereafter, after interviewing multiple law firms, the Special Committee engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) as independent outside legal counsel to the Special Committee.

On July 13, 2018, the Special Committee met telephonically with representatives of Paul Weiss. The Special Committee discussed with Paul Weiss the role of the Special Committee and Paul Weiss reviewed the fiduciary duties applicable to the members of Special Committee in the context of a strategic review process. Members of the Special Committee also discussed the retention of an independent financial advisor, and Messrs. Batkin and Hall informed the Special Committee of recent meetings with potential financial advisors. The Special Committee determined to retain one financial advisor for the purposes of conducting the strategic review and to consider retaining a second financial advisor prior to, and in connection with, a potential strategic transaction. Following these discussions, the Special Committee agreed to engage Evercore as independent financial advisor to the Special Committee for the purposes of the strategic review process. The closing price on that day for a share of Company Common Stock was $17.09.

On August 2, 2018, the Special Committee met with Pattern management and representatives of Paul Weiss to discuss the process for assessing Pattern’s strategic opportunities, options and alternatives, as well as for approaching potential partners in a strategic transaction.

On August 6, 2018, Michael Hoffman resigned from our Board.

On October 29, 2018, representatives of Evercore met with the Special Committee and provided a historical market and financial performance overview of Pattern, an assessment of strategic alternatives with qualitative discussions of benefits and considerations, and valuation ranges for Pattern in different scenarios (including maintaining the status quo). At the meeting, Michael Garland, Chief Executive Officer of Pattern, also summarized the approaches he had received from representatives of a large alternative asset manager (referred to herein as “Party A”) which owns a substantial interest in a company in the alternative energy industry (referred to herein as “Company A”) and separately by a large private equity investment firm that also owns a company in the alternative energy business (referred to herein as “Party B”) with respect to a potential transaction involving Pattern. Paul Weiss outlined a number of process considerations to help the Special Committee in making informed decisions to maximize value for Pattern’s stockholders.

On October 30, 2018, the Special Committee met with Pattern management and representatives of Paul Weiss and Evercore. Following a discussion and evaluation of matters relating to Pattern’s ongoing review of its business and assessment of possible strategic opportunities, members of the Special Committee instructed Mr. Garland to contact senior executives at Party A and Party B to assess whether they would provide a preliminary written proposal for a strategic transaction involving Pattern based on a review of publicly available information.

During early November 2018, the Special Committee provided conduct guidelines to members of Pattern’s management and directors who were not members of the Special Committee with respect to the strategic review process, in order to help ensure that the Special Committee would be able to function independently and effectively execute its mandate. These guidelines included, among other things, a prohibition on members of Pattern management engaging with any potential parties to a strategic transaction without the express consent of the Special Committee and a prohibition on members of management discussing either the participation of, or compensation to be paid to, management by any potential transaction party or the inclusion of Pattern Development until the Special Committee had determined that it had sufficient visibility into the key terms of any such proposed transaction, including price. Thereafter, as authorized by the Special Committee, Mr. Garland and other members of Pattern management reached out to representatives of Party A and Party B.

On November 19, 2018, at a telephonic meeting of our Board, Mr. Garland provided an update to our Board with respect to developments relating to his discussions with representatives of Party A and Party B, as previously authorized by the Special Committee. Mr. Garland indicated that he had scheduled a meeting with representatives of Party A, as authorized by the Special Committee. Mr. Garland also indicated to our Board that, based on a meeting with a representative of Party B, Party B was not interested in pursuing a transaction with Pattern at that time.

On December 28, 2018, Ms. Bellinger resigned from her position on our Board.

On December 30, 2018, Mr. Goodman and Ms. Sutphen were appointed as independent directors of our Board.

On January 14 and January 15, 2019, members of Pattern management met with representatives of Party A to discuss a potential transaction involving Pattern, Party A and Company A. The discussions followed the parameters set forth in the guidelines circulated by the Special Committee in November 2018 and no material confidential information regarding Pattern was shared with representatives of Party A.

On January 16, 2019, our Board met telephonically with Pattern management. Mr. Garland informed our Board that, since the November 19, 2018 Board meeting, he and other members of Pattern management had, at the direction of representatives of the Special Committee, met with representatives of Party A and had engaged in initial discussions regarding a potential strategic transaction involving Pattern, Party A and Company A, but that no material confidential information regarding Pattern had been shared with Party A or Company A. Mr. Garland also indicated his desire to set up a meeting with representatives of a company operating in the alternative energy industry (referred to herein as “Party C”), which might logically be interested in a transaction with Pattern. Our Board instructed Pattern management to keep the Special Committee informed of any discussions and developments in connection with Pattern management’s outreach to Party C.

On January 25, 2019, the Special Committee met telephonically with Pattern management and representatives of Paul Weiss and Evercore. Pattern management summarized recent meetings with Party A and members of the Special Committee reviewed and discussed a presentation prepared by Pattern management that summarized a strawman proposal developed by Pattern management, which involved a stock for stock combination of Pattern and Company A at an at-market exchange ratio (i.e., no premium). Pattern management was then excused from the meeting and the Special Committee met in executive session to further discuss and evaluate the strawman proposal and to consider next steps. The Special Committee asked its advisors to evaluate an at-market share exchange as a potential transaction.

On January 28, 2019, Mr. Garland met with representatives of Party C to discuss a potential transaction involving Party C and Pattern.

On February 7, 2019, Mr. Garland spoke with representatives of Party A and Company A about a potential transaction involving Pattern, Party A and Company A.

On February 15, 2019, at the direction of the Special Committee, Mr. Batkin, Mr. Garland and representatives of Evercore met with representatives of Party A to discuss a potential transaction involving Pattern, Party A and Company A. During those discussions, Party A proposed an at-market all-stock merger of Pattern and Company A.

On or about February 20, 2019, Mr. Garland spoke to representatives of Party C who indicated that Party C was unlikely to engage in a transaction with Pattern.

On February 21, 2019, representatives of Party A sent Pattern a preliminary non-binding term sheet outlining high-level proposed terms for a potential transaction involving the acquisition by Company A of the outstanding shares of Company Common Stock in exchange for shares of Company A common stock at an at-market exchange ratio.

Also on February 21, 2019, the Special Committee met with Pattern management and representatives of Paul Weiss and Evercore. During the meeting, members of Pattern management indicated that they believed Party C was unlikely to engage in a transaction with Pattern and summarized other recent developments, including the receipt of the preliminary non-binding term sheet from Party A and recent interest indicated by representatives of an entity controlled by a former member of our Board who later partnered with a private equity investment firm (collectively referred to herein as “Party D”) in evaluating an acquisition of Pattern. The Special Committee discussed the terms of Party A’s proposal, including the fact that Party A’s proposal did not provide for a premium to be paid to the holders of Company Common Stock. Pattern management was then excused from the meeting and the Special Committee met in executive session. After further discussion, the Special Committee directed its outside advisors to analyze the proposed transaction structure and terms, including with respect to issues relating to Pattern’s relationship with Pattern Development and the absence of any premium to be offered to holders of Company Common Stock and to prepare a response to be sent to Party A. The Special Committee authorized the initiation of mutual due diligence between Pattern and Company A, subject to the parties entering into an acceptable confidentiality agreement.

On February 22, 2019, our Board appointed Mr. Goodman and Ms. Sutphen to serve as members of the Special Committee.

On February 28, 2019, Pattern entered into a mutual confidentiality agreement with Party A (which also covered Company A), which included customary standstill provisions, in order to allow the parties to perform mutual due diligence based on confidential information.

On March 9, 2019, the Special Committee met telephonically with Pattern management and representatives of Paul Weiss and Evercore. During the meeting, the Special Committee reviewed the terms of Party A’s non-binding term sheet, including Party A’s proposal for an at-market transaction. Messrs. Batkin and Garland updated the Special Committee regarding recent discussions with Party A. Based on Evercore’s advice, the Special Committee determined to seek a 15.0% premium to the trading price of Company Common Stock in a proposed transaction with Company A. Pattern management was then excused from the meeting and the Special Committee met in executive session. After further consideration of Party A’s non-binding term sheet, the Special Committee determined to deliver to Party A a revised indicative term sheet based on the Special Committee’s discussions. The Special Committee determined that Mr. Batkin would continue to coordinate, and have the option to be involved in, discussions with Party A and any other potential transaction parties and would continue to serve as the representative of the Special Committee with respect to Pattern’s discussions with respect to any potential strategic transaction.

On March 11, 2019, representatives of Pattern sent a revised indicative term sheet to Party A, reflecting a number of revised terms, including a proposal to structure the proposed transaction as an acquisition of Company A by Pattern at an exchange ratio to reflect an implied 15.0% premium to the trading price of Company Common Stock.

On March 12, 2019, Mr. Garland spoke with representatives of Party A and Company A about a potential transaction involving Pattern, Party A and Company A.

On March 20, 2019, as authorized by the Special Committee, Mr. Batkin, Pattern management and representatives of Evercore and Paul Weiss met with representatives of Party A to discuss the terms of a potential transaction involving Pattern and Company A.

In late March through April 2019, Pattern management, representatives of the Special Committee and representatives of Party A conducted a mutual due diligence review with respect to a potential transaction involving Pattern and Company A.

In early April 2019 the members of the Special Committee determined to continue to engage Evercore with respect to evaluating proposals with respect to a potential transaction. The Special Committee also determined to retain Goldman Sachs & Co. LLC (“Goldman Sachs”) as a second financial advisor with respect to such evaluation.

On April 11, 2019, Party A, Pattern and an affiliate of Riverstone entered into a three-party side letter to the confidentiality agreement previously entered into between Party A and Pattern in order to facilitate Party A’s due diligence review of the business of Pattern Development. Pattern and such affiliate of Riverstone entered into a mutual confidentiality agreement with respect to the transaction proposed by Party A, which confidentiality agreement included customary standstill provisions.

On April 15, 2019, Mr. Garland met with Riverstone Representatives (as defined below) and CPPIB during which meeting representatives of CPPIB indicated that CPPIB was potentially interested in acquiring Pattern. Mr. Garland informed Mr. Batkin and the Special Committee of his meeting and the substance of these discussions.

On April 16, 2019, Mr. Batkin and members of Pattern management met with representatives of Party A and two representatives of Riverstone who are directors of Pattern Development (references to “Riverstone Representatives” herein refer to one or both of these directors acting in their capacity as unconflicted directors of Pattern Development) to discuss how Pattern Development would be affected by a transaction. The Riverstone Representatives indicated that Riverstone would be open to considering any proposals from Party A involving Pattern Development as well as Pattern. Party A indicated that it would be potentially interested in having the company that survived a combination of Pattern and Company A directly acquire Pattern Development.

In mid-to-late April 2019, at the direction of the Special Committee, representatives of Paul Weiss met with Company A’s outside litigation counsel to discuss certain material outstanding litigation to which Company A was a party (the “Company A Litigation”), as part of Pattern’s due diligence evaluation of Party A’s proposal.

On May 2, 2019, the Special Committee met telephonically with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs. During the meeting, Messrs. Batkin and Garland provided an update on recent discussions with Party A and Riverstone, and Mr. Garland provided details of the ongoing due diligence process. Mr. Garland also informed the Special Committee of his recent meeting with Riverstone Representatives and CPPIB. Pattern management was then excused from the meeting and the Special Committee evaluated potential open issues that would need to be addressed in discussions with Party A, including matters related to Pattern Development’s contractual rights with respect to Pattern, the Company A Litigation and considerations with respect to engaging with CPPIB.

On May 8, 2019, representatives of Paul Weiss met telephonically with representatives of outside counsel to Party A to discuss various matters in connection with a potential transaction, including any potential impact on Pattern’s relationship with Riverstone and Pattern Development.

On May 13, 2019, Mr. Batkin met telephonically with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs to further discuss and evaluate a potential transaction between Pattern and Company A, including a discussion of several aspects of Party A’s proposal that involved risks to consummation of such a potential transaction.

On May 16, 2019, Mr. Batkin sent a memorandum to members of the Special Committee regarding CPPIB’s expression of interest in a potential transaction involving CPPIB, Pattern and Pattern Development. Mr. Batkin informed members of the Special Committee that, with the Special Committee’s authorization, Pattern Development and CPPIB planned to enter into a confidentiality agreement to allow for CPPIB to receive information regarding Pattern Development. Mr. Batkin requested and received authorization from the Special Committee for Pattern to negotiate a confidentiality agreement between Pattern and CPPIB so that CPPIB could review confidential Pattern information in connection with a potential transaction involving Pattern.

On May 24, 2019, the Special Committee met telephonically with Pattern management and representatives of Paul Weiss, Evercore, and Goldman Sachs. Mr. Garland updated the Special Committee on recent discussions with Party A. The Special Committee discussed and considered different approaches to negotiating with multiple parties simultaneously. Pattern management and the representatives of Evercore and Goldman Sachs were then excused from the meeting. The Special Committee reviewed the foregoing discussions and considered amending its formal engagement of Evercore and formally engaging Goldman Sachs. The Special Committee then adopted resolutions to amend its formal engagement letter with Evercore and to execute an engagement letter with Goldman Sachs with respect to evaluating a potential transaction.

On May 28, 2019, CPPIB and Pattern entered into a confidentiality agreement that included customary standstill provisions. CPPIB, Pattern and Riverstone entered into a side letter to the confidentiality agreement in order to facilitate the sharing of information regarding Pattern Development.

On May 29, 2019, at the direction of the Special Committee, Mr. Garland met with representatives of Party A and Riverstone to provide an overview of Pattern Development and its business plan to Party A and to answer questions.

Also on May 29, 2019, at the direction of the Special Committee, Mr. Garland met with representatives of CPPIB and Riverstone to provide an overview of Pattern Development and its business plan to CPPIB and to answer questions.

On May 30, 2019, Mr. Batkin met with Pattern management and representatives of Paul Weiss, Evercore and Party A to discuss key open issues identified by the Special Committee with respect to a combination of Pattern and Company A, including price and the need to insulate holders of Company Common Stock from the risks associated with the Company A Litigation.

On May 31, 2019, Pattern received a revised indicative term sheet from Party A, which included a non-binding proposal to combine Company A and Pattern, with the holders of Company Common Stock receiving shares of Company A stock at an exchange ratio to reflect an implied 15.0% premium to the trading price of Company Common Stock. The revised indicative term sheet proposed that the combined company would purchase Pattern Development at a price to be negotiated by Pattern and Riverstone with funds financed by the combined company selling shares to Party A.

On June 1, 2019, the Special Committee met telephonically with representatives of Paul Weiss to consider the revised indicative term sheet received from Party A and discussed next steps with respect to Party A’s recent proposal. The Special Committee also discussed CPPIB’s interest in a potential transaction.

On June 4, 2019, at the direction of the Special Committee, Paul Weiss sent a revised draft of Party A’s indicative term sheet to representatives of Party A, along with a request that Party A confirm that the 15.0% premium to the trading price of Company Common Stock proposed to be paid in connection with the potential transaction was not subject to continued due diligence. The revised term sheet also reflected certain structural changes designed to insulate the holders of Company Common Stock from potential liabilities associated with the Company A Litigation.

On June 5, 2019, representatives of Paul Weiss and Pattern management met telephonically with representatives of Party A and outside counsel to Party A to discuss open issues relating to the potential transaction, including the proposed premium to be paid and measures to insulate the holders of Company Common Stock from potential liabilities associated with the Company A Litigation.

On June 7, 2019, representatives of Paul Weiss and outside counsel to Party A met telephonically to discuss developments relating to ongoing discussions between Pattern and Party A.

On June 12, 2019, the Special Committee met with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs to discuss recent developments, including recent discussions with, and proposals by, Party A, as well as ongoing work by Evercore and Pattern management.

On June 14, 2019, Party D contacted Mr. Batkin to indicate its interest in making an offer to acquire Pattern. On the same day, Mr. Batkin discussed Party D’s approach with representatives of Paul Weiss, Evercore and Goldman Sachs and determined to discuss next steps with the Special Committee.

On June 18, 2019, the Special Committee met telephonically with members of Pattern management to discuss recent outreach from Party D and instructed Mr. Batkin to request that Party D submit an offer that included at least a double-digit premium to the trading price of Company Common Stock. Following the meeting, at the direction of the Special Committee, Mr. Batkin responded to Party D indicating that Pattern was not prepared to engage in discussions unless Party D offered at least a double-digit premium to the trading price of Company Common Stock.

On June 27, 2019, after consulting with its outside advisors, the Special Committee distributed additional instructions to members of Pattern management regarding next steps and guidelines relating to ongoing discussions with various parties. The instructions included an authorization and request for Pattern management to contact CPPIB and Party A to solicit written proposals regarding a potential transaction with Pattern, which proposals were to include each party’s explicit assumptions about the valuation of Pattern and any material conditions relating to a potential transaction involving Pattern. The Special Committee’s instructions reiterated that Pattern management was not authorized to have any discussions regarding Pattern management’s role or compensation arrangements in connection with any potential transaction without specific authorization from the Special Committee, except for limited non-compensation related discussions regarding potential key personnel, operational integration or staffing in the event a transaction were to occur.

On June 28, 2019, representatives of CPPIB sent a non-binding proposal to members of our Board in which it offered to purchase the outstanding shares of Company Common Stock for $25.50 per share in cash, subject to completion of due diligence. CPPIB noted that the proposal was subject to an agreement being reached with respect to the acquisition of Pattern Development, but did not expressly indicate whether the acquisitions of Pattern and Pattern Development would be cross-conditioned.

On July 1, 2019, representatives of Pattern management, Evercore and Goldman Sachs discussed CPPIB’s June 28, 2019 proposal with representatives of CPPIB.

Also on July 1, 2019, Party A submitted a non-binding proposal for a combination of Pattern and Company A, with the holders of Company Common Stock receiving shares of Company A common stock, at an exchange ratio to reflect an implied 15.0% premium to the trading price of Company Common Stock. In its proposal, Party A indicated a willingness to provide holders of Company Common Stock with the option to receive cash consideration in lieu of shares in the combined company, subject to unspecified limitations. Party A indicated that the combined company would issue shares to Party A at an unspecified price to enable Party A to own at least 51% of the combined company after consummation of the proposed transaction, with Party A receiving the right to appoint five of nine members to the combined company’s board of directors. Party A proposed that the combined company would acquire all of the outstanding ownership interests of Pattern Development concurrently with the closing of the combination of Pattern and Company A, but did not expressly indicate whether such transactions would be cross-conditioned.

On July 8, 2019, Party D submitted a non-binding written proposal to Mr. Batkin that included a non-binding offer to acquire the outstanding shares of Company Common Stock for $25.00 per share in cash.

Party D’s proposal was conditioned on Party D’s completion of a due diligence review of the business and operations of each of Pattern and Pattern Development but did not expressly indicate whether the acquisitions of Pattern and Pattern Development would be cross-conditioned.

On July 12, 2019, outside counsel to Party A sent Paul Weiss a draft Party A merger agreement. The draft Party A merger agreement provided that Party A, but not Pattern, would have a termination right in the event that a proposed acquisition of Pattern Development failed to close simultaneously or prior to the proposed merger with Pattern.

On July 15, 2019, Mr. Batkin met with representatives of CPPIB who reiterated CPPIB’s interest in pursuing a transaction involving Pattern and discussed potential next steps.

On July 16, 2019, representatives of Party D sent representatives of the Special Committee, Pattern management and Riverstone Representatives a proposal in which Party D offered to acquire the outstanding shares of Company Common Stock for $25.00 per share in cash. Party D’s proposal was conditioned on Party D’s completion of a due diligence review of the business and operations of each of Pattern and Pattern Development but did not expressly indicate whether the acquisitions of Pattern and Pattern Development would be cross-conditioned.

Also on July 16, 2019, Mr Batkin and representatives of Paul Weiss, Pattern management, Evercore and Party A met to discuss the terms of a potential transaction involving Pattern, Party A and Company A. The parties also discussed the pro forma business plan of the combined company that would result from a potential transaction between Pattern, Party A and Company A, including each party’s views on matters such as potential future acquisitions, financing and dividend policy.

Later on July 16, 2019, representatives of the Special Committee and representatives of Party A exchanged revised indicative term sheets relating to the governance of the pro forma combined company that would result from a transaction between Pattern, Party A and Company A based on the discussions that took place during the in person meetings on July 16, 2019.

On July 17, 2019, at the direction of the Special Committee, members of Pattern management met with Riverstone Representatives and representatives of Party A.

Also on July 17, 2019, representatives of the Special Committee received a further revised indicative term sheet from representatives of Party A, based on the discussions that had taken place during the recent in person meetings. Representatives of the Special Committee prepared and delivered a revised term sheet to representatives of Party A.

On July 18, 2019, at the direction of the Special Committee, representatives of Pattern management met with representatives of Party A.

On July 19, 2019, Party D and Pattern entered into a confidentiality agreement that included customary standstill provisions. On that same day Party D, Pattern and an affiliate of Riverstone entered into a side letter to the confidentiality agreement, to facilitate the sharing of information regarding Pattern Development.

During the week of July 22, 2019, at the direction of the Special Committee, representatives of Pattern management, Paul Weiss and Evercore met with representatives of CPPIB to discuss the possibility of pursuing a transaction on the terms outlined in CPPIB’s June 28, 2019 indicative proposal.

On July 23, 2019, Pattern received a revised indicative proposal from Party A, offering to combine Company A and Pattern in an all-stock transaction at an exchange ratio to reflect an implied 15.0% premium to the trading price of Company Common Stock. Party A’s proposal contemplated that the combined entity would purchase Pattern Development in a transaction financed by the sale to Party A of shares in the combined company. Party A’s proposal also indicated that it would be willing to acquire Pattern without also acquiring Pattern Development at an exchange ratio to reflect an implied 20.0% premium to the trading price of Company Common Stock. Party A’s proposal indicated that, for either transaction, Party A would be willing to offer the holders of Company Common Stock up to $750 million of cash consideration to electing holders in lieu of shares in the combined company. Party A’s proposal indicated that, in the first alternative where Pattern Development was included in the potential transaction, the acquisition of Pattern Development would be conditioned upon a transaction between Pattern and Company A, but did not expressly indicate that the transaction between Pattern and Company A would be conditioned upon the acquisition of Pattern Development.

On July 31, 2019, the Special Committee met with Pattern management and representatives of Goldman Sachs to discuss preliminary financial analyses prepared by Evercore and Goldman Sachs with respect to the most recent proposals received from each of Party A, CPPIB and Party D as well as Pattern’s prospects and performance as a stand-alone company. Representatives of Goldman Sachs and the Special Committee reviewed and compared the potential benefits, risks and other considerations involved in engaging in any of the proposed strategic transactions or remaining as a stand-alone company. Matters discussed and evaluated by the Special Committee included the potential value that Pattern would receive from being associated with Party A and questions relating to Party A’s business plan for the combined company, as well as the complexity of Party A’s proposal as compared to the proposals from CPPIB and Party D and the certainty of value of CPPIB’s and Party D’s all-cash proposals relative to Party A’s proposed all-stock transaction with an option to include up to $750 million in cash. The Special Committee determined to continue to assess and evaluate the preliminary financial analyses prepared by Evercore and Goldman Sachs at the Special Committee meeting scheduled for the following day.

On August 1, 2019, the Special Committee met with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs. Representatives of Evercore and Goldman Sachs provided an overview of the most recent proposals received from each of Party A, CPPIB and Party D and discussed preliminary financial analyses comparing the recent proposals received from Party A, CPPIB and Party D, including a comparison to Pattern’s projected performance as a standalone company. The Special Committee discussed potential opportunities and risks related to each proposal, including the viability of Party A’s business plan for the combined company, and considered next steps. Pattern management was then excused from the meeting and the Special Committee met in executive session to review and continue its discussions and evaluation of Pattern’s options. The Special Committee determined that Evercore and Goldman Sachs should encourage each of Party A, CPPIB and Party D to improve their offers and to accelerate their work, including any discussions with Riverstone that would be necessary for such party to execute a transaction with Pattern.

Between August 1 and August 12, 2019, at the direction of the Special Committee, representatives of Evercore and Goldman Sachs contacted representatives of Party A, CPPIB and Party D to encourage each potential buyer to improve its previous proposal. During these conversations, representatives of CPPIB requested that Pattern grant CPPIB exclusivity. Representatives of Evercore and Goldman Sachs indicated to CPPIB that the Special Committee would consider CPPIB’s request for exclusivity only if CPPIB raised its offer price. CPPIB declined to raise its offer price.

On August 12, 2019, an article was published indicating that Pattern engaged in discussions relating to a potential strategic transaction including a possible sale of Pattern. The closing price on that day per share of Company Common Stock was $25.15, an increase of $1.85 per share (7.9%) from the closing price per share of Company Common Stock on August 9, 2019, which was the last full trading day prior to publication of the article.

On August 13, 2019, as requested by regulators in Canada, Pattern issued a press release in which it indicated that it had responded to inquiries from third parties, but that no definitive agreement had been reached with respect to a strategic transaction with any party and that there was no assurance that Pattern would agree to any strategic transaction.

Later on August 13, 2019, Mr. Batkin met telephonically with Pattern management and representatives of Evercore, Goldman Sachs and Paul Weiss. During the meeting, Mr. Batkin and the Special Committee’s outside advisors discussed potential structuring options for a possible transaction involving Party A, Company A and Pattern, including a transaction that would not involve the acquisition of Pattern Development.

On August 16, 2019, Mr. Batkin met with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs to provide a status update and to discuss potential next steps. During the meeting, representatives of Paul Weiss, Evercore and Goldman Sachs discussed certain structuring matters with respect to a transaction between Pattern and Company A and the implications for the combined company’s relationship with Pattern Development after the transaction closed. Mr. Garland reported that, since the August 12, 2019 article, Pattern had received indications of interest from potential buyers including Party B, a publicly listed energy company (referred to herein as “Party E”), a privately owned company involved in developing and operating alternative energy assets (referred to herein as “Party F”), a company operating in the alternative energy industry with a large private equity investor (referred to herein as “Party G”), a large private equity investment firm (referred to herein as “Party H”), a publicly listed manufacturer of wind turbines (“Party I”) and a Canadian alternative energy firm (referred to herein as “Party J”). Representatives of Evercore and Goldman Sachs discussed the possibility of engaging in discussions with each of these parties to potentially acquire or merge with Pattern. Representatives of Evercore and Goldman Sachs indicated that Party A, CPPIB and Party D had not revised their respective proposals. On behalf of the Special Committee, Mr. Batkin authorized Mr. Garland and the Special Committee’s financial advisors to contact the new inbound potential buyers.

Later on August 16, 2019, representatives of the Special Committee received a revised non-binding letter proposal from CPPIB that included an offer to acquire the outstanding shares of Company Common Stock for between $26.25 and $26.50 in cash per share and to purchase the equity interests in Pattern Development not owned by Pattern from Riverstone, subject to completion of due diligence. The proposal did not expressly indicate whether the acquisitions of Pattern and Pattern Development would be cross-conditioned.

On August 19, 2019, the Special Committee met telephonically with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs. Pattern management provided the Special Committee with further updates on discussions with Party A, CPPIB, Party D as well as other newly interested parties who had approached Mr. Garland since the August 12, 2019 article. Representatives of Paul Weiss provided an overview of key terms included in a draft merger agreement Paul Weiss had prepared for a possible transaction between CPPIB and Pattern. The Special Committee discussed the CPPIB proposal and the other expressions of interest in Pattern and considered next steps, including delivering draft merger documentation to CPPIB. Pattern management was then excused from the meeting, and the Special Committee met in executive session to further discuss CPPIB’s proposal and evaluate Pattern’s next steps. After further discussion, the Special Committee instructed Paul Weiss to deliver a draft CPPIB merger agreement to CPPIB. The Special Committee also authorized Evercore and Goldman Sachs to request written proposals based on publicly available information from the other parties that had recently expressed interest in engaging in a transaction with Pattern. The Special Committee also discussed whether it would be appropriate to authorize Pattern management to begin discussions of arrangements relating to their compensation and post-transaction roles. After review and discussion, the Special Committee determined that, given CPPIB’s price and in order to advance a potential transaction with CPPIB, it would be appropriate to allow Pattern management to have discussions regarding such matters with CPPIB provided that representatives of financial advisors to the Special Committee were in attendance.

Over the course of the next two days, representatives of Evercore and Goldman Sachs reached out to Party A, CPPIB and Party D. Evercore also reached out to Party B, Party E, Party F, Party G, Party H and Party I – each of whom had approached Pattern after the August 12, 2019 article – to determine each party’s level of interest in a potential transaction with Pattern. Party B requested to pursue a transaction and move forward to negotiate a confidentiality agreement, while Party E, Party F, Party G, Party H, Party I and Party J decided not to pursue a transaction with Pattern.

On August 20, 2019, at the direction of the Special Committee, representatives of Paul Weiss sent a draft CPPIB merger agreement to representatives of Shearman & Sterling LLP (“Shearman”), outside counsel to CPPIB. The draft CPPIB merger agreement provided that the closing of the proposed merger would not be conditioned upon the closing of an acquisition of Pattern Development.

Later on August 20, 2019, representatives of Evercore and Goldman Sachs spoke with representatives of CPPIB, who requested that Pattern grant CPPIB exclusivity. Mr. Batkin discussed CPPIB’s request for exclusivity with representatives of Paul Weiss, Evercore and Goldman Sachs and, given the Special Committee’s recent discussions and the number of parties interested in engaging in a potential transaction with Pattern, Mr. Batkin determined on behalf of the Special Committee not to grant exclusivity to CPPIB or any other party at that time.

On August 21, 2019, Pattern management and representatives of Evercore and Goldman Sachs met with representatives of CPPIB to discuss the status of CPPIB’s proposal. During this meeting, the parties had high-level discussions regarding arrangements relating to compensation and post-transaction roles for Pattern management.

On August 23, 2019, representatives of Paul Weiss spoke with representatives of Sullivan & Cromwell LLP (“S&C”), outside counsel to Riverstone. During the meeting, Paul Weiss and S&C discussed the status of various workstreams and issues relating to a potential transaction involving CPPIB, Pattern and Pattern Development. During the meeting, representatives of Paul Weiss reiterated the position that a transaction involving Pattern and CPPIB should not be cross-conditioned with any potential transaction involving Pattern Development.

On August 26, 2019, representatives of Party A sent representatives of the Special Committee a revised non-binding proposal in which Party A offered to acquire Pattern in an all-stock transaction involving the combination of Pattern and Company A, with Pattern Development remaining a separate entity, which did not include a cash option. The proposal included an effective fixed exchange ratio of two shares of Company A common stock per share of Company Common Stock. The effective two for one exchange ratio was estimated, based on analysis by Evercore that was presented to the Special Committee on August 28, 2019, to reflect a range of premiums of between 1.4% and 28.8% to the unaffected closing price for a share of Company Common Stock on August 9, 2019 (the last full trading day prior to publication of the August 12, 2019 article), based on an expected range of trading prices for shares of the combined company’s common stock post-transaction and on certain other assumptions. These estimates did not take into account the potential impact of the Company A Litigation. The proposal also required that amendments be made to certain agreements governing the relationship between Party A and Company A in order to reconcile such relationship with the contractual relationship between Pattern and Pattern Development, which representatives of Party A acknowledged would also require concessions to be made by Pattern Development. Party A’s proposal provided that it would automatically expire if Party A was not granted exclusivity by August 30, 2019.

Also on August 26, 2019, the Special Committee met telephonically with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs. Mr. Batkin and representatives of Evercore and Goldman Sachs provided updates on recent contacts with the potential bidders. Pattern management was then excused from the meeting and the Special Committee met in executive session to review the various proposals made by interested parties, including the proposal received from Party A earlier in the day, and to discuss next steps.

On August 27, 2019, Pattern received a non-binding letter of interest from Party B indicating an interest in acquiring the outstanding shares of Company Common Stock for between $25.00 and $28.00 per share in cash, subject to confirmatory due diligence.

On August 28, 2019, the Special Committee met telephonically with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs. Representatives of Evercore and Goldman Sachs reviewed with the Special Committee various strategic and financial considerations relating to Party A’s latest proposal. Members of the Special Committee discussed matters relating to the anticipated dividend yield of the combined company, the exposure of Pattern stockholders to potential liabilities associated with the Company A Litigation and the range of potential prices that shares of the combined company might trade based on various assumptions. Members of the Special Committee also noted the uncertain value of the all-stock consideration offered by Party A as compared to the all-cash offers received from other bidders. The Special Committee also discussed next steps with respect to Party B, noting the risk of providing competitively sensitive information to a competitor. Pattern management was then excused from the meeting and the Special Committee met in executive session to review and discuss the Party A proposal and the other matters discussed at the meeting. The Special Committee determined that the Special Committee and its advisors needed to evaluate further the Party A proposal, given the complexity of executing the proposed transaction among Party A, Company A and Pattern, and that it would be premature to grant exclusivity to any party, considering the status of discussions with multiple interested parties. After discussion with representatives of Paul Weiss, the Special Committee determined it would be appropriate for members of Pattern management to obtain their own legal counsel with respect to the proposed potential transactions with CPPIB, including as it relates to Pattern management’s interest in Pattern Development, and to engage in further discussions with CPPIB relating to such interests and management arrangements. After further discussion, the Special Committee authorized Pattern to negotiate a confidentiality agreement with Party B to allow for the sharing of confidential Pattern information that was not competitively sensitive in nature if requested by Party B.

On August 29, 2019, at the direction of the Special Committee, representatives of Evercore and Goldman Sachs spoke to representatives of each of Party A, Party B, and Party D. Representatives of Evercore asked Party A to clarify its proposal with respect to Pattern Development and the combined company’s relationship with Pattern Development. Party B indicated a desire to execute a non-disclosure agreement in order to begin its due diligence. Representatives of Party D indicated that it would be willing to offer up to $26.50 in cash per share of Company Common Stock, subject to approval by its investment committee.

On August 30, 2019, Party A sent a revised proposal, indicating that Party A’s offer would expire unless Pattern granted exclusivity prior to the end of the day on September 4, 2019.

On September 1, 2019, Mr. Batkin met with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs to discuss next steps with respect to Party A, CPPIB and Party D.

On September 2, 2019, representatives of Paul Weiss received a revised draft CPPIB merger agreement from representatives of Shearman. The draft CPPIB merger agreement removed the go-shop provision and proposed that Pattern’s damages would be capped in the event that the agreement was terminated for any reason to a reverse termination fee equal to 4.5% of Pattern’s equity value and provided that Pattern would reimburse CPPIB for certain expenses in the event that the agreement was terminated under certain conditions and limited the applicability of covenants to use reasonable best efforts to obtain regulatory approvals to Pattern and its subsidiaries. The draft CPPIB merger agreement did not condition the closing of the proposed merger on the closing of a transaction involving affiliates of CPPIB and Pattern Development.

Also on September 2, 2019, Mr. Batkin spoke with representatives of Party A to discuss and clarify Party A’s recent proposal and to discuss possible next steps. Issues identified and discussed included the value of Party A’s recent proposal, the possibility of adding downside protection for the holders of Company Common Stock in the form of a cash option or exchange ratio collar, the implications for Party A’s proposal if Riverstone was not supportive of the proposed transaction and Party A’s request for exclusivity.

Later on September 2, 2019, Mr. Batkin spoke with representatives of Paul Weiss, Evercore, Goldman Sachs and Pattern management to discuss the draft CPPIB merger agreement, the issues presented therein and the status of discussions with Party A.

On September 3, 2019, Mr. Batkin spoke with representatives of Party A to discuss further Party A’s recent proposal. During the conversation, Mr. Batkin indicated that Paul Weiss would send a revised draft Party A merger agreement to outside counsel to Party A and suggested that representatives of Party A arrange to meet with Pattern management and Riverstone Representatives in New York City to discuss issues and terms relating to Pattern Development in connection with Party A’s proposal.

Later on September 3, 2019, as authorized by the Special Committee, representatives of Paul Weiss sent a revised draft Party A merger agreement to representatives of outside counsel to Party A, which provided that the closing of the proposed transactions with Company A and Pattern would not be conditioned on closing of a transaction with Pattern Development.

On September 4, 2019, as authorized by the Special Committee, Mr. Garland met with the Riverstone Representatives and representatives of Party A and Company A to discuss matters relating to Pattern Development in connection with Party A’s August 26, 2019 proposal and to discuss certain modifications to the agreements governing the relationship between Pattern and Pattern Development, which Riverstone believed would be necessary in connection with a combination of Pattern and Company A. During the meeting, the Riverstone Representatives and representatives of Party A indicated that they would not be supportive of a combination of Pattern and Company A absent certain changes to the agreements governing the commercial relationship between Pattern and Pattern Development. Representatives of Party A indicated that Party A did not intend to proceed with a transaction that Riverstone did not support. Party A offered to consider proposed amendments to the agreements governing the relationship between Pattern and Pattern Development in order to proceed with a potential transaction.

Later on September 4, 2019, Mr. Garland updated Mr. Batkin and representatives of Paul Weiss, Evercore and Goldman Sachs on the meeting with the Riverstone Representatives and Party A. After further discussion, it was determined that Mr. Batkin should contact representatives of Party A for clarification on the status of Party A’s proposal and interest in Pattern and, separately, should contact the Riverstone Representatives to encourage Riverstone to provide proposed modifications to the agreements governing the commercial relationship between Pattern and Pattern Development. Subsequently, Mr. Batkin also received an email from a representative of Party A that its August 30, 2019 non-binding offer letter had expired and that Party A planned to terminate discussions of a potential transaction involving Pattern unless and until it received acceptable proposals regarding Pattern’s relationship with Pattern Development. Mr. Batkin discussed and considered with the Special Committee’s outside advisors whether it would be appropriate to grant exclusivity to Party A at this time. Consistent with the prior directions of and discussions with the Special Committee, Mr. Batkin determined that granting exclusivity would not be prudent at that time.

On September 5, 2019, Party B and Pattern entered into a confidentiality agreement that included customary standstill provisions.

On September 6, 2019, Party B, Pattern and an affiliate of Riverstone entered into a side letter to the confidentiality agreement, to facilitate the sharing of information regarding Pattern Development.

On September 8, 2019, representatives of Paul Weiss sent a revised draft CPPIB merger agreement to representatives of Shearman at the direction of the Special Committee.

On September 10, 2019, representatives of Party A sent a revised proposal to Mr. Batkin. In its proposal, Party A offered to resume discussions with Pattern and commence negotiations among Pattern, Party A, Riverstone and Pattern Development if it was granted exclusivity by each of Pattern Development and Pattern.

On September 12, 2019, Mr. Batkin received a letter from Riverstone Representatives and Pattern Development indicating that Riverstone and Pattern Development would be willing to resume discussions with Party A, including by presenting Party A with suggested amendments to the documents governing the relationship between Pattern Development and Pattern.

On September 13, 2019, at the direction of the Special Committee, representatives of Paul Weiss and representatives of Shearman discussed open issues in the draft CPPIB merger agreement. Issues discussed included the inclusion of a go-shop provision, the status of CPPIB’s discussions with Pattern Development and the status of documentation relating to CPPIB’s debt financing.

On September 14, 2019, Mr. Batkin (1) requested that Riverstone Representatives engage with representatives of Party A and submit a written proposal including potential terms that Pattern Development would accept in connection with a combination of Pattern and Company A and (2) informed representatives of Party A that he had made such a request.

On September 18, 2019, at Mr. Batkin’s request, Riverstone Representatives submitted a proposal to representatives of Party A, including a description of proposed amendments to the terms of the agreements governing the commercial relationship between Pattern and Pattern Development, that Riverstone believed necessary in connection with a combination of Pattern and Company A.

On September 19, 2019, representatives of Shearman sent representatives of Paul Weiss a revised draft CPPIB merger agreement. The draft CPPIB merger agreement included a 35 day go-shop period subject to carve-outs for specific parties listed on a schedule to the draft CPPIB merger agreement, which parties included Party A.

On September 20, 2019, representatives of Party D sent Mr. Batkin, Mr. Garland and Riverstone Representatives a non-binding proposal in which Party D offered to acquire the outstanding shares of Company Common Stock at a price of $26.75 per share in cash. Party D’s non-binding proposal contemplated that Party D would acquire Pattern and Pattern Development, but did not expressly indicate whether the acquisitions of Pattern and Pattern Development would be cross-conditioned. Party D requested a 30 day period of exclusivity to negotiate definitive documentation.

On September 22, 2019, representatives of Evercore requested a status update from Party B, including with respect to Party B’s proposed price. Representatives of Party B indicated that Party B was likely in the middle of its $25.00 per share to $28.00 per share range, but that Party B would require additional information to complete its due diligence review of Pattern and Pattern Development.

Also on September 22, 2019, at the direction of the Special Committee, representatives of Evercore spoke to representatives of Party D, who requested access to draft transaction documentation and an in person meeting with Pattern management and Riverstone Representatives during the following week.

On September 23, 2019, at the direction of the Special Committee, representatives of Paul Weiss spoke with representatives of Shearman to discuss open issues in the draft CPPIB merger agreement, including CPPIB’s proposed carve-outs to the go-shop provision, CPPIB’s progress in its discussions with Pattern Development and the status of CPPIB’s financing papers.

Later on September 23, 2019, at the direction of the Special Committee, Mr. Batkin and representatives of Evercore spoke with representatives of Party A to discuss Party A’s reaction to Riverstone’s recent proposal and to encourage Party A to pursue further discussions with Riverstone. Representatives of Party A indicated that Party A believed that there were realistic options to resolve the issues presented by Riverstone’s recent proposal, but that Party A would only continue discussions regarding a transaction if granted exclusivity by Pattern. With the authorization of the Special Committee, Mr. Batkin informed Party A that Pattern would not grant it exclusivity, but offered that Pattern would cover Party A’s going forward expenses to entice Party A to advance discussions with Riverstone.

Later on September 23, 2019, representatives of Evercore sent a draft Party D merger agreement prepared by Paul Weiss to representatives of Party D at the direction of the Special Committee.

On September 24 through September 25, 2019, in conversations with Mr. Batkin, representatives of Party A reiterated Party A’s request for exclusivity and Party A’s belief that there were realistic options to resolve the issues presented by Riverstone’s recent proposal. Representatives of Party A informed Mr. Batkin that representatives of Party A would be willing to meet with Riverstone Representatives to discuss Riverstone’s recent written proposal regarding amendments to the agreements governing the commercial relationship between Pattern and Pattern Development.

On September 25, 2019, at the direction of the Special Committee, representatives of Evercore and Pattern management met in person with representatives of Party D and Riverstone to discuss terms relating to a potential transaction involving Pattern and Party D as well as a potential transaction involving Pattern and Pattern Development.

Also on September 25, 2019, Mr. Batkin met telephonically with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs to receive an update on discussions with Party B and Party D and to provide an update with respect to recent communications with representatives of Party A. Mr. Batkin discussed with representatives of Evercore and Goldman Sachs potential responses to Party A and determined that Mr. Batkin should reach out to representatives of Party A to set up a meeting between Party A and Riverstone to ensure that there was a shared understanding of the terms in Riverstone’s September 18, 2019 proposal to Party A. Pattern management discussed potential approaches to Party B and concerns about sharing competitively sensitive information with Party B, especially in light of Party B’s indicative price. It was determined that the Special Committee would discuss and determine next steps with respect to sharing information with Party B.

Later on September 25, 2019, at the direction of the Special Committee, Mr. Batkin spoke with representatives of Party A. Mr. Batkin requested that Party A meet with Riverstone Representatives to ensure that there was a shared understanding of Riverstone’s September 18, 2019 proposal to Party A. The representatives of Party A agreed to engage in such discussions with Riverstone. Mr. Batkin subsequently contacted Riverstone Representatives to arrange a meeting with representatives of Party A.

On September 26, 2019, Riverstone Representatives and representatives of Party A scheduled a meeting for October 1, 2019 with the intent to clarify if there was a shared understanding of Riverstone’s September 18, 2019 proposal to Party A. However, the meeting was cancelled by Party A on September 27, 2019.

On September 27, 2019, representatives of Evercore and Paul Weiss received a summary of key issues presented by Pattern’s draft of the Party D merger agreement from Party D’s outside counsel. Key issues included Party D’s position that the acquisition of Pattern be cross-conditioned with the closing of a transaction with Pattern Development and that Pattern should be restricted from paying dividends to holders of Company Common Stock between signing and closing.

On September 29, 2019, the Special Committee met telephonically with Pattern management and representatives of Paul Weiss, Evercore and Goldman Sachs to discuss recent developments, including Party D’s recent proposal, and to determine next steps. Mr. Batkin updated the Special Committee on his recent discussions with representatives of Party A and on the progress of Pattern’s ongoing discussions with representatives of each of CPPIB, Party B and Party D. Members of Pattern management discussed Party B’s request for additional information and suggested that Pattern management be made available to Party B to discuss questions, but that Pattern should proceed cautiously in terms of providing potentially competitively sensitive information to Party B given that Party B was a competitor and that Party B’s indicative price did not exceed the prices offered by other potential buyers. Pattern management was then excused from the meeting and the Special Committee met in executive session to review and consider next steps with respect to Party A, Party B, Party D and CPPIB. The Special Committee considered and evaluated CPPIB’s and Party A’s requests for exclusivity and determined not to grant any party exclusivity, given the continued interest in Pattern expressed by multiple credible parties.

Subsequent to the September 29, 2019 telephonic meeting, Pattern management provided Party B with pro forma models and other materials which would allow Party B to estimate a value for Pattern Development without revealing potentially competitively sensitive information in the areas Party B competes with Pattern Development.

On October 2, 2019, at the direction of the Special Committee, representatives of Paul Weiss spoke with representatives of outside counsel to Party D to discuss issues presented by the draft Party D merger agreement, including Party D’s request that a transaction with Pattern be cross-conditioned on the closing of a transaction involving Pattern Development and Party D’s proposed restrictions on Pattern’s dividends.

On October 3, 2019, at the direction of the Special Committee, Mr. Batkin spoke with representatives of Party A and again encouraged Party A to engage with Riverstone. Representatives of Party A informed Mr. Batkin that Party A would not be willing to devote time and resources to discussions with Riverstone unless granted exclusivity. Mr. Batkin informed representatives of Party A that Pattern was in discussions with other parties and was not in a position to grant exclusivity.

On October 7, 2019, outside counsel to Party D provided a revised draft Party D merger agreement to Paul Weiss. The draft Party D merger agreement included provisions restricting Pattern’s right to declare and pay dividends to holders of Company Common Stock between signing and closing, provided that closing of the transactions between Pattern and Party D would be cross-conditioned on the closing of a transaction involving Pattern Development and included a 15 day go-shop period.

On October 11, 2019, at the direction of the Special Committee, representatives of Paul Weiss and outside counsel to Party D discussed open issues in the draft Party D merger agreement. Issues discussed included the length of the go-shop period, Party D’s proposal that the transaction between Pattern and Party D be cross-conditioned on the closing of a transaction involving Pattern Development, the proposed restrictions on Pattern paying dividends to holders of Company Common Stock during the period between signing and closing, and provisions relating to regulatory efforts.

Between October 13 and 15, 2019, at the direction of the Special Committee, Mr. Batkin spoke with representatives of Party A on multiple occasions. During the course of these conversations, Mr. Batkin informed representatives of Party A that Party A would have a competitive bid at the exchange ratio proposed in August 2019, but Party A had to confirm either that (1) Party A’s proposal was not conditioned on Party A entering into agreements with Pattern Development and Riverstone or (2) Party A had negotiated definitive drafts of such agreements with Pattern Development and Riverstone, as applicable. Mr. Batkin reiterated to representatives of Party A that other parties had entered advanced stages of negotiations and that Pattern would be seeking definitive offers from all interested parties.

On October 16, 2019, at the direction of the Special Committee, representatives of Paul Weiss called representatives of outside counsel to Party A to request an update on Party A’s interest in pursuing a transaction with Pattern and reiterated that Party A’s August 2019 proposal was competitive, but Party A had to confirm, as it had previously been instructed to confirm, either that (1) Party A’s proposal was not conditioned on Party A entering into agreements with Pattern Development and Riverstone or (2) Party A had negotiated definitive drafts of such agreements with Pattern Development.

On October 17, 2019, at the direction of the Special Committee, representatives of Evercore instructed representatives of Party A, CPPIB and Party D to submit proposed definitive documentation by October 23, 2019 and “best and final” offers by October 28, 2019. After receiving indications that Party B was not willing to submit a final offer, representatives of Evercore did not request that Party B submit a best and final offer.

On October 18, 2019, representatives of Paul Weiss provided representatives of Shearman with a revised draft CPPIB merger agreement as well as other revised ancillary transaction documentation. Paul Weiss also provided representatives of Party D with comments to certain provisions of its draft Party D merger agreement and requested that Party D and its representatives submit a revised draft Party D merger agreement based on the written comments and other feedback previously provided by Paul Weiss.

On October 22, 2019, representatives of Evercore spoke with representatives of Party D, who indicated that Party D was unlikely to submit a definitive bid.

Early on October 24, 2019, Shearman submitted draft transaction documentation to Paul Weiss, in accordance with Evercore’s bid instructions. The revised draft CPPIB merger agreement included restrictions on Pattern engaging in discussions with Party A and Party D during the go-shop period and proposed a CPPIB termination fee equal to 5.5% of Pattern’s implied equity value payable in certain circumstances.

On October 28, 2019, representatives of CPPIB submitted an offer to purchase the outstanding shares of Company Common Stock for $26.75 in cash per share.

Also on October 28, 2019, representatives of Party A submitted an acknowledgment reaffirming its prior offer, originally made in August of 2019, without providing any transaction documentation. Party D did not submit a proposal.

Later on October 28, 2019, Mr. Batkin, on behalf of the Special Committee, responded to Party A’s proposal indicating that the Special Committee was willing to extend the deadline for the submission of definitive transaction documentation to 12:00 p.m. Eastern Time on October 30, 2019 and requested that Party A confirm that Party A would be willing to enter into and consummate a definitive agreement with Pattern at the proposed exchange ratio regardless of any agreements (or the lack of any such agreements) between Party A and Riverstone.

On October 29, 2019, representatives of Paul Weiss provided a revised draft CPPIB merger agreement and ancillary transaction documentation to Shearman. The draft CPPIB merger agreement provided that the CPPIB termination fee would be equal to 10% of the implied equity value of Pattern and removed proposed restrictions on Pattern entering into discussions with Party A and Party D during the go-shop period.

On October 30, 2019, representatives of Party A submitted a revised draft Party A merger agreement, which included a condition that Party A be permitted to engage in discussions with Riverstone prior to executing the draft Party A merger agreement and conditioned closing of the transactions contemplated by the draft Party A merger agreement on Riverstone’s consent to certain amendments to Pattern Development’s existing contractual relationships with Pattern. Party A did not submit definitive documentation or terms relating to governance of the combined company or detail any requested arrangements to be made with Pattern Development.

Later on October 30, 2019, the Special Committee met with representatives of Paul Weiss, Evercore and Goldman Sachs to discuss the various proposals submitted to Pattern and to consider next steps. During the meeting, Mr. Batkin noted that representatives of Party D had indicated that Party D had decided not to pursue a transaction with Pattern. After the meeting, representatives of Paul Weiss, on behalf of the Special Committee, communicated to representatives of Party A that Party A would need to finalize any arrangements with Riverstone that Party A believed were necessary in connection with a combination of Pattern and Company A, and to submit executable transaction documentation, prior to November 2, 2019 at 5:00 p.m. Eastern Time.

On October 31, 2019, the Special Committee met with representatives of Paul Weiss, Evercore and Goldman Sachs to discuss the responses to Evercore’s request for best and final offers and to evaluate the proposals and documentation received by Pattern. Members of the Special Committee reviewed and discussed a presentation prepared by Evercore summarizing financial considerations and risks related to the proposed transactions, including a range of valuations for shares of Company Common Stock. Paul Weiss reviewed the fiduciary duties of the Special Committee and provided a summary of the terms of the latest proposals and documentation submitted by CPPIB and Party A, as well as a comparison of the terms of such proposals. The Special Committee determined to further evaluate the proposals submitted by CPPIB and Party A and to reconvene to consider and evaluate potential next steps.

On November 1, 2019, representatives of Party A reaffirmed to representatives of Paul Weiss Party A’s position that amendments to the agreements governing the commercial relationship between Pattern and Pattern Development would be required in connection with a combination of Pattern and Company A. Representatives of Party A indicated that it believed that such amendments could be negotiated between Party A, Pattern, Pattern Development and Riverstone within 30 days. Representatives of Paul Weiss reiterated the Special Committee’s request that Party A finalize any arrangements with Pattern Development that Party A believed were necessary in connection with a combination of Pattern and Company A and for Party A to submit executable transaction documentation, including with respect to any such arrangements with Pattern Development, prior to November 2 at 5:00 p.m. Eastern Time.

On November 2, 2019, representatives of Party A indicated to representatives of Paul Weiss that it would not be submitting a final proposal.

Also on November 2, 2019, CPPIB submitted a further revised draft CPPIB merger agreement and ancillary transaction documentation in response to revised drafts provided by Paul Weiss on October 29, 2019. In response to the draft CPPIB merger agreement and with the authorization of the Special Committee, Evercore proposed potentially altering certain terms of the draft CPPIB merger agreement, including provisions relating to Pattern’s ability to engage in discussions regarding a strategic transaction with certain third parties and the termination fee that would be owed by Pattern in the event that Pattern terminated the draft CPPIB merger agreement in order to enter into a definitive agreement with respect to a superior proposal with such parties, if CPPIB were to increase its offer by $0.25 per share. Representatives of CPPIB rejected this offer.

Between November 2 and 3, 2019, representatives of the Special Committee and CPPIB engaged in multiple discussions to negotiate open issues and to finalize transaction documentation. Issues discussed included the size of the CPPIB termination fee, Pattern’s ability to have discussions with certain specified parties during the go-shop period, and the termination fee owed by Pattern in the event it entered into a definitive agreement with respect to superior company proposal with certain parties during the go-shop period.

On November 3, 2019, the Special Committee met telephonically with representatives of Evercore, Goldman Sachs and Paul Weiss at which time Evercore rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $26.75 per share to be received by the holders of shares of Company Common Stock in the Merger was fair, from a financial point of view, to such holders (other than holders of Excluded Shares). For a discussion of Evercore’s opinion, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger – Fairness Opinion of Evercore” beginning on page 59 of this proxy statement. Paul Weiss then provided the Special Committee with an update on the documentation that had been prepared to date in connection with the proposed Merger Agreement and ancillary transaction documentation, copies of and a summary of which had been provided in advance of the meeting and at a previous meeting of the Special Committee. The Special Committee then reviewed the interest of Pattern management in connection with the proposed Merger and the proposed transaction involving CPPIB and Pattern Development. After discussion, the Special Committee unanimously determined to recommend to our Board that our Board recommend and declare fair, advisable and in the best interests of the holders of Pattern stock the Merger Agreement and the transactions contemplated thereby, including the Merger, to the holders of Pattern stock and that our Board take such actions to adopt, enter into, deliver and perform the Merger Agreement and the transactions contemplated thereby, including the Merger.

Later on November 3, 2019, our Board met telephonically with representatives of Evercore, Goldman Sachs and Paul Weiss in attendance. Taking into account the recommendation of the Special Committee and after review of the treatment of Pattern management in connection with the Merger Agreement and the proposed transaction involving CPPIB and Pattern Development, our Board determined that it would be in the best interest of Pattern’s stockholders for Pattern to enter into the Merger Agreement. With Mr. Garland abstaining in order to avoid any perception of conflicts of interest arising from his role at Pattern Development, our Board determined that the Merger Agreement and the Transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Pattern’s stockholders and approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

After the meeting of the Special Committee and our Board, representatives of the Special Committee finalized negotiation of the Merger Agreement consistent with the terms approved by the Special Committee and our Board, and Pattern and CPPIB executed the final Merger Agreement and other definitive ancillary transaction documentation. Concurrently with the execution of the Merger Agreement, Pattern management, Pattern Development, Riverstone and CPPIB entered into agreements whereby an affiliate of CPPIB will acquire the interests of Pattern Development not owned by Pattern in exchange for equity interests in such affiliate to be issued to affiliates of Riverstone and members of Pattern management. The consideration to be paid in connection with the acquisition of Pattern Development reflected a valuation within the range of valuations that other bidders had proposed. The closing of the transactions contemplated by the Contribution Agreement is not a condition to closing the Merger and is expected to occur substantially concurrently with the closing of the Merger or at a time after Closing of the Merger. For a discussion of Pattern management’s interest in the Contribution Agreement, see the sections captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Contribution Agreement—Pattern Equity Awards and PEGH2 Units—Executive Officer Holdings—PEGH2 Units (Profits Interest)” beginning on page 76 of this proxy statement.

On November 4, 2019, representatives of the Special Committee began contacting potential counterparties to an alternative transaction with Pattern, including Party A, Party B, Party C, Party D, Party E, Party F, Party G and Party H, connection with the go-shop process.

During the Go-Shop Period (which ran from the signing of the Merger Agreement to 11:59 p.m. Eastern Time on December 8, 2019), the Special Committee, with the assistance of Evercore and Goldman Sachs contacted 16 potential bidders. Each party that was contacted either notified Pattern that, after further review, it would not be interested in pursuing a potential transaction with Pattern or did not respond. Starting immediately after 11:59 p.m. Eastern Time on December 8, 2019 and in accordance with the terms of the Merger Agreement, Pattern became subject to customary non-solicitation restrictions on its ability to solicit third-party proposals relating to alternative transactions or to provide information to and engage in discussions with a third-party in relation to an alternative transaction, subject to certain customary exceptions to permit our Board to comply with their fiduciary duties.

On December 6, 2019, early termination of the waiting period under the HSR Act was granted by the United States Federal Trade Commission (the “FTC”).

Recommendation of Our Board and Reasons for the Merger

Recommendation of Our Board

Our Board, following the unanimous recommendation of the Special Committee, has (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair, advisable to and in the best interest of Pattern and our stockholders, and (2) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

OUR BOARD RECOMMENDS THAT YOU VOTE (1) “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER; (2) “FOR” THE COMPENSATION PROPOSAL AND (3) “FOR” THE ADJOURNMENT PROPOSAL.

Reasons for the Merger

On November 3, 2019, the Special Committee, after careful consideration, voted unanimously to recommend to our Board that it approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and to take all actions as may be necessary to cause Pattern to enter into the Merger Agreement. Following the unanimous recommendation of the Special Committee, our Board, after careful consideration, voted to (i) approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) declare that it is fair to and in the best interests of Pattern and our stockholders that Pattern enter into the Merger Agreement and consummate the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (iii) direct that the adoption of the Merger Agreement and approval of the Merger be submitted to a vote at a meeting of our stockholders and (iv) recommend to our stockholders that they vote “FOR” the adoption of the Merger Agreement and approval of the Merger.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Special Committee and our Board consulted with Pattern’s senior management and outside legal and financial advisors and, in reaching their respective determinations, the Special Committee and our Board considered a number of factors that they believed supported their decision to approve and recommend the Merger Agreement and the transactions contemplated thereby, including the Merger, which factors include, but are not limited to, the following:

•

the results of the extensive strategic review process undertaken by the Special Committee, which took place over the course of 16 months and involved extensive efforts to solicit acquisition proposals from numerous potential third parties, including both strategic and financial buyers, during which Pattern received multiple expressions of interest;

•

the current and historical market prices of Company Common Stock and recent trading activity, including the fact that the per share Merger Consideration of $26.75 represents a premium of approximately 14.8% relative to the unaffected closing price for shares of Company Common Stock on the Nasdaq on August 9, 2019 (the last trading day prior to the publication of market rumors regarding a potential acquisition of the Company) and a premium of approximately 15.1% over the 30-day volume weighted average price on the Nasdaq prior to that date;

•

the opinion of Evercore, dated November 4, 2019, to the Special Committee to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $26.75 per share to be received by the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders (other than holders of Excluded Shares), as more fully described in “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger— Fairness Opinion of Evercore” beginning on page 59 of this proxy statement;

•

the fact that, following extensive negotiations, the Special Committee was able to increase the per share Merger Consideration offered by CPPIB to $26.75 in cash, which, after consultation with its financial advisors, the Special Committee believed was the highest that CPPIB would be willing to pay and represented the best value reasonably available to our stockholders;

•

that the proposed Merger Consideration is all cash so that the Merger provides our stockholders significant, immediate and certain value and liquidity for their shares of Company Common Stock, especially when viewed against Pattern’s competitive positioning and prospects as a standalone company, taking into account the continued costs, risks and uncertainties associated with continuing to operate independently as a public company including the current, historical and projected financial condition and results of operations of Pattern on a standalone basis, including the risks to achieving its projects and long-term results;

•

the potential execution risks associated with the likelihood of meeting financial projections and the potential risk associated with the possibility that even if Pattern meets such financial projections, the market may not reflect such execution in the price of Company Common Stock;

•

Pattern’s businesses, assets, financial condition, results of operations and prospects (as well as the risks involved in achieving those prospects), the nature of Pattern’s businesses and the industries and regulatory environment in which Pattern operates and competes and the market for Company Common Stock;

•

the fact that Pattern’s businesses are subject to extensive government regulation, oversight and frequent audit and that there are risks associated with Pattern’s ability to continue to maintain compliance with all such rules, regulations and laws;

•	the competitive nature of the industry in which Pattern operates, including the increasing competition Pattern faces from significant competitors with access to significantly greater capital;

•

the current trend of consolidation among participants in the renewables industry, recent and prospective legislative and regulatory changes, and the potential impact of such industry risks and changes on Pattern’s standalone operations;

•	the fact that Pattern’s businesses rely significantly on Pattern Development, which exposes Pattern directly and indirectly to project development risks;

•	the belief that Pattern is reasonably likely to receive all required regulatory approvals in connection with the transactions contemplated by the Merger Agreement, including the Merger;

•

the absence of a financing condition in the Merger Agreement and the fact that Parent has entered into debt and equity commitment letters pursuant to which the commitment parties have committed to provide sufficient financing for the total amount of funds necessary to complete the Merger and the related transactions;

•

the fact that the holders of Company Common Stock who do not vote to adopt the Merger Agreement have the right to demand appraisal of their shares in accordance with the procedures of Section 262 of the DGCL;

•

the fact that the Merger must be approved by (i) the affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class, in each case outstanding and entitled to vote thereon and (ii) under applicable Canadian securities laws, a majority of the votes cast by the holders of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote, excluding those holders of Company Common Stock whose votes are required to be excluded pursuant to Part 8 of MI 61-101;

•

the belief that the terms of the Merger Agreement would be unlikely to deter third parties from making a superior proposal, including the Merger Agreement’s terms and conditions as they relate to the ability of our Board to change its recommendation with respect to the Merger Agreement (as further described in “The Merger Agreement— Our Board’s Recommendation; Company Board Recommendation Change” beginning on page 114 of this proxy statement); and

•	the terms of the Merger Agreement, including:

○	Pattern’s ability, for 35 days after the date of the Merger Agreement, to solicit alternative acquisition proposals;

○	Pattern’s ability to conduct negotiations with third parties regarding unsolicited acquisition proposals made after the date of the Merger Agreement;

○	the ability of our Board and the Special Committee to change their recommendations in the event of a superior proposal or an intervening event;

○

our Board’s ability to terminate the Merger Agreement in specified circumstances relating to a superior proposal subject to payment of a termination fee of approximately $79.0 million in most cases or a reduced termination fee of approximately $52.7 million, if terminated within 35 days of the date of the Merger Agreement, except in cases where Pattern terminates the Merger Agreement in order to enter into definitive agreements with respect to a superior acquisition proposal with certain specified parties;

○

the Special Committee’s and our Board’s views that the terms of the Merger Agreement, including the termination fees are reasonable and do not preclude third parties from making competing acquisition proposals;

○	that Parent is required to use its reasonable best efforts to cause the satisfaction of the conditions in the Merger Agreement, including obtaining regulatory approvals of the transaction;

○	that Parent must pay a reverse termination fee of $204.0 million (approximately 7.75% of Pattern’s implied equity value in the Merger) if (a) Pattern terminates the Merger Agreement due to Parent’s uncured material breach of the Merger Agreement, (b) Pattern terminates the Merger Agreement because all closing conditions have been satisfied but Parent’s debt financing is unavailable and Parent does not close the Merger, and (c) the Merger Agreement is terminated because of a failure by Parent to take action to receive necessary regulatory approvals;

○

that Pattern has third party beneficiary rights against Parent and is entitled to seek an order of specific performance ordering Parent to draw the equity and debt from its financing sources and to fund the closing;

○

the Special Committee’s and our Board’s beliefs that the reverse termination fee and Pattern’s right of specific performance reasonably protect Pattern from undue closing risk associated with regulatory and financing matters;

○	the retention and employee benefit arrangements provided in the Merger Agreement;

○

that, except in the case of a willful and material breach of Pattern’s non-solicitation covenants or actual and intentional fraud, Parent’s sole remedy for the damages is the payment of the termination fee;

○

that Pattern is permitted to continue to pay regular quarterly dividends on Company Common Stock prior to closing in an amount not exceeding its current payment rate of $0.422 per share of Company Common Stock;

○	that CPPIB is a well-known investor with a proven track record of closing renewable energy acquisitions; and

○	the fact that the affirmative vote of our stockholders is a closing condition.

The Special Committee and our Board also evaluated and considered a number of uncertainties and risks in its deliberations concerning the Merger Agreement and the transactions contemplated thereby, including the Merger, which factors included, but were not limited to:

•

the fact that our stockholders will not participate in the future earnings or growth of Pattern and will not benefit from any potential appreciation in value of Pattern, including any appreciation in value that could be realized as a result of the acquisition of Pattern by Parent;

•

the fact that the Merger Consideration represents (1) a 6.1% discount to the twelve-month high trading price of Company Common Stock on the Nasdaq for the period ended November 3, 2019 of $28.50 per share on October 31, 2019 and (2) a 3.8% discount to our closing price on the Nasdaq on November 1, 2019 (although the Special Committee and our Board considered the fact that both the twelve-month high trading price and the closing price on November 1, 2019 were affected by trading following the publication of market rumors regarding a potential acquisition of the Company on August 12, 2019);

•	the fact that Pattern and Parent must obtain clearance from a number of regulatory authorities in order to complete the Merger;

•	that the covenants, limitations and restrictions imposed in the Merger Agreement on the conduct by Pattern of its business prior to completion of the Merger could have negative effects on Pattern;

•

the fact that, while the Merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and, as a result, it is possible that the Merger might not be completed even if it is approved by the holders of Company Common Stock and Company Preferred Stock;

•

restrictions on the ability of Pattern to pursue certain acquisitions without the prior consent of Parent, which could delay or prevent Pattern from undertaking business opportunities that may arise or certain other actions Pattern might otherwise take with respect to the operations of Pattern pending completion of the Merger;

•

that certain provisions of the Merger Agreement could have the effect of discouraging third parties from submitting competing acquisition proposals involving Pattern, including (a) the restrictions on Pattern’s ability to solicit proposals for alternative transactions involving Pattern and (b) Parent’s match right, as further described in “The Merger Agreement—Alternative Acquisition Proposals” beginning on page 113 of this proxy statement;

•	the negative impact that may result on Pattern’s ability to retain and, if necessary, attract key employees, particularly while the Merger Agreement is pending;

•	the potential adverse effect on Pattern’s business and the share price of Company Common Stock due to the risk that the Merger may not be completed on the expected timetable, or at all;

•

the potential risks, costs and disruptions to Pattern’s operations in connection with entering into the Merger Agreement, even in the event that the transactions contemplated by the Merger Agreement, including the Merger, are not completed, such as the diversion of management and employee attention, potential employee attrition, and the potential effect on Pattern’s business and relationships with key suppliers, offtakers and other parties;

•

the risk that the Merger could be delayed or not completed due to the failure of Pattern or Parent to satisfy the conditions to the Merger, including the failure of the holders of Company Common Stock and Company Preferred Stock to approve the Merger;

•

that, under certain circumstances, Pattern may be required to pay Parent a termination fee and the effect such payments may have on a potential buyer considering a competing proposal to acquire Pattern;

•	the fact that an all-cash transaction would be taxable to certain of our stockholders for U.S. and Canadian federal income tax purposes;

•

the significant costs involved in connection with entering into the Merger Agreement and completing the transactions contemplated thereby, including the Merger, and the substantial time and effort of Pattern’s management required to complete the Merger, which may disrupt Pattern’s business operations;

•	that certain directors and executive officers of Pattern have interests in the Merger that are different from, or in addition to, our stockholders; and

•

other risks and uncertainties in Pattern’s filings with the SEC, including the risks set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019. For more information, see “Where You Can Find More Information” beginning on page 133 of this proxy statement.

The Special Committee and our Board determined that the risks and potentially negative factors associated with the Merger Agreement and the transactions contemplated thereby, including the Merger, were outweighed by the potential benefits of the Merger Agreement and the transactions contemplated thereby, including the Merger. Each of the Special Committee and Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Pattern and its stockholders.

The foregoing discussion of the information and factors considered by the Special Committee and our Board is not exhaustive, but is intended to include the material factors considered by the Special Committee and our Board in their consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger, in making their respective determinations. The members of the Special Committee and our Board evaluated the various factors listed above, among other things, in light of their knowledge of the business, financial condition and prospects of Pattern and considered the advice of Pattern’s financial and legal advisors. In view of the complexity, variety and large number of factors considered, the Special Committee and Board, individually and collectively, did not quantify or assign any relative or specific weight to the various factors considered. Rather, the Special Committee and our Board based their respective determinations on the totality of the information presented to and considered by them. In addition, individual members of the Special Committee and our Board may have given different weights to different factors.

The explanations of Pattern’s reasons for the Merger Agreement and the transactions contemplated, including the Merger, and other information presented in this section is forward-looking in nature and, accordingly, should be read in light of the risks described in the section entitled “Forward-Looking Information” beginning on page 12 of this proxy statement.

Fairness Opinion of Evercore

The Special Committee retained Evercore to act as its financial advisor in connection with the Special Committee’s review of strategic alternatives, including the Merger. As part of this engagement, the Special Committee requested that Evercore evaluate the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Common Stock (other than holders of Excluded Shares). At a meeting of the Special Committee held on November 3, 2019, Evercore rendered to the Special Committee its oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the Merger Consideration of $26.75 per share to be received by the holders of Company Common Stock in the Merger was fair, from a financial point of view, to such holders (other than holders of Excluded Shares).

The full text of the written opinion of Evercore, dated November 4, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. We encourage you to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the Merger. The opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock or Company Preferred Stock should vote or act in respect of the Merger. Evercore’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to us, nor does it address the underlying business decision to engage in the Merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to Pattern that it deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public internal projected financial statements and other non-public financial and operating data relating to Pattern prepared and furnished to Evercore by management of Pattern, as approved for Evercore’s use by Pattern (the “Forecasts”);

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Pattern prepared and furnished to Evercore by management of Pattern, as approved for Evercore’s use by Pattern;

•	discussed with management of Pattern their assessment of the past and current operations of Pattern, the current financial condition and prospects of Pattern, and the Forecasts;

•

discussed the past and current operations, financial projections and current financial condition of Pattern with management of Pattern (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of Company Common Stock;

•	compared the financial performance of Pattern and its stock market trading multiples with those of certain other publicly traded companies that it deemed relevant;

•	compared the financial performance of Pattern and the valuation multiples relating to the Merger with those of certain other transactions that it deemed relevant;

•	reviewed a draft of the Merger Agreement, dated November 1, 2019; and

•	performed such other analyses and examinations and considered such other factors that it deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore has not assumed responsibility or liability for any independent verification of such information), and Evercore further relied upon the assurances of the management of Pattern that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, Evercore assumed with the Special Committee’s consent that the Forecasts were reasonably prepared on bases reflecting the best estimates then currently available and the good faith judgments of management of Pattern as to the future financial performance of Pattern and the other matters covered thereby. Evercore expressed no view as to the Forecasts or the assumptions on which they were based.

For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the final executed Merger Agreement would not differ from the draft agreement reviewed by Evercore, that the representations and warranties of each party contained in the Merger Agreement would be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to Evercore’s analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Pattern or the consummation of the Merger or materially reduce the contemplated benefits of the Merger to the holders of Company Common Stock.

Evercore did not conduct a physical inspection of the properties or facilities of Pattern and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Pattern, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Pattern under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of this proxy statement and financial, economic, market and other conditions as they existed and as they could be evaluated on the date of its opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Company Common Stock (other than the holders of Excluded Shares), from a financial point of view, of the Merger Consideration. Evercore did not express any view on, and Evercore’s opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Pattern, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Pattern, or any class of such persons, whether relative to the Merger Consideration or otherwise, nor as to the fairness or any other aspect of any transaction contemplated by the Contribution and Exchange Agreement by and among Parent, Riverstone Pattern Energy II Holdings, L.P. (“RPE II”), Pattern Energy Group Holdings 2 LP (“PEGH2”), Pattern Equity Holdings 2 LLC, certain members of the management team of Pattern Energy Group

Holdings 2 LP and Hou-ou LLC, as the management representative entity, dated as of November 3, 2019 (the “Contribution Agreement”), to be entered in connection with the Merger. Evercore was not asked to, nor did it express any view on, and Evercore’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement, including the Contribution Agreement and the transactions contemplated thereby. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Evercore, nor did it address the underlying business decision of Pattern to engage in the Merger. Evercore’s opinion did not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock or Company Preferred Stock should vote or act in respect of the Merger. Evercore is not a legal, regulatory, accounting or tax expert and have assumed the accuracy and completeness of assessments by Pattern and its advisors with respect to legal, regulatory, accounting and tax matters. Evercore’s opinion was only one of many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee with respect to the Merger.

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Special Committee on November 3, 2019 in connection with rendering its opinion to the Special Committee. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before November 1, 2019 (the last full trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions. For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of Pattern. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analyses

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of Pattern to corresponding financial multiples and ratios for the following selected publicly traded companies (the “selected companies”) which Evercore deemed most relevant to consider in relation to Pattern, based on its professional judgment and experience, because they are public companies with operations that for purposes of its analysis Evercore considered similar to the operations of Pattern:

US YieldCos:

•	NextEra Energy Partners LP

•	TerraForm Power Inc. (“Terraform Power”)

•	Clearway Energy

Canadian YieldCos:

•	Brookfield Renewable Partners LP

•	Northland Power Inc.

•	TransAlta Renewables Inc.

•	Innergex Renewable Energy Inc.

International YieldCos (Reference Only):

•	Atlantica Yield

For each of the selected companies, Evercore calculated the following trading multiples:

•

A multiple of estimated cash available for distribution (“CAFD”), which is defined as the closing share price as of November 1, 2019, as a multiple of CAFD for the fiscal year 2020, which we refer to as the “2020E CAFD.”

•	Annualized dividend yield, which is the estimated annual dividend for 2020 divided by the closing share price as of November 1, 2019, which we refer to as the “2020E Dividend.”

•

TEV/Adjusted EBITDA, which is defined as equity market capitalization plus total debt (excluding tax equity), plus preferred equity, less cash and cash equivalents, which we refer to as “TEV,” as a multiple of estimated 2020 earnings before interest, taxes, depreciation and amortization and before non-recurring items, which we refer to as “2020E Adjusted EBITDA,” based on closing share prices as of November 1, 2019.

In order to calculate the multiples below, Evercore relied on publicly available filings with the SEC and other regulatory agencies and equity research analyst estimates.

This analysis indicated the following:

Benchmark	Low	Median	High
2020E CAFD
US (excluding Pattern)	12.7x	16.0x	17.7x
Canadian	11.6x	15.1x	19.8x
US & Canadian	11.6x	14.7x	19.8x
Low Growth Company	12.9x	12.9x	12.9x
Company (prior to the publication of market rumors regarding a potential acquisition of Pattern)		11.8x

2020E Dividend Yield
US (excluding Pattern)	4.4%	4.8%	5.1%
Canadian	4.3%	4.9%	6.6%
US & Canadian	4.3%	4.9%	6.6%
Low Growth Company	6.6%	6.6%	6.6%
Company (prior to the publication of market rumors regarding a potential acquisition of Pattern)		7.3%
Company over past 52 weeks	6.0%	7.6%	9.6%

2020 Adjusted EBITDA
US (excluding Pattern)	9.5x	11.4x	11.4x
Canadian	9.5x	11.8x	15.4x
US & Canadian	9.5x	11.4x	15.4x
Low Growth Company	10.3x	10.3x	10.3x
Company (prior to the publication of market rumors regarding a potential acquisition of Pattern)		12.3x

Evercore applied a CAFD multiple reference range of 11.5x to 13.5x to Pattern’s 2020E CAFD per share (as provided in the Forecasts). This analysis indicated a range of implied equity values per share of Company Common Stock of $23.84 to $27.98, compared to the Merger Consideration of $26.75 per share of Company Common Stock.

Evercore applied a dividend yield reference range of 7.25% to 6.25% to Pattern’s estimated dividend per share for fiscal year 2020 (as provided in the Forecasts). This analysis indicated a range of implied equity values per share of Company Common Stock of $23.45 to $27.20, compared to the Merger Consideration of $26.75 per share of Company Common Stock.

Evercore applied a TEV/Adjusted EBITDA multiple reference range of 10.5x to 12.0x to Pattern’s 2020E Adjusted EBITDA (as set forth in the Forecasts). Evercore calculated per share prices by (A) taking this range of implied enterprise values, less Pattern’s estimated net debt (calculated as total proportionate debt (calculated based on the portion of project company-level debt of each project company owned by Pattern) less cash and cash equivalents, each as set forth in the Forecasts) as of November 1, 2019, plus an implied value for Pattern’s ownership in Pattern Development and (B) dividing the result by the number of fully diluted shares of Company Common Stock as of November 1, 2019 as set forth in the Forecasts. In arriving at the implied value of Pattern’s ownership in Pattern Development, Evercore discounted to present value the Pattern Development distributions (net of contributions and preferred interest) for 2019 to 2027 provided in the Forecasts using a discount rate of 12.5% to 17.5%. This analysis indicated a range of implied equity values per share of Company Common Stock of $17.53 to $25.24, compared to the Merger Consideration of $26.75 per share of Company Common Stock.

Although none of the selected companies is directly comparable to Pattern, Evercore selected these companies because they are publicly traded renewable power dividend growth-oriented companies that Evercore, in its professional judgment and experience, considered generally relevant to Pattern for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.

Selected Transactions Analysis

Evercore reviewed, based on publicly available information, financial information related to the following selected transactions involving renewable power dividend growth-oriented companies since 2017 (the “selected transactions”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Announcement Date	Target Name	Acquiror
July 22, 2019	AltaGas DG Solar Generation Platform	TerraForm Power Inc
February 12, 2019	Sempra Renewables LLC	American Electric Power
November 6, 2018	Solar / Wind Renewables Portfolio	Ullico
September 20, 2018	Sempra Energy Solar Portfolio	Con Edison
May 9, 2018	Enbridge’s Renewable Portfolio (49% Stake)	Canada Pension Plan Investment Board
February 7, 2018	Clearway Energy (46% Economic Stake)	Global Infrastructure Partners
February 7, 2018	Saeta Yield	TerraForm Power Inc
February 5, 2018	8point3 Energy	Capital Dynamics
November 1, 2017	Atlantica Yield (41.5% stake)	Algonquin
October 30, 2017	Alterra Power Corp.	Innergex
May 4, 2017	Ormat Technologies (22.1% stake)	ORIX Corporation
March 31, 2017	ExGen Renewables Partners (49% stake)	John Hancock Life Insurance
March 7, 2017	TerraForm Power Inc	Brookfield Renewable Partners LP

For each selected transaction, Evercore calculated:

•

the equity value of the target as a multiple of estimated CAFD of the target (either for the last twelve months, the calendar year as of the date of the announcement or the next twelve months, depending on the information publicly available for the target), which we refer to as the “CAFD Multiple;” and

•

the implied enterprise value (defined as the target’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity, less cash and cash equivalents) as a multiple of TEV/Adjusted EBITDA for the target (either for the last twelve months, the calendar year as of the date of the announcement or the next twelve months, depending on the information publicly available for the target), which we refer to as the “Adjusted EBITDA Multiple.”

This analysis indicated the following:

Benchmark	Low	Median	High
CAFD Multiple	8.7x	11.8x	14.4x
Adjusted EBITDA Multiple	9.6x	10.7x	14.8x

Evercore selected a reference range of CAFD Multiples of 11.0x to 12.5x based on the multiples it derived from the selected transactions and based on its professional judgment and experience, and applied this range of multiples to Pattern’s 2020E CAFD per share, as set forth in the Forecasts. This analysis indicated a range of implied equity values per share of Company Common Stock of $22.80 to $25.91, compared to the Merger Consideration of $26.75 per share of Company Common Stock.

Evercore selected a reference range of Adjusted EBITDA Multiples of 10.0x to 11.5x based on the multiples it derived from the selected transactions and based on its professional judgment and experience, and applied this range of multiples to Pattern’s 2020E Adjusted EBITDA (as set forth in the Forecasts). Evercore calculated per share prices by (A) taking this range of implied enterprise values, plus an assumed value for Pattern’s ownership in Pattern Development, less Pattern’s estimated net debt (calculated as total proportionate debt (calculated based on the portion of project company-level debt of each project company owned by Pattern) less cash and cash equivalents, in each case, as set forth in the Forecasts) as of November 1, 2019 and (B) dividing by the number of fully diluted shares of Company Common Stock as of November 1, 2019 as set forth in the Forecasts. In arriving at the implied value of Pattern’s ownership in Pattern Development, Evercore discounted to present value the Pattern Development distributions (net of contributions and preferred interest) for 2019 to 2027 provided in the Forecasts using a discount rate of 12.5% to 17.5%. This analysis indicated a range of implied equity values per share of Company Common Stock of $15.20 to $22.91, compared to the Merger Consideration of $26.75 per share of Company Common Stock.

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to Pattern, and none of the selected transactions is directly comparable to the Merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to Pattern for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of Pattern to calculate the estimated present value of shares of Company Common Stock by discounting back to present value (1) the standalone, levered, after-tax free cash flows to the equity of Pattern (corporate cash flows, excluding Pattern Development) plus (2) distributions from Pattern Development. Pattern Development distributions (net of contributions and preferred interest) for 2019 to 2027 were provided in the Forecasts. The standalone, levered, after-tax free cash flow to equity of Pattern was defined as after-tax project distributions, less corporate general and administrative expense, less corporate interest expense, less asset acquisitions, less proceeds and investments in Gulf Repower project plus cash proceeds from divestitures, plus refinancing proceeds, plus cash proceeds from Nigig loan repayment, plus long-term debt proceeds, less long-term debt paydown, less changes in revolver issuances and paydown that Pattern was forecasted to generate during Pattern’s fiscal years 2019 through 2023 based on the Forecasts.

Evercore calculated terminal values for Pattern (excluding Pattern Development) by (1) applying a range of multiples of estimated CAFD of 11.5x to 13.5x, which range was selected based on Evercore’s professional judgment and experience, to a next twelve month terminal year estimate of the CAFD of Pattern assuming the 2024 CAFD, excluding Pattern Development distributions, based on the model provided by management and (2) applying perpetuity growth rates of (1.00)% to 1.00%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the standalone, levered, after-tax free cash flows to equity that Pattern calculated by taking the 2023 after-tax cash flows to equity and excluding any revolver paydown. The after-tax cash flows to equity and terminal values of Pattern (excluding Pattern Development) in each case were then discounted to present value as of November 1, 2019 using discount rates ranging from 7.5% to 9.5%, which were based on an estimate of Pattern’s cost of equity. Pattern Development distributions were discounted to present value by Evercore using a discount rate of 12.5% to 17.5%, based on an estimate of returns expected by Pattern and other investors as publicly available, for development assets of similar nature.

The CAFD Multiple terminal value analysis indicated a range of implied equity values per share of Company Common Stock of $23.22 to $28.62, compared to the Merger Consideration of $26.75 per share of Company Common Stock. The perpetuity growth terminal value analysis indicated a range of implied equity values per share of Company Common Stock of $20.80 to $32.89, as compared to the Merger Consideration of $26.75 per share of Company Common Stock.

Other Factors

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

•

Last 52-Week Trading Range. Evercore reviewed historical trading prices of shares of Company Common Stock during the twelve month period ended November 1, 2019, noting that the low and high closing prices during such period ranged from $17.52 to $28.28 per share of Company Common Stock, respectively.

•

Equity Research Analyst Price Targets. Evercore reviewed selected public market trading price targets for the shares of Company Common Stock prepared and published by equity research analysts that were publicly available as of November 1, 2019, the last full trading day prior to the delivery by Evercore of its opinion to the Special Committee. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Company Common Stock at the time the price target was published. As of November 1, 2019, the range of selected equity research analyst price targets per share of Company Common Stock was $21.50 to $28.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Company Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Pattern and future general industry and market conditions.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Special Committee. In connection with the review of the Merger by the Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Company Common Stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (other than Excluded Shares). These analyses do not purport to be appraisals of, or to necessarily reflect, the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the Special Committee or Pattern’s management or that any specific amount of consideration constituted the only appropriate consideration in the Merger for the holders of Company Common Stock.

Pursuant to the terms of Evercore’s engagement letter with the Special Committee, Pattern has agreed to pay Evercore a fee for its services in the amount of approximately $12.5 million, of which $4.0 million was paid upon announcement of the Merger and the balance of which will be payable contingent upon the consummation of the Merger. Pattern has also agreed to pay Evercore a performance fee for its services, contingent upon the consummation of the Merger. The maximum potential performance fee is $5.0 million. Pattern has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to Pattern and received fees for the rendering of these services in the amount of approximately $1.5 million. During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to affiliates of Parent and received fees for the rendering of these services in the amount of approximately $3.1 million. Evercore may provide financial advisory or other services to Pattern, Parent and their respective affiliates in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to Pattern or its affiliates, Parent or its affiliates, potential parties to the Merger Agreement and their respective affiliates or persons that are competitors, customers or suppliers of Pattern.

The Special Committee engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Forecasts

Pattern does not as a matter of course make public Forecasts as to future revenues, operating income or other results beyond the fiscal year and, in some instances, the subsequent fiscal year. The Forecasts about Pattern are included in this proxy statement only because (1) the Forecasts were made available to CPPIB and other interested parties in connection with the due diligence review of Pattern; (2) the Forecasts were made available to Evercore for use in connection with its financial analysis as described in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Fairness Opinion of Evercore” beginning on page 59 of this proxy statement and (3) the Forecasts were made available to our Board in connection with Pattern’s exploration and evaluation of strategic alternatives to maximize stockholder value, including a sale of Pattern. The Forecasts are not included in this proxy statement to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the shares of Company Common Stock.

Although the Forecasts are presented with numerical specificity, they reflect numerous estimates and assumptions made by Pattern with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Pattern’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Pattern’s control. The Forecasts reflect assumptions as to certain potential business decisions that are subject to change. Without limiting the generality of the foregoing, the Forecasts include assumptions relating to revenues generated by Pattern’s operating portfolio, operating and corporate expenses, financing activities and proceeds from Pattern Development, in which Pattern has an unconsolidated investment. The Forecasts cover several years and such information by its nature becomes less reliable with each successive year.

In the view of Pattern’s management, the information was prepared on a reasonable basis, reflected the best estimates and judgments available to Pattern’s management at the time and presented, to the best of Pattern’s management’s knowledge and belief, the expected course of action and Pattern’s expected future financial performance as of the date such information was prepared. In addition, the Forecasts did not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement or the announcement thereof. Further, these Forecasts did not take into account the effect of any failure of the Merger to occur, and should not be viewed as applicable or continuing in that context. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. The Forecasts reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Forecasts constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Forecasts, including, but not limited to, Pattern’s electricity generation, factors affecting production, Pattern’s ability to manage exposure to project development risks, competition from other power project developers, Pattern’s ability to complete acquisitions and dispositions of power projects, fluctuations in supply, demand, prices and other conditions for electricity, other commodities and renewable energy credits, Pattern’s ability to complete construction of construction projects and transition them into financially successful operating projects, conditions in energy markets as well as financial markets generally, changes in law, including applicable tax laws, and the various risks set forth in Pattern’s reports filed with the SEC. There can be no assurance that the Forecasts will be realized or that actual results will not be significantly higher or lower than forecast. In addition, the Forecasts will be affected by Pattern’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Forecasts cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

The inclusion of the Forecasts should not be regarded as an indication that Pattern and Evercore or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Forecasts herein should not be deemed an admission or representation by Pattern that Pattern views such Forecasts as material information. The inclusion of the Forecasts in this proxy statement should not be regarded as an indication that the Forecasts will be necessarily predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by Pattern or any other person regarding the Forecasts or Pattern’s ultimate performance compared to such information. The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information about us contained in Pattern’s public filings with the SEC. See the section captioned “Where You Can Find More Information” beginning on page 133 of this proxy statement for more information. In light of the foregoing factors, and the uncertainties inherent in the Forecasts, stockholders are cautioned not to place undue, if any, reliance on the Forecasts.

The Forecasts included in this document have been prepared by, and are the responsibility of, Pattern’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-

upon procedures with respect to the accompanying Forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Pattern’s previously issued financial statements. It does not extend to the Forecasts and should not be read to do so.

The Forecasts are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding Forecasts or accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

The Forecasts were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information.

The following table presents unaudited prospective financial data for the Forecasts (in millions of dollars):

Projected Financial Measures	2020	2021	2022	2023
Adjusted EBITDA	$459	$508	$547	$552
Project Distributions	303	301	307	310
Corporate EBITDA (excluding Pattern Development)	264	261	268	271
Corporate Interest	(58)	(63)	(58)	(56)
Pattern Development Distributions(1)	13	73	48	117
Cash Available for Distribution	204	226	248	275
Other (Acquisitions, Divestitures, Debt Repayments/Proceeds)	(44)	(231)	(200)	(110)
After-Tax Equity Cash Flow(2)	$174	$40	$58	$222

(1)	Net of contributions and preferred contingent dividend.
(2)

After-Tax Equity Cash Flow is calculated as Project Distributions, less corporate general and administrative costs, less corporate interest cost, less acquisition expense, less debt repayments, plus asset divestiture proceeds, plus new debt issuance, plus Pattern Development Distributions. For the last two months of 2019, After-Tax Equity Cash Flow was projected to be $26 million.

In addition, the Forecasts have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, PATTERN DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FORECASTS OR THE SPECIFIC PORTIONS PRESENTED TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR.

Interests of Our Directors and Executive Officers in the Merger

When considering the recommendation of our Board that you vote to approve the proposal to adopt the Merger Agreement and approve the Merger, you should be aware that our directors and executive officers (as defined under U.S. federal securities laws) have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Special Committee and our Board were aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted and the Merger be approved by stockholders. The transactions contemplated by the Merger Agreement will be a “change in control” for purposes of our executive compensation and benefit plans and agreements described below.

Treatment of Pattern Equity Awards

Our non-employee directors and executive officers hold various types of compensatory awards with respect to Company Common Stock. Our non-employee directors hold awards of Company Restricted Shares and Company RSUs. Our executive officers hold awards of Company Options, Company Restricted Shares and Company Performance Shares. As a result of the Merger, the treatment of the Company Options, Company Restricted Shares, Company Performance Shares and Company RSUs that are outstanding immediately prior to the Effective Time and held by our non-employee directors and executive officers will be as follows:

Treatment of Company Options

At the Effective Time, to the extent not exercised or expired, each outstanding Company Option, whether or not exercisable or vested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Option multiplied by (y) the aggregate number of shares of Company Common Stock subject to such Company Option immediately before the Effective Time. Any Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration.

Treatment of Company Restricted Shares

At the Effective Time, except as described under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interest of Our Directors and Executive Officers in the Contribution Agreement” beginning on page 74 of this proxy statement, each outstanding Company Restricted Share with vesting conditioned on the passage of time will be vested and all restrictions will lapse in full as of immediately before the Effective Time, and each such Company Restricted Share will be converted into the right to receive the Merger Consideration.

Treatment of Company Performance Shares

At the Effective Time, except as described under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interest of Our Directors and Executive Officers in the Contribution Agreement” beginning on page 74 of this proxy statement, each outstanding Company Performance Share will be vested based on the maximum level of performance and all restrictions will lapse in full as of immediately before the Effective Time, and each such Company Performance Share will be converted into the right to receive the Merger Consideration.

Treatment of Company RSUs

At the Effective Time, each outstanding Company RSU will be vested and all restrictions will lapse in full as of immediately before the Effective Time, and each such Company RSU will be canceled and converted into the right to receive an amount in cash, without interest, equal in value to the product of (x) the Merger Consideration multiplied by (y) the aggregate number of shares of Company Common Stock subject to such Company RSU award immediately before the Effective Time.

Payments with Respect to Equity Awards

The amounts described above with respect to each Company Option, Company Restricted Share, Company Performance Share and Company RSU will be paid at the Effective Time, except that the amounts described above with respect to each Company RSU that has been validly deferred or is otherwise subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will be paid at the earliest time permitted under Section 409A of the Code.

Equity Awards Held by Executive Officers

Assuming that the Effective Time of the Merger is January 1, 2020, the estimated aggregate value of vested Company Options held by our named executive officers is $1,676,679. For an estimate of the amounts that may be paid or become payable to each of our named executive officers with respect to unvested equity awards in connection with the Merger, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” beginning on page 77 of this proxy statement. Assuming that the Effective Time of the Merger is January 1, 2020, the estimated aggregate value of vested Company Options held by our executive officers who are not named executive officers is $138,553 and the estimated aggregate value of unvested equity awards held by such executive officers is $1,757,555. The foregoing amounts have been determined using the per share Merger Consideration of $26.75.

Equity Awards Held by Non-Employee Directors

Assuming that the Effective Time of the Merger is January 1, 2020, the estimated aggregate amounts that would become payable to the non-employee directors in respect of their outstanding Company RSUs is $3,923,506. The foregoing amount has been determined using the per share Merger Consideration of $26.75.

Agreements or Arrangements with our Executive Officers

Most of our current executive officers are party to an employment agreement with us that provides for certain payments and benefits in the event of certain qualifying terminations of employment, including in connection with a change of control, as further discussed below.

Amended and Restated Employment Agreements

We entered into amended and restated employment agreements with certain of our executive officers, including Messrs. Armistead, Devlin, Elkort, Garland, Lyon, Pedersen and Shugart on November 3, 2019 (the “Employment Agreements”), but not Mr. Ostberg. The Employment Agreements, which were reviewed by CPPIB in advance of executing the Merger Agreement, preserve the cash severance benefits payable under the original employment agreements with each such executive officer and the base salary of each such executive as of immediately prior to the execution of the Employment Agreements. In addition, the Employment Agreements provide for equity incentive award vesting acceleration for each such executive officer upon a change of control and qualifying termination of employment, as described below, and, for Mr. Garland, an extended COBRA (as defined below) continuation period.

The Employment Agreements provide, among other things, for a three-year term with automatic renewal for successive one-year periods unless either party provides a timely notice of non-renewal. In the event of a change in control, the employment term will automatically renew for a period of two years beginning on the date of such change in control with the same automatic renewal. The Employment Agreements do not provide for any severance payments upon a termination due to a non-renewal of the agreement at our election, which was a feature that was removed from the original employment agreements.

The Employment Agreements provide that, in the event of a termination by Pattern without cause or by the executive for good reason, in each case, that occurs within 24 months after a change in control, the executives’ outstanding equity grants will vest in full and/or become immediately exercisable as of immediately prior to the executive’s termination of employment. With respect to any such equity grants that vest in whole or in part based on the satisfaction of performance-based or market-based conditions, such equity grants will vest with such conditions deemed to have been satisfied based on achievement as follows: (i) if a change in control and such termination each occur prior to the end of the applicable measurement period, such conditions will be deemed to have been satisfied based on achievement of target performance; and (ii) if the termination occurs following a change in control, but after the end of the applicable measurement period, the satisfaction of such condition will be based on actual achievement. In addition, each executive officer with an Employment Agreement entered into a waiver stating that any changes to each executive’s duties, authorities or responsibilities as of the Closing or as of the closing of the transactions contemplated by the Contribution Agreement, which we refer to as the “PEGH2

Closing,” will not by themselves constitute “good reason” in connection with the Merger or any related transactions. These waivers are conditioned upon the finalization of a profits interest-based management long-term incentive plan within the 60 days following the PEGH2 Closing.

“Cause” is defined for this purpose generally to mean (i) a material breach of the Employment Agreement by the executive that remains uncorrected for 30 days after we provide written notice to the executive, (ii) the executive being the subject of an order obtained or issued by the SEC for any securities violation involving fraud, (iii) the conviction or plea of nolo contendere by the executive to any felony or crime involving moral turpitude or (iv) the executive’s material mismanagement in providing material services to us or our affiliates if such mismanagement is not corrected for 30 days after we provide written notice to the executive. “Good reason” is defined for this purpose generally to mean (i) a material diminution in the executive’s authority, title, position, duties or responsibilities, (ii) a material breach by us of our obligations to the executive under the Employment Agreement or a material breach by us of our bylaws or certificate of incorporation, (iii) the involuntary relocation of the executive’s principal place of employment to a location more than 40 miles from the current location or (iv) a diminution in the executive’s base salary.

The Employment Agreements preserve the severance arrangements with our executive officers contained in arrangements existing prior to the November 3, 2019 amendments and restatements of such agreements. In the event of a termination by us without cause or by the executive for good reason, irrespective of a change in control transaction, severance payable to our executive officers, other than Mr. Garland, will be paid in a lump-sum equal to the sum of (i) 1.0 times the executive’s annual base salary and (ii) 1.8 times the executive’s average cash bonus amount, defined as the average of the two most recent annual cash bonus amounts paid to the executive. Mr. Garland’s Employment Agreement provides that in the event of a termination by us without cause or by Mr. Garland for good reason, irrespective of a change in control transaction, his severance will be paid in a lump sum equal to the sum of (i) 2.8 times his annual base salary and (ii) 2.8 times his average cash bonus amount, defined the same as in the other executives’ Employment Agreements.

In addition, upon a termination by Pattern without cause or by the executive for good reason, each executive may be reimbursed for up to 12 months (or, for Mr. Garland, 18 months) of premiums paid to receive continued benefit coverage under the Consolidated Omnibus Budget Reconciliation Act, or “COBRA.”

The Employment Agreements also include a contingent cutback provision pursuant to which, in the event any payments or benefits received by the executive would be subject to an excise tax under Section 4999 of the Code, the executive will receive the greater of (x) such payments reduced by an amount necessary to prevent any portion of the payments from being nondeductible or (y) the full amount of such payments.

Severance payable under the Employment Agreements is subject to the execution and non-revocation of a general release of claims and is also conditioned on the executive’s compliance for a period of 24 months with an agreement to refrain from soliciting employees to leave their employment relationship with us.

Upon a termination by Pattern without “cause,” Mr. Ostberg would be entitled to receive severance pursuant to our Involuntary Separation Policy for a person at Mr. Ostberg’s job level and tenure. Cash severance payable under the Involuntary Separation Policy is equal to (i) one month of continued base salary, plus an additional month of continued base salary for every year of service and, if such termination occurs prior to the first anniversary of the Effective Time, may also include (ii) a prorated portion of the executive’s annual bonus. In addition, he would be entitled to receive Company-provided COBRA continuation for the duration of the severance period. Severance payable under the Involuntary Separation Policy is subject to the execution and non-revocation of a general release of claims. Prior to the first anniversary of the Effective Time, Pattern is permitted to increase the value of these severance benefits by up to 100% for a limited number of employees.

The severance payments for our named executive officers are further described below under “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and

Benefits to Our Named Executive Officers” beginning on page 77 of this proxy statement. For our executive officers who are not named executive officers, the severance payments to Messrs. Shugart and Devlin under their Employment Agreements and Mr. Ostberg, assuming that Pattern increases Mr. Ostberg’s severance benefits by 100%, are estimated to not exceed $1,600,000 in the aggregate.

Annual Equity Awards and Bonuses

If the Effective Time has not occurred by March 1, 2020, we may grant additional annual equity-based compensation awards in the form of cash-settled Company RSUs in the ordinary course of business, consistent with past practice. Any such awards are expected to convert to time-vesting cash obligations following the Effective Time and are not expected to be cashed out at the Effective Time.

The Merger Agreement provides that each employee who continues to provide services following the completion of the Merger will continue to be eligible for an annual bonus in respect of calendar year 2019, based on actual achievement of the applicable performance metrics as determined at the discretion of the Nominating, Governance and Compensation Committee. If any such employee experiences a termination without “cause” following the Merger but prior to payment of his or her annual bonus, the employee will be entitled to payment of the bonus to the extent that it would have been earned had the employee remained employed through the payment date. These payments for our named executive officers are further described below in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” beginning on page 77 of this proxy statement. These payments for our executive officers other than our named executive officers, at target, are estimated to equal $1,200,000 in the aggregate.

Insurance and Indemnification of Directors and Executive Officers

The Merger Agreement provides that for a period of at least six years from and after the Effective Time, Parent will and will cause the Surviving Corporation to indemnify and hold harmless (and to also advance expenses as incurred to the fullest extent that Parent or the Surviving Corporation would be permitted to do so under applicable laws if the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final judicial decision from which there is no further right to appeal that such person is not entitled to indemnification) each of our present or former directors or officers and each of the present and former directors or officers of our subsidiaries performing services at our request or the request of our subsidiaries as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan, in each case determined as of immediately prior to the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as our director or officer or as a director or officer of any of our subsidiaries or services performed by such Indemnified Parties at our request or the request of any of our subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including those arising out of or related to the Merger and the other transactions contemplated by the Merger Agreement.

The Merger Agreement also provides that all existing rights to exculpation, indemnification or advancement of expenses to which our present directors and officers are entitled that are contained in our organizational documents prior to the Effective Time will survive the Merger and will be observed by the Surviving Corporation to the fullest extent permitted by applicable law.

The Merger Agreement also provides that, for a period of six years after the Effective Time, the Surviving Corporation will maintain in effect our current insurance coverage with respect to our directors and officers. We will, prior to the Effective Time, bind and purchase a tail policy to our current policy of directors’ and officers’

liability insurance for a period of six years from the Effective Time. If the annual premium for such insurance coverage is in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement, the Surviving Corporation will be obligated to obtain the most advantageous insurance obtainable for an annual premium equal to 300% of the last annual premium paid prior to the date of the Merger Agreement.

Interests of Our Directors and Executive Officers in the Contribution Agreement

As disclosed in the Company’s Current Report on Form 8-K filed on November 4, 2019, Parent, RPE II, PEGH2, Pattern Equity Holdings 2 LLC, certain of our executive officers who also serve as members of the management team of Pattern Energy Group Holdings 2 LP and Hou-ou LLC, as the management representative entity, have entered into the Contribution Agreement. Pursuant to the Contribution Agreement, following the consummation of the Merger and at the closing of the transactions contemplated by the Contribution Agreement, the parties to the Contribution Agreement will make certain contributions contemplated by the Contribution Agreement, including with respect to their interests in PEGH2 in exchange for equity interests in Newco (as defined below) or the Surviving Corporation, and the Company and PEGH2 will be under common ownership.

The Contribution Agreement includes certain covenants relating to the matters set forth in the Merger Agreement, including covenants by the parties thereto to use their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary or advisable on their part under the Contribution Agreement to consummate the Merger and the transactions contemplated by the Contribution Agreement on the same date and as promptly as reasonably practicable and not take any action that would be reasonably expected to prevent, materially delay or materially impair the consummation of the Merger.

Treatment of Pattern Equity Awards

In connection with the consummation of the transactions contemplated by the Contribution Agreement, Company Restricted Shares and Company Performance Shares held by certain of our executive officers, including Messrs. Armistead, Devlin, Elkort, Garland, Lyon, Pedersen and Shugart (“Pattern Rollover Awards”), will not entitle the holder to payment of the Merger Consideration upon the Closing and instead will either, depending on the timing of the PEGH2 Closing (a) be cancelled and the holder will be issued units in a newly formed entity (which we refer to as “Newco” and such units as “Newco Units”) or (b) converted into restricted shares of the Surviving Corporation with substantially the same terms and conditions as relate to vesting and forfeiture, except that the Company Performance Shares will be deemed satisfied at the maximum level of performance. If Pattern Rollover Awards are converted into restricted shares of the Surviving Corporation, and Newco is not formed within a specified time period, our executive officers who received restricted shares in the Surviving Corporation will receive the Merger Consideration in respect of such shares. If Pattern Rollover Awards are converted into Newco Units, the units will vest 50% on January 1, 2021 and 50% on January 1, 2022, if the holder remains employed with Newco or its affiliate on the applicable vesting date, subject to remaining outstanding and continuing to vest upon certain good leaver events, including a termination of employment without cause, resignation of employment for good reason, upon death or disability, following a non-renewal of the holder’s employment agreement prior to 2023 or upon the holder’s retirement. Unvested Newco Units will immediately vest upon certain events constituting a change in control of Newco. We refer to the grant of Newco Units in exchange for Pattern Rollover Awards as a “contribution and exchange” even though in certain circumstances the Pattern Rollover Awards could be cancelled in exchange for the issuance of Newco Units.

The table below in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interest of Our Directors and Executive Officers in the Contribution Agreement—Pattern Equity Awards and PEGH2 Units—Executive Officer Holdings” sets forth, for each executive officer, (i) the estimated number of Pattern Rollover Awards and PEGH2 Units (Capital) and PEGH2 Units (Profits Interest) (as defined below) estimated to be held as of January 1, 2020, (ii) the number of Newco Units that will be issued and / or exchanged for such Pattern Rollover Awards and PEGH2 Units, (iii) the estimated value of such Newco Units held by the executive officers and (iv) the estimated value of the maximum potential earnout payments that may be paid to executive officers in respect of their contributed PEGH2 Units (Capital) and PEGH2 Units (Profits Interest), as described below, which amounts are not reflected in the table provided in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” beginning on page 77 of this proxy statement.

Treatment of Equity Interests in PEGH2

In connection with the PEGH2 Closing, certain executive officers of Pattern who have interests in PEGH2, including Messrs. Armistead, Devlin, Elkort, Garland and Shugart, have agreed to forego certain rights related to their PEGH2 Units (Profits Interest), including accelerated vesting that would have been triggered by the PEGH2 Closing, and to contribute their PEGH2 Units (Capital) and PEGH2 Units (Profits Interest) in exchange for equity interests in Newco. “Units (Profits Interest)” and “Units (Capital)” have the meanings set forth in the Third Amended and Restated Agreement of Limited Partnership of Pattern Energy Group Holdings 2 LP, dated effective as of November 1, 2019 and attached as Exhibit 10.1 to Pattern’s Current Report on Form 8-K previously filed on November 4, 2019.

The executive officers’ PEGH2 Units (Profits Interest) will be exchanged for Newco Units that, if unvested at the time of the PEGH2 Closing, will remain subject to vesting, 50% on each of June 1, 2020 and June 1, 2021, if the holder remains employed with Newco or its affiliate on the applicable vesting date, subject to remaining outstanding and continuing to vest upon certain good leaver events, including a termination of employment without cause, resignation of employment for good reason, upon death or disability, following a non-renewal of the holder’s employment agreement prior to 2023 or upon the holder’s retirement. Unvested Newco Units will immediately vest upon certain events constituting a change in control of Newco. In addition, two named executive officers, Messrs. Lyon and Pedersen, who do not currently hold PEGH2 Units (Profits Interest) will be granted new equity interests in Newco intended to replicate the treatment that the existing PEGH2 Units (Profits Interest) holders will receive upon the PEGH2 Closing, including with respect to the vesting terms described above.

Executive officers and certain other members of management will be eligible to participate in the right to an aggregate earnout payment of up to $50.0 million in respect of contributed PEGH2 Units (Profits Interest) plus an aggregate earnout payment of up to $1.0 million in respect of the executive officers’ contributed PEGH2 Units (Capital). These earnout payments would be earned upon a future sale of RPE II’s equity interests in Newco at specified threshold amounts.

The table below in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interest of Our Directors and Executive Officers in the Contribution Agreement—Pattern Equity Awards and PEGH2 Units—Executive Officer Holdings” sets forth, for each executive officer, (i) the estimated number of Pattern Rollover Awards and PEGH2 Units (Capital) and PEGH2 Units (Profits Interest) estimated to be held as of January 1, 2020, (ii) the number of Newco Units that will be issued and / or exchanged for such Pattern Rollover Awards and PEGH2 Units, (iii) the estimated value of such Newco Units held by the executive officers and (iv) the estimated value of the maximum potential earnout payments that may be paid to executive officers in respect of their contributed PEGH2 Units (Capital) and PEGH2 Units (Profits Interest), as described below.

Pattern Equity Awards and PEGH2 Units—Executive Officer Holdings

Following the PEGH2 Closing, it is anticipated that, based on Pattern Rollover Awards and PEGH2 Units (Capital) and PEGH2 Units (Profits Interest) estimated to be held by our executive officers as of January 1, 2020, our executive officers will receive the following number of Newco Units, which number may change if there are subsequent grants or forfeitures of Pattern Rollover Awards, PEGH2 Units (Capital), PEGH2 Units (Profits Interest) or Newco Units, with the associated estimated valuations and estimated potential maximum future earnout payments, if achieved:

Pattern Restricted Shares, Pattern Performance Shares and PEGH2 Units (Capital)

	Pattern Restricted Shares and Performance Shares Contributed and Exchanged (unvested)(1)				PEGH2 Units (Capital)— Contributed and Exchanged (vested)(1)
Name and Title	Pattern Restricted Shares Contributed (#)	Pattern Performance Shares Contributed (#)	Newco Units Received (#)	Estimated Value of Newco Units Received ($)(2)	PEGH2 Units (Capital) Contributed (#)	Newco Units Received (#)	Estimated Value of Newco Units Received ($)(2)	Estimated Potential Future Earnout ($)
Michael M. Garland	27,923	85,115	3,023,753	3,023,753	1,403,784	2,157,719	2,157,719	321,191
Michael J. Lyon	13,036	39,714	1,411,063	1,411,063	—	—	—	—
Hunter H. Armistead	14,321	43,493	1,546,511	1,546,511	1,332,074	2,047,494	2,047,494	304,784
Daniel M. Elkort	10,994	33,482	1,189,720	1,189,720	304,567	468,142	468,142	69,686
Esben W. Pedersen	13,036	39,714	1,411,063	1,411,063	—	—	—	—
Aggregate interests held by other executive officers(3)	9,460	29,179	1,033,567	1,033,567	285,027	438,108	438,108	65,215

(1)	Assumes a closing date of January 1, 2020.
(2)	Aggregate value based on agreed upon valuation of Newco by parties to the Contribution Agreement; estimated value per unit equals $1.00, subject to change based on any new issuances and forfeitures.
(3)	Includes interests held by one former executive officer of Pattern, Kevin Deters, who ceased being an executive officer of Pattern upon his resignation from Pattern in June 2019.

PEGH2 Units (Profits Interest)

	PEGH2 Units (Profits Interest)— Contributed and Exchanged (vested) (1)				PEGH2 Units (Profits Interest)— Contributed and Exchanged (unvested) (1)
Name and Title	PEGH2 Units (Profits Interest) Contributed (#)	Newco Units Received (#)	Estimated Value of Newco Units Received ($)(2)	Estimated Potential Future Earnout ($)	PEGH2 Units (Profits Interest) Contributed (#)	Newco Units Received (#)	Estimated Value of Newco Units Received ($)(2)	Estimated Potential Future Earnout ($)
Michael M. Garland	123,251	8,227,214	8,227,214	6,765,514	123,249	8,227,114	8,227,114	6,765,432
Michael J. Lyon	—	1,214,884	1,214,884	999,040	—	1,214,883	1,214,883	999,039
Hunter H. Armistead	116,901	7,803,324	7,803,324	6,416,934	116,900	7,803,257	7,803,257	6,416,879
Daniel M. Elkort	42,350	2,826,957	2,826,957	2,324,702	42,350	2,826,924	2,826,924	2,324,674
Esben W. Pedersen	—	1,672,134	1,672,134	1,375,052	—	1,672,133	1,672,133	1,375,051
Aggregate interests held by other executive officers(3)	15,625	1,042,997	1,042,997	857,691	10,000	667,518	667,518	548,922

(1)	Assumes a closing date of January 1, 2020.
(2)	Aggregate value based on agreed upon valuation of Newco by parties to the Contribution Agreement; estimated value per unit equals $1.00, subject to change based on any new issuances and forfeitures.
(3)	Includes interests held by one former executive officer of Pattern, Kevin Deters, who ceased being an executive officer of Pattern upon his resignation from Pattern in June 2019.

Long-Term Incentive Plan

In connection with entry into the Contribution Agreement, CPPIB and RPE II have agreed that Newco will establish a management long-term incentive plan (the “LTIP”), with respect to which certain Pattern employees, including our executive officers, will participate following the PEGH2 Closing. As of the date of this proxy statement, no LTIP awards have been granted. It is anticipated that the LTIP will consist of profits-interest based awards that are intended, above certain thresholds, to provide cash payments related to the annual adjusted cash flows of Newco and participants will have the right to request a redemption of their awards at the end of certain periods after the PEGH2 Closing.

Quantification of Potential Payments and Benefits to Our Named Executive Officers

In accordance with Item 402 of Regulation S-K, the table below sets forth the amount of payments and benefits that each of our named executive officers would or may receive in connection with the Merger. The amounts reported below are based on various assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. For example, we have assumed, among other things, that (1) the Effective Time of the Merger is January 1, 2020, which is the assumed date of the Closing solely for the purposes of disclosure in this section; (2) the Company Performance Shares are based on maximum in accordance with the terms of the Merger Agreement; (3) the employment of each of our named executive officers is terminated by us without “cause” or due to the named executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case, immediately following the assumed Effective Time of January 1, 2020; (4) that the number of equity awards held by each named executive officer on January 1, 2020 is the same as the number of equity awards that will be held by each such named executive officer at the Effective Time, such that the equity values in the table below do not take into account any vesting or forfeitures that may occur between January 1, 2020 and the Effective Time; and (6) no reductions of any payments or benefits would be triggered pursuant to excise tax provisions in any named executive officer’s applicable agreement.

The actual amounts payable to our named executive officers will depend on whether the named executive officer experiences a qualifying termination, the date of termination (if any) and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below.

For purposes of this discussion, “single trigger” refers to benefits that arise solely as a result of the Closing and “double trigger” refers to benefits that arise as a result of the Closing accompanied by a qualifying termination of employment on or following the Closing.

Named Executive Officer	Cash ($)(1)	Equity Awards ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Michael M. Garland	3,158,641	3,023,753	43,089	6,225,483
Michael J. Lyon	1,298,697	1,411,063	41,736	2,751,496
Hunter H. Armistead	1,488,801	1,546,511	41,736	3,077,048
Daniel M. Elkort	1,175,975	1,189,720	41,736	2,407,431
Esben W. Pedersen	1,298,697	1,411,063	41,736	2,751,496

(1)

Cash. Pursuant to the terms of the Merger Agreement, each named executive officer who continues to provide services following the completion of the Merger will continue to be eligible for an annual bonus in respect of calendar year 2019, based on actual achievement of the applicable performance metrics. If any such named executive officer experiences a “double-trigger” termination by Pattern without “cause” or by the named executive officer for “good reason” following the Merger but prior to payment of his annual bonus, the named executive officer will be entitled to payment of the bonus to the extent that it would have been earned had the named executive officer remained employed through the payment date. Such annual bonuses are determined at the discretion of the Nominating, Governance and Compensation Committee, so for purposes of the foregoing, we have assumed that the annual bonus in respect of calendar year 2019 is paid at the target level for cash bonus, but note that the actual results could be higher or lower depending on the final actual applicable performance metrics.

In addition, pursuant to the Employment Agreements for the named executive officers (other than Mr. Garland), upon a “double-trigger” termination by Pattern without cause or by the executive for good reason, each named executive officer will become entitled to a lump-sum cash severance payment consisting of (a) 12 months of his base salary plus (b) 1.8 times his average annual cash bonus. Pursuant to Mr. Garland’s employment agreement, upon a “double-trigger” termination by Pattern without “cause” or by Mr. Garland for “good reason,” he will become entitled to a lump-sum cash severance payment equal to 2.8 times the sum of his (x) annual base salary and (y) his average annual cash bonus.

Named Executive Officer	Base Salary Component of Severance ($)	Average Bonus Component of Severance ($)	2019 Target Bonus ($)
Michael M. Garland	1,306,441	1,376,200	476,000
Michael J. Lyon	350,097	642,600	306,000
Hunter H. Armistead	379,101	704,700	405,000
Daniel M. Elkort	338,275	542,700	295,000
Esben W. Pedersen	350,097	642,600	306,000

(2)

Equity. The following table sets forth the value of each type of unvested equity-based award subject to “single-trigger” acceleration under the Merger Agreement that is held by our named executive officers, calculated based on the Merger Consideration of $26.75 per share. For a more detailed description of the treatment of equity awards in connection with the Merger, see the sections captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Pattern Equity Awards” beginning on page 69 of this proxy statement and “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger—Agreements or Arrangements with our Executive Officers” beginning on page 71 of this proxy statement. In addition, certain Company Restricted Shares and Company Performance Shares will not receive the Merger Consideration and will be treated as further described above in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Contribution Agreement – Pattern Equity Awards and PEGH2 Units – Executive Officer Holdings.”

Named Executive Officer	Company Restricted Shares (#)	Value of Company Restricted Shares ($)	Company Performance Shares (at maximum) (#)	Value of Company Performance Shares ($)	Total Value of Company Equity Awards ($)
Michael M. Garland	27,923	746,940	85,115	2,276,813	3,023,753
Michael J. Lyon	13,036	348,713	39,714	1,062,350	1,411,063
Hunter H. Armistead	14,321	383,073	43,493	1,163,438	1,546,511
Daniel M. Elkort	10,994	294,076	33,482	895,644	1,189,720
Esben W. Pedersen	13,036	348,713	39,714	1,062,350	1,411,063

(3)

Perquisites/Benefits. Pursuant to their respective employment agreements, upon a “double trigger” termination by Pattern without “cause” or by the executive for “good reason,” each of our named executive officers would be entitled to receive payment for continued healthcare coverage premiums. The amounts reflected are calculated based on the applicable named executive officer’s elected level of coverage for the 2019 plan year, with (a) Mr. Garland eligible to receive 18 months of COBRA premiums (both the employer and employee portion) and (b) all other named executive officers entitled to receive up to 12 months of COBRA premiums (both the employer and employee portion). In addition to the foregoing amounts, Pattern agreed to pay 50% of the cost of the legal fees incurred by our executive officers, including our named executive officers, for outside legal counsel in connection with the Merger (with the other 50% of such cost being paid by Pattern Development, an entity in which Pattern has a 29% ownership interest).

Additional Compensation in connection with the PEGH2 Closing

In addition to the amounts described above, our named executive officers will also be entitled to the payments described above under “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Contribution Agreement—Pattern Equity Awards and PEGH2 Units—Executive Officer Holdings—PEGH2 Units (Profits Interest)” upon the PEGH2 Closing.

Canadian Securities Law Matters

MI 61-101

Pattern is a reporting issuer (or the equivalent) under applicable Canadian securities laws in each of the provinces and territories of Canada and is, among other things, subject to the provisions of MI 61-101. MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among securityholders, including by requiring, in certain specified circumstances, and subject to certain exceptions, enhanced disclosure, approval by a majority of securityholders excluding interested or related parties, and independent valuations. The protections afforded by MI 61-101 apply to, among other transactions, “business combinations” (as defined in MI 61-101), which are certain transactions that can result in the interests of holders of equity securities of an issuer being terminated without their consent.

If any “related party” (as defined in MI 61-101) of Pattern (i) is a party to any “connected transaction” to the Merger, (ii) is entitled to receive, directly or indirectly, as a consequence of the Merger, consideration per equity security that is not identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class, or (iii) is entitled to receive, directly or indirectly, as a consequence of the Merger, a “collateral benefit” (as defined in MI 61-101), the Merger will constitute a “business combination” for the purposes of MI 61-101 and will require “minority approval” in accordance with MI 61-101. The Merger is a business combination for Pattern under MI 61-101, as certain senior officers of Pattern are participating in a connected transaction and/or receiving different consideration for certain of their equity securities of Pattern (see “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Contribution Agreement—Treatment of Pattern Equity Awards” beginning on page 74 of this proxy statement and “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Contribution Agreement—Treatment of Equity Interests in PEGH2” beginning on page 75 of this proxy statement), or may be receiving a collateral benefit. As such, the Merger must be approved by a majority of the votes cast by holders of Company Common Stock at the special meeting, excluding those votes attached to shares of Company Common Stock that are beneficially owned, or over which control or direction is exercised, by (i) Pattern, (ii) the related parties of Pattern who are parties to a connected transaction or can be considered to be receiving different consideration or a collateral benefit, (iii) related parties of such related parties and (iv) “joint actors” (as defined in MI 61-101) of persons referred to in (ii) or (iii) above. This approval is in addition to the requirement under Delaware law that the proposal to adopt the Merger Agreement be approved by the affirmative vote of the holders of a majority of Company Common Stock and Company Preferred Stock, voting together as a single class, in each case outstanding and entitled to vote thereon.

Pattern is not required to obtain a formal valuation under MI 61-101 as no “interested party” (as defined in MI 61-101) is, as a consequence of the Merger, directly or indirectly acquiring Pattern or its business or combining with Pattern, whether alone or with joint actors, and no interested party is party to a connected transaction to the Merger that is a “related party transaction” (as defined in MI 61-101) for which Pattern would be required to obtain a formal valuation. To the knowledge of the directors and senior officers of Pattern, there have been no prior valuations in respect of Pattern (as contemplated in MI 61-101) in the 24 months prior to the date of the Merger Agreement, and, except as discussed in this proxy statement under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Background of the Merger,” no bona fide prior offer (as contemplated in MI 61-101) that relates to the transactions contemplated by the Merger has been received by Pattern during the 24 months before the execution of the Merger Agreement.

Excluded Votes

Pursuant to Part 8 of MI 61-101, an aggregate of 1,391,584 votes attached to shares of Company Common Stock will be excluded in determining “minority approval” of the Merger. The votes attached to shares of Company Common Stock beneficially owned, or over which control or direction is exercised, by Pattern and the following “senior officers” (within the meaning of MI 61-101) of Pattern will be excluded in determining whether minority approval of the Merger has been obtained under MI 61-101. To the knowledge of Pattern, any interested party and the directors and senior officers of Pattern, after reasonable inquiry, the share ownership of such persons as of the date of this proxy statement is shown in the table below:

Name	Shares of Company Common Stock(1)	Percent of Total Outstanding Company Common Stock
Hunter Armistead	216,072	0.22%
Dyann Blaine	16,348	0.02%
Julie Brand	5,714	0.01%
Kevin Devlin	33,280	0.03%
Daniel Elkort	101,532	0.10%
Michael Garland	421,474	0.43%
Kim Liou	10,744	0.01%
Michael Lyon	195,660	0.20%
John Martinez	11,772	0.01%
Richard Ostberg	32,963	0.03%
Esben Pedersen	167,376	0.17%
Christopher Shugart	74,936	0.08%
Sarah Webster	16,509	0.02%
Pattern Energy Group Inc. (Treasury Stock)	248,481	0.25%

(1)	Includes Company Common Stock, vested and unvested Company Restricted Shares and vested and unvested Company Performance Shares (evaluated at the maximum), as applicable, held by such individual.

Under MI 61-101, a benefit to be received by a related party of an issuer as a consequence of a transaction will not be a “collateral benefit” if, among other things, it is received solely in connection with the related party’s services as an employee, director or consultant of the issuer, an affiliated entity of the issuer or a successor to the business of the issuer where, among other things: (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction; and (d) at the time the transaction is agreed to, the related party and its associated entities beneficially own or exercise control or direction over less than one per cent of the outstanding shares of each class of equity securities of the issuer. None of the non-employee directors of Pattern are party to a connected transaction to the Merger, receiving different consideration in the Merger than the general body of holders of Company Common Stock, or receiving a collateral benefit. Accordingly, the votes attached to shares of Company Common Stock held by such non-employee directors will not be excluded in determining minority approval of the Merger under MI 61-101.

Ownership of Securities of Pattern

The following table sets out the number, designation and percentage of the outstanding securities of Pattern beneficially owned, or over which control or direction is exercised, by each of our directors and officers (as defined under Canadian securities laws) as of the date of this proxy statement:

Name	Shares of Company Common Stock(1) # / %	Shares of Company Preferred Stock # / %	Company Options(2) # / %	Company RSUs # / %
Directors
Alan R. Batkin	37,609/0.06%	0/0%	0/0%	61,023/42%
The Lord Browne of Madingley	21,782/0.02%	0/0%	0/0%	0/0%
Richard A. Goodman	0/0%	0/0%	0/0%	7,056/5%
Douglas G. Hall	17,935/0.04%	0/0%	0/0%	37,004/25%
Patricia M. Newson	9,878/0.04%	0/0%	0/0%	37,004/25%
Mona K. Sutphen	0/0%	0/0%	0/0%	4,586/3%
Officers
Hunter Armistead Executive Vice President, Business Development	216,072/0.22%	0/0%	60,768/15.9%	0/0%
Dyann Blaine Vice President, Assistant General Counsel	16,348/0.02%	0/0%	0/0%	0/0%
John Bodt(3) Vice President, Strategic Development	0/0%	0/0%	0/0%	0/0%
Julie Brand Vice President, Controller	5,714/0.01%	0/0%	0/0%	0/0%
Kevin Devlin Senior Vice President, Project Operations	33,280/0.03%	0/0%	0/0%	0/0%
Daniel Elkort Executive Vice President and Chief Legal Officer	101,532/0.10%	0/0%	44,283/11.6%	0/0%
Michael Garland Chief Executive Officer	421,474/0.43%	0/0%	175,012/45.8%	0/0%
Kim Liou Vice President, General Counsel and Corporate Secretary	10,744/0.01%	0/0%	0/0%	0/0%
Michael Lyon President	195,660/0.20%	0/0%	36,461/9.6%	0/0%
John Martinez Vice President, Operations	11,772/0.01%	0/0%	0/0%	0/0%
Richard Ostberg Senior Vice President, Chief Accounting Officer	32,963/0.03%	0/0%	0/0%	0/0%
Esben Pedersen Chief Financial Officer	167,376/0.17%	0/0%	36,461/9.6%	0/0%
Christopher Shugart Senior Vice President, Corporate Operations	74,936/0.08%	0/0%	29,169/7.6%	0/0%
Sarah Webster Vice President, Investor Relations and Corporate Communications	16,509/0.02%	0/0%	0/0%	0/0%

(1)	Includes an aggregate of 621,296 unvested Company Restricted Shares and Company Performance Shares, as applicable.
(2)	All Company Options have an exercise price of $22.00 per share.
(3)

Mr. Bodt is an officer of Pattern who does not own any equity securities of Pattern; however, Mr. Bodt has been granted certain cash awards which are linked to the share price of Company Common Stock and are expected to be liquidated at the time of the Closing. The aggregate amount of proceeds that are expected to be received by Mr. Bodt at the time of the Closing is $146,124 in connection with the foregoing cash awards, with such amount being determined using the per share Merger Consideration of $26.75.

Previous Distributions

During the five-year period prior to the date of the Merger Agreement, Pattern has not distributed any shares of Company Common Stock, other than as set out below:

Date of Distribution	Number of Shares		Price per Share	Aggregate Gross Proceeds to Pattern
2019
March 2019	262,299		N/A(1)	N/A
January 2019	6,703		N/A(1)	N/A
January 2019	19,542		N/A(2)	N/A
2018
March 2018	279,416		N/A(1)	N/A
January 2018	5,817		N/A(1)	N/A
2017
October 2017	9,200,000	(3)	$23.40	$215,280,000
October 2017	136,700	(4)	$24.01 to $24.91	$3,319,318
September 2017	624,561	(4)	$24.51 to $25.61	$15,615,268
August 2017	307,000	(4)	$24.54 to $24.96	$7,626,912
June 2017	25,251		N/A(1)	N/A
March 2017	206,957		N/A(1)	N/A
2016
August 2016	11,300,000	(3)	$23.90	$270,070,000
July 2016	1,240,504	(4)	$23.23 to $24.26	$29,233,095
March 2016	287,904		N/A(1)	N/A
2015
July 2015	5,435,000	(3)	$23.00	$125,005,000
April 2015	186,136		N/A(1)	N/A
February 2015	7,000,000	(3)	$29.25	$204,750,000
2014
December 2014	15,555,000	(5)	N/A	N/A
November 2014	2,430	(6)	$22.00	$53,460

(1)	Issuance of Company Restricted Shares and/or Company Performance Shares.
(2)	Issuance of shares of Company Common Stock upon conversion of previously granted Company RSUs.
(3)	Shares of Company Common Stock issued in public offering.
(4)	Shares of Company Common Stock issued under Pattern’s “at-the-market” offering program.
(5)	Shares of Company Common Stock issued upon conversion of Pattern’s Class B common stock.
(6)	Shares of Company Common Stock issued upon exercise of Company Options.

Previous Purchases and Sales

Excluding the exercise of convertible securities, no Company Common Stock, Company Preferred Stock or other securities of Pattern have been purchased or sold by Pattern during the 12-month period preceding the date of the Merger Agreement, other than as set out below:

Previous Sales

Date of Transaction	Type of Security	Number of Securities Sold	Price per Security	Aggregate Gross Proceeds
October 2019(1)	Company Preferred Stock	10,400,000 Shares	$24.625	$256,100,000

(1)	Private placement.

Previous Purchases

Date of Transaction	Type of Security	Number of Securities	Average Price Paid Per Share
June 2019(1)	Company Common Stock	1,486	$22.99
March 2019(1)	Company Common Stock	24,955	$21.70
December 2018(1)	Company Common Stock	44,255	$20.89

(1)	Repurchases of Company Common Stock tendered in satisfaction of tax withholding obligations upon the vesting of certain officer and/or director restricted stock grants.

Material Changes in the Affairs of the Corporation

To the knowledge of the directors and executive officers of Pattern and except as publicly disclosed or otherwise described elsewhere in this proxy statement, there are no plans or proposals for material changes in the affairs of Pattern.

Dividend Policy

A summary of the dividends declared and paid on Company Common Stock in the two years preceding the Merger Agreement is set out under the section entitled “Market Prices and Dividend Data” beginning on page 125 of this proxy statement. On October 31, 2019, we declared (1) a cash dividend for the fourth quarter of 2019, payable on January 31, 2020 to the holders of record of Company Common Stock on December 31, 2019, in the amount of $0.4220 per share of Company Common Stock, which represents $1.688 on an annualized basis and (2) an aggregate cash dividend, payable on January 31, 2020 to the holders of record of Company Preferred Stock as of January 15, 2020, in the amount of $3.9 million. Following the payment of such dividends, we have agreed in the Merger Agreement to suspend the payment of any future dividends other than (1) regular quarterly dividends on Company Common Stock in an amount not exceeding $0.422 per share of Company Common Stock, (2) ordinary course dividends paid by any subsidiary Pattern or any of its subsidiaries and the other equity holders of such subsidiary, in each case on a pro rata basis according with such subsidiary’s governing documents, (3) dividends paid to tax equity investors in accordance with capital contribution or investment agreements or organizational documents and (4) cash dividends paid in accordance with the Certificate of Designations of Rights and Preferences of the Company Preferred Stock. Declaration and payment of such dividends by Pattern is subject to the applicable requirements of the DGCL and, in the case of dividends on Company Preferred Stock, the Certificate of Designations of Rights and Preferences of the Company Preferred Stock. Prior to completion of the Merger, Pattern does not have any plan or intention to change its dividend policy.

Benefits of the Merger

Our “executive officers” (as defined under U.S. federal securities laws) include our “named executive officers” (as defined under U.S. federal securities laws) (Messrs. Armistead, Elkort, Garland, Lyon and Pedersen) and three additional executive officers (Messrs. Devlin, Ostberg and Shugart). In addition to the disclosure provided in respect of our directors and such executive officers under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement, there are also direct or indirect benefits of the Merger to our additional “officers” (as such term defined under applicable Canadian securities laws, which individuals are listed along with the executive officers in the table above under the caption “—Ownership of Securities of Pattern”) of Pattern, as more fully described below. In this section of the proxy statement, the term “additional officers” refers to such listed persons, other than our executive officers.

Treatment of Pattern Equity Awards

In addition to those equity awards held by our executive officers and directors, certain of our additional officers also hold Company Restricted Shares as noted in the section captioned “—Ownership of Securities of Pattern” beginning on page 81 of this proxy statement. The treatment of these equity awards as a result of the Merger held by such additional officers will be as set forth under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Pattern Equity Awards” beginning on page 69 of this proxy statement.

Assuming that the Effective Time of the Merger is January 1, 2020, the estimated aggregate value of unvested equity awards held by our additional officers is $659,456. The foregoing amount has been determined using the per share Merger Consideration of $26.75.

Contribution Agreement

As disclosed in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” beginning on page 77 of this proxy statement, Pattern has agreed to pay 50% of the cost of the legal fees incurred by our executive officers, including our named executive officers, for outside legal counsel in connection with the Merger, the estimated aggregate value of which is approximately $700,000 as of November 15, 2019 (with the other 50% of such cost being paid by Pattern Development, an entity in which Pattern has a 29% ownership interest). In addition to the named executive officers referred to in the table under the caption “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Contribution Agreement—Pattern Equity Awards and PEGH2 Units—Executive Officer Holdings,” Ms. Blaine, Mr. Bodt and Ms. Webster also hold equity interests in PEGH2, which will be exchanged into indirect Newco Units under the Contribution Agreement. Following completion of the PEGH2 Closing, it is estimated that such additional officers of Pattern together with our executive officers, each of whom is a “related party” (as defined in MI 61-101) of Pattern, will own, in aggregate, less than 2% of Newco.

Additional Agreements or Arrangements with Certain Officers of Pattern

In addition to those agreements or arrangements in respect of our executive officers set forth under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger—Agreements or Arrangements with our Executive Officers” beginning on page 71 of this proxy statement, our additional officers are covered by standard company policies that provide for certain payments and benefits in the event of certain qualifying terminations of employment, including severance payments generally between one and ten months of base salary depending upon such individual’s job level and tenure, which may be increased by up to 100% for a qualifying termination related to the Merger, the payment of COBRA premiums for medical coverage for the duration of the severance period and payment of 2019 bonuses. The value of the payments and benefits to such additional officers, assuming a qualifying termination and that Pattern increases the severance benefits by 100% for each such individual, is estimated not to exceed $3,000,000 in the aggregate. In addition, although no decisions have yet been made, Pattern may approve the payment of additional bonuses to some of these additional officers of Pattern in connection with their services to us relating to the Merger. While no decisions have yet been made, it is anticipated that the aggregate amount of such bonuses, if awarded, would not exceed $500,000.

Insurance and Indemnification of Certain Persons

For a description of continuing insurance and indemnification of certain persons, including each of our present or former directors or officers, refer to the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interests of Our Directors and Executive Officers in the Merger—Insurance and Indemnification of Directors and Executive Officers” beginning on page 73 of this proxy statement for further information.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be funded via equity financing and debt financing as described below, as well as cash on our balance sheet, if any. This amount includes the funds needed to (1) pay stockholders the amounts due under the Merger Agreement, (2) make payments in respect our outstanding equity-based awards pursuant to the Merger Agreement and (3) repay our existing indebtedness, to the extent required under the terms of such indebtedness.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

Equity Financing

In connection with the Merger, Parent and CPPIB have entered into an equity commitment letter, dated as of November 3, 2019 (the “equity commitment letter”), pursuant to which CPPIB has committed, subject to the conditions and limitations set forth in the equity commitment letter, to provide equity financing in an aggregate amount of up to $2.64 billion, or such lesser amount, together with the debt financing, as may be required by Parent to make the payment of (1) the per share Merger Consideration to our stockholders at the Closing and (2) any fees, costs and expenses required to be paid by Parent or Merger Sub in connection with the consummation of the Merger, in each case as set forth in the Merger Agreement on the terms and subject to the conditions set forth therein.

Funding of the equity financing is subject to the conditions and limitations provided in the equity commitment letter, which include: (1) the satisfaction in full or valid waiver, on or before the Closing, of all of the conditions precedent to Parent’s and Merger Sub’s obligations to consummate the Merger under the Merger Agreement; (2) the substantially concurrent receipt by Parent of the net cash proceeds of the debt financing or confirmation from Parent’s financing sources that such proceeds will be received at the Closing subject only to the consummation of the Closing; and (3) our irrevocable confirmation in writing to Parent that all conditions precedent to our obligations to consummate the Merger under the Merger Agreement have been satisfied or that we would be willing to waive any such conditions that are unsatisfied and that we stand ready, willing and able to consummate the Closing.

The equity commitment letter and CPPIB’s obligation to fund all or any portion of the equity financing will automatically terminate and cease to be of any further force or effect without the need for any further action by any person (at which time the obligations of CPPIB under the equity commitment letter will be immediately discharged in full) upon the earliest of (1) the termination of the Merger Agreement in accordance with its terms; (2) the Closing; and (3) Pattern or any of its affiliates commencing any lawsuit or other proceeding (whether at law or in equity, in tort, contract or otherwise) or asserting any claim under or in respect of the equity commitment letter, the Merger Agreement or any of the documents relating thereto, or the transactions contemplated thereby, with certain limited exceptions.

We are an express third-party beneficiary of the equity commitment letter for the purpose of causing the equity financing to be funded, but solely to the extent that we have been awarded, in accordance with, and subject to, the terms and conditions of the Merger Agreement, specific performance to require Parent to cause the equity financing under the equity commitment letter to be funded. For more information, see the section captioned “The Merger Agreement—Specific Performance” beginning on page 123 of this proxy statement.

Debt Financing

In connection with the Merger, Parent has obtained a debt commitment letter (the “debt commitment letter”) from a consortium of financial institutions (in each case, acting directly or through their respective affiliates or branches, as appropriate, collectively, the “debt commitment parties”) pursuant to which they have committed to provide Merger Sub, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, with (1) up to $650.0 million of senior secured 364-day bridge term loans and (2) a senior secured 364-day revolving credit facility in a principal amount of not more than $300.0 million.

The proceeds of the debt financing may be used, among other purposes, (1) to finance, in part, the transactions contemplated by the Merger Agreement; (2) to repay our existing indebtedness, to the extent that repayment of such indebtedness is required under its terms; and (3) to pay costs and expenses in connection with the aforementioned transactions.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to a number of conditions, including (1) the execution and delivery of definitive documentation consistent with the terms of the debt commitment letter; (2) the substantially simultaneous or substantially concurrent consummation of the Merger in accordance with the terms of Merger Agreement (without giving effect to any amendment, waiver, consent or other modification to the Merger Agreement that is materially adverse to the lenders in their capacities as such unless approved by the debt commitment parties); (3) since the date of the Merger Agreement, there not having been a Company Material Adverse Effect; (4) delivery of certain audited and unaudited financial statements; (5) payment of all applicable fees and reasonable and, to the extent invoiced, documented out-of-pocket expenses; (6) the receipt of all documentation and other information about the borrower and guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act); (7) the accuracy of specified representations and warranties in the loan documents under which the debt financing will be provided and the accuracy of certain representations and warranties in the Merger Agreement (but only to the extent that Parent has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement); (8) the execution and delivery of guarantees by certain guarantors and the taking of certain actions necessary to create and perfect a security interest in specified items of collateral; (9) the substantially simultaneous or substantially concurrent consummation of the equity financing; and (10) delivery of a customary solvency certificate and certain other customary closing documents.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter will terminate at the earliest of (1) five business days after the Termination Date (as defined in and, if applicable, extended pursuant to the Merger Agreement and as described in the section captioned “The Merger Agreement—Termination of the Merger Agreement” beginning on page 120 of this proxy statement) if the Closing will not have occurred on or prior to such date, provided that such Termination Date shall not be later than November 3, 2020; (2) the termination of the Merger Agreement without the consummation of the Merger having occurred; or (3) the Closing occurs without the use of the senior secured 364-day term loan facility, and the senior secured 364-day revolving facility.

The definitive documentation governing the debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

Parent and Merger Sub are required under the Merger Agreement to use their respective reasonable best efforts to take (or cause to be taken) all actions necessary, proper or advisable to arrange, obtain and consummate the debt financing in an amount required to consummate the transactions contemplated by the Merger Agreement not later than the closing date of the Merger on the terms and conditions of the debt commitment letter and any related fee letter. In the event any portion of the debt financing in an amount required to consummate the transactions contemplated by the Merger Agreement becomes unavailable on the terms and conditions contemplated in the debt commitment letter and any related fee letter for any reason, Parent is required under the Merger Agreement to use its reasonable best efforts to, as promptly as practicable following the occurrence of such event, notify Pattern and to use its reasonable best efforts to take (or cause to be taken) all actions necessary, proper or advisable to arrange to obtain alternative financing on terms and conditions not less favorable to Pattern than the terms and conditions contained in the debt commitment letter in an amount sufficient, when added to the portion of the debt financing that is and remains available, the equity financing and our and our subsidiaries’ available cash, if any, to consummate the transactions contemplated by the Merger Agreement. In no event will the reasonable best efforts of Parent or Merger Sub be deemed to require Parent or Merger Sub to pay any fees in excess of those contemplated by the debt commitment letter. As of the date of this proxy statement, the debt commitment letter remains in effect, and Parent has not notified us of any plans to utilize alternate financing.

Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement are not contingent on Parent’s and Merger Sub’s ability to obtain the debt financing (or any alternative financing) or any specific term with respect to such debt financing.

Pattern’s Cooperation

We have agreed to use our reasonable best efforts prior to the Closing to provide, and to cause our Representatives to use reasonable best efforts to provide, in each case at Parent’s sole expense, all cooperation as is reasonably requested by Parent to assist Parent in causing the conditions in the debt commitment letter to be satisfied or as is otherwise reasonably requested by Parent or the debt financing sources and is reasonably necessary or customary for financings similar to the debt financing contemplated by the debt commitment letter (provided that such request does not unreasonably disrupt or interfere with the business or operations of Pattern or its subsidiaries), including, among other things, using reasonable best efforts to:

•

assist in preparation for and participate in marketing efforts and a reasonable number of meetings, conference calls, presentations and roadshows, due diligence sessions, drafting sessions and sessions with rating agencies and assist in obtaining ratings in connection with the debt financing;

•

(1) reasonably assist with the timely preparation of materials for rating agency presentations and bank information memoranda, lender presentations, investor presentations, offering documents, prospectuses, memoranda and similar documents for the debt financing and (2) request and facilitate Parent’s obtaining of customary auditors’ consents and reports and customary comfort letters of our independent accountants;

•	provide information required under applicable “know your customer” and anti-money laundering rules and regulations; and

•

execute and deliver, as of the Closing Date, any guarantee, pledge and security documents and other definitive financing documents or other certificates and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the debt financing.

None of our or our subsidiaries or our respective directors, officers or employees will be required to enter into or perform any agreement (other than customary representation letters and authorization letters) with respect to the debt financing that is not contingent upon the closing or that would be effective prior to the Effective Time and the directors and managers of our subsidiaries will not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the debt financing is to be obtained prior to the Effective Time unless such directors and managers are to remain as directors and managers after the Effective Time and such resolutions are contingent upon, or only effective as of, the Effective Time. Parent will promptly reimburse us, upon our request, for all out-of-pocket fees, costs and expenses incurred by us or our subsidiaries in connection with our cooperation with the debt financing and will indemnify and hold harmless each of us, our subsidiaries and our respective affiliates and Representatives against any and all liabilities and losses incurred by us in connection with such cooperation, other than to the extent such liabilities or losses were suffered or incurred as a result of fraud or intentional misrepresentations, misstatements or omissions on the part of Pattern or any of its affiliates.

Limited Guarantee

Subject to the terms and conditions set forth in the Limited Guarantee, the CPPIB Guarantor has guaranteed the full, complete and timely performance by Parent of certain payment obligations under the Merger Agreement, including (1) the payment by Parent of the Parent Termination Fee if, when and as due in accordance with the Merger Agreement and (2) the payment of monetary damages as a result of the willful breach of the Merger Agreement or fraud by Parent or Merger Sub on or before the Closing under and in accordance with the terms of the Merger Agreement.

The CPPIB Guarantor’s obligations under the Limited Guarantee are subject to a maximum aggregate cap of $204.0 million, plus (1) any accrued interest on any fees not paid by Parent and (2) the reimbursement of any expenses payable in connection with our and our subsidiaries’ cooperation with the equity financing and debt financing.

The Limited Guarantee will terminate and be of no further force and effect and the CPPIB Guarantor will have no further obligation or liability under the Limited Guarantee, the Merger Agreement, the equity commitment letter or any other document or instrument delivered in connection therewith or in respect of the transactions contemplated thereby (or the termination or abandonment thereof), upon the earliest to occur of: (1) the Closing; (2) the valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any guaranteed obligations; (3) the payment of the guaranteed obligations by the CPPIB Guarantor to us pursuant to the Limited Guarantee; (4) the date that is three months after the termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be required pursuant to the terms and conditions of the Merger Agreement to make a payment of the guaranteed obligations, if (x) by such date we have not commenced a suit, action or other proceeding against Parent alleging that payment is due for such guaranteed obligation (or, if we have commenced a suit, action or other proceeding under the Limited Guarantee prior to such date, the date that such claim is fully and finally satisfied or otherwise resolved and, if applicable, paid in accordance with such full and final resolution).

Except in the case of fraud, our and our affiliates’ sole and exclusive remedy against the CPPIB Guarantor and any related persons of the CPPIB Guarantor in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby are claims by us (1) against the CPPIB Guarantor and any related persons of the CPPIB Guarantor under the Limited Guarantee, (2) against CPPIB and its Representatives under the confidentiality agreement between us and CPPIB, (3) against Parent or Merger Sub and their respective successors and assigns under and subject to the Merger Agreement or (4) against CPPIB and its successors and assigns under and subject to the equity commitment letter pursuant to the third party beneficiary rights granted thereunder to us.

Closing and Effective Time

The closing of the Merger will take place no later than the fourth business day after the satisfaction or waiver in accordance with the Merger Agreement of all the conditions to closing of the Merger (as described under the section captioned “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 118 of this proxy statement), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions.

As soon as reasonably practicable following the Closing, we and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and approval of the Merger, who properly demand appraisal of their shares of Company Common Stock, who do not withdraw such demand and who continuously hold such shares through the Effective Time of the Merger may be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex B and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder of shares” are to the record holder of shares of Company Common Stock unless otherwise noted herein. Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a brokerage firm, bank, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Company Common Stock through a brokerage firm, bank, trust or other nominee and you wish to exercise appraisal rights, you should consult with your brokerage firm, bank, trust or other nominee.

Any stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262, which is attached hereto as Annex B, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 for demanding and perfecting appraisal rights may result in the loss of such rights.

Under Section 262, holders of Company Common Stock who (1) submit a written demand for an appraisal of their shares of Company Common Stock prior to the stockholder vote on the adoption of the Merger Agreement and approval of the Merger; (2) do not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement and approval of the Merger; (3) continue to hold their shares of Company Common Stock through the Effective Time; and (4) do not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (5) otherwise meet the criteria and follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (subject, in the case of interest payments), to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262 of the DGCL. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of Company Common Stock who asserted appraisal rights unless (x) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Company Common Stock as measured in accordance with subsection (g) of Section 262 or (y) the value of the aggregate Merger Consideration in respect of such shares exceeds $1.0 million. We refer to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the

$26.75 per share consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such as of the close of business on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes our notice to the holders of Company Common Stock that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex B. In connection with the Merger, any holder of shares of Company Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex B carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement (without interest). Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company Common Stock, we believe that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel. A stockholder who loses their appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such shares of Company Common Stock.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Company Common Stock must fully comply with Section 262 of the DGCL, which means doing, among other things, ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement and approve the Merger;

•	the stockholder must deliver to us a written demand for appraisal before the vote on the adoption of the Merger Agreement and approval of the Merger at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•

the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement and approval of the Merger, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the adoption of the Merger Agreement and approval of the Merger, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of Company Common Stock wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the Merger Agreement and approval of the Merger at the special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement and approval of the Merger. A holder of shares of Company Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless timely revoked, be voted in favor of the adoption of the Merger Agreement and approval of the Merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement and approval of the Merger or abstain from voting on the adoption of the Merger Agreement and approval of the Merger. Neither voting against the adoption of the Merger Agreement and approval of the Merger nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement and approve the Merger will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement and approval of the Merger. A proxy or vote against the adoption of the Merger Agreement and approval of the Merger will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement and approval of the Merger at the special meeting may constitute a waiver of appraisal rights.

Only a holder of record of shares of Company Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Company Common Stock should be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS, TRUST OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BROKERAGE FIRM, BANK, TRUST OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKERAGE FIRM, BANK, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKERAGE FIRM, BANK, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Pattern Energy Group Inc.

Attention: Corporate Secretary

1088 Sansome Street

San Francisco, CA 94111

Any holder of shares of Company Common Stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to us a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the Merger within 60 days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of Company Common Stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement and approval of the Merger that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Company Common Stock who has complied with Section 262 and is entitled to appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all our stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Company Common Stock. Accordingly, any holders of Company Common Stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Company Common Stock within the time and in the manner prescribed in Section 262. The failure of a holder of shares of Company Common Stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of Company Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and approval of the Merger and with respect to which we have received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statement. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of Company Common Stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the Verified List at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the Surviving Corporation.

After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

The Delaware Court of Chancery will dismiss appraisal proceedings as to all our stockholders who assert appraisal rights unless (1) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Company Common Stock as measured in accordance with subsection (g) of Section 262 or (2) the value of the aggregate Merger Consideration in respect of the shares for which appraisal rights have been pursued and perfected exceeds $1,000,000.

Determination of Fair Value

After determining the holders of Company Common Stock entitled to appraisal and that at least one of the ownership thresholds above has been satisfied in respect of our stockholders seeking appraisal rights, the Delaware Court of Chancery will determine the “fair value” of the shares of Company Common Stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, the Surviving Corporation has the right, at any point prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the Surviving Corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the Surviving Corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest accrued before such voluntary cash payment, unless paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In Dell, Inc. v. Magnetar Global Event Driven Master Fund Ltd., 177 A.3d 1 (Del. 2017) and DFC Global Corp. v. Muirfield Value Partners, L.P., 172 A.3d 346 (Del. 2017), the Delaware Supreme Court declined to adopt a presumption favoring reliance upon the deal price in determining fair value, but noted that the deal price is one of the relevant factors to be considered, and can often be the best evidence of fair value in arm’s-length mergers with a robust sales process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of Company Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Company Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and holders of Company Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither we nor Parent anticipates offering more than the Merger Consideration to any holder of shares of Company Common Stock exercising appraisal rights, and we and Parent each reserve the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. If a petition for appraisal is not timely filed or if neither of the ownership thresholds is met, then the right to an appraisal will cease.

Upon application by the Surviving Corporation or by any holder of shares of Company Common Stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Company Common Stock whose name appears on the Verified List and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of Company Common Stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights or that neither of the ownership thresholds is met. The Delaware Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by the Surviving Corporation to the stockholders entitled thereto. Payment will be made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and in the case of holders of shares represented by certificates, upon the surrender to the Surviving Corporation of the certificate(s) representing such stock. The Delaware Court of Chancery’s decree may be enforced as other decrees in such court may be enforced.

The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a holder of shares of Company Common Stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a holder of shares of Company Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such an order, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the consideration payable in the Merger, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds is met or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the consideration payable in the Merger in accordance with Section 262 of the DGCL.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Company Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Company Common Stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds is met or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger Consideration, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any holder of shares of Company Common Stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders and Non-U.S. Holders (both as defined below) of shares of Company Common Stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Company Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•

tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as, for example, financial institutions; tax-exempt organizations; governmental organizations; holders who acquired shares of Company Common Stock through a 401(k), deferred compensation plan or other retirement plan; S corporations; any entities or arrangements classified as partnerships or pass-through entities for U.S. federal income tax purposes or investors in such pass-through entities; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; persons required to conform their tax reporting of income to their financial statements under Section 451(b) of the Code; regulated investment companies; real estate investment trusts; entities that are “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders who hold their shares of Company Common Stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of Company Common Stock pursuant to the exercise of employee options or other compensation arrangements;

•	tax consequences to holders exercising appraisal rights;

•	tax consequences to holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

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tax consequences to holders who hold their shares of Company Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	any U.S. federal estate, gift or alternative minimum tax consequences; or

•	any state, local or foreign tax consequences.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of Company Common Stock and partners therein are urged to consult their tax advisors regarding the consequences of the Merger.

No opinion of counsel or ruling from the IRS has been or will be obtained regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

A HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares reduced, but not below zero, by any distributions received that were in excess of Pattern’s current and accumulated earnings and profits. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of shares of Company Common Stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Company Common Stock (i.e., common stock acquired at the same cost in a single transaction).

U.S. Holders that are individuals, estates or trusts, and whose income exceeds certain thresholds, are required to pay an additional 3.8% tax on their “net investment income.” Net investment income includes, among other items, capital gains recognized on the receipt of cash in exchange for shares of Company Common Stock, subject to certain limitations and exceptions. U.S. Holders are urged to consult their own tax advisors regarding the effect, if any, of the net investment income tax on their exchange of shares of Company Common Stock for cash pursuant to the Merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Company Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder as a result of the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net income basis at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year that includes the Merger, and certain other specified conditions are met, in which case such gain, which may be offset by U.S.-source capital losses recognized in the same taxable year, generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•

we are or have been a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code (“USRPHC”) at any time within the shorter of the five-year period ending on the date of completion of the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Company Common Stock (the “relevant period”) and such Non-U.S. Holder owns (or is deemed to own pursuant to certain attribution rules) more than 5% of the outstanding shares of Company Common Stock at any time during the relevant period, in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Although no assurances can be given in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 24%) may apply to proceeds received by a U.S. Holder or Non-U.S. Holder pursuant to the Merger. Backup withholding, however, will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number, certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) and otherwise complies with all applicable requirements of the backup withholding rules; (2) a Non-U.S. Holder that provides a certification of such Non-U.S. Holder’s foreign status on the appropriate IRS Form W-8 (or a substitute or successor form); or (3) a U.S. Holder or Non-U.S. Holder that otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Each U.S. Holder and Non-U.S. Holder is urged to consult its own tax advisor regarding the information reporting and backup withholding tax rules.

THE DISCUSSION SET FORTH ABOVE IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO HOLDERS OF COMPANY COMMON STOCK. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Material Canadian Federal Income Tax Consequences of the Merger

The following is a summary of the material Canadian federal income tax considerations under the Tax Act, generally applicable to a holder of shares of Company Common Stock who receives Merger Consideration in exchange for such shares pursuant to the Merger, and who, for the purposes of the Tax Act and at all relevant times, holds such shares of Company Common Stock as capital property, deals at arm’s length with us, Parent and Merger Sub and is not affiliated with us, Parent or Merger Sub, which we refer to as a “Holder.” For greater certainty, this summary does not address the Canadian federal income tax considerations to a holder of shares of Company Common Stock who exercises appraisal rights in respect of the Merger. Shares of Company Common Stock will generally be considered to be capital property to a holder unless the holder holds such shares in the course of carrying on a business of buying and selling securities or has acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder: (i) with respect to which we are or will be, or that is a corporation that does not deal at arm’s length for the purposes of the Tax Act with a corporation with respect to which we are or will be, at any time, a “foreign affiliate” within the meaning of the Tax Act, (ii) that is a “financial institution” for the purposes of the mark-to-market rules under the Tax Act, (iii) an interest in which is a “tax shelter” or a “tax shelter investment,” each as defined in the Tax Act, (iv) which has made a “functional currency” reporting election under section 261 of the Tax Act to report the Holder’s “Canadian tax results” (as defined in the Tax Act) in a currency other than the Canadian currency, (v) that received such shares pursuant to the exercise of employee stock options or other employment-related arrangements, or (vi) that has entered, or will enter, into a “derivative forward agreement,” as defined in the Tax Act, with respect to shares of Company Common Stock. Any such holder should consult its own tax advisor with respect to the income tax considerations applicable to it in respect of the Merger.

This summary is based on the current provisions of the Tax Act and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency, or the “CRA,” made publicly available prior to the date of this proxy statement. This summary also takes into account all proposed amendments to the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this proxy statement, which we refer to as the “Proposed Amendments,” and assumes that such Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be enacted in their current form or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any other changes in law or any changes in the CRA’s administrative policies or assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from those in the Tax Act.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER, AND NO REPRESENTATIONS WITH RESPECT TO THE INCOME TAX CONSIDERATIONS APPLICABLE TO ANY PARTICULAR HOLDER ARE MADE. THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. THE RELEVANT TAX CONSIDERATIONS APPLICABLE TO DISPOSING OF SHARES PURSUANT TO THE MERGER MAY VARY ACCORDING TO THE STATUS OF A HOLDER, THE JURISDICTION IN WHICH THE HOLDER RESIDES OR CARRIES ON BUSINESS AND THE HOLDER’S OWN PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Company Common Stock (including adjusted cost base and proceeds of disposition) must generally be expressed in Canadian dollars. Amounts denominated in any other currency must be converted into Canadian dollars using the appropriate exchange rate in accordance with the detailed rules in the Tax Act in that regard.

Holders Resident in Canada

The following discussion applies to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is resident in Canada, which we refer to as a “Canadian Holder.”

Shares of Company Common Stock are not “Canadian securities” for the purpose of the irrevocable election under subsection 39(4) of the Tax Act to treat all “Canadian securities,” as defined in the Tax Act, owned by a Canadian Holder as capital property, and therefore such election will not apply to shares of Company Common Stock. Holders resident in Canada for purposes of the Tax Act that do not hold shares of Company Common Stock as capital property should consult their own tax advisors regarding their particular circumstances.

A Canadian Holder that receives Merger Consideration in respect of a share of Company Common Stock pursuant to the Merger will be considered to have disposed of such share for proceeds of disposition equal to the Merger Consideration. As a result, a Canadian Holder will realize a capital gain (or capital loss) to the extent that such Canadian Holder’s proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are exceeded by) the adjusted cost base to the Canadian Holder of such share of Company Common Stock immediately before the Merger.

Generally, one-half of any capital gain, which we refer to as a “taxable capital gain,” realized by a Canadian Holder will be included in the Canadian Holder’s income for the year of disposition. One-half of any capital loss, which we refer to as an “allowable capital loss,” realized by a Canadian Holder in a taxation year generally must be deducted by the Canadian Holder against taxable capital gains in that year (subject to, and in accordance with, the provisions of the Tax Act). Allowable capital losses in excess of taxable capital gains realized by a Canadian Holder in a taxation year may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Capital gains realized by a Canadian Holder that is an individual or trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax under the Tax Act.

U.S. tax, if any, levied on any gain realized on a disposition of shares of Company Common Stock under the Merger may be eligible for a foreign tax credit under the Tax Act to the extent and under the circumstances described in the Tax Act. Canadian Holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regard to their particular circumstances.

A Canadian Holder that is, throughout its taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be subject to pay an additional refundable tax on its “aggregate investment income” (as defined in the Tax Act), including an amount in respect of net taxable capital gains.

Holders Not Resident in Canada

The following portion of this summary is applicable to a Holder who at all relevant times: (i) is not, and will not be, resident or deemed to be resident in Canada for purposes of the Tax Act or any applicable tax treaty or convention; and (ii) does not and will not use or hold, and is not and will not be deemed to use or hold, shares of Company Common Stock in connection with, or in the course of, carrying on a business in Canada, which we refer to as a “Non-Canadian Holder.” Special rules, which are not discussed in this summary, may apply to a non-resident insurer carrying on business in Canada and elsewhere. Such a non-resident insurer should consult its own tax advisors.

A Non-Canadian Holder that receives Merger Consideration in respect of a share of Company Common Stock pursuant to the Merger will not be subject to Canadian income tax in respect of any capital gain realized on the disposition unless the share of Company Common Stock constitutes “taxable Canadian property” of the Non-Canadian Holder for the purposes of the Tax Act and no exemption is available under an applicable income tax treaty or convention between Canada and the jurisdiction in which the Non-Canadian Holder is resident.

Generally, shares of Company Common Stock will not be taxable Canadian property at a particular time of a Non-Canadian Holder provided that such shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the TSX) at that time, unless, at any time during the sixty-month period that ends at that time both (a)(i) the Non-Canadian Holder, (ii) persons not dealing at arm’s length with such Non-Canadian Holder, (iii) partnerships in which the Non-Canadian Holder or a person mentioned in (a)(ii) holds a membership interest directly or indirectly through one or more partnerships or (iv) any combination of (a)(i) to (iii), owned 25% or more of the issued shares of any class or series of our capital stock and (b) more than 50% of the fair market value of such shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada; (ii) “Canadian resource properties” as defined in the Tax Act; (iii) “timber resource properties” as defined in the Tax Act; and (iv) options in respect of, interests in, or for civil law rights in, any property listed in (b)(i) to (iii), whether or not the property exists. Although no assurances can be given in this regard, we do not believe that more than 50% of the fair market value of the shares of Company Common Stock has been or will be derived directly or indirectly from any of items (b)(i)-(iv) listed in the preceding sentence at any time in the sixty-month period preceding the Merger, such that Company Common Stock should not be considered to be taxable Canadian property of a Non-Canadian Holder at such time.

If a Non-Canadian Holder’s shares of Company Common Stock are considered to be taxable Canadian property (other than treaty-protected property, within the meaning of the Tax Act), then upon a disposition of such shares such Non-Canadian Holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under the heading “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Material Canadian Federal Income Tax Consequences of the Merger —Holders Resident in Canada” as if the Non-Canadian Holder were a resident of Canada. Any such Non-Canadian Holders should consult with their own tax advisors regarding the consequences of such capital gain (or capital loss) to them.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, shares of Company Common Stock may be deemed to be taxable Canadian property of a Non-Canadian Holder. Non-Canadian Holders whose shares of Company Common Stock are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Regulatory Approvals Required for the Merger

In the Merger Agreement, subject to certain limitations (including those in the immediately subsequent paragraph), we and Parent have agreed to use our respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable after the date of the Merger Agreement, including (1) providing to each and every federal, state, local or foreign court or governmental entity with jurisdiction over enforcement of any applicable antitrust, competition or other laws requiring the making of any notices, reports or other filings with, or consents, registrations, approvals, permits or authorizations from, any governmental entity with respect to the Merger of non-privileged information and documents requested by any such governmental entity or that are necessary, proper or advisable to permit prompt consummation of the Merger and (2) avoiding the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially impede, delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, including the proffer and agreement by Parent of its willingness to sell, lease, license, dispose of, hold separate pending such disposition, restrict, or otherwise limit the freedom of action, and promptly to effect the sale, lease, license, disposal, holding separate of, restriction on, and limitation on such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Pattern or any of our subsidiaries, if such action would be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or laws by any governmental entity that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger.

Notwithstanding the foregoing, Parent is not required to (1) take or enter into, or cause to be taken or entered into, any defense through litigation; (2) cause its affiliates, including CPPIB, to take or refrain from taking any action, other than the preparing and filing of documentation required for (and responding to any inquiries or information requests from any governmental entities in connection) with the consents, filings, clearances or other approvals set forth in the Merger Agreement; or (3) take any action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of us and our subsidiaries, taken as a whole.

HSR Act

Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until the expiration of a 30-calendar day waiting period, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, following the filing of Premerger Notification and Report Forms with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request for additional information and documentary materials.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, what the result of such challenge will be.

On December 6, 2019, early termination of the waiting period under the HSR Act was granted by the FTC.

CFIUS

Under Section 721 of Title VII of the Defense Production Act of 1950, CFIUS has the power to review, and the President has the power to block or unwind on national security grounds, any merger, acquisition or takeover, by or with a foreign person, that could result in foreign control of any U.S. business. Parties to transactions subject to CFIUS’s jurisdiction may voluntarily notify CFIUS of their proposed transactions, seeking the deal certainty provided by a CFIUS clearance. A condition on the completion of the Merger is that CFIUS has concluded its review of the Merger and determined that there are no unresolved national security concerns or, if CFIUS refers the case to the President, the President makes a decision not to suspend or prohibit the Merger.

Canadian Antitrust Approval

Under the Competition Act (Canada), prior to consummating the Merger, either (1) the Commissioner of Competition in Canada must have issued an advance ruling certificate under section 102(1) of the Competition

Act (Canada) to the effect that he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal for an order under section 92 of the Competition Act (Canada) with respect to the transactions contemplated by the Merger Agreement or (2) (A) the applicable waiting period, including any extension thereof, under section 123 of the Competition Act (Canada) must have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act (Canada) must have been waived in accordance with paragraph 113(c) of the Competition Act (Canada) and (B) the Commissioner of Competition in Canada must have issued a “no-action” letter confirming that he does not as of the date of the letter intend to make an application for an order under section 92 of the Competition Act (Canada) in respect of the transactions contemplated by the Merger Agreement.

On November 25, 2019, the Commissioner of Competition in Canada issued an advance ruling certificate under section 102(1) of the Competition Act (Canada). The Commissioner has completed his review and will not be challenging the transactions contemplated by the Merger Agreement.

Ukrainian Antitrust Approval

Under the provisions of the Ukraine Competition Act, prior to consummating the Merger, the AMC must have approved the Merger either by written approval or by expiration of a forty-five day waiting period that begins upon submission of a complete application for approval of the Merger. If the AMC opens an investigation, there is an additional waiting period of three months from the date when the AMC receives all additionally requested information. If after this three-month waiting period there is no decision from the AMC, and the investigation is not suspended by the AMC, under certain limited circumstances as provided for by the Ukraine Competition Act, the Merger is deemed to be approved. On December 4, 2019, we and CPPIB submitted an application for approval to the AMC.

Japanese Approvals

If deemed applicable to the Merger, under the Act Concerning the Prohibition of Private Monopoly and Maintenance of Fair Trade, as amended, prior to consummating the Merger, the Japanese Fair Trade Commission must have approved the Merger or the expiration or early termination of the relevant review period must have occurred.

FERC Approval

Under Section 203 of the FPA, prior to the consummation of the Merger, FERC must have completed its review process and approved the Merger.

On November 22, 2019, we and Parent filed with FERC an application for authorization under Section 203 of the FPA.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Effect on Pattern if the Merger is Not Completed

If the Merger Agreement is not adopted and the Merger is not approved by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Company Common Stock. Instead, we will remain a stand-alone public company, our shares of Company Common Stock will continue to be listed and traded on Nasdaq and the TSX and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which we operate and risks related to adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of our shares of Company Common Stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our shares of Company Common Stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company Common Stock. If the Merger is not completed, our Board will continue to evaluate and review our business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted and the Merger is not approved by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to our Board will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, we will be required to pay to Parent a termination fee of up to $79.0 million if the Merger Agreement is terminated under specified circumstances. For more information, please see the section captioned “The Merger Agreement—Termination Fees” beginning on page 122 of this proxy statement.

Vote Required and Board Recommendation

The Merger Agreement must be approved by the affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class, in each case outstanding and entitled to vote thereon. In addition, under applicable Canadian securities laws, the Merger is also required to be approved by a majority of votes cast by holders of Company Common Stock, other than those holders required to be excluded from such vote under such laws. If you are a stockholder of record and you abstain from voting or fail to cast your vote, in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger. If you are a beneficial owner and you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the Merger.

Our Board, following the recommendation of the Special Committee, has approved the Merger Agreement and the Merger and determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of Pattern and our stockholders.

Our Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Pattern, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by Pattern in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Pattern, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Pattern, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Pattern, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Pattern, our business, Parent or Merger Sub. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Pattern and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Pattern, with Pattern becoming a subsidiary of Parent; and (2) the separate corporate existence of Merger Sub will thereupon cease and Pattern will be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Pattern and Merger Sub, and all of the debts, liabilities and duties of Pattern and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Immediately following the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub at the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of Merger Sub at the Effective Time will be the officers of the Surviving Corporation, until their successors are duly appointed. At the Effective Time, the certificate of incorporation of Pattern as the Surviving Corporation will be amended and restated in its entirety, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place no later than the fourth business day after the satisfaction or waiver in accordance with the Merger Agreement of all the conditions to closing of the Merger (as described under the section captioned “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 118 of this proxy statement), other than conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions. The Merger will become effective upon the filing of the Delaware Certificate of Merger, or at such later time as is agreed by the parties and specified in the Delaware Certificate of Merger.

Merger Consideration

Common Stock

At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by Parent or Merger Sub, shares of Company Common Stock owned by us (including shares held in treasury) and shares of Company Common Stock owned by stockholders who have properly made and not withdrawn or lost a demand for appraisal rights under Delaware law)) will be converted into the right to receive the Merger Consideration (which is $26.75 in cash, without interest and subject to applicable withholding taxes). All shares converted into the right to receive the Merger Consideration will automatically be canceled at the Effective Time.

Outstanding Equity Awards

Treatment of Company Options

At the Effective Time, to the extent not exercised or expired, each outstanding Company Option, whether or not exercisable or vested, will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Option multiplied by (y) the aggregate number of shares of Company Common Stock subject to such Company Option immediately before the Effective Time. Any Company Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration.

Treatment of Company Restricted Shares

At the Effective Time, except as described under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interest of Our Directors and Executive Officers in the Contribution Agreement” beginning on page 74 of this proxy statement, each outstanding Company Restricted Share with vesting conditioned on the passage of time will be vested and all restrictions will lapse in full as of immediately before the Effective Time, and each such Company Restricted Share will be converted into the right to receive the Merger Consideration.

Treatment of Company Performance Shares

At the Effective Time, except as described under the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Interest of Our Directors and Executive Officers in the Contribution

Agreement” beginning on page 74 of this proxy statement, each outstanding Company Performance Share will be vested based on the maximum level of performance and all restrictions will lapse in full as of immediately before the Effective Time, and each such Company Performance Share will be converted into the right to receive the Merger Consideration.

Treatment of Company RSUs

At the Effective Time, each outstanding Company RSU will be vested and all restrictions will lapse in full as of immediately before the Effective Time, and each such Company RSU will be canceled and converted into the right to receive an amount in cash, without interest, equal in value to the product of (x) the Merger Consideration multiplied by (y) the aggregate number of shares of Company Common Stock subject to such Company RSU award immediately before the Effective Time.

Payments with Respect to Equity Awards

The amounts described above with respect to each Company Option, Company Restricted Share, Company Performance Share and Company RSU will be paid at the Effective Time, except that the amounts described above with respect to each Company RSU that has been validly deferred or is otherwise subject to Section 409A of the Code will be paid at the earliest time permitted under Section 409A of the Code.

Payment Procedures

Prior to the Closing, Parent will select commercial bank or trust company (the “Paying Agent”) to make payments of the Merger Consideration to stockholders. On the closing date of the Merger, Parent will deposit or cause to be deposited with the Paying Agent cash sufficient to pay the aggregate Merger Consideration to holders of Company Common Stock. In addition, Parent will deposit with the Paying Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions that holders of Company Common Stock have the right to receive.

As soon as reasonably practicable after the Effective Time, the Paying Agent will send to each holder of record of eligible shares of Company Common Stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates (if any) and book-entry shares in exchange for their portion of the Merger Consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or adherence to the procedures set forth in the letter of transmittal with respect to book-entry shares representing Company Common Stock and (2) a duly completed and validly executed letter transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive their portion of the Merger Consideration in exchange therefor plus any dividends or other distributions that such holder has the right to receive. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within 365 days following Effective Time, such cash will be returned to Parent, upon demand, and any holders of Company Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of the Merger Consideration. Any cash deposited with the Paying Agent that remains unclaimed three years following the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any governmental entity) will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Merger Consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if reasonably required by Parent, deliver a bond in such amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties of Pattern, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by us are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means, with respect to Pattern, any change, event, effect, circumstance or development that, individually or taken together with other changes, events, effects, circumstances or developments, has a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of Pattern and its subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been, is or would be reasonably likely to be a Company Material Adverse Effect:

•

any changes in the general economic or political conditions or the securities, credit, currency or other financial markets in general, in each case in the United States or other countries in which Pattern or any of its subsidiaries conducts operations;

•

any changes that are the result of factors generally affecting any international, national or regional industry (including the renewable energy industry and the electric generating industry) or market (including any wholesale markets for electric power) in which Pattern or any of its subsidiaries operates, including any changes in legal, political or regulatory conditions impacting any tax or other incentive programs for the renewable energy industry;

•	any economic changes in any market for commodities or supplies, including electric power, used in connection with the business of Pattern or any of its subsidiaries;

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any changes or proposed changes in any laws or accounting principles or reporting standards applicable to Pattern or any of its subsidiaries or the enforcement or interpretation thereof after the date of the Merger Agreement;

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any changes or effects resulting from the performance of obligations specifically required by the Merger Agreement, including any actions taken by Pattern or any of its subsidiaries that are expressly requested or consented to by Parent in writing after the date of the Merger Agreement, subject to certain exceptions;

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any change in Pattern’s credit ratings; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such change (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect;

•	any litigation or threat of litigation arising from allegations of any breach of fiduciary duty by our Board or violation of laws by our Board in connection with the Merger Agreement or the Merger;

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any failure by Pattern to meet any internal or public projections or forecasts or estimates of revenues, earnings, CAFD or earnings before interest, tax, depreciation and amortization (“EBITDA”) for any period ending on or after the date of the Merger Agreement; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such failure (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect; and

•

any decline in the price of Company Common Stock; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such decline (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect;

•	any escalation or outbreak of hostilities, acts of terrorism (including cyber-terrorism), sabotage, acts of war, civil unrest or military conflicts;

•

any epidemic, plague, pandemic or other outbreak or illness (including any non-human epidemic, pandemic or other similar outbreak or illness), flood, earthquake, tornado, hurricane, cyclonic storm, windstorm, volcano, tsunami or other natural disaster or act of God; and

•

the entry into, or any announcement or disclosure of, the Merger Agreement, or the pendency of the transactions contemplated by the Merger Agreement, including any effects related to or that arise out of (i) the identity of any of Parent or any of its affiliates or (ii) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Pattern or any of its subsidiaries with a customer, employee, regulator, lender or other financing source, supplier, contractor, service provider, agent or representative;

except, with respect to clauses first, second, third, fourth, tenth and eleventh bullet above, if such changes, events, circumstances or developments have a disproportionate adverse effect on Pattern and its subsidiaries, taken as a whole, relative to the adverse effect that such changes, events, circumstances or developments have on other similarly situated companies in the renewable energy or electric generating industry in the jurisdictions in which Pattern and its subsidiaries operate, then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, is or would be reasonably likely to be a Company Material Adverse Effect.

In the Merger Agreement, we have made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and qualification to conduct business with respect to us and our subsidiaries;

•	the capital structure of Pattern as well as the ownership and capital structure of its subsidiaries;

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the absence of any contract relating to the voting of the capital stock or other equity interests of, restricting the transfer of, or providing for registration rights with respect to any securities of Pattern;

•	our corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

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the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to Pattern or its subsidiaries or the resulting creation of any lien upon our assets due to the performance of the Merger Agreement;

•	the accuracy of our SEC filings and our and our subsidiaries’ financial statements;

•	our disclosure controls and procedures;

•	our internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of us and our subsidiaries in the ordinary course of business since December 31, 2018 and the absence of a Company Material Adverse Effect since December 31, 2018;

•	legal proceedings and orders;

•	employee benefit plans;

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the compliance with, and the absence of any violations, by Pattern, our subsidiaries or any of their respective Representatives of applicable laws and the validity of all material licenses necessary to own, lease and operate their property and assets and conduct their businesses as presently conducted;

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the existence and enforceability of specified categories of our material contracts, and any notices with respect to violation or breach of or default thereunder or intention to terminate or modify those material contracts;

•	real property owned, leased or subleased by us and our subsidiaries;

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the absence of any anti-takeover statutes or regulations or any anti-takeover provision in Pattern’s organizational documents that is applicable to Pattern, Company Common Stock, the Merger or the other transactions contemplated by the Merger Agreement;

•	environmental matters;

•	tax matters;

•	labor matters;

•	our intellectual property and information technology;

•	insurance matters;

•	the rendering of Evercore’s fairness opinion to the Special Committee;

•	payment of fees to brokers in connection with the Merger Agreement;

•	the compliance with, and the absence of any violations, by Pattern, our subsidiaries or any of their respective Representatives of certain anti-corruption laws;

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the absence of any related parties of Pattern (within the meaning of MI 61-101) that own or exercise control or direction over 1% or more of the outstanding Company Common Stock, except for related parties who will not receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by the Merger Agreement;

•	the accuracy of the information supplied in this proxy statement; and

•	our acknowledgment as to the absence of any other representations or warranties by Parent, Merger Sub or any other person on behalf of Parent or Merger Sub.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Pattern that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub and availability of these documents;

•	the capital structure of Merger Sub;

•	Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	the absence of litigation;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	the absence of stockholder and management arrangements;

•	ownership of capital stock of Parent and Merger Sub;

•	payment of fees to brokers in connection with the Merger Agreement;

•	the accuracy of information supplied by or on behalf of Parent or Merger Sub for inclusion in this proxy statement;

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reliance upon Parent and Merger Sub’s independent investigation of our business, operations and financial condition and acknowledgment by Parent and Merger Sub as to the absence of any other representations or warranties by Pattern or any other person on behalf of Pattern.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as (1) disclosed in the confidential disclosure letter to the Merger Agreement; (2) expressly permitted or contemplated by the Merger Agreement or as required by applicable law; or (3) approved by Parent (which approval will not be unreasonably withheld, delayed or conditioned), during the period of time between the date of the Merger Agreement and the Effective Time (or such earlier date as the Merger Agreement may be terminated in accordance with its terms), Pattern will, and will cause each of our subsidiaries (solely to the extent that Pattern controls or has the right to control such subsidiaries’ operations) to:

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conduct the business of it and our subsidiaries (solely to the extent that Pattern controls or has the right to control such subsidiaries’ operations) in all material respects in the ordinary course of business; and

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use their respective commercially reasonable efforts to preserve their business organizations substantially intact and maintain existing or satisfactory relations with governmental entities and customers, suppliers, service providers, creditors, tax equity partners and lessors having significant business dealings with them, and keep available the services of its and our subsidiaries’ key employees.

In addition, we have agreed that, except as (1) expressly contemplated by the Merger Agreement or as required by applicable law; (2) approved by Parent (which approval will not be unreasonably withheld, delayed or conditioned); or (3) as disclosed in the confidential disclosure letter to the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, we will not, and will not permit each of our subsidiaries to, among other things:

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(1) adopt any change in the certificate of incorporation or by-laws of Pattern, or (2) adopt any change (other than ministerial or administrative changes that are not adverse to the interests of Parent) in the certificate of incorporation or by-laws or other applicable governing instruments of our subsidiaries ;

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(1) merge or consolidate Pattern or any of our subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate Pattern or any of our subsidiaries, except for any such transactions among Pattern’s wholly owned subsidiaries, or (2) commence or file any petition seeking (x) liquidation, reorganization or other relief under any U.S. Federal, U.S. state or other bankruptcy, insolvency, receivership or similar laws or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official;

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make any acquisition of (whether by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in, assets, securities, properties, operations or projects, in each case, other than (1) acquisitions pursuant to contracts in effect as of the date of the Merger Agreement (true and correct copies of which have been made available to Parent), (2) capital expenditures associated with a specific project or (3) acquisitions that are set forth in the confidential disclosure letter to the Merger Agreement;

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(1) issue, sell, pledge, grant, transfer or encumber or otherwise dispose of or redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of Pattern or any of our subsidiaries or hybrid securities, profits interests, stock appreciation rights, phantom stock or securities convertible into or exchangeable for, or subscriptions, options, warrants, calls, agreements, arrangements, undertakings, commitments or other rights of any kind to acquire, any shares of capital stock of Pattern or any of our subsidiaries (other than (A) the issuance of shares or interests (which include limited liability company and similar interests) by a wholly owned subsidiary of Pattern or an entity associated with a specific project to Pattern or another wholly owned subsidiary of Pattern or entity associated with a specific project, (B) the issuance of shares in respect of Company RSUs or Company Options outstanding as of the date of the Merger Agreement in accordance with their terms and the terms of our equity incentive plan as in effect on the date of the Merger Agreement, (C) the acquisition by Pattern of shares in connection with the surrender of shares by holders of Company Options outstanding as of the date of the Merger Agreement in order to pay the exercise price thereof in accordance with their terms and our equity incentive plan as in effect on the date of the Merger Agreement or in connection with the forfeiture of any Company Restricted Shares, Company Performance Shares, Company RSUs and Company Options (collectively, the “Company Equity Awards”), (D) the withholding of shares to satisfy tax obligations with respect to Company Equity Awards outstanding as of the date of the Merger Agreement in accordance with their terms and our equity incentive plan as in effect on the date of the Merger Agreement) and (E) the issuance of Company Equity Awards as permitted the Merger Agreement or as dividend equivalents in accordance with the applicable Company Equity Award;

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make any loans, advances or capital contributions to or investments in any person (other than among Pattern, any wholly owned subsidiary of Pattern or any entity associated with a specific project or among the wholly owned subsidiaries of Pattern and/or any entities associated with specific projects);

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(1) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities, except for (A) regular quarterly cash dividends on Company Common Stock in an amount not exceeding $0.422 per share of Company Common Stock, (B) dividends paid by any direct or indirect subsidiary to Pattern (or any other direct or indirect subsidiary of Pattern) and the other equity holders of such subsidiary, in each case on a pro rata basis in accordance with such subsidiary’s certificate of incorporation or by-laws or other applicable governing instruments and in the ordinary course consistent with past practice of Pattern, (C) dividends paid to tax equity investors in accordance with capital contribution or investment agreements or organizational documents (in each case, true and correct copies of which have been made available to Parent) or (D) cash dividends paid in accordance with the terms of the Certificate of Designations of Rights and Preferences of the Company Preferred Stock, or (2) enter into any agreement with respect to the voting of its capital stock or other equity securities;

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except for (A) transactions among Pattern, any wholly owned subsidiary of Pattern or any entity associated with a specific project or among the wholly owned subsidiaries of Pattern and/or any entities associated with a specific project to the extent all partners are treated equally or (B) pursuant to contracts in effect as of the date of the Merger Agreement (copies of which have been made available to Parent), reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock (or other equity securities) or securities convertible or exchangeable into or exercisable for any shares of its capital stock (or other equity securities) (other than as set forth in the Merger Agreement);

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incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned subsidiary of Pattern), other than (x) non-recourse project-based financings obtained in the ordinary course of business consistent with past practice or (y) under existing credit facilities or contracts for indebtedness in effect as of the date of the Merger Agreement;

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except (1) in accordance with Pattern’s capital expenditure plan as described in the financial model (a copy of which financial model has been made available to Parent), (2) any additional capital expenditures not to exceed $10,000,000 in the aggregate during any calendar quarter, or (3) expenditures related to operational emergencies, equipment failures or outages make or authorize any capital expenditures;

•	make any material changes with respect to financial accounting methods, principles, policies, practices or procedures, except as required by GAAP;

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other than with respect to transaction litigation, which is addressed in Section 5.5, settle any litigation, claim or other pending or threatened proceeding by or before a governmental entity involving Pattern or any of our subsidiaries if such settlement (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $20,000,000 individually or $50,000,000 in the aggregate during any calendar year, net of any amount covered by insurance or third-party indemnification, or (B) with respect to any non-monetary terms or conditions therein, imposes or requires actions that would or would be reasonably likely to have a material effect on the continuing operations of Pattern or any of our subsidiaries (or Parent or any of our subsidiaries after the Closing);

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(A) make, materially change or revoke any material tax election of Pattern or any of our subsidiaries, (B) settle or compromise any audit or proceeding relating to a material amount of taxes of Pattern or any of our subsidiaries, (C) surrender any right to claim a tax refund of Pattern or any of our subsidiaries for a material amount of taxes, (D) agree to an extension or waiver of the statute of limitations period with respect to the assessment or determination of a tax matter of Pattern or any of our subsidiaries for a material amount of taxes (other than pursuant to an extension of time to file tax returns obtained in the ordinary course of business), (E) materially amend any U.S. federal income or other material tax return of Pattern or any of our subsidiaries, (F) make any change in any material tax accounting method or (G) enter into any closing agreement relating to a material amount of taxes of Pattern or any of our subsidiaries;

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except as such action would not result in a material adverse effect on Pattern or a project, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines or businesses of Pattern, our subsidiaries or entities associated with a specific project;

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except as may be required by applicable laws, become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

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other than in the ordinary course of business, including normal vendor renewals, extensions or replacements, and other than would not have a material effect on Pattern (A) (1) modify or amend in any material respect, (2) terminate, fail to renew on no less favorable terms or cancel or (3) waive, release or assign any material rights or claims with respect to, any material contract or (B) enter into any contract that, if entered into prior to the date of the Merger Agreement, would qualify as a material contract, pursuant to the Merger Agreement;

•	enter into any new line of business other than any line of business that is reasonably ancillary to any line of business as of the date of the Merger Agreement;

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except as may be required by applicable laws or pursuant to the terms of any compensation plan in effect on the date of the Merger Agreement or as set forth in the confidential disclosure letter to the Merger Agreement, (A) establish, adopt, terminate or amend any material compensation plan; (B) grant to any director or employee with a position at Pattern classified as “Grade Level 17” or higher with total annual target compensation equal to or greater than $400,000 any increase in base salary, wages, bonuses, incentive compensation or severance, retention or other material employee benefits; (C) grant to any director or employee with a position at Pattern classified as “Grade Level 17” or higher with total annual target compensation equal to or greater than $400,000 any equity-based awards (whether under our equity incentive plan or otherwise); (D) accelerate the time of payment for, or vesting of, any compensation or benefits; (E) change any actuarial or other assumption used to calculate funding obligations or liabilities under any compensation plan; (F) other than with respect to any entity associated with a specific project in a manner that does not materially increase compensation costs, promote any employee who is an officer to a position more senior than such employee’s position as of the date of the Merger Agreement; (G) hire or terminate without cause any officer, employee, independent contractors or consultant, other than in the ordinary course of business with respect to any such person who has or will have total annual target compensation of less than $400,000; or (H) forgive any loans, or issue any loans, to directors, officers, contractors or employees of Pattern or any of our subsidiaries;

•	materially and detrimentally change its environmental policies or practices; or

•	agree, authorize or commit to do any of the foregoing.

Alternative Acquisition Proposals

Pursuant to the Merger Agreement, during the period from November 3, 2019 and continuing until 11:59 p.m., Eastern Time, on December 8, 2019 (the “Go-Shop Period”), Pattern and our Representatives were permitted to:

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solicit, initiate, knowingly encourage, induce or facilitate any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions with any person or negotiations regarding, or provide any non-public information or data to any person relating to, or cooperate in any way with, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

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except as required by laws, waive, terminate, modify or release any person (other than Parent and its affiliates) from any provision of, or fail to enforce or grant any permission, waiver or request under, any confidentiality or “standstill” or similar agreement or obligation with respect to Pattern or our subsidiaries, subject to certain exceptions; or

•

execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to a Company Acquisition Proposal, subject to certain exceptions.

During the Go-Shop Period, the Special Committee, with the assistance of Evercore and Goldman Sachs, contacted 16 potential bidders. Each party that was contacted either notified the Special Committee or its advisors that, after further review, it would not be interested in pursuing a potential transaction with Pattern or did not respond.

Following the Go-Shop Period and until the Effective Time (or the earlier termination of the Merger Agreement in accordance with its terms), none of Pattern, our subsidiaries, or any of our respective officers, directors and employees may, and we must instruct and direct our and our subsidiaries’ Representatives not to, directly or indirectly:

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solicit, initiate, knowingly encourage, induce or facilitate any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions with any person or negotiations regarding, or provide any non-public information or data to any person relating to, or cooperate in any way with, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

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except as required by laws, waive, terminate, modify or release any person (other than Parent and its affiliates) from any provision of, or fail to enforce or grant any permission, waiver or request under, any confidentiality or “standstill” or similar agreement or obligation with respect to Pattern or our subsidiaries, subject to certain exceptions; or

•

execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to a Company Acquisition Proposal, subject to certain exceptions.

Notwithstanding these restrictions, under certain circumstances, prior to the adoption of the Merger Agreement and approval of the Merger by our stockholders, we may provide non-public information to, and engage or participate in discussions or negotiations with, any third party who has executed an acceptable confidentiality agreement with us and from whom we receive a bona fide written Company Acquisition Proposal from a third party that is not withdrawn and did not result from a material breach of our non-solicitation obligations and that our Board, the Special Committee or any other duly authorized committee of our Board determines in good faith, after consultation with its legal counsel, that (i) failure to take such action could reasonably be expected to be inconsistent with such directors’ fiduciary duties and (ii) such bona fide written Company Acquisition Proposal either constitutes or is reasonably likely to result in a Superior Company Proposal.

We have agreed that we will promptly (and in any event within two business days) notify Parent if any inquiries, proposals or offers with respect to a Company Acquisition Proposal are received by us or any of our Representatives indicating, in connection with such notice, a copy of the terms and conditions of any proposals, offers or proposed agreements and the identity of the party making such Company Acquisition Proposal and thereafter will keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including by furnishing copies of any amendments thereto) and the status of any such discussions or negotiations.

Except as permitted in accordance with the above, we have agreed that (1) we and our subsidiaries and our respective officers, directors and employees will, and will instruct and use our reasonable best efforts to cause our Representatives and our subsidiaries’ Representatives to, cease and cause to be terminated any discussions or negotiations with any person with respect to any Company Acquisition Proposal, and (2) we will promptly request of each person that has executed a confidentiality agreement prior to the date of the Merger Agreement in connection with its consideration of a Company Acquisition Proposal to return or destroy all confidential information furnished to such person.

Our Board’s Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, based on the unanimous recommendation of the Special Committee, our Board has recommended that the holders of Company Common Stock and Company Preferred Stock vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger. The Merger Agreement provides that our Board will not effect a Company Recommendation Change except as described below.

Except as permitted by the next paragraph, prior to the adoption of the Merger Agreement and approval of the Merger by our stockholders, our Board, the Special Committee or any other duly authorized committee of our Board will not (1) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation; (B) fail to include the Company Recommendation in this proxy statement; (C) fail to publicly reaffirm the Company Recommendation within ten business days after Parent so requests in writing if a Company Acquisition Proposal is pending (except that Parent shall be entitled to make such a written request for reaffirmation only once for each Company Acquisition Proposal and once for each material amendment to such Company Acquisition Proposal); (D) if a tender offer or exchange offer for shares of capital stock of Pattern that constitutes a Company Acquisition Proposal is commenced, fail to recommend (prior to the earlier of the close of business as of (x) two days prior to the special meeting and (y) the tenth business day after the commencement of such Company Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act) against acceptance of such tender offer or exchange offer by the stockholders of Pattern (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer); or (E) approve, recommend or otherwise declare advisable or publicly propose to approve, recommend or otherwise declare advisable any Company Acquisition Proposal or make any public announcement inconsistent with the Company Recommendation or (2) cause or permit Pattern or any of its subsidiaries to enter into an Alternative Company Acquisition Proposal.

Notwithstanding the foregoing, the Merger Agreement permits our Board, the Special Committee or any other duly authorized committee of our Board to effect a Company Recommendation Change and/or, in response to a Superior Company Proposal, terminate the Merger Agreement in order to enter into an acquisition agreement providing for such Superior Company Proposal, if we have received a Company Acquisition Proposal that did not result from a material breach of our non-solicitation obligations that our Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes or is reasonably likely to constitute a Superior Company Proposal, and:

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we provide prior written notice to Parent, at least five business days in advance of our intention to effect such a Company Recommendation Change and/or terminate the Merger Agreement, that we intend to effect a Company Recommendation Change and/or terminate the Merger Agreement to enter into a Superior Company Proposal, which notice specifies the identity of the person making such proposal and the material terms thereof and included a copy of the proposed Superior Company Proposal, the proposed acquisition agreement with respect thereto and all related documentation;

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during the five business day period following the date on which notice was received (or a three business day period, in the event of any change to the financial terms or other material terms of such Superior Company Proposal), we and our representatives negotiate with Parent in good faith (if requested by Parent) to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose that would eliminate the need for taking such action or so that any Superior Company Proposal no longer constitutes a Superior Company Proposal;

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upon the conclusion of the applicable negotiation period with Parent, our Board, the Special Committee or any other duly authorized committee of our Board consider any revisions to the terms of the Merger Agreement proposed in writing by Parent in good faith and determine, after consultation with our financial advisors and outside legal counsel, that the Company Acquisition Proposal constitutes a Superior Company Proposal; and

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in the event of any termination of the Merger Agreement in order to cause or permit Pattern or any of its subsidiaries to enter into a definitive agreement with respect to a Company Acquisition Proposal, Pattern has validly terminated the Merger Agreement in accordance with its terms, including paying the Company Termination Fee.

In addition, our Board may also effect a Company Recommendation Change in response to a Company Intervening Event if our Board, the Special Committee or any other duly authorized committee of our Board determines in good faith after consultation with its financial advisors and outside legal counsel that the failure to effect a Company Recommendation Change could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, subject to a five business day negotiation period with Parent; provided that our Board, the Special Committee or any other duly authorized committee of our Board may not effect such Company Recommendation Change unless:

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we provide prior written notice to Parent, at least five business days in advance of our intention to effect such a Company Recommendation Change, which notice will specify the details of such Company Intervening Event and the basis upon which our Board intends to effect a Company Recommendation Change;

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during such five business day period following the date on which notice was received, we will have negotiated with, and caused our representatives to negotiate with, Parent in good faith (if requested by

Parent) to make such adjustments to the terms and conditions of the Merger Agreement as Parent may propose so that the failure to make such a Company Recommendation Change could no longer be reasonably expected to be inconsistent with the directors’ exercise of their fiduciary duties to our stockholders under applicable law; and

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upon the conclusion of the applicable negotiation period with Parent, our Board, the Special Committee or any other duly authorized committee of our Board consider any revisions to the terms of the Merger Agreement proposed in writing by Parent in good faith and determine, after consultation with our financial advisors and outside legal counsel, that the failure to make such a Company Recommendation Change could no longer be reasonably expected to be inconsistent with the directors’ exercise of their fiduciary duties to our stockholders under applicable law.

“Company Acquisition Proposal” means any proposal or offer from any person or group (other than Parent and its subsidiaries) relating to any (i) merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Pattern or any of our subsidiaries or (ii) direct or indirect acquisition by any person or “group” (as defined in the Exchange Act) resulting in any person or “group” (as defined in the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of Pattern, Pattern US Operations Holdings LLC or Pattern Canada Operations Holdings ULC, or of assets representing 15% or more of the net revenues, consolidated total assets (including equity securities of its subsidiaries), CAFD or EBITDA of Pattern and its subsidiaries, taken as a whole, or Pattern issuing equity securities of Pattern in one or a series of related transactions pursuant to which the outstanding equity securities of Pattern immediately preceding such transaction or transactions do not represent 85% or more of the total voting power of the surviving or resulting entity of such transaction, in each case other than the Merger.

“Superior Company Proposal” means a bona fide Company Acquisition Proposal in writing (for purposes of this definition, replacing all references in the definition of “Company Acquisition Proposal” to “15% or more” with “more than 40%” and all reference to “85%” with “66.67%”) that our Board, the Special Committee or any other duly authorized committee of our Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, financing (including availability thereof), regulatory and other aspects of such Company Acquisition Proposal and the person making such Company Acquisition Proposal (including risks and timing of consummation, and any changes to the terms of the Merger Agreement committed to by Parent in response to such Company Acquisition Proposal), that such Company Acquisition Proposal is reasonably likely to be consummated on the terms proposed, and would, if consummated, result in a transaction more favorable to us and our stockholders from a financial point of view than the transactions contemplated by the Merger Agreement.

“Company Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts occurring after the date of the Merger Agreement, (1) other than any changes in the market price or trading volume of Company Common Stock; provided, however, that the exception in this clause shall not prevent or otherwise affect a Company Recommendation Change in response to any event, development, circumstance, occurrence or change in circumstances or facts that caused or contributed to such change in the market price or trading volume of Company Common Stock, (2) that is not related to a Company Acquisition Proposal and (3) that was not known to or reasonably foreseeable by our Board, the Special Committee or any other duly authorized committee of our Board, as applicable, as of the date of the Merger Agreement or, if known, the consequences of which were not known or reasonably foreseeable by our Board, the Special Committee or any other duly authorized committee of our Board, as applicable.

Employee Benefits

For any employee who remains an employee of Pattern or any of its subsidiaries or affiliates (each, a “Continuing Employee”), for 12 months following the Effective Time, Parent will provide to such Continuing

Employees base salary, base hourly wages, target cash incentive compensation opportunities and severance benefits that are no less favorable than those provided immediately prior to the Effective Time and other employee benefits (excluding bonus and incentive opportunities, profits interests, equity and equity-based awards, defined benefit pension and post-employment health benefits) that are comparable in the aggregate to the employee benefits provided immediately prior to the Effective Time.

Efforts to Close the Merger

In the Merger Agreement, we and Parent have agreed to use our respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective part under the Merger Agreement and applicable Laws to consummate and make effective the Merger as soon as reasonably practicable, including preparing and filing (and causing their respective subsidiaries and “Ultimate Parent Entities,” as defined under the HSR Act, to prepare and file) as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger.

Parent has agreed not to, and has agreed to cause its Ultimate Parent Entity not to, consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any governmental entity without our consent, not to be unreasonably withheld. Without limiting the foregoing, we and Parent have each agreed to cooperate and use (and to cause each of their respective subsidiaries to cooperate and use) its reasonable best efforts to facilitate discussions with, and obtain any consents, waivers or amendments from, project lenders, tax equity partners, hedge providers or other third parties in respect of any material contracts of Pattern as the other party may reasonably deem necessary or advisable.

In addition, we and Parent have agreed to use our respective reasonable best efforts to take, or cause to be taken, certain actions with respect to regulatory matters, including (1) providing to each and every federal, state, local or foreign court or governmental entity with jurisdiction over enforcement of any applicable antitrust, competition or other laws requiring the making of any notices, reports or other filings with, or consents, registrations, approvals, permits or authorizations from, any governmental entity with respect to the Merger of non-privileged information and documents requested by any such governmental entity or that are necessary, proper or advisable to permit prompt consummation of the Merger and (2) avoiding the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially impede, delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, including the proffer and agreement by Parent of its willingness to sell, lease, license, dispose of, hold separate pending such disposition, restrict, or otherwise limit the freedom of action, and promptly to effect the sale, lease, license, disposal, holding separate of, restriction on, and limitation on such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Pattern or any of our subsidiaries, if such action would be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or laws by any governmental entity that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger. In furtherance of the foregoing, each party agreed to keep the other party informed of all material matters, discussions and activities relating to any of the matters contemplated by this paragraph.

However, notwithstanding the foregoing, Parent is not required to (1) take or enter into, or cause to be taken or entered into, any defense through litigation; (2) cause its affiliates, including CPPIB, to take any action, other than the preparing and filing of documentation required for (and responding to any inquiries or information requests from any governmental entities in connection) with the consents, filings, clearances or other approvals set forth in the Merger Agreement; or (3) take any action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of us and our subsidiaries, taken as a whole.

Parent has also agreed not to, and agreed to cause its affiliates not to, agree or commit to take any action, including acquiring, or agreeing to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the taking of such action or consummation of such acquisition, merger or consolidation, in each case, would reasonably be expected to make the consummation of the Merger in accordance with the terms of the Merger Agreement unlawful or would reasonably be expected to delay beyond the Termination Date, or restrain, prevent, enjoin, materially increase the risk of not obtaining any necessary consents of any governmental entity or the expiration or termination of any applicable waiting period, or otherwise prohibit consummation of the Merger and the other transactions contemplated by the Merger Agreement.

Director Indemnification and Insurance

The Merger Agreement provides that for a period of at least six years from and after the Effective Time, Parent will and will cause the Surviving Corporation to indemnify and hold harmless (and to also advance expenses as incurred to the fullest extent that Parent or the Surviving Corporation would be permitted to do so under applicable laws if the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final judicial decision from which there is no further right to appeal that such person is not entitled to indemnification) the Indemnified Parties, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as our director or officer or as a director or officer of any of our subsidiaries or services performed by such Indemnified Parties at our request or the request of any of our subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including those arising out of or related to the Merger and the other transactions contemplated by the Merger Agreement.

The Merger Agreement also provides that all existing rights to exculpation, indemnification or advancement of expenses to which our present directors and officers are entitled that are contained in our organizational documents prior to the Effective Time will survive the Merger and will be observed by the Surviving Corporation to the fullest extent permitted by applicable law.

The Merger Agreement also provides that, for a period of six years after the Effective Time, the Surviving Corporation will maintain in effect our current insurance coverage with respect to our directors and officers. We will, prior to the Effective Time, bind and purchase a tail policy to our current policy of directors’ and officers’ liability insurance for a period of six years from the Effective Time. If the annual premium for such insurance coverage is in excess of 300% of the last annual premium paid prior to the date of the Merger Agreement, the Surviving Corporation will be obligated to obtain the most advantageous insurance obtainable for an annual premium equal to 300% of the last annual premium paid prior to the date of the Merger Agreement.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to notices of certain events, public announcements, access to information, and confidentiality.

Conditions to the Closing of the Merger

Each party’s respective obligation to effect the Merger under the Merger Agreement is subject to the satisfaction of various conditions, including the following:

•	the Requisite Company Approvals shall have been obtained in accordance with applicable laws and our certificate of incorporation and by-laws;

•

the approvals of certain specified governmental entities have been obtained and any waiting period (and any extension thereof) of certain specified governmental entities shall have expired or been terminated (for more information on these approvals fees, see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger— Regulatory Approvals Required for the Merger” beginning on page 100 of this proxy statement); and

•

no court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered (and not modified or withdrawn) any laws that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

In addition, Parent and Merger Sub are not obligated to consummate the Merger under the Merger Agreement unless the following conditions are satisfied at or prior to the Effective Time:

•	our representations and warranties regarding the absence of a Company Material Adverse Effect are true and correct in all respects as of the Effective Time;

•

our representations and warranties regarding certain elements of our capitalization are true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date) except for de minimis inaccuracies;

•

our representations and warranties regarding certain elements of our organization, certain elements of our corporate authority and the absence of broker’s and finder’s fees are true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date);

•

our other representations and warranties set forth in the Merger Agreement (other than those noted in the preceding three bullet points) (without giving effect to any “materiality,” “material adverse effect” or similar qualifications therein), are true and correct as of immediately prior to the Effective Time as if made on and as of such date except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date), in each case, except for such failures to be so true and correct, individually and in the aggregate, as have not had a Company Material Adverse Effect;

•	Parent has received a certificate executed by one of our executive officers certifying that the conditions described in the preceding bullet points have been satisfied; and

•	we have performed in all material respects all obligations and agreements contained in the Merger Agreement to be performed or complied with by us prior to or on the Effective Time.

Further, we are not obligated to effect the Merger under the Merger Agreement unless the following conditions are satisfied at or prior to the Effective Time:

•

Parent’s and Merger Sub’s representations and warranties regarding certain elements of the capitalization of Merger Sub are true and correct as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date) except for de minimis inaccuracies;

•

Parent’s and Merger Sub’s representations and warranties regarding certain elements of their organization, certain elements of their corporate authority and the absence of broker’s and finder’s fees are true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date);

•

Parent and Merger Sub’s other representations and warranties set forth in the Merger Agreement (other than those noted in the preceding two bullet points) (without giving effect to any “materiality,” “material adverse effect” or similar qualifications therein), are true and correct as of immediately prior to the Effective Time as if made on and as of such date except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty are so true and correct as of such specified date), in each case, except for such failures to be so true and correct, individually and in the aggregate, as have not had a Parent Material Adverse Effect (as defined in the Merger Agreement);

•

we have received a certificate executed by one of Parent’s executive officers certifying on behalf of Parent and Merger Sub that the conditions described in the preceding bullet points have been satisfied; and

•

Parent and Merger Sub have performed in all material respects all obligations and agreements contained in the Merger Agreement to be performed or complied with by them prior to or on the Effective Time.

Neither Pattern nor Parent and Merger Sub may rely, either as a basis for not consummating the Merger or terminating the Merger Agreement and abandoning the Merger, on the failure of any of the preceding conditions listed in this section to be satisfied if such failure was primarily caused by such party’s breach in any material respect of the Merger Agreement.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Effective Time:

•	by mutual written consent of Parent and Pattern;

•	by either Parent or Pattern, if:

○

the Merger shall not have been consummated by the Termination Date, provided that the Termination Date may be extended until November 4, 2020 by either party if all conditions to the Closing other than the receipt of regulatory approvals have been satisfied, provided further that the right to terminate the Merger Agreement as a result of the occurrence of the termination date will not be available to any party whose failure to perform any of its obligations under the Merger Agreement was the principal cause of or resulted in the occurrence of the failure of a condition to the Closing to have occurred by the Termination Date;

○

any court of competent jurisdiction or other governmental authority of competent jurisdiction has issued any order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order has become final and non-appealable (provided, that such right to terminate the Merger Agreement will not be available to any party whose failure to perform any of its obligations under the Merger Agreement has been the principal cause of or resulted in the occurrence of the failure of a condition to the Closing to have occurred); or

○	our stockholders fail to adopt the Merger Agreement and approve the Merger at the special meeting or any adjournment or postponement thereof;

•	by Pattern if:

○	our Board, the Special Committee or any other duly authorized committee of our Board determines to accept a Superior Company Proposal in accordance with the terms of the Merger

Agreement; provided that, such termination will not be effective unless we (1) pay a $79.0 million termination fee to Parent (a reduced termination fee of $52.7 million would have been payable in certain circumstances which are no longer applicable due to the expiration of the Go-Shop Period), prior to or concurrently with such termination and (2) promptly (but in any event within 24 hours of receipt by Parent of the termination fee) enter into such alternative acquisition agreement;

○

(1) there has been an inaccuracy in any representation or warranty of Parent or Merger Sub contained in the Merger Agreement or a breach of any covenant of Parent or Merger Sub contained in the Merger Agreement, that, individually or in the aggregate, would result in a condition to our obligation to effect the Merger not being satisfied; (2) we have delivered to Parent written notice of such inaccuracy or breach; and (3) such inaccuracy or breach is not curable or, if curable, not cured before the earlier of (x) 30 days after written notice was delivered to Parent and (y) the Termination Date, provided that the right to terminate the Merger Agreement under this circumstance will not be available if our failure to perform any of its obligations under the Merger Agreement has been the principal cause of or resulted in the occurrence of the failure of a condition to the Closing to have occurred (a “Parent Breach Termination Event”); or

○

(1) all of Parent’s, Merger Sub’s and our conditions to the Closing have, in each case, been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); (2) we have irrevocably notified Parent by written notice that we are prepared, willing and able to consummate the Merger; and (3) Parent and Merger Sub fail to consummate the Merger by the date the Closing is required to have occurred pursuant to the Merger Agreement (a “Condition Satisfaction Termination Event”);

•	by Parent if:

○	our Board, the Special Committee or any other duly authorized committee of our Board effects a Company Recommendation Change; or

○

(1) there has been an inaccuracy in any representation or warranty of Pattern contained in the Merger Agreement or a breach of any covenant of Pattern contained in the Merger Agreement, that, individually or in the aggregate, would result in a condition to our obligation to effect the Merger not being satisfied; (2) Parent has delivered to us written notice of such inaccuracy or breach; and (3) such inaccuracy or breach is not curable or, if curable, not cured before the earlier of (x) 30 days after written notice was delivered to us and (y) the Termination Date, provided that the right to terminate the Merger Agreement under this circumstance will not be available if Parent’s or Merger Sub’s failure to perform any of their respective obligations under the Merger Agreement has been the principal cause of or resulted in the occurrence of the failure of a condition to the Closing to have occurred.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties (or their representatives), as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to termination fees. Notwithstanding the foregoing, nothing in the Merger Agreement will relieve us, Parent or Merger Sub from any liability resulting from fraud or willful breach of the Merger Agreement. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between us and CPPIB and the Limited Guarantee, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Termination Fee Payable by Pattern

We will be required to pay Parent a Company Termination Fee in the following circumstances:

•

if the Merger Agreement is validly terminated by either party because (1) the Requisite Company Approvals have not been obtained and the transaction has not closed prior to the Termination Date or (2) our shareholders vote against approval of the Merger Agreement and, in either case, our Board, the Special Committee or any other duly authorized committee of our Board shall not have made a Company Recommendation Change and either: (A) a bona fide Company Acquisition Proposal has been publicly made to us or any of our subsidiaries, or shall have become generally known to the public, and such Company Acquisition Proposal has been publicly withdrawn prior to the date of the event giving rise to the applicable right of termination, and within twelve months of such termination, (x) we or any of our subsidiaries have entered into a definitive agreement for a Company Acquisition Proposal or (y) there shall have been consummated a Company Acquisition Proposal, or (B) a bona fide Company Acquisition Proposal shall have been publicly made by any person to us or any of our subsidiaries, or shall have become generally known to the public, regardless of whether such Company Acquisition Proposal may have been withdrawn prior to the date of any such termination or the event giving rise to the applicable right of termination, and within twelve months of such termination, (x) we or any of our subsidiaries shall have entered into a definitive agreement for a Company Acquisition Proposal with the person referred to in sub-clause (B) or any affiliate of such person or (y) there shall have been consummated a Company Acquisition Proposal with the person referred to in sub-clause (B) or any affiliate of such person;

•

if the Merger Agreement is validly terminated by either party because (1) the Merger has not been consummated by the Termination Date or (2) the Requisite Company Approvals have not been obtained and, in either case, at the time of such termination, our Board, the Special Committee or any other duly authorized committee of our Board shall have made a Company Recommendation Change;

•

if the Merger Agreement is validly terminated by us in order to enter into a definitive agreement with respect to a Company Acquisition Proposal that our Board, the Special Committee or any other duly authorized committee of our Board, as applicable, has determined in good faith (after consultation with its financial advisors and outside legal counsel, as applicable) constitutes a Superior Company Proposal; or

•	if the Merger Agreement is terminated by Parent because our Board, the Special Committee or any other duly authorized committee of our Board has effected a Company Recommendation Change.

If the Merger Agreement is terminated under specific circumstances, we will be required to pay Parent a termination fee of $79.0. A reduced termination fee of $52.7 million would have been payable in certain circumstances which are no longer applicable due to the expiration of the Go-Shop Period.

Termination Fee Payable by Parent

Parent will be required to pay us the Parent Termination Fee in the following circumstances:

•	if the Merger Agreement is validly terminated by us if there has been a Parent Breach Termination Event;

•

if the Merger Agreement is validly terminated by Parent because the Merger has not been consummated by the Termination Date and, at the time of such termination, we could have validly terminated the Merger Agreement due to a Parent Breach Termination Event or Condition Satisfaction Termination Event; or

•	if the Merger Agreement is validly terminated by either party (1) for failure of the Merger to occur on or prior to the Termination Date or (2) the condition related to the absence of an order or law restraining, enjoining or otherwise prohibiting, the Merger (but solely if the applicable order or law relates to specified regulatory approvals), shall not have been satisfied and, such termination referred to in clause (1) or (2) is (A) due to the failure by Parent or Parent’s Ultimate Parent Entity, to take, or refrain from taking, or cause any of their respective subsidiaries or affiliates to take, or refrain from taking, any action, including entering into or causing to be entered into, any agreement to hold separate, license, lease, sell or otherwise dispose of any interest, business, products, license, operations or asset of Parent, Parent’s Ultimate Parent Entity, any of their respective subsidiaries or any of the foregoing’s respective affiliates (including, for the avoidance of doubt, any operating or portfolio companies, investment funds or vehicles or investee companies of CPPIB) or (B) in connection with the approvals, consents or clearances of the AMC or the Ministry of Economy, Trade and Industry of Japan have not been obtained and, at the time of such termination referred to in clause (1) or (2), (x) all conditions to the Closing other than the receipt of regulatory approvals and the absence of any order or law restraining, enjoining or otherwise prohibiting, the Merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (y) (i) the Merger Agreement could not have been terminated by Parent due to the Requisite Company Approvals having not been obtained and (ii) Parent and Merger Sub’s conditions to the Closing have each been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing).

In each case, the Parent Termination Fee will be equal to $204.0 million.

Specific Performance

The parties have agreed in the Merger Agreement that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor. Accordingly, subject to the other terms of the Merger Agreement, each party has agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Merger Agreement (including the obligation of the parties hereto to consummate the transactions contemplated by the Merger Agreement and the obligation of Parent and Merger Sub to pay and our stockholders’ right to receive the aggregate consideration payable to them pursuant to the transactions contemplated by the Merger Agreement, in each case in accordance with the terms and subject to the conditions of the Merger Agreement), the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages) to (1) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of the Merger Agreement, the parties have agreed that no party shall allege, and each has waived the defense or counterclaim, that there is an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties have also agreed that no other party or any other person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy of specific performance, and each party has waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Notwithstanding the foregoing or anything herein to the contrary, we will only be entitled to seek an injunction, specific performance and other equitable relief to cause Parent and Merger Sub to cause the equity financing to be funded and to consummate the Closing in accordance with the Merger Agreement if:

•

all of the conditions applicable to Parent, Merger Sub and our obligations to close the Merger and Parent and Merger Sub’s obligations to close the Merger have been and continue to be satisfied or waived;

•	the debt financing has been funded or will be funded at the Closing if the equity financing is funded at the Closing;

•

at or following the satisfaction of the conditions as set forth in the first bullet, we have irrevocably confirmed to Parent in writing that we stand ready, willing and able to proceed with the Closing, if specific performance is granted and the equity financing and debt financing are funded; and

•

Parent and Merger Sub have failed to complete the closing within four business days after delivery of such written confirmation by us, provided that we remain ready, willing and able to consummate the closing during such four business day period.

Notwithstanding the foregoing or anything to the contrary in the Merger Agreement, for the avoidance of doubt and subject to the terms and limitation of the Merger Agreement, we will under no circumstances be permitted or entitled to receive, directly or indirectly (1) both a grant of specific performance to cause Parent to consummate the Closing and (2) the Parent Termination Fee or monetary damages in the case of willful breach of the Merger Agreement or fraud in connection with the Merger Agreement or any termination of the Merger Agreement. Subject to the foregoing, nothing in the Merger Agreement shall limit our, Parent’s or Merger Sub’s remedies in the case of fraud.

Fees and Expenses

Whether or not the Merger is completed, we, on the one hand and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and other transactions contemplated by the Merger Agreement.

Amendment

Subject to the provisions of applicable law, the Merger Agreement may be amended by the parties at any time prior to the Effective Time. The Merger Agreement may only be so amended by written agreement, executed and delivered by duly authorized officers of the respective parties with certain exceptions related to the financing.

Governing Law

The Merger Agreement is governed by Delaware law.

MARKET PRICES AND DIVIDEND DATA

Shares of Company Common Stock began trading on September 27, 2013 on the Nasdaq Global Market (and subsequently qualified for the Nasdaq Global Select Market) under the trading symbol “PEGI” and on the TSX under the trading symbol “PEG.” Shares of Company Common Stock now trade on the TSX under the trading symbol “PEGI.” On August 9, 2019, the last trading day prior to the publication of market rumors regarding a potential acquisition of the Company, the last reported sale price of Company Common Stock on the Nasdaq was $23.30 per share and on the TSX was C$30.96 per share. On December 11, 2019, the last reported sale price of shares of Company Common Stock on the Nasdaq was $27.29 per share and on the TSX was C$35.99 per share. The following table sets forth, for the periods indicated, the high and low prices and trading volume for shares of Company Common Stock traded on the Nasdaq.

	Price Range		Volume
	High	Low
Year Ending December 31, 2019
Fourth Quarter (through December 11, 2019)	$28.50	$25.51	16,121,375
Third Quarter	$27.77	$22.01	18,912,093
Second Quarter	$23.88	$20.70	14,536,909
First Quarter	$22.40	$18.14	17,975,579
Year Ended December 31, 2018
Fourth Quarter	$21.54	$17.23	21,357,983
Third Quarter	$20.95	$16.81	17,981,845
Second Quarter	$19.60	$16.78	15,929,378
First Quarter	$21.97	$16.58	19,374,752
Year Ended December 31, 2017
Fourth Quarter	$24.94	$20.58	21,284,005
Third Quarter	$26.56	$22.87	13,364,857
Second Quarter	$25.42	$19.82	17,352,358
First Quarter	$21.28	$18.83	14,693,714

The following table sets forth, for the periods indicated, the high and low prices and trading volume for shares of Company Common Stock traded on the TSX.

	Price Range				Volume
	High		Low
Year Ending December 31, 2019
Fourth Quarter (through December 11, 2019)	C$	37.52	C$	33.88	2,666,604
Third Quarter	C$	36.77	C$	29.38	2,546,237
Second Quarter	C$	31.74	C$	27.80	2,097,757
First Quarter	C$	30.04	C$	24.76	3,565,361
Year Ended December 31, 2018
Fourth Quarter	C$	28.84	C$	22.60	2,586,779
Third Quarter	C$	27.17	C$	22.16	1,041,644
Second Quarter	C$	25.93	C$	21.65	962,237
First Quarter	C$	27.54	C$	21.38	904,529
Year Ended December 31, 2017
Fourth Quarter	C$	31.74	C$	26.27	1,100,478
Third Quarter	C$	33.08	C$	29.10	731,680
Second Quarter	C$	33.91	C$	26.55	767,734
First Quarter	C$	28.00	C$	25.12	931,794

The following table sets forth the dividends declared on shares of Company Common Stock for the periods indicated. On October 31, 2019, we declared (1) a cash dividend for the fourth quarter of 2019, payable on

January 31, 2020 to the holders of record of Company Common Stock on December 31, 2019, in the amount of $0.4220 per share of Company Common Stock, which represents $1.688 on an annualized basis and (2) an aggregate cash dividend, payable on January 31, 2020 to the holders of record of Company Preferred Stock as of January 15, 2020, in the amount of $3.9 million. For further discussion of our cash dividend policy, see “Market for Registrant’s Common Equity and Related Stockholder Matters—Cash Dividend to Investors” in our Annual Report on Form 10-K for the year ended December 31, 2018.

Dividends Declared
Year Ending December 31, 2019
Fourth Quarter	$0.422
Third Quarter	$0.422
Second Quarter	$0.422
First Quarter	$0.422
Year Ended December 31, 2018
Fourth Quarter	$0.422
Third Quarter	$0.422
Second Quarter	$0.422
First Quarter	$0.422
Year Ended December 31, 2017
Fourth Quarter	$0.422
Third Quarter	$0.42
Second Quarter	$0.418
First Quarter	$0.41375

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of shares of Company Common Stock as of September 30, 2019 for:

•	each beneficial owner of more than 5% of our outstanding shares of Company Common Stock;

•	each of our named executive officers named in our proxy statement filed with the SEC on April 23, 2019;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Pattern Energy Group Inc., 1088 Sansome Street, San Francisco, California 94111.

This table lists applicable percentage ownership based on 98,240,118 shares of Company Common Stock outstanding as of September 30, 2019. Shares issuable upon exercise of options to purchase shares of Company Common Stock that are exercisable within 60 days of September 30, 2019 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

The following table also sets forth information known to us with respect to the beneficial ownership of shares of Company Preferred Stock as of October 31, 2019. Pursuant to the Company Preferred Stock Purchase Agreement, we issued and sold 10,400,000 shares of Company Preferred Stock on October 25, 2019 to entities affiliated with CBRE Caledon Capital Management Inc.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Company Common Stock and shares of Company Preferred Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

Pursuant to the Company Preferred Stock Purchase Agreement, the holders of Company Preferred Stock and Pattern have agreed that the holders of Company Preferred Stock shall vote their 10,400,000 shares of Company Preferred Stock in a manner consistent with the recommendations of the Board, provided that the special meeting takes place on or before May 10, 2021. Additionally, the voting rights of the shares of Company Preferred Stock shall not exceed 9.9% of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class. As a result, at least 10,400,000 (or [●]%) of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class, shall vote “FOR” each of the three proposals. For the purposes of the “majority of the minority vote” required pursuant to MI 61-101, the Merger is required to be approved by a majority of votes cast by holders of Company Common Stock, other than those holders required to be excluded from such vote pursuant to Part 8 of MI 61-101. Accordingly, the votes of Company Preferred Stock in respect of Proposal 1: Adoption of the Merger Agreement and Approval of the Merger will not be included for the purposes of calculating the “majority of the minority vote” under MI 61-101.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares of Company Common Stock	Percent of Total Outstanding Company Common Stock	Shares of Company Preferred Stock	Percent of Total Outstanding Company Preferred Stock	Percent of Total Outstanding Company Common Stock and Company Preferred Stock, voting together as a single class
5% Stockholders
Public Sector Pension Investment Board(1), 1250 Rene-Levesque Boulevard West, Suite 1400 Montreal, Quebec, Canada H3B 5E9	9,341,025	9.5%	—	—	8.6%
The Vanguard Group(2), 100 Vanguard Blvd., Malvern, PA 19355	9,007,597	9.2%	—	—	8.3%
Nomura Holdings, Inc.(3), 1-9-1 Nihonbashi, Chuo-ku, Tokyo 103-8645, Japan	8,113,942	8.3%	—	—	7.5%
BlackRock, Inc.(4), 55 East 52nd Street, New York, NY 10055	6,779,371	6.9%	—	—	6.2%
Wellington Management Group LLP(5), c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210	6,082,072	6.2%	—	—	5.6%
Signature Global Asset Management(6), 2 Queen Street East, Twentieth Floor, Toronto, Ontario M5C 3G7	5,149,369	5.2%	—	—	4.7%
CBRE Caledon Capital Management Inc.(7), 141 Adelaide Street West, Suite 1500, Toronto, Ontario M5H 3L5	—	—	10,400,000	100%	9.6%
Directors and Named Executive Officers
Alan R. Batkin(8)(20)	37,609	*	0	—	*
The Lord Browne of Madingley(9)	21,782	*	0	—	*
Richard A. Goodman(10)(20)	—	*	0	—	*
Douglas G. Hall(11)(20)	17,935	*	0	—	*
Patricia M. Newson(12)(20)	9,878	*	0	—	*
Mona K. Sutphen(13)(20)	—	*	0	—	*
Michael M. Garland(14)	596,486	*	0	—	*
Michael J. Lyon(15)	232,121	*	0	—	*
Hunter H. Armistead(16)	276,840	*	0	—	*
Daniel M. Elkort(17)	145,815	*	0	—	*
Esben W. Pedersen(18)	203,837	*	0	—	*
All current directors and executive officers as a group (14 persons)(19)(20)	1,712,651	1.7%	0	—	1.6%

*	Less than one percent
(1)	Based on the number of shares disclosed in the Schedule 13D filed on July 3, 2017 and Form 8-K filed on October 31, 2017.
(2)	Based on the number of shares disclosed in the Schedule 13G filed on February 11, 2019.
(3)	Based on the number of shares disclosed in the Schedule 13G filed on February 13, 2019.
(4)	Based on the number of shares disclosed in the Schedule 13G filed on February 6, 2019.
(5)	Based on the number of shares disclosed in the Schedule 13G filed on February 12, 2019.
(6)	Based on the number of shares disclosed in the Schedule 13G filed on April 25, 2019.
(7)

Based on the number of shares disclosed in the Form 8-K filed on October 11, 2019. Includes shares of Company Preferred Stock held by CBRE Caledon Jupiter II Investments LP, CBRE Caledon Global Infrastructure Fund Holdings I, LP, 1836562 Ontario Inc., CBRE Caledon Trident Infrastructure Investments II LP, Caledon Sirius Investments LP, 1793177 Ontario Inc., CBRE Caledon Nova Investments, L.P. and Caledon Taurus Investments LP.

(8)

Includes 10,000 shares of Company Common Stock held by a trust of which Mr. Batkin is the trustee and beneficiary and 10,000 shares held by a family limited partnership of which Mr. Batkin is a partner. On January 3, 2019, Pattern granted 12,065 deferred restricted stock units to Mr. Batkin.

(9)	On January 3, 2019, Pattern granted 6,703 restricted stock awards to Lord Browne of which 1,678 are subject to forfeiture as of September 30, 2019.
(10)	On January 3, 2019, Pattern granted 6,703 deferred restricted stock units to Mr. Goodman.
(11)	Includes 4,000 shares of Company Common Stock held in a family trust. On January 3, 2019, Pattern granted 6,703 deferred restricted stock units to Mr. Hall.
(12)	On January 3, 2019, Pattern granted 6,703 deferred restricted stock units to Ms. Newson.
(13)	On January 3, 2019, Pattern granted 4,357 deferred restricted stock units to Ms. Sutphen.
(14)

Includes 100,000 shares of Company Common Stock held by a trust of which Mr. Garland is the trustee and beneficiary. In addition, includes 175,012 shares of Company Common Stock that Mr. Garland has the right to acquire by exercise of stock options and 176,579 restricted stock awards that are subject to risk of forfeiture.

(15)	Includes 36,461 shares of Company Common Stock that Mr. Lyon has the right to acquire by exercise of stock options and 75,285 restricted stock awards that are subject to risk of forfeiture.
(16)

Includes 45,454 shares held by a trust of which Mr. Armistead is the trustee and beneficiary. In addition, includes 60,768 shares of Company Common Stock that Mr. Armistead has the right to acquire by exercise of stock options and 90,406 restricted stock awards that are subject to risk of forfeiture.

(17)	Includes 44,283 shares of Company Common Stock that Mr. Elkort has the right to acquire by exercise of stock options and 69,145 restricted stock awards that are subject to risk of forfeiture.
(18)	Includes 36,461 shares of Company Common Stock that Mr. Pedersen has the right to acquire by exercise of stock options and 79,328 restricted stock awards that are subject to risk of forfeiture.
(19)

Includes 382,154 shares of Company Common Stock that Pattern’s officers have the right to acquire by exercise of stock options and 583,309 restricted stock awards that are subject to risk of forfeiture. The number of persons includes both the named executive officers and certain other executive officers listed under “Executive Officers and Executive Compensation—Executive Officers” in our proxy statement filed with the SEC on April 23, 2019 and their respective beneficial ownership. Excludes 8,167 shares for Kevin J. Deters who was an officer until June 2019.

(20)	Excludes deferred restricted stock units of 60,118 (Mr. Batkin), 6,951 (Mr. Goodman), 36,456 (Mr. Hall), 36,456 (Ms. Newson) and 4,518 (Ms. Sutphen).

PROPOSAL 2: THE COMPENSATION PROPOSAL

Compensation Paid to Named Executive Officers in Connection with the Merger

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on the Merger-related compensation that may be paid or become payable to our named executive officers in connection with the proposed Merger. For more detailed information regarding these amounts, please see the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” and the accompanying footnotes and related narrative disclosure beginning on page 77 of this proxy statement. As required by those rules, we are asking our stockholders to adopt the following resolution:

RESOLVED, that the stockholders of Pattern hereby APPROVE, on an advisory basis, the compensation that may be paid or become payable to Pattern’s named executive officers in connection with the Merger, in each case pursuant to Item 402 of Regulation S-K, described in the table in the section captioned “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers” and the accompanying footnotes and related narrative discussion beginning on page 77 of Pattern’s proxy statement for its special meeting of stockholders to be held on [●], without regard to the compensation described in the section captioned “—Additional Compensation in connection with the PEGH2 Closing” therein.

Effect of Advisory Vote

The vote on this proposal is a vote separate and apart from the votes on the proposal to adopt the Merger Agreement and approve the Merger and the proposal to approve adjournment of the special meeting. Accordingly, you may vote to approve either of the other proposals and vote not to approve this proposal, and vice versa. Approval of this proposal is not a condition to completion of the Merger.

Because the vote on this proposal is only advisory in nature, it will not be binding on either Pattern or Parent regardless of whether the proposed Merger is completed. Accordingly, as the Merger-related compensation described herein is contractual with respect to the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed Merger is completed.

Vote Required and Board Recommendation

Approval of the compensation proposal requires a majority of the votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class. If an executed proxy is returned and a stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum, but will not be considered to have voted “FOR” or “AGAINST” such matter. As such, an abstention will have no effect on the vote for the compensation proposal.

Our Board recommends that you vote “FOR” the compensation proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL

Adjournment of the Special Meeting

In the event that a quorum is not present or represented by proxy at the special meeting, it is expected that our Board will recommend adjournment of the special meeting to solicit additional proxies if permitted by the Merger Agreement. In addition, we may move to adjourn the special meeting in order to give holders of Company Common Stock and Company Preferred Stock additional time to evaluate new material information or disclosure. In either event, we will ask our stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board Recommendation

Approval of the adjournment proposal requires a majority of the votes cast by holders of Company Common Stock and Company Preferred Stock, voting together as a single class. If an executed proxy is returned and a stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum, but will not be considered to have voted “FOR” or “AGAINST” such matter. As such, an abstention will have no effect on the vote for the adjournment proposal.

Our Board recommends that you vote “FOR” the adjournment proposal.

OTHER MATTERS

No business may be transacted at the special meeting other than the matters set forth in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. However, if the Merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholders’ meetings and we will hold an annual meeting of stockholders in 2020.

If the Merger is not completed, then under our bylaws, our stockholders who intend to present proposals for action, or to nominate directors, at our 2020 annual meeting of stockholders must give written notice of the proposal or nomination to our Secretary in accordance with our bylaws. Our bylaws require that any such notice be given not less than 90 days nor more than 120 days prior to the first anniversary of the prior year’s annual meeting of stockholders. To be timely for the 2020 annual meeting of stockholders (if the Merger is not completed and such meeting occurs), a stockholder’s notice must be received by us between February 13, 2020 and March 14, 2020. If the date of the 2020 annual meeting is more than 30 days before or more than 70 days after the first anniversary of the 2019 annual meeting, in order for a notice to be timely, it must be delivered no earlier than 120 days prior to and no later than 90 days prior to the 2020 annual meeting date or, if later, the close of business on the 10th day after we publicly announce the date of the 2020 annual meeting. Such proposal should be delivered or mailed to the attention of our Corporate Secretary at our principal executive offices, which are c/o Pattern Energy Group Inc., 1088 Sansome Street, San Francisco, California 94111. Additional requirements apply under our bylaws for stockholders who intend to include a proposal in our proxy statement and proxy card for the 2020 annual meeting pursuant to Rule 14a-8 under the Exchange Act. Any such stockholder proposals would have to be received by our Corporate Secretary no later than December 31, 2019, satisfy the conditions established by the SEC for stockholder proposals, and comply with the deadlines and other procedures in our bylaws.

These stockholder notices must contain information required by our bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. If a matter is properly brought before our next annual meeting under the procedures outlined in this paragraph, the proxy holders named by our Board will have the discretion to vote on such matter without having received directions from stockholders delivering proxies to them for such meeting, provided that our proxy statement for our next meeting briefly describes the matter and how the proxy holders intend to vote on it.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC or similar authorities in the provinces and territories of Canada. The SEC maintains an Internet site at www.sec.gov and the Canadian Securities Administrators maintain an Internet site at www.sedar.com from which interested persons can electronically access our filings.

You may obtain any of the documents we file with the SEC or similar authorities in the provinces and territories of Canada, without charge, visiting the Financials page of our website at https://investors.patternenergy.com/financial-information/sec-filings. The information included on our website is not incorporated by reference into this proxy statement. You may also request copies from us at the following address:

Pattern Energy Group Inc.

Attention: Corporate Secretary

1088 Sansome Street

San Francisco, CA 94111

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. If you would like to request documents from us, please do so by [●] to receive them before the special meeting.

INCORPORATION BY REFERENCE

We are allowed to “incorporate by reference” information that we file with the SEC or similar authorities in the provinces and territories of Canada into this proxy statement, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement. Information in this proxy statement supersedes information incorporated by reference that we filed with the SEC or similar authorities in the provinces and territories of Canada prior to the date of this proxy statement, while information that we file later with the SEC or similar authorities in the provinces and territories of Canada will automatically update and supersede the information in this proxy statement. We incorporate by reference into the proxy statement the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing only information furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) after the date of this proxy statement but prior to the date of the special meeting:

•	our Annual Report on Form 10-K for the year ended December 31, 2018 (as amended);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019;

•	our definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2019; and

•

our Current Reports on Form 8-K filed with the SEC on January 2, 2019 (solely with respect to Item 5.02), March 7, 2019, March 29, 2019, June 14, 2019, August 6, 2019 (other than Items 2.02 and 7.01), October 11, 2019 (other than Item 7.01), October 28, 2019, November 4, 2019 at 8:26 a.m. (other than Item 7.01) and December 9, 2019.

We will make these documents available to you without charge upon your oral or written request. Requests should be directed to us at the address above under “Where You Can Find More Information.” All of these documents are also available through the Financials page of our website at https://investors.patternenergy.com/financial-information/sec-filings. The information included on our website is not incorporated by reference into this proxy statement.

MISCELLANEOUS

Your vote is important. If you are a stockholder of record, you may vote by submitting a proxy via the Internet or by telephone, as specified in the Internet and telephone voting instructions on your proxy card, returning your proxy card by mail using the postage prepaid envelope provided, or attending the special meeting and voting in person. If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders (Toll-Free): 1-888-750-5834

Banks and Brokers (Collect): 1-212-750-5833

Please note, however, that if your shares are held of record by a brokerage firm, bank, trust or other nominee and you wish to vote in person at the special meeting, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or obtain a legal proxy issued in your name from that record holder and vote in person at the special meeting.

You should not send in your certificates of Company Common Stock, if any, until you receive the transmittal materials from the Paying Agent with instructions for the surrender of your certificates of Company Common Stock. Our record stockholders who have further questions about their share certificates or the exchange of shares of Company Common Stock for cash should contact the Paying Agent.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS DESCRIBED HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT). NEITHER THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS NOR THE ISSUANCE OF CASH IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

PATTERN ENERGY GROUP INC.,

PACIFIC US INC.

and

PACIFIC BIDCO US INC.

Dated as of November 3, 2019

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 3, 2019, is among PATTERN ENERGY GROUP INC., a Delaware corporation (the “Company”), PACIFIC US INC., a Delaware corporation (“Parent”), and PACIFIC BIDCO US INC., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, pursuant to this Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Class A common stock, par value $0.01 per share, of the Company (“Company Common Stock”) shall be converted into the right to receive the Merger Consideration (as defined below) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Riverstone Pattern Energy II Holdings, L.P. (“Redwood”), Pattern Energy Group Holdings 2 LP (“Pine 2.0”), Pattern Equity Holdings 2 LLC, certain members of the management team of Pattern Energy Group Holdings 2 LP and a management representative entity are entering into an agreement (the “Pine 2.0 Acquisition Agreement”), pursuant to which at or following the Closing, the Company and Pine 2.0 will be under common ownership (the “Pine 2.0 Acquisition”);

WHEREAS, as a material inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have delivered to the Company a limited guarantee pursuant to which CPP Investment Board Private Holdings (4) Inc. has guaranteed certain of Parent and Merger’s Sub’s obligations under this Agreement (the “Limited Guarantee”);

WHEREAS the special committee (the “Company Special Committee”) of the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders and (b) resolved to recommend that the Company Board approve and declare advisable the Merger and the other transactions contemplated by this Agreement;

WHEREAS the Company Board (acting upon the unanimous recommendation of the Company Special Committee) has approved and declared advisable the Merger and the other transactions contemplated by this Agreement;

WHEREAS, each of the board of directors of Merger Sub and the board of directors of Parent (the “Parent Board”) has unanimously approved and declared advisable this Agreement, the Merger and the transactions contemplated by this Agreement and the Pine 2.0 Acquisition Agreement; and

WHEREAS the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

Section 1.2 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, no later than the fourth business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), shall be satisfied or waived in accordance with this Agreement or such other date as otherwise mutually agreed (the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or the City of Toronto.

Section 1.3 Effective Time. On the Closing Date, as soon as practicable following the Closing, the Company and Parent shall cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

SURVIVING CORPORATION CORPORATE MATTERS

Section 2.1 Surviving Corporation Certificate of Incorporation and By-Laws. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to read in the form of Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time, until thereafter changed or amended as provided therein or pursuant to applicable Laws (as defined in Section 4.2(i)). The parties shall take all necessary action such that, as of the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, except that all references to Merger Sub’s name shall be replaced by references to the name of the Surviving Corporation, until thereafter changed or amended as provided therein or pursuant to applicable Laws.

Section 2.2 Directors and Officers of the Surviving Corporation. The directors of Merger Sub shall be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. Each of Parent, Merger Sub and the Company shall take all action necessary to implement the provisions of this Section 2.2.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than the Excluded Shares (as defined in Section 3.3(h)) (each, an “Eligible Share” and collectively, “Eligible Shares”), shall be converted into the right to receive $26.75 per share of Company Common Stock, in cash, without interest (the “Merger Consideration”). At the Effective Time, all Eligible Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and (A) each certificate that immediately prior to the Effective Time represented any such Eligible Shares (a “Certificate”; provided, however, than any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 3.2(i)) and (B) each book-entry account that immediately prior to the Effective Time represented any uncertificated Eligible Shares (a “Book-Entry Share”), shall thereafter represent only the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled, without interest. For the avoidance of doubt, subject to Section 5.1(a)(vi), nothing in this Agreement shall affect the right of the holders of shares of Company Common Stock to receive any dividend or other distribution which is declared on Company Common Stock, the record date of which occurs prior to the Effective Time and the payment date of which occurs prior to, on or after the Effective Time.

(b) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Cancellation or Conversion of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be canceled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 3.2(g).

(d) Cancellation of Treasury Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub shall no longer be outstanding and shall automatically be canceled and cease to exist, and no consideration shall be delivered in exchange therefor.

(e) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by this Agreement), the outstanding shares of Company Common Stock is changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or if any similar event occurs, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 3.2 Surrender of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company that is reasonably acceptable to the Company to act as a paying agent (the “Paying Agent”) who shall also act as agent for the holders of Eligible Shares for the delivery of the Merger Consideration and who shall obtain no rights or interests in the shares represented thereby. At or prior to the Effective Time, Parent shall deposit with the Paying Agent for the benefit of the holders of Eligible Shares a cash amount in immediately available funds necessary for the Paying Agent to make payments of the aggregate Merger Consideration under Section 3.2(a). In addition, Parent shall deposit with the Paying Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions that holders of Company Common Stock have the right to receive. All such cash deposited with the Paying Agent pursuant to this Section 3.2(a) is hereinafter referred to as the “Payment Fund”. The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of an Eligible Share converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal in customary form as reasonably agreed by the parties which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) shall have such other provisions as the Company and Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(i) Upon surrender of a Certificate or of a Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (after giving effect to any required Tax withholdings as provided in Section 3.2(g)), a cash amount in immediately available funds equal to (A) (1) the number of Eligible Shares that such Certificate or Book-Entry Share represented immediately prior to the Effective Time multiplied by (2) the Merger Consideration plus (B) any dividends or other distributions that such holder has the right to receive, and the Certificate or Book-Entry Share so surrendered shall immediately be canceled.

(ii) Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder of such Certificate or Book-Entry Share has the right to receive in respect of the aggregate number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Share pursuant to Section 3.1 and any dividends or other distributions that such holder has the right to receive. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.

(iii) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a check representing the Merger Consideration that the holder has the right to receive pursuant to Section 3.1 and any dividends or other distributions that the holder has the right to receive may be delivered to a transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes (as defined in Section 4.2(n)) have been paid.

(c) No Further Ownership Rights in Company Common Stock. The cash paid in accordance with the terms of this Article III shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of shares of Company Common Stock shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration and any dividends or other distributions that holders have the right to receive, without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III.

(d) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Company Common Stock converted pursuant to the Merger for 365 days after the Effective Time shall be delivered to Parent, upon demand. Any holder of Eligible Shares who has not theretofore complied with this Article III shall thereafter look only to Parent for satisfaction of its claim for Merger Consideration and any dividends and distributions that such holder has the right to receive pursuant to this Article III.

(e) No Liability. None of the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Company Common Stock as of the third anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.2(d)(i))), shall, to the extent permitted by applicable Laws, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund as directed by Parent; provided, however, that such investment shall be in (i) obligations of, or guaranteed by, the United States of America, (ii) in commercial paper obligations of issuers organized under U.S. federal or state Laws, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or (iii) in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided, however, that no such investment or losses thereon shall affect the Merger Consideration or any dividends or other distributions payable to holders of Company Common Stock, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of holders of Company Common Stock in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article III.

(g) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the applicable Merger Consideration with respect to the shares of Company Common Stock owned immediately prior to the Effective Time by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, each Excluded Share of such holder shall thereupon be treated as if it had been converted into the right to receive the applicable Merger Consideration, and Parent shall remain liable for payment of the applicable Merger Consideration for shares of Company Common Stock. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or offer to make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(h) Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue

Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Paying Agent, Parent or the Surviving Corporation, as the case may be, such withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Paying Agent, Parent or the Surviving Corporation, as the case may be.

(i) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(e), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 3.3 Treatment of Company Equity Awards.

(a) Treatment of Company Restricted Shares. At the Effective Time, each Company Restricted Share (as defined in Section 3.3(h)) (other than a Company Restricted Share set forth on Section 3.3(a) of the Company Disclosure Letter (the “Scheduled Company Restricted Shares”)) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder thereof, be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time; and each such Company Restricted Share shall be converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(b) Treatment of Company Performance Shares. At the Effective Time, each Company Performance Share (as defined in Section 3.3(h)) (other than a Company Performance Share set forth on Section 3.3(b) of the Company Disclosure Letter (the “Scheduled Company Performance Shares”)) outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder thereof, be vested based on the maximum level of performance and all restrictions thereon shall lapse for such Company Performance Share as of immediately before the Effective Time; and each such Company Performance Share shall be converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).

(c) Treatment of Company RSUs. At the Effective Time, each Company RSU (as defined in Section 3.3(h)) award outstanding immediately prior to the Effective Time, shall, automatically and without any required action on the part of the holder thereof, be vested and all restrictions thereon shall lapse in full as of immediately before the Effective Time; and each such Company RSU award shall be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal in value to the Merger Consideration multiplied by the aggregate number of shares of Company Common Stock subject to such Company RSU award immediately before the Effective Time; provided, that, notwithstanding the foregoing, any such amounts in respect of a Company RSU for which a valid deferral election has been made or that is otherwise subject to Section 409A of the Code shall not be paid earlier than the earliest time permitted under Section 409A of the Code.

(d) Treatment of Company Options. At the Effective Time, each Company Common Stock Option (as defined in Section 3.3(h)) outstanding immediately prior to the Effective Time, whether or not exercisable or vested, shall, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder thereof, be canceled and converted at the Effective Time into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Company Common Stock subject to such Company Common Stock Option immediately before the Effective Time; provided, that any such

Company Common Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall be canceled for no consideration. “Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Common Stock Option.

(e) Scheduled Company Restricted Shares and Scheduled Company Performance Shares. At the Effective Time, each Scheduled Company Restricted Share and each Scheduled Company Performance Share shall be treated in accordance with Section 3.3 of the Company Disclosure Letter.

(f) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the nominating, governance and compensation committee of the Company Board, as applicable, shall adopt all resolutions and take all actions that are necessary to effectuate the treatment of the Company Restricted Shares, Company Performance Shares, Company RSUs and Company Common Stock Options (collectively, the “Company Equity Awards”) pursuant to Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d) and 3.3(e). The payment of the amounts set forth in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(d) and 3.3(e) in respect of the Company Equity Awards shall be reduced by any income or employment Tax withholding required under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld and paid to the appropriate Governmental Entities, those amounts shall be treated as having been paid to the holder of that Company Equity Award for all purposes under this Agreement. Parent shall cause the Surviving Corporation to, at all times from and after the Effective Time, maintain sufficient liquid funds to satisfy their obligations to holders of Company Equity Awards pursuant to this Section 3.3. As promptly as practicable following the Effective Time and in any event not later than the third business day thereafter, Parent shall cause the Surviving Corporation to pay through its payroll system (i) to each applicable holder of a Company Restricted Share (other than a Scheduled Company Restricted Share), in such amount due and payable to such holder pursuant to Section 3.3(a) in respect of such Company Restricted Share, (ii) to each applicable holder of a Company Performance Share (other than a Scheduled Company Performance Share), in such amount due and payable to such holder pursuant to Section 3.3(b) in respect of such Company Performance Share, (iii) to each applicable holder of a Company RSU, in such amount due and payable to such holder pursuant to Section 3.3(c) in respect of such Company RSU and (iv) to each applicable holder of a Company Common Stock Option, in such amount due and payable to such holder pursuant to Section 3.3(d) in respect of such Company Common Stock Option.

(g) Termination of Company Stock Plan. At or prior to the Effective Time, the Company, the Company Board and the nominating, governance and compensation committee of the Company Board, as applicable, shall adopt all resolutions and take all actions that are necessary to (i) effectuate the termination of the Company Stock Plan as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof and (ii) ensure that following the Effective Time no participant in the Company Stock Plan or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(h) Definitions. For purposes of this Agreement:

“Company Common Stock Option” means an option to purchase a share of Company Common Stock.

“Company Performance Share” means a restricted share of Company Common Stock, the vesting of which is conditioned in whole or in part on the satisfaction of performance criteria.

“Company Restricted Share” means a restricted share of Company Common Stock, the vesting of which is conditioned solely on the passage of time.

“Company RSU” means a restricted stock unit of the Company.

“Excluded Shares” shall mean the (i) shares to be canceled in accordance with Section 3.1(d) and (ii) shares of Company Common Stock that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Certain Defined Terms. As used in this Agreement, the term:

“Affiliate” means, with respect to any Person, any entity directly or indirectly, controlling, controlled by, or under common control with, such Person (and, for purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, (i) in no event shall Pine 2.0 be deemed to be an Affiliate of the Company or any of its Subsidiaries and (ii) for purposes of Section 7.1, in no event shall any operating or portfolio companies, investment funds or vehicles or investee companies of Canada Pension Plan Investment Board be deemed to be an Affiliate of Parent, Merger Sub or any of their respective Subsidiaries.

“Company Disclosure Letter” means the disclosure letter delivered to Parent by the Company upon or prior to entering into this Agreement.

“Company Material Adverse Effect” means any change, event, effect, circumstance or development that, individually or taken together with other changes, events, effects, circumstances or developments, has a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been, is or would be reasonably likely to be a Company Material Adverse Effect:

(A) any changes in the general economic or political conditions or the securities, credit, currency or other financial markets in general, in each case in the United States or other countries in which the Company or any of its Subsidiaries conducts operations;

(B) any changes that are the result of factors generally affecting any international, national or regional industry (including the renewable energy industry and the electric generating industry) or market (including any wholesale markets for electric power) in which the Company or any of its Subsidiaries operates, including any changes in legal, political or regulatory conditions impacting any tax or other incentive programs for the renewable energy industry;

(C) any economic changes in any market for commodities or supplies, including electric power, used in connection with the business of the Company or any of its Subsidiaries;

(D) any changes or proposed changes in any Laws or accounting principles or reporting standards applicable to the Company or any of its Subsidiaries or the enforcement or interpretation thereof after the date of this Agreement;

(E) any changes or effects resulting from the performance of obligations specifically required by this Agreement (other than the first sentence of Section 5.1(a)), including any actions taken by the Company or its Subsidiaries that are expressly requested or consented to by Parent in writing after the date hereof, but excluding any actions taken by the Company that would result in a breach of Section 4.2(d);

(F) any change in the Company’s credit ratings; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such change (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect;

(G) any litigation or threat of litigation arising from allegations of any breach of fiduciary duty by the Company Board or violation of Laws by the Company Board in connection with this Agreement or the Merger;

(H) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues, earnings, cash available for distribution or EBITDA for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such failure (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect; and

(I) any decline in the price of the Company Common Stock; provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development that caused or contributed to such decline (to the extent not otherwise excluded) has resulted in, or contributed to, a Company Material Adverse Effect;

(J) any escalation or outbreak of hostilities, acts of terrorism (including cyber-terrorism), sabotage, acts of war, civil unrest or military conflicts;

(K) any epidemic, plague, pandemic or other outbreak or illness (including any non-human epidemic, pandemic or other similar outbreak or illness), flood, earthquake, tornado, hurricane, cyclonic storm, windstorm, volcano, tsunami or other natural disaster or act of God; and

(L) the entry into, or any announcement or disclosure of, this Agreement, or the pendency of the transactions contemplated by this Agreement, including any effects related to or that arise out of (i) the identity of any of Parent or any of its Affiliates or (ii) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with a customer, employee, regulator, lender or other financing source, supplier, contractor, service provider, agent or Representative;

except, with respect to clauses (A), (B), (C), (D), (J) and (K), if such changes, events, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes, events, circumstances or developments have on other similarly situated companies in the renewable energy or electric generating industry in the jurisdictions in which the Company and its Subsidiaries operate, then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been, is or would be reasonably likely to be a Company Material Adverse Effect.

“Company Material Subsidiary” (each as set forth on Section 4.2(b)(ii) of the Company Disclosure Letter) means (i) Pattern Canada Operations Holding ULC, (ii) Pattern US Operations Holdings LLC, (iii) each Subsidiary of the Company that directly owns assets with 50 MW or more of generation capacity (each a “Company Material Generator”) and (iv) each Subsidiary of the Company that (A) has a direct or indirect ownership interest in a Company Material Generator and (B)(1) is a borrower under any Contract pursuant to which a third party provides debt for borrowed money or (2) has received equity financing from a third party.

“Contract” means any binding agreement, lease, license, contract, note, mortgage, indenture, arrangement or other binding obligation (whether written or oral).

“Covered Pine 2.0 Units” means the Pine 2.0 Units owned by the Company as of the date hereof and any Pine 2.0 Units owned by the Company or any of its Subsidiaries, from time to time.

“Knowledge of Parent” means the actual knowledge of those Persons set forth in Section 4.3(e) of the Parent Disclosure Letter, after reasonable inquiry.

“Knowledge of the Company” means the actual knowledge of those Persons set forth on Section 4.2(g) of the Company Disclosure Letter, after reasonable inquiry.

“made available” means that such information, document or material was (A) publicly available or (B) provided in the online data room, hosted by Intralinks, for review by the Company, Parent and their respective Representatives (as defined in Section 4.2(e)(iv)), in each case, prior to the execution of this Agreement.

“Parent Disclosure Letter” means the disclosure letter delivered to the Company by Parent prior to entering into this Agreement.

“Parent Material Adverse Effect” means any change, event, effect, circumstance or development that, individually or taken together with other changes, events, effects, circumstances or developments, would materially impede delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

“Pine 2.0 Units” has the meaning assigned to the term “Units” in the Third Amended and Restated Agreement of Limited Partnership of Pine 2.0, dated as of November 1, 2019, as in effect on the date hereof (the “Pine 2.0 Limited Partnership Agreement”).

“Subsidiary” means, with respect to any Person, any other Person of which (i) at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. For the avoidance of doubt, in no event shall Pine 2.0 be deemed to be a Subsidiary of the Company.

Section 4.2 Representations and Warranties of the Company. Except (i) as set forth in the Company Reports (as defined in Section 4.2(e)(i)) filed with or furnished to the Securities and Exchange Commission (“SEC”) and with the applicable Canadian provincial securities commissions or similar securities regulatory authorities (the “Canadian Securities Authorities”) under applicable Canadian provincial securities Laws (“Canadian Securities Laws”) on or after December 31, 2017 and publicly available no less than two business days prior to the date of this Agreement (without giving effect to any amendment or supplement to any such Company Reports filed on or after the date of this Agreement and excluding, in each case, any disclosures set forth in any risk factor section or in any other section solely to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, in each case, other than any factual disclosure set forth in such sections) or (ii) as set forth in the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.

(i) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not be, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, has not had and would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii) The Company has made available to Parent complete and correct copies of the certificates of incorporation and by-laws or comparable governing documents of the Company, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date of this Agreement and the Company is not in violation of any provision of its certificate of incorporation and by-laws or comparable governing documents, except such failures to be in full force and effect or violations as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock, of which 98,489,599 shares were issued and outstanding as of the close of business on October 31, 2019 (including 231,973 Company Restricted Shares and 397,219 Company Performance Shares based on the maximum level of performance) and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”), of which 10,400,000 shares of Series A Perpetual Preferred Stock, par value $0.01 per share, were outstanding as of the close of business on October 31, 2019. 20,000,000 shares of Class B common stock, par value $0.01 per share, of the Company, were previously authorized, and no shares of Class B common stock of the Company were outstanding as of the close of business on October 31, 2019. As of the close of business on October 31, 2019, 1,036,248 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s Amended and Restated 2013 Equity Incentive Plan (the “Company Stock Plan”), of which amount (A) 382,154 shares of Company Common Stock were underlying Company Common Stock Options and (B) 146,673 shares of Company Common Stock were underlying Company RSUs. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of October 31, 2019, 249,481 shares of Company Common Stock and no shares of Company Preferred Stock were held by the Company in its treasury. No Subsidiary of the Company owns any shares of capital stock of the Company. As of the close of business on October 31, 2019, the Company had shares of Company Common Stock reserved for issuance underlying the indenture, dated as of July 28, 2015, among the Company, as issuer, Pattern US Finance Company LLC, as subsidiary guarantor, and Deutsche Bank Trust Company Americas, as trustees, providing for the issuance of the Company’s 4.00% Convertible Senior Notes due 2020 (the “Convertible Notes Indenture” and such notes, the “Convertible Notes”). Except as set forth above, the Company does not have any shares of capital stock or other voting securities issued or outstanding, other than shares of Company Common Stock that have become outstanding since October 31, 2019 as a result of the exercise or settlement of Company Equity Awards, which were reserved for issuance as set forth above. Section 4.2(b)(i) of the Company Disclosure Letter contains a correct and complete list of all Company Equity Awards outstanding as of the close of business on October 31, 2019, including the number of shares of Company Common Stock subject to each Company Equity Award and its grant date, exercise price and vesting schedule. As of the date of this Agreement, except as set forth above or on Section 4.2(b)(i) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to (x) issue or sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for, acquire or receive payments determined by reference to the value of any equity securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding or (y) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests. Upon any issuance of Company Common Stock in accordance with the terms of the Company Stock Plan or the Convertible Notes Indenture, such Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) or any preemptive rights. As of the date of this Agreement, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote, convertible into or exercisable for securities having the right to vote (other than the Convertible Notes) with the stockholders of the Company on any matter.

(ii) Each of (x) the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries owned directly or indirectly by the Company (A) have been duly authorized and are validly issued, fully paid and nonassessable and (B) are owned by the Company or by a direct or indirect Subsidiary of the Company, free and clear of any Liens, and (y) the Covered Pine 2.0 Units are owned by the Company or by a direct or indirect Subsidiary of the Company, free and clear of any Liens, in each of clauses (x) and (y), other than any (i) obligations imposed under this Agreement, (ii) restrictions under applicable securities Laws, (iii) obligations imposed on the stockholders or members of any Subsidiary of the Company or Pine 2.0 under the applicable certificate of incorporation and by-laws, limited liability company agreements or comparable governing documents or tax equity capital contribution or investment agreements, (iv) Liens granted in connection with project debt and (v) Liens set forth on Section 4.2(b)(ii)-(1) of the Company Disclosure Letter. Except as set forth on Section 4.2(b)(ii)-(2) of the Company Disclosure Letter, as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to (x) issue or sell any shares of capital stock or other equity securities of any Subsidiary of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of any Subsidiary of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding or (y) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.

(iii) Other than (x) customary transfer restrictions with respect to the capital stock or equity interests of any of the Company Material Subsidiaries or (y) the voting agreements, voting trusts, stockholder agreements, proxies, other agreements or understandings set forth on Section 4.2(b)(iii) of the Company Disclosure Letter, there are no voting agreements, voting trusts, stockholder agreements, proxies, other agreements or understandings to which the Company or any of the Company Material Subsidiaries (other than any project-level entities) is a party with respect to the voting of the capital stock or other equity interests of, restricting the transfer of, or providing for registration rights with respect to, the Company or any such Company Material Subsidiaries.

(c) Corporate Authority; Approval.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to (A) the adoption of this Agreement by the holders of a majority of the total voting power of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to vote on such matter, voting together as a single class, and (B) if Canadian Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) applies to the Merger, the approval of the Merger by a majority of the votes cast by the holders of the outstanding shares of Company Common Stock, in person or represented by proxy, in a vote of such holders entitled to vote on such matter other than persons whose votes are to be excluded under Part 8 of MI 61-101, including the Company, any “interested party” of the Company and any “related party” of an interested party of the Company (each as defined under MI 61-101), in each case at a stockholders’ meeting duly called and held for such purpose (the “Company Meeting”) (such adoption and approval, collectively, the “Requisite Company Approval(s)”), to perform its obligations under this Agreement and to consummate the Merger. Subject to any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (collectively, the “Bankruptcy and Equity Exception”), this Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party thereto (except for the Company), constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(ii) The Company Board (acting upon the unanimous recommendation of the Company Special Committee) has, by the required vote of directors voting on the matter, (A) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (C) resolved to recommend that the holders of shares of Company Common Stock and the holders of shares of Company Preferred Stock give the Requisite Company Approval(s) (the “Company Recommendation”) and (D) directed that this Agreement be submitted to the holders of shares of Company Common Stock and Company Preferred Stock for their adoption and, if MI 61-101 applies to the Merger, that the Merger be submitted to the holders of shares of Company Common Stock other than persons whose votes are to be excluded under Part 8 of MI 61-101, including the Company, any “interested party” of the Company and any “related party” of an interested party of the Company (each as defined under MI 61-101) for their approval.

(d) Governmental Filings and Approvals; No Violations; Certain Contracts.

(i) Other than filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (C) under Canadian Securities Laws, (D) under applicable NASDAQ rules, (E) in connection with regulatory approvals set forth under Section 8.1(b) of the Company Disclosure Letter, and (F) under applicable Toronto Stock Exchange (“TSX”) rules, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic, foreign or supranational governmental or regulatory authority, agency, commission, bureau, tribunal, commissioner, body, court or other legislative, executive or judicial governmental or quasi-governmental entity or arbitral body, NASDAQ or the TSX (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated by this Agreement, except those of which the failure to make or obtain would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger.

(ii) The execution, delivery and performance of this Agreement by the Company do not and, assuming the Requisite Company Approval(s) is (or are) obtained, the consummation of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default or loss of a benefit under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries, or (C) assuming compliance with the matters referred to in Section 4.2(d)(i), a violation of any Laws to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, loss, creation, acceleration or change that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (disregarding the exceptions set forth in clauses (E) or (L) of the definition thereof) or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement. Section 4.2(d)(ii) of the Company Disclosure Letter sets forth a list of Material Company Contracts (as defined in Section 4.2(j)) as of the date of this Agreement pursuant to which consents or waivers are or may be required prior to consummation of the Merger.

(e) Company Reports; Internal Controls; Financial Statements.

(i) The Company has timely filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) and with the Canadian Securities Authorities under Canadian Securities Laws, since December 31, 2017 (the forms, statements, certifications, reports and documents filed or furnished since December 31, 2017 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”),

Canadian Securities Laws and, in each case, any rules and regulations promulgated thereunder, applicable to the Company Reports. As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of filing of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC or the Canadian Securities Authorities subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Parent all correspondence with the SEC and with the Canadian Securities Authorities since December 31, 2017 and, as of the date of this Agreement, there are no outstanding or unresolved comments from the SEC or the Canadian Securities Authorities with respect to any of the Company Reports and the Company has not filed any confidential material change report with the Canadian Securities Authorities which remains confidential. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act.

(ii) (A) The Company maintains “disclosure controls and procedures” and “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to (1) ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and the Canadian Securities Authorities and other public disclosure documents and (2) provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”) and (B) the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud.

(iii) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 4.2(e)(iii) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder. Neither the Company nor any of its Subsidiaries has any outstanding “extensions of credit” or has arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(iv) Except for matters resolved prior to the date hereof, since December 31, 2017, (i) none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives (“Representatives”) has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors or agents to the Company Board or any committee thereof or to the chief executive officer or general counsel of the Company in accordance with Section 307 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

(v) (A) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) (x) complies as to form in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will comply as to form in all material respects, with the published rules and regulations of the SEC and the Canadian Securities Authorities (including all applicable accounting rules) and (y) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and (B) each of the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) (x) complies as to form in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will comply as to form in all material respects, with the published rules and regulations of the SEC and the Canadian Securities Authorities (including all applicable accounting rules) and (y) fairly presents in all material respects, or in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end or other audit adjustments, none of which would reasonably be expected to have a Company Material Adverse Effect), in each case in this clause (v) in accordance with GAAP, except as may be noted therein.

(f) Absence of Certain Changes. Since December 31, 2018, (i) there has not been any change, event, effect, circumstance or development that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement and (ii) other than in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice in all material respects and neither the Company nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would, absent Parent’s consent, constitute a breach of any of the covenants set forth in clause (iii), (vi), (vii) or (xiv) of Section 5.1(a).

(g) Litigation and Liabilities.

(i) Other than as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement, (A) there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties or assets, and (B) neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries, or any of their respective properties or assets.

(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet (and the notes thereto) as of December 31, 2018, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2018, (C) incurred in connection with this Agreement or (D) that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(h) Employee Benefits.

(i) Section 4.2(h)(i) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, “Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained, administered or contributed to by the Company, any of its Subsidiaries or Pattern Energy Group LP (“Pine LP”), a subsidiary of Pattern Energy Group Holdings LP, and which covers any current or former employee, director or other independent contractor of the Company, any of its Subsidiaries or Pine LP (each, a “Company Participant”), or with respect to which the Company, any of its Subsidiaries or Pine LP has any liability, whether direct, indirect, actual or contingent, other than a “multiemployer plan” within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Multiemployer Plan”). Company Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (each such plan, a “Company ERISA Plan”), employment, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

(ii) With respect to each material Company Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the Company Plan document, including any amendments thereto, and summaries of material modifications, (2) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements, (3) a written description of such Company Plan if such plan is not set forth in a written document, (4) for the most recent year, any notices to or from the Internal Revenue Service (“IRS”) or any office or representative of the United States Department of Labor or any other Governmental Entity relating to any compliance or other issues with respect to any such Company Plan and (5) the most recently prepared actuarial report. Except for liabilities that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, (A) each Company Plan has been established, administered and registered in accordance with its terms and is in compliance with applicable Laws, including ERISA and the Code and (B) no event has occurred, and no condition exists, that would subject the Company or any of its Subsidiaries (or any of their respective predecessors), either directly or by reason of its affiliation with any Company ERISA Affiliate, to any Tax (as defined in Section 4.2(n)), fine, Lien, penalty or other liability or obligation imposed by ERISA, the Code or any other applicable Law arising out of or relating to any Company Plan. For purposes of this Agreement, “Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(iii) With respect to each Company ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the most recent summary plan description together with any summaries of all material modifications thereto, and (2) the most recent IRS determination or opinion letter. Each Company ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan. With respect to any Company ERISA Plan, neither the Company nor any of its Affiliates has engaged in a transaction in connection with which the Company or any of its Affiliates reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(iv) Neither the Company nor any Company ERISA Affiliate has ever sponsored, maintained, contributed to, been required to contribute to or otherwise had any liability or obligation with respect to an employee benefit plan that is a defined benefit plan or subject to Title IV of ERISA or Section 302 of ERISA or Sections 412 or 4971 of the Code, including any Multiemployer Plan. No Company Plan is (i) a multiple employer welfare arrangement as defined in Section 3(4) of ERISA or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(v) No Company Plan provides post-termination or retiree life insurance, health or other medical benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law (as defined in Section 4.2(i)) and at no expense to the Company or any Subsidiary of the Company.

(vi) Except as set forth on Section 4.2(h)(vi) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will, either alone or in combination with another event: (1) entitle any Company Participant to severance pay or any material increase in severance pay (other than severance pay required by any Law), (2) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any Company Participant, (3) result in any payment that would be an “excess parachute payment” under Section 280G of the Code or (4) limit the ability of the Parent or any of its Subsidiaries to merge, amend or terminate any Company Plans. The Company and its Subsidiaries are not required to provide any gross-up, indemnification, reimbursement or other additional payment in respect of any Tax, interest or penalty related thereto.

(vii) All Company Plans that are maintained outside the jurisdiction of the United States or cover any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States (each such plan, a “Company Non-U.S. Benefit Plan”) comply with applicable Law and, to the extent intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, except in each case as would not be likely to have a Company Material Adverse Effect. Except as would not be likely to have a Company Material Adverse Effect, each Company Non-U.S. Benefit Plan has assets or book reserves, as applicable (determined, in each case, in accordance with applicable funding standards, International Financial Reporting Standards or other applicable accounting principles) that are sufficient to provide for the payment of the relevant benefits.

(i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since December 31, 2017, and are not being, conducted in violation of any federal, state, provincial, local or foreign law, statute or ordinance, common law, or any rule, regulation, guideline, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger. As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger. Since December 31, 2017, the Company and each of its Subsidiaries has obtained and is in compliance with all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to own, lease and operate their properties and assets and conduct their businesses as presently conducted, except those the absence of which would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. All Licenses of the Company and its Subsidiaries are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such License, and to the Knowledge of the Company, none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw, modify or decline to renew any such License, in each case, except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(j) Material Contracts.

(i) Section 4.2(j) of the Company Disclosure Letter lists all Contracts of the following types to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, in each case as of the date of this Agreement, except for this Agreement, the Company Plans and agreements filed as exhibits to or incorporated by reference into the Company Reports:

(A) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) any Contract with any third party providing for the purchase of energy, capacity or other goods and services from the Company or any of its Subsidiaries and that (1) generated revenue from such third party in excess of $30 million in the aggregate for the Company or any of its Subsidiaries during the year ending December 31, 2018 or (2) is expected to generate revenue from such third party in excess of $30 million in the aggregate for the Company or any of its Subsidiaries during the year ending December 31, 2019;

(C) any Contract for the purchase of materials, supplies, goods, services (other than investment bankers, attorneys, accountants and other advisors), equipment or other assets (or for the licensing of or grant of rights in or to use Intellectual Property) for which payments by the Company or any of its Subsidiaries in excess of $30 million (1) were made during the year ending December 31, 2018, or (2) are expected to be made during the year ending December 31, 2019 and, in each case, which is not cancelable without penalty or other liability to the Company or any of its Subsidiaries upon notice of ninety (90) days or less;

(D) any Contract that (1) materially restricts, or purports to materially restrict, the right or ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict, or purport to materially restrict, the ability of Parent or any of its Affiliates) to compete with any other Person, (2) grants exclusivity or “most favored nation” or similar status to any other Person, (3) contains a standstill or similar agreement that will be in effect as of the Closing pursuant to which the Company or any of its Subsidiaries has agreed not to acquire or dispose of the assets or securities of another Person or (4) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business;

(E) any Contract that relates to the acquisition or disposition (in each case, whether by merger, consolidation, acquisition or sale of stock or otherwise) of any equity interest in any Person or a material portion of the assets of any Person, in each case that has not yet been consummated or that has continuing material obligations;

(F) any material joint venture, profit-sharing, partnership or other similar agreements;

(G) any Contract containing any settlement, non-prosecution or similar agreements involving future performance or restraints on action by the Company or any of its Subsidiaries, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole;

(H) any Contract with an aggregate principal amount in excess of $30,000,000 (1) evidencing indebtedness of the Company or any of its Subsidiaries to any third party or (2) guaranteeing any such indebtedness of a third party;

(I) any Contract restricting the payment of dividends or the making of distributions to stockholders or the repurchase of stock or other equity of the Company or any of its Subsidiaries (other than any Contract in respect of non-recourse financing or tax equity financing in respect of a project); and

(J) any Contract, other than any agreement related to their employment, between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent or more of the outstanding shares of Company Common Stock or any of their respective Affiliates, on the other hand (other than any Company Plan);

Each such Contract required to be disclosed in clauses (A) through (J), whether entered into before or after the date of this Agreement is referred to herein as a “Material Company Contract”.

(ii) True and correct copies of each Material Company Contract have been made available to Parent. Except for expirations or terminations in the ordinary course of business in accordance with the terms of such Material Company Contracts, each of the Material Company Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except for such failures to be valid and binding or to be in full force and effect and enforceable as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. There is no default under any such Material Company Contracts by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, in each case except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(k) Real Property.

(i) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the real property owned by the Company or the Company Material Subsidiaries (the “Company Owned Real Property”), the Company or one of the Company Material Subsidiaries, as applicable, has good, valid and marketable fee simple, or local equivalent, title to the Company Owned Real Property, free and clear of any material Company Encumbrances. Section 4.2(k)(i) of the Company Disclosure Letter contains a true and complete list of all material Company Owned Real Property, except for any Company Owned Real Property used in connection with, or incidental to, the generation or transmission of electric power, or the operation or maintenance of any facilities related thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Material Subsidiary, as applicable, has exclusive possession of each Company Owned Real Property, other than any use and occupancy rights, without any options to purchase, granted to third-party tenants or licensees pursuant to agreements entered into in the ordinary course of business.

(ii) With respect to the real property leased, subleased, licensed or otherwise occupied by the Company or the Company Material Subsidiaries (the “Company Leased Real Property”), the lease, sublease, license or other occupancy agreement for such property is valid, is legally binding on and enforceable by its terms against the Company or the Company Material Subsidiaries (as applicable) and, to the Knowledge of the Company, the other party thereto, and is in full force and effect, and none of the Company or any of the Company Material Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or the Company Material Subsidiaries, except in each case, for such invalidity, failure to be binding, unenforceability, failure to be in full force and effect, breach or default that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. Section 4.2(k)(ii) of the Company Disclosure Letter contains a true and complete list of all Company Leased Real Property involving annual payments in excess of $15,000,000 as of the date of this Agreement, except for any Company Leased Real Property used in connection with, or incidental to, the generation or transmission of electric power, or the operation or maintenance of any facilities related thereto. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of the Company Material Subsidiaries, as applicable, has exclusive possession of each Company Leased Real Property, other than any use and occupancy rights, without any options to purchase, granted to third-party owners, tenants or licensees pursuant to agreements entered into in the ordinary course of business.

(iii) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Material Subsidiaries have a valid and enforceable right to use any real property that is used in the business but is not Company Owned Real Property or Company Leased Real Property.

(iv) For purposes of this Section 4.2(k) only, “Company Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of an asset but specifically excludes (a) specified encumbrances described in Section 4.2(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established; (d) customary encumbrances granted in connection with project debt; (e) encumbrances imposed or promulgated by laws with respect to real property and improvements, including zoning regulations; and (f) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Company Owned Real Property or Company Leased Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l) Takeover Statutes. No “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except as disclosed on Section 4.2(m) of the Company Disclosure Letter:

(i) the Company and the Company Material Subsidiaries are, and since the formation of the Company have been, in compliance with all Environmental Laws applicable to the ownership or operation of its business except for such noncompliance as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(ii) the Company and the Company Material Subsidiaries possess, and are, and since the formation of the Company have been, in compliance with, all permits, licenses, registrations, identification numbers, authorizations and approvals (each a “Company Environmental Permit”) required under applicable Environmental Laws for the ownership or operation of their businesses as conducted at the relevant time, and all such Company Environmental Permits are valid and in good standing and no action is pending or, to the Knowledge of the Company, threatened to revoke, suspend or modify any such Company Environmental Permit, in each case other than as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iii) neither the Company nor any of the Company Material Subsidiaries has received any written claim, notice of violation, citation or government inquiry concerning any violation or alleged violation of any applicable Environmental Law or Company Environmental Permit during the past three years or that otherwise remains unresolved, except for matters that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of the Company Material Subsidiaries with any Environmental Law or Company

Environmental Permit except for matters that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and

(v) to the Knowledge of the Company, there has been no Release of, or exposure to, any Hazardous Substance in violation of or that would reasonably be expected to give rise to liability of or a claim (including any toxic tort claim) against the Company or any of the Company Material Subsidiaries under any Environmental Law or Company Environmental Permit, other than as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

As used in this Agreement: (i) “Environmental Law” means any applicable law, regulation, code, rule, directive, binding decision, order, judgment, decree or injunction issued by any Governmental Entity concerning (a) the protection of the environment (including air, water, soil, natural resources and endangered or protected species) or, as it relates to exposure to Hazardous Substances, human health and safety or (b) the use, treatment, storage, handling, Release or disposal of Hazardous Substances, in each case as presently in effect; (ii) “Hazardous Substance” means any substance, material or waste presently listed, defined, designated or classified as hazardous, toxic or radioactive, or as a contaminant or pollutant, or words of similar import, under any Environmental Law; and (iii) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

(n) Taxes. Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

(i) the Company and its Subsidiaries (1) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all U.S. Federal income and other Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate; (2) have paid all Taxes required to be paid by any of them, whether or not shown as due on such filed Tax Returns, including any Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, other than any Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and (3) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no such waiver has been requested in writing by any Governmental Entity;

(ii) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP;

(iii) there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of the Company or any of its Subsidiaries;

(iv) no deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings;

(v) neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any agreements or arrangements (1) exclusively between or among the Company and any wholly owned Subsidiary of the Company (“Wholly Owned Company Subsidiary”) or (2) with third parties made in the ordinary course of business, the primary subject matter of which is not Taxes);

(vi) neither the Company nor any of its Subsidiaries (1) has been a member of a U.S. affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent or (2) to the Knowledge of the Company, has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise;

(vii) no written claim has been made in the past three years by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction;

(viii) within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;

(ix) neither the Company nor any of its Subsidiaries will be required to include material amounts of income, or exclude material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (1) a change in method of accounting occurring prior to the Closing Date, (2) an installment sale or open transaction occurring prior to the Closing Date, (3) a prepaid amount received outside the ordinary course of business prior to the Closing Date, (4) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) executed prior to the Closing Date or (5) an election under Section 108(i) of the Code;

(x) there are no private letter rulings that have been entered into or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries that will be binding on the Company or any of its Subsidiaries with respect to any taxable period (or portion thereof) beginning after the Closing Date; and

(xi) neither the Company nor any of its Subsidiaries has been a party to a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or any similar provision of state, local or foreign Tax Law).

As used in this Agreement: (i) the term “Taxes” (and, with correlative meaning, the term “Tax”) means all taxes, imposts, levies or other like assessments or charges in the nature of a tax imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term “Tax Returns” (and, with correlative meaning, the term “Tax Return”) means any returns (including information returns), declarations, statements, reports, elections, disclosures, schedules or forms relating to Taxes (including any amendments and attachments thereto) required to be filed with any Governmental Entity.

(o) Labor Matters.

(i) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, Pine LP, is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, and no such collective bargaining agreement or other Contract covers any employee or other service provider of the Company, its Subsidiaries or, to the Knowledge of the Company, Pine LP. To the Knowledge of the Company, there are no pending or threatened activities or proceedings of any labor union to organize any employees of the Company, any of its Subsidiaries or Pine LP.

(ii) Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, during the one year period prior to the date of this Agreement, there has not been any pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown or work stoppage.

(iii) Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, since December 31, 2018, each of the Company, its Subsidiaries and, to the Knowledge of the Company, Pine LP, has been in compliance with all applicable Laws relating to employment and employment practices, including Laws relating to terms and conditions of employment, overtime wages and hours, collective bargaining, unfair labor practices, reductions in force, equal employment opportunities, employment discrimination, harassment, civil rights, safety and health, disability, immigration, background checks, paid or unpaid leave, social security governmental pension plans and the proper classification of service providers.

(iv) Section 4.2(o)(iv) of the Company Disclosure Letter sets forth, as of the date of this Agreement, all material (1) claims pending or, to the Knowledge of the Company, threatened by or with respect to any current or former employee or independent contractor of the Company, any of its Subsidiaries or, to the Knowledge of the Company, Pine LP against the Company, any of its Subsidiaries or Pine LP, including any suits, actions, proceedings, or, to the Knowledge of the Company, investigations, whether at law or in equity, before or by a Governmental Entity or before any arbitrator and (2) judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator in effect or binding as to the Company, any of its Subsidiaries or, to the Knowledge of the Company, Pine LP, that, in each case of clauses (i) and (ii), relates to the current or prior employment of any employee or independent contractor of the Company, any of its Subsidiaries or Pine LP with respect to a violation of any employment Laws or discriminatory conduct.

(v) No material audit by a Governmental Entity is being conducted, or to the Knowledge of the Company, is pending in respect of any foreign workers.

(p) Intellectual Property and Information Technology.

(i) Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all registered and unregistered trademarks, trade names, service marks, service names, logos, trade dress, assumed names, source identifiers, Internet domain names, registered and unregistered copyrights (including copyrights in software), patents and patent applications, trade secrets, know-how, designs, techniques, methods, processes, business and technical data, including any applications, registrations, renewals, reissues, divisions, continuations, continuations-in-part, extensions and supplementary registrations for any of the foregoing, and the goodwill associated with any of the foregoing (collectively, “Intellectual Property”) used in any of their respective businesses as currently conducted. Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect: (i) the Company or a Subsidiary of the Company exclusively owns, free of all Liens and exclusive licenses, all Intellectual Property it owns or purports to own (“Owned Intellectual Property”), (ii) the Owned Intellectual Property is subsisting, and, to the Knowledge of the Company, valid and enforceable, (iii) there is no pending or, to the Knowledge of the Company, threatened claim by any Person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries for their use of the Intellectual Property of such Person, (iv) to the Knowledge of the Company, since December 31, 2018, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person, (v) neither the Company nor any of its Subsidiaries has brought any claim against any Person regarding the infringement, misappropriation or other violation of any Owned Intellectual Property, (vi) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property, (vii) the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the confidentiality of the trade secrets and confidential information used in the conduct of any of their respective businesses and (viii) to the extent any employees, independent contractors, consultants and service providers of the Company or any of its Subsidiaries have created or developed any Intellectual Property for or on behalf of the Company or any of its Subsidiaries, the Company or such Subsidiaries own such Intellectual Property.

(ii) Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect: (i) the computers, software, servers, phones, equipment, networks, all other information technology equipment and elements, all data contained in any of the foregoing and all documentation associated with any of the foregoing (collectively, the “IT Assets”) owned by or otherwise used in the businesses of the Company or any of its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and (ii) the Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and have taken reasonable steps in accordance with industry standards to secure such IT Assets from unauthorized access, disclosure or use by any Person, and, to the Knowledge of the Company, there have been no material breaches, interruptions or violations of the same.

(q) Insurance. All material insurance policies maintained by the Company or any of its Subsidiaries (“Company Insurance Policies”) provide coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets in such amounts and with such deductibles, as are commercially reasonable. Each Company Insurance Policy is in full force and effect and all premiums due with respect to all Company Insurance Policies have been paid, with such exceptions that would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of the Company Material Subsidiaries has received, as of the date of this Agreement, written notice of any pending or threatened cancellation with respect to any Company Insurance Policy. The Company and each of the Company Material Subsidiaries is in compliance with all conditions contained in the Company Insurance Policies, except where the failure to so comply would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(r) Opinion of Financial Advisor. The Company Special Committee has received the opinion of its financial advisor, Evercore Group L.L.C., to the effect that, as of the date of such opinion, and subject to the various limitations, assumptions, factors and matters set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than holders of Excluded Shares) pursuant to this Agreement is fair from a financial point of view to such holders.

(s) Brokers, Finders and Other Advisors. Other than with respect to Evercore Group L.L.C. and Goldman, Sachs & Co. LLC, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement.

(t) Anti-Corruption.

(i) None of the Company and its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents has, since December 31, 2017, taken any action in material violation of any applicable Anti-Corruption Laws or Trade Controls Laws.

(ii) None of the Company and its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents has, since December 31, 2017, directly or indirectly, made or authorized any offer, gift, payment or promise of, any money or anything else of value, or provided any benefit to any Government Official for the purposes of improperly (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (C) securing any improper advantage or (D) inducing such Government Official to use his or her influence with another Government Official, in order to obtain or retain business or direct any business to the Company or its Subsidiaries.

(iii) The Company and its Subsidiaries have instituted, maintained and enforced policies and procedures designed to promote and reasonably ensure compliance with all applicable Anti-Corruption Laws, including the FCPA.

As used in this Agreement: (i) “Anti-Corruption Laws” means the FCPA, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and any anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or anti-bribery, anti-corruption and/or anti-money laundering Laws of any jurisdiction in which the Company or any of its Subsidiaries operates; (ii) “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); (iii) “Government Official” means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (a) or (b) of this definition; and (iv) “Trade Controls Laws” means any applicable statutes, rules, regulations, orders, ordinances, codes, directives or other Laws administered by an agency of the U.S. government, or by a non-U.S. government (except to the extent inconsistent with U.S. law), related to export controls and economic sanctions, including the Export Administration Act of 1979, as amended (50 U.S.C. App. §§ 2401-2420), the Export Administration Regulations (15 C.F.R. Part 730 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1707), regulations and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.), and Executive Orders of the President of the United States regarding restrictions on trade with designated countries and Persons.

(u) Collateral Benefits. To the Knowledge of the Company, no related party of the Company (within the meaning of MI 61-101), together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Company Common Stock, except for related parties who will not receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

(v) Information Supplied. The information supplied or to be supplied by or on behalf of the Company to be contained in, or incorporated by reference in, the Proxy Statement, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date on which the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were supplied by or on behalf of Parent or Merger Sub or their respective Affiliates for use therein.

(w) No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Section 4.2, none of the Company or any of its Affiliates nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof.

Section 4.3 Representations and Warranties of Parent and Merger Sub. Except as set forth in the Parent Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except (other than with respect to Parent’s or Merger Sub’s due organization and valid existence) as would not be, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect. Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and each of Parent and Merger Sub is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, has not had and would not be, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the certificates of incorporation and by-laws or comparable governing documents of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect as of the date of this Agreement, except such failures to be in full force and effect as would not be, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(b) Capital Structure.

(i) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any security of Merger Sub.

(ii) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

(iii) No shares of Company Common Stock or other securities that are convertible, exchangeable or exercisable into Company Common Stock are owned (directly or indirectly, beneficially or of record), or controlled or directed, by Parent, Merger Sub or any of Parent’s other Subsidiaries. None of Parent, Merger Sub or any of Parent’s other Subsidiaries holds any rights to acquire or vote any shares of Company Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of Parent’s other Subsidiaries is a “related party” of the Company (as defined under MI 61-101).

(c) Corporate Authority; Approval.

(i) Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, perform its obligations under this Agreement and consummate the Merger and the other transactions contemplated by this Agreement. No other corporate proceeding on the part of Parent is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for filing the appropriate merger documents as required by Delaware Law). Subject to the Bankruptcy and Equity Exception, this Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each other party hereto (except for Parent), constitutes a legal, valid and binding agreement of Parent enforceable against Parent in accordance with its terms.

(ii) Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, perform its obligations under this Agreement and consummate the Merger. The execution and delivery of this Agreement, and performance of Merger Sub’s obligations under this Agreement and consummation of the Merger have been duly and validly approved by the board of directors of Merger Sub. The board of directors of Merger Sub has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, and approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement. Parent, as sole stockholder of Merger Sub, has approved and adopted this Agreement, the Merger and the transactions contemplated by this Agreement. No other corporate proceeding on the part of Merger Sub is necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (except for filing the appropriate merger documents as required by Delaware Law). Subject to the Bankruptcy and Equity Exception, this Agreement has been duly executed and delivered by

Merger Sub and, assuming the due authorization, execution and delivery by each other party hereto (except for Merger Sub), constitutes a legal, valid and binding agreement of Merger Sub enforceable against Merger Sub in accordance with its terms.

(d) Governmental Filings and Approvals; No Violations; Certain Contracts.

(i) Other than filings, approvals and/or notices (A) pursuant to Section 1.3, (B) under the Exchange Act, (C) in connection with regulatory approvals set forth under Section 8.1(b) of the Parent Disclosure Letter, and (D) under applicable NASDAQ and TSX rules, assuming the truth and accuracy of the representations and warranties of the Company in Section 4.2, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation of the Merger and the other transactions contemplated by this Agreement, except those of which the failure to make or obtain would not be, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger.

(ii) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and the consummation of the Merger and the other transactions contemplated by this Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent or the comparable governing documents of Merger Sub, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default or loss of a benefit under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to any Contract binding upon Parent or Merger Sub, or (C) assuming compliance with the matters referred to in Section 4.3(d)(i), a violation of any Laws to which Parent or Merger Sub or any of their respective properties or assets is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, loss, creation, acceleration or change that would not be, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement.

(e) Litigation. Other than as would not be, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement, (A) there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any of their respective properties or assets, and (B) neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon Parent or any of its Subsidiaries, or any of their respective properties or assets.

(f) Sufficient Funds. Parent and Merger Sub will have available to them at the Effective Time sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, including payment in full of the Merger Consideration and the amounts payable in connection with Section 3.3 and to pay all associated fees, costs and expenses. Parent’s and Merger Sub’s obligations under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Merger or the other transactions contemplated by this Agreement.

(g) Financing Commitments.

(i) Parent has delivered to the Company a true and complete copy of (i) the executed debt financing commitment letter with the Debt Financing Sources party thereto and any fee letters with the Debt Financing Sources party thereto associated therewith; provided that provisions in the fee letter have been redacted with respect to fees, other economic terms and “market flex” items in a customary manner; provided, further, that none of such redacted provisions impose or permit additional conditions (or the expansion of any existing conditions) on the availability of the Debt Financing at the Closing (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and each such fee letter, collectively, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources party thereto have agreed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the transactions contemplated by this Agreement (the “Debt Financing”). Parent has also delivered to the Company a true, correct and complete copy of the executed equity commitment letter (including all exhibits, schedules, annexes and amendments to such letter in effect as of the date hereof) from Canada Pension Plan Investment Board (the “Equity Investor”) (the “Equity Commitment” and together with the Debt Commitment Letter, the “Financing Commitments”), pursuant to which the Equity Investor has agreed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein for the transactions contemplated by this Agreement (the “Equity Financing”, and, together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for the fee letters referred to above and customary engagement letters and fee credit letters with respect to the Debt Financing (none of which reduces the amount of the Debt Financing below the Required Amounts (as defined below) (after taking into account the amount of the Equity Financing) or adversely affects the conditionality, enforceability, termination or availability of the Debt Financing), as of the date hereof, there are no side letters or contracts or other arrangements to which Parent or Merger Sub is a party that impose conditions to, affect the availability of or modify, amend or expand the conditions to the funding of the Financing or the transactions contemplated hereby other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. As of the date hereof, Parent has fully paid any and all commitment or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and Parent will continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. Assuming the Financing is consummated in accordance with the terms of the Financing Commitments and the satisfaction of the conditions set forth in Article VIII, the aggregate proceeds to be disbursed to Parent or Merger Sub pursuant to the Financing Commitments will be sufficient for the Parent and Merger Sub to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein and to pay all related fees and expenses associated therewith incurred or otherwise payable by Parent (collectively, the “Required Amounts”). For purposes of this Agreement, “Debt Financing Sources” means the entities that have committed to provide the Debt Financing or any replacement financing or other debt financings in connection with the transactions contemplated hereby (including the parties to the Debt Commitment Letter and any agreements or credit agreements related thereto) or who have otherwise entered into agreements in connection with the foregoing (including, without limitation, each arranger and agent) and their respective Affiliates and such entities’ and their respective Affiliates’ Representatives involved in the Debt Financing or any replacement financing or other debt financing in connection with the transactions contemplated hereby and their successors and permitted assigns.

(ii) As of the date of this Agreement, the Financing Commitments are in full force and effect and are the legal, valid and binding obligation of Parent or Merger Sub and, to the knowledge of Parent, the other parties thereto, enforceable against such parties in accordance with their terms, except as enforceability is subject to the Enforceability Exceptions. Assuming that the conditions set forth in Article VIII are satisfied at the Closing, as of the date of this Agreement, no event has occurred that (with or without notice, lapse of time, or both) would reasonably be expected to constitute a breach or default under the Financing Commitments by Parent or Merger Sub. As of the date of this Agreement, Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Financing Commitments not being satisfied on a timely basis or (ii) the Financing not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement. As of the date of this Agreement, none of the Financing Commitments have been amended or modified and the respective commitments contained in the Financing Commitments have not been withdrawn, modified or rescinded in any respect.

(h) Absence of Arrangements with Management. Except as set forth on Section 4.3(h) of the Parent Disclosure Letter and this Agreement, there are no agreements, arrangements or understandings between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, relating to the transactions expressly contemplated by this Agreement or the operations of the Company after the Effective Time (including relating to the compensation arrangements of any such member of the Company’s management or the Company Board).

(i) Ownership or Control of Company Securities. Parent together with its Affiliates has beneficial ownership of, or control or direction over, directly or indirectly, securities of the Company carrying less than ten per cent (10%) of the voting rights attached to all of the Company’s outstanding voting securities.

(j) Brokers, Finders and Other Advisors. Other than with respect to Merrill Lynch Canada, Inc., which Parent has employed as financial advisors, neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated by this Agreement.

(k) Information Supplied. The information supplied or to be supplied by or on behalf of Parent or Merger Sub or their respective Affiliates, to be contained in, or incorporated by reference in, the Proxy Statement to be filed by the Company with the SEC, including any amendments or supplements thereto and any other document incorporated or referenced therein, will not, on the date on which the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of Parent or Merger Sub or their respective Affiliates for use therein.

(l) No Other Representations or Warranties; Independent Investigation.

(i) Except for the representations and warranties expressly set forth in this Section 4.3, none of the Parent, Merger Sub or any of their respective Affiliates nor any other Person on behalf of any of them makes or has made any express or implied representation or warranty with respect to Parent, Merger Sub or any of Parent’s other Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company or its Representatives or Affiliates in connection with the transactions contemplated by this Agreement, including the accuracy or completeness thereof.

(ii) Parent and Merger Sub acknowledge and agree (A) that, except for the specific representations and warranties of the Company contained in Section 4.2 (which to the extent provided for in this Agreement include and are subject to the Company Disclosure Letter and the Company’s filings with the SEC and the Canadian Securities Authorities as set forth in the first sentence of Section 4.2), none of the Company, its Subsidiaries or Affiliates and their respective stockholders, controlling persons and Representatives makes or has made (and Parent and Merger Sub have not relied on) any representation or warranty, either express or implied, written or oral, with respect to the Company or its Subsidiaries or Affiliates and their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Merger

Sub or any of their respective Affiliates, stockholders or Representatives, and (B) that, to the fullest extent permitted by applicable Law, none of the Company, its Affiliates or Subsidiaries, stockholders or Representatives shall have any liability or responsibility whatsoever to Parent or Merger Sub, their Affiliates or their Subsidiaries, stockholders or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent, Merger Sub, their respective Affiliates or any of their respective Subsidiaries, stockholders or Representatives, except as and only to the extent expressly set forth in this Agreement. Neither Parent nor Merger Sub has relied on any fairness opinion issued by the Company Special Committee’s financial advisor in respect of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Interim Operations of the Company.

(a) The Company covenants that, from the date of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned)), and except (1) as set forth on Section 5.1(a) of the Company Disclosure Letter or (2) as otherwise expressly permitted or contemplated by this Agreement or as required by applicable Laws, the Company shall conduct the business of it and its Subsidiaries (solely to the extent that the Company controls or has the right to control such Subsidiaries’ operations) in all material respects in the ordinary course of business and, to the extent consistent with the foregoing, it and its Subsidiaries (solely to the extent that the Company controls or has the right to control such Subsidiaries’ operations) shall use their respective commercially reasonable efforts to preserve their business organizations substantially intact and maintain existing or satisfactory relations with Governmental Entities and customers, suppliers, service providers, creditors, tax equity partners and lessors having significant business dealings with them, and keep available the services of its and its Subsidiaries’ key employees; provided, however, that no action taken by the Company or its Subsidiaries (solely to the extent that the Company controls or has the right to control such Subsidiaries’ operations) with respect to any matter specifically addressed by any of clauses (i) through (xix) of this Section 5.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other clause. Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly permitted by this Agreement or as required by applicable Laws or any Governmental Entity with jurisdiction over the Company and its Subsidiaries (solely to the extent that the Company controls or has the right to control such Subsidiaries’ operations), (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned) or (C) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall not and shall not permit its Subsidiaries (solely to the extent that the Company controls or has the right to control such Subsidiaries’ operations), to:

(i) (1) adopt any change in the certificate of incorporation or by-laws of the Company, or (2) adopt any change (other than ministerial or administrative changes that are not adverse to the interests of Parent) in the certificate of incorporation or by-laws or other applicable governing instruments of the Company’s Subsidiaries ;

(ii) (1) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries, except for any such transactions among Wholly Owned Company Subsidiaries, or (2) commence or file any petition seeking (x) liquidation, reorganization or other relief under any U.S. Federal, U.S. state or other bankruptcy, insolvency, receivership or similar Laws or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official;

(iii) make any acquisition of (whether by merger, consolidation, acquisition of stock or assets or otherwise), or make any investment in, assets, securities, properties, operations or projects, in each case, other than (1) acquisitions pursuant to Contracts in effect as of the date of this Agreement (true and correct copies of which have been made available to Parent), (2) capital expenditures associated with a specific project or (3) acquisitions that are set forth on Section 5.1(a)(iii) of the Company Disclosure Letter;

(iv) (1) issue, sell, pledge, grant, transfer or encumber or otherwise dispose of or redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or hybrid securities, profits interests, stock appreciation rights, phantom stock or securities convertible into or exchangeable for, or subscriptions, options, warrants, calls, agreements, arrangements, undertakings, commitments or other rights of any kind to acquire, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of shares or interests (which include limited liability company and similar interests) by a Wholly Owned Company Subsidiary or an entity associated with a specific project to the Company or another Wholly Owned Company Subsidiary or entity associated with a specific project, (B) the issuance of shares in respect of Company RSUs or Company Common Stock Options outstanding as of the date of this Agreement in accordance with their terms and the terms of the Company Stock Plan as in effect on the date of this Agreement, (C) the acquisition by the Company of shares in connection with the surrender of shares by holders of Company Common Stock Options outstanding as of the date of this Agreement in order to pay the exercise price thereof in accordance with their terms and the Company Stock Plan as in effect on the date of this Agreement or in connection with the forfeiture of any Company Equity Award, (D) the withholding of shares to satisfy Tax obligations with respect to Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms and the Company Stock Plan as in effect on the date of this Agreement) and (E) the issuance of Company Equity Awards as permitted by Section 5.1(a)(xvii) or as dividend equivalents in accordance with the applicable Company Equity Award and, in each case, the actions described in clauses (B), (C) and (D) with respect to such Company Equity Awards or (2) take any action that would result in any adjustment under Section 3.1(e);

(v) make any loans, advances or capital contributions to or investments in any Person (other than among the Company, any Wholly Owned Company Subsidiary or any entity associated with a specific project or among the Wholly Owned Company Subsidiaries and/or any entities associated with specific projects);

(vi) (1) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities, except for (A) regular quarterly cash dividends on Company Common Stock in an amount not exceeding $0.422 per share of Company Common Stock, (B) dividends paid by any direct or indirect Subsidiary to the Company (or any other direct or indirect Subsidiary of the Company) and the other equity holders of such Subsidiary, in each case on a pro rata basis in accordance with such Subsidiary’s certificate of incorporation or by-laws or other applicable governing instruments and in the ordinary course consistent with past practice of the Company, (C) dividends paid to tax equity investors in accordance with capital contribution or investment agreements or organizational documents (in each case, true and correct copies of which have been made available to Parent) or (D) cash dividends paid in accordance with the terms of the Certificate of Designations of Rights and Preferences of the Company Preferred Stock, or (2) enter into any agreement with respect to the voting of its capital stock or other equity securities;

(vii) except for (A) transactions among the Company, any Wholly Owned Company Subsidiary or any entity associated with a specific project or among the Wholly Owned Company Subsidiaries and/or any entities associated with a specific project to the extent all partners are treated equally or (B) pursuant to Contracts in effect as of the date of this Agreement (copies of which have been made available to Parent), reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock (or other equity securities) or securities convertible or exchangeable into or exercisable for any shares of its capital stock (or other equity securities) (other than as set forth in Section 5.1(a)(iv));

(viii) incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a Wholly Owned Company Subsidiary), other than (x) non-recourse project-based financings obtained in the ordinary course of business consistent with past practice or (y) under existing credit facilities or Contracts for indebtedness in effect as of the date hereof;

(ix) except (1) in accordance with the Company’s capital expenditure plan as described in the financial model (a copy of which financial model has been made available to Parent), (2) any additional capital expenditures not to exceed $10,000,000 in the aggregate during any calendar quarter, or (3) expenditures related to operational emergencies, equipment failures or outages make or authorize any capital expenditures;

(x) make any material changes with respect to financial accounting methods, principles, policies, practices or procedures, except as required by GAAP;

(xi) other than with respect to transaction litigation, which is addressed in Section 5.5, settle any litigation, claim or other pending or threatened proceeding by or before a Governmental Entity involving the Company or any of its Subsidiaries if such settlement (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $20,000,000 individually or $50,000,000 in the aggregate during any calendar year, net of any amount covered by insurance or third-party indemnification, or (B) with respect to any non-monetary terms or conditions therein, imposes or requires actions that would or would be reasonably likely to have a material effect on the continuing operations of the Company or any of its Subsidiaries (or Parent or any of its Subsidiaries after the Closing);

(xii) (A) make, materially change or revoke any material Tax election of the Company or any of its Subsidiaries, (B) settle or compromise any audit or proceeding relating to a material amount of Taxes of the Company or any of its Subsidiaries, (C) surrender any right to claim a Tax refund of the Company or any of its Subsidiaries for a material amount of Taxes, (D) agree to an extension or waiver of the statute of limitations period with respect to the assessment or determination of a Tax matter of the Company or any of its Subsidiaries for a material amount of Taxes (other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course of business), (E) materially amend any U.S. federal income or other material Tax Return of the Company or any of its Subsidiaries, (F) make any change in any material Tax accounting method or (G) enter into any closing agreement relating to a material amount of Taxes of the Company or any of its Subsidiaries;

(xiii) except as such action would not result in a material adverse effect on the Company or a project, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines or businesses of the Company, its Subsidiaries or entities associated with a specific project;

(xiv) except as may be required by applicable Laws, become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xv) other than in the ordinary course of business, including normal vendor renewals, extensions or replacements, and other than would not have a material effect on the Company (A) (1) modify or amend in any material respect, (2) terminate, fail to renew on no less favorable terms or cancel or (3) waive, release or assign any material rights or claims with respect to, any Material Company Contract or (B) enter into any Contract that, if entered into prior to the date of this Agreement, would qualify as a Material Company Contract under any of clauses (A) through (J) of Section 4.2(j)(i);

(xvi) enter into any new line of business other than any line of business that is reasonably ancillary to any line of business as of the date of this Agreement;

(xvii) except as may be required by applicable Laws or pursuant to the terms of any Company Plan in effect on the date of this Agreement or as set forth in Section 5.1(a)(xvii) of the Company

Disclosure Letter, (A) establish, adopt, terminate or amend any material Company Plan; (B) grant to any director or employee with a position at the Company classified as “Grade Level 17” or higher with total annual target compensation equal to or greater than $400,000 any increase in base salary, wages, bonuses, incentive compensation or severance, retention or other material employee benefits; (C) grant to any director or employee with a position at the Company classified as “Grade Level 17” or higher with total annual target compensation equal to or greater than $400,000 any equity-based awards (whether under the Company Stock Plan or otherwise); (D) accelerate the time of payment for, or vesting of, any compensation or benefits; (E) change any actuarial or other assumption used to calculate funding obligations or liabilities under any Company Plan; (F) other than with respect to any entity associated with a specific project in a manner that does not materially increase compensation costs, promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement; (G) hire or terminate without cause any officer, employee, independent contractors or consultant, other than in the ordinary course of business with respect to any such person who has or will have total annual target compensation of less than $400,000; or (H) forgive any loans, or issue any loans, to directors, officers, contractors or employees of the Company or any of its Subsidiaries;

(xviii) materially and detrimentally change its environmental policies or practices; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2 No Solicitation or Negotiation by the Company.

(a) The Company agrees that, except as expressly permitted by this Section 5.2, neither it nor any of its Subsidiaries nor any of the officers, directors and employees of it or its Subsidiaries shall, and that it shall instruct and direct its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly encourage, induce or facilitate any inquiries or the making of any indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (as defined below);

(ii) engage in, continue or otherwise participate in any discussions with any Person (other than the Company’s Representatives) or negotiations regarding, or provide any non-public information or data to any Person relating to, or cooperate in any way with, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal;

(iii) except as required by Laws, waive, terminate, modify or release any Person (other than Parent and its Affiliates) from any provision of, or fail to enforce or grant any permission, waiver or request under, any confidentiality or “standstill” or similar agreement or obligation with respect to the Company or a Subsidiary of the Company; provided, however, that the Company shall not be required to take, or be prohibited from taking, any action otherwise required or prohibited under this sub-clause (iii) if the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board, as applicable, determines in good faith, after consultation with its outside legal counsel, that such action or inaction could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws; or

(iv) execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Company Confidentiality Agreement) relating to a Company Acquisition Proposal (an “Alternative Company Acquisition Agreement”).

(b) Notwithstanding Section 5.2(a), during the period commencing on the date of this Agreement and ending 35 days after the date of this Agreement (the “Solicitation Period End Time”), the Company and its Representatives may (A) take any action described in clauses (i) through (iv) of Section 5.2(a)); and (B) provide information with respect to the Company and its Subsidiaries in response to a request therefor if the Company has received or receives from such requesting Person an executed confidentiality agreement on terms (including standstill restrictions) that are not less restrictive to the other party than those contained in the Confidentiality Agreement (as defined below), it being understood that such confidentiality agreement need not prohibit the making, or amendment, of a confidential Company Acquisition Proposal and shall not include any term that would prevent the Company from complying with its obligations under this Agreement (any confidentiality agreement satisfying the criteria of this clause (B) being referred to as an “Acceptable Company Confidentiality Agreement”), and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously disclosed or provided.

(c) Notwithstanding Section 5.2(a), from the Solicitation Period End Time and prior to the time, but not after, the Requisite Company Approval(s) is (or are) obtained, the Company and its Representatives may (A) provide information with respect to the Company and its Subsidiaries in response to a request therefor by a Person who has made a bona fide written Company Acquisition Proposal that was not solicited by the Company and did not otherwise result from a material breach of this Section 5.2, to such Person if the Company has received or receives from such Person an executed Acceptable Company Confidentiality Agreement, and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously disclosed or provided; and (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Company Acquisition Proposal; if and only to the extent that, (x) prior to taking any action described in clause (A) or (B) above, the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board, as applicable, determines in good faith after consultation with its outside legal counsel that failure to take such action could reasonably be expected to be inconsistent with such directors’ fiduciary duties under applicable Laws and (y) in each such case referred to in clause (A) or (B) above, the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board, as applicable, has determined in good faith based on the information then available and after consultation with its outside legal counsel and financial advisor (as applicable) that such Company Acquisition Proposal either constitutes a Superior Company Proposal or is reasonably likely to result in a Superior Company Proposal.

(d) Certain Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means any proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to any (i) merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (ii) direct or indirect acquisition by any Person or “group” (as defined in the Exchange Act) resulting in any Person or “group” (as defined in the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company, Pattern US Operations Holdings LLC or Pattern Canada Operations Holdings ULC, or of assets representing 15% or more of the net revenues, consolidated total assets (including equity securities of its Subsidiaries), cash available for distributions or earnings before interest, Tax, depreciation and amortization of the Company and its Subsidiaries, taken as a whole, or the Company issuing equity securities of the Company in one or a series of related transactions pursuant to which the outstanding equity securities of the Company immediately preceding such transaction or transactions do not represent 85% or more of the total voting power of the surviving or resulting entity of such transaction, in each case other than the Merger.

“Superior Company Proposal” means a bona fide Company Acquisition Proposal in writing (for purposes of this definition, replacing all references in the definition of “Company Acquisition Proposal” to “15% or more” with “more than 40%” and all reference to “85%” with “66.67%”) that the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, financing (including availability thereof), regulatory and other aspects of such Company Acquisition Proposal and the Person making such Company Acquisition Proposal (including risks and timing of consummation, and any changes to the terms of this Agreement committed to by Parent in response to such Company Acquisition Proposal), that such Company Acquisition Proposal is reasonably likely to be consummated on the terms proposed, and would, if consummated, result in a transaction more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement.

(e) No Change in Recommendation or Alternative Company Acquisition Agreement. Except as set forth in Section 5.2(f), the Company Board and each committee of the Company Board shall not, and shall not agree or resolve to:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the proxy statement relating to the Company Meeting to be filed by the Company with the SEC (the “Proxy Statement”), (C) fail to publicly reaffirm the Company Recommendation within ten business days after Parent so requests in writing if a Company Acquisition Proposal is pending (except that Parent shall be entitled to make such a written request for reaffirmation only once for each Company Acquisition Proposal and once for each material amendment to such Company Acquisition Proposal), (D) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Company Acquisition Proposal is commenced, fail to recommend (prior to the earlier of the close of business as of (x) two days prior to the Company Meeting and (y) the tenth business day after the commencement of such Company Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act) against acceptance of such tender offer or exchange offer by the stockholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer), or (E) approve, recommend or otherwise declare advisable or publicly propose to approve, recommend or otherwise declare advisable any Company Acquisition Proposal or make any public announcement inconsistent with the Company Recommendation (any action described in this clause (i), a “Company Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any Alternative Company Acquisition Agreement.

(f) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Approval(s) is (or are) obtained, the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board may make a Company Recommendation Change (i) following receipt of a Company Acquisition Proposal after the execution of this Agreement that did not result from a material breach of this Section 5.2 and that the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board, as applicable, determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes or is reasonably likely to constitute a Superior Company Proposal or (ii) solely in response to a material event, development, circumstance, occurrence or change in circumstances or facts occurring after the date hereof, in each case referred to in this clause (ii), (x) other than any changes in the market price or trading volume of the Company Common Stock; provided, however, that the exception in this clause shall not prevent or otherwise affect a Company Recommendation Change in response to any event, development, circumstance, occurrence or change in circumstances or facts that caused or contributed to such change in the market price or trading volume of the Company Common Stock, (y) that is not related to a Company Acquisition Proposal and (z) that was not known to or reasonably foreseeable by the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board, as applicable, as of the date of this Agreement or, if known, the consequences of which were not known or reasonably foreseeable by the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board, as applicable (a “Company

Intervening Event”); in each case referred to in clauses (i) and (ii) above, only if the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board, as applicable, determines in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws; provided, however, that the Company shall not be entitled to exercise its right to make a Company Recommendation Change until after the fifth business day following Parent’s receipt of written notice (a “Company Recommendation Change Notice”) from the Company advising Parent that the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board, as applicable, intends to take such action and specifying the reasons therefor, including in the case of a Superior Company Proposal a copy of the terms and conditions of any Superior Company Proposal that is the basis of the proposed action by the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board (including written proposals or offers or proposed agreements and the identity of the party making such Superior Company Proposal) (it being understood and agreed that any amendment to the financial terms or any other material term of such Company Acquisition Proposal or Superior Company Proposal shall require a new Company Recommendation Change Notice and a new three business day period). In determining whether to make a Company Recommendation Change in response to a Superior Company Proposal or otherwise, the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board shall take into account any changes to the terms of this Agreement committed to by Parent, and if requested by Parent, the Company shall, and shall cause its Representatives to, engage in good faith negotiations with Parent and its Representatives during the applicable notice period regarding any changes to the terms of this Agreement proposed by Parent.

(g) Certain Permitted Disclosure. Nothing contained in this Section 5.2 shall be deemed to prohibit the Company or the Company Board, or any duly authorized committee thereof, from (i) complying with its disclosure obligations under U.S. federal or state Laws with regard to a Company Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the stockholders of the Company), or (ii) making any “stop-look- and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that any disclosure of a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the stockholders of the Company) shall be deemed to be a Company Recommendation Change if it meets the requirements set forth in Section 5.2(e)(i).

(h) Existing Discussions. Except as permitted in accordance with Section 5.2(b), the Company agrees that, immediately following the date hereof, (i) it and its Subsidiaries and its and their officers, directors and employees will, and it will instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal (including access to any electronic datarooms) and (ii) it will promptly request of each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Company Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries in connection with any Company Acquisition Proposal, in accordance with the applicable confidentiality agreement.

(i) Notice. The Company agrees that it will, subject to the terms of any applicable confidentiality agreements, promptly (and, in any event, within two business days) notify Parent if any inquiries, proposals or offers with respect to a Company Acquisition Proposal are received by it or any of its Representatives indicating, in connection with such notice, a copy of the terms and conditions of any proposals, offers or proposed agreements and the identity of the party making such Company Acquisition Proposal and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including by furnishing copies of any amendments thereto) and the status of any such discussions or negotiations.

Section 5.3 Access and Reports.

(a) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent and Merger Sub and their officers and other authorized Representatives (including the Debt Financing Sources and potential Debt Financing Sources and their respective Representatives) reasonable access during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish as promptly as reasonably practicable to Parent and Merger Sub information concerning its business, properties and personnel as may reasonably be requested; provided, that Parent and Merger Sub and their officers and other authorized Representatives may not conduct or cause to be conducted any intrusive or invasive environmental testing (including the taking of soil, groundwater, surface water, air, or building material samples) at or under the Company Owned Real Property, the Company Leased Real Property or any other property of the Company. Notwithstanding the foregoing, no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by any party herein, and the foregoing shall not require the Company or its Subsidiaries to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (A) unreasonably disrupt the operations of the Company or any of its Subsidiaries or (B) result in the disclosure of any trade secrets of third parties or violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) disclose any privileged information of the Company or any of its Subsidiaries if the Company shall have used reasonable best efforts to allow such disclosure or access to the maximum extent that does not result in a loss of privilege. Parent shall indemnify and hold harmless the Company and its Subsidiaries for any damages, losses, costs or expenses actually incurred by the Company or its Subsidiaries that are directly caused by any negligent act or omission of Parent, Merger Sub or their officers and other authorized Representatives in connection with any such investigation conducted by Parent, Merger Sub or their officers and other authorized Representatives pursuant to this Section 5.3.

(b) All requests for information made pursuant to this Section 5.3 shall be directed to the executive officer or other Person designated by the Company and all such information shall be governed by the terms of the mutual confidentiality agreement, dated as of May 28, 2019, by and among the Company and Canada Pension Plan Investment Board (the “Confidentiality Agreement”).

Section 5.4 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any other transaction contemplated hereby, the Company and the Company Board shall each grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate the effects of such statute or regulation on such transactions.

Section 5.5 Transaction Litigation. The Company shall promptly notify Parent in writing of any litigation related to this Agreement or the Merger that is brought against it, its Subsidiaries and/or any of their respective directors and shall keep Parent informed on a reasonably current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, at Parent’s sole expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such litigation. The Company shall not settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided, however, that the Company may settle any such litigation without Parent’s consent for a reasonable amount, if such settlement is only monetary in nature.

Section 5.6 Rule 16b-3. Prior to the Effective Time, the Company may take such steps as may be reasonably necessary or advisable to cause dispositions of Company Common Stock, Company Equity Awards, and any other Company equity securities (including derivative securities) pursuant to the Merger and the other transactions contemplated by this Agreement by each individual who is a director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.7 Employee Transfer. The Company shall, prior to the Closing, to the extent permitted pursuant to the terms of the Amended and Restated Multilateral Management Services Agreement dated as of June 16, 2017 by and among the Company, Pine LP and Pine 2.0 (the “MMSA”), exercise its right to cause the PEG 1 Employee Reintegration (as defined in the MMSA) and use commercially reasonable efforts to take such reasonable actions required to effect the PEG 1 Employee Reintegration; provided, that the PEG 1 Employee Reintegration shall not occur prior to January 1, 2020; provided, further, that the effectiveness of the PEG 1 Employee Reintegration shall not be a condition to the Closing.

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.2 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent agrees that, to the fullest extent that Parent or the Surviving Corporation would be permitted under applicable Laws, Parent will and will cause the Surviving Corporation to indemnify and hold harmless (and to also advance expenses as incurred to the fullest extent that Parent or the Surviving Corporation would be permitted to do so under applicable Laws if the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final judicial decision from which there is no further right to appeal that such Person is not entitled to indemnification) each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) and each present and former director, officer and employee of the Company or any of its Subsidiaries performing services at the request of the Company or any of its Subsidiaries as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan, in each case determined as of immediately prior to the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or any of its Subsidiaries or services performed by such Indemnified Parties at the request of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including those arising out of or related to (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.2. The Indemnified Party shall, with the Surviving Corporation’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned), appoint its own counsel for such defense, at the Surviving Corporation’s expense.

(b) Prior to the Effective Time, Parent shall, and, if Parent is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s insurance carrier as of the date hereof with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are substantially equivalent to those in the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent be required to pay an annual premium for such D&O Insurance in excess of 300% of the current annual premium paid by the Company for such insurance (the “Maximum Amount”); provided, however, that if such insurance can only be obtained at an annual premium in excess of the Maximum Amount, Parent shall obtain the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. If Parent and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are substantially equivalent to those provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are substantially equivalent to those provided in the Company’s existing policies as of the date of this Agreement.

(c) The provisions of this Section 6.2 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(d) The rights of the Indemnified Parties under this Section 6.2 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or by-laws (or other organizational documents) of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall survive the Merger or any other transaction contemplated by this Agreement and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

Section 6.3 Employee Matters.

(a) Parent agrees that the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or its Subsidiaries (the “Continuing Employees”) shall, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with (i) base salary or base wage and target annual cash bonus opportunities that are no less favorable than the base salary or base wage and target annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (ii) severance benefits that are not less favorable than the severance benefits provided to each such Continuing Employee immediately prior to the Effective Time under the Company Plan and (iii) other employee benefits (excluding bonus and incentive opportunities, profits interests, equity and equity-based awards (including such awards and interests granted by Pine 2.0 and Pattern Equity Holdings 2 LLC and their respective Affiliates), defined benefit pension and post-employment health benefits) that are comparable in the aggregate to such other employee benefits provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time.

(b) To the extent any Continuing Employee participates in any Parent benefit plan, Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Subsidiaries to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits.

(c) If the Effective Time occurs prior to the payment of the bonuses in respect of calendar year 2019 (the “2019 Bonuses”), Parent agrees to, and agrees to cause the Surviving Corporation to, pay to Continuing Employees the 2019 Bonuses based on the achievement of performance targets determined by the Company, in good faith, and in the ordinary course of business consistent with past practice (“2019 Annual Bonus Targets”); provided, however, that (i) the Company shall determine actual achievement of the 2019 Annual Bonus Targets for each Continuing Employee, it being understood that such determinations shall be made reasonably and in good faith based on actual results, after giving appropriate effect to the Merger and actions taken by Parent in connection therewith that affect the Company and its Subsidiaries, and (ii) any Continuing Employee whose employment is terminated without “cause” prior to the payment of the 2019 Bonuses will be entitled to receive the 2019 Bonus applicable to such Continuing Employee, such 2019 Bonus to be payable when bonuses are normally paid by the Company.

(d) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Plan or Parent benefit plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Plan or any Parent benefit plan in accordance with their terms, or (iii) create any third-party beneficiary rights in any Continuing Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

Section 6.4 Stock Exchange De-Listing. Parent shall cause the Company Common Stock to be de-listed from the NASDAQ and the TSX and de-registered under the Exchange Act at or as soon as practicable following the Effective Time and prior to the Effective Time, the Company shall reasonably cooperate with Parent to accomplish the foregoing.

Section 6.5 Pine 2.0 Acquisition Agreement. (a) Parent shall (i) not, without the prior written approval of the Company, enter into or agree to any amendment, supplement, modification or waiver of the Pine 2.0 Acquisition Agreement, or consent to any actions prohibited by the Pine 2.0 Acquisition Agreement, to the extent such amendment, supplement, modification, waiver or consent would reasonably be expected to impede or delay in any material respect the Closing or otherwise materially and adversely affect the Company prior to the Closing and (ii) provide the Company with a copy of any proposed amendments, modifications, or supplements to the Pine 2.0 Acquisition Agreement at least two (2) business days prior to the execution thereof; and (b) Parent shall not waive any of its rights or remedies under the Pine 2.0 Acquisition Agreement if doing so could impede or delay in any material respect the Closing.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1 Cooperation and Approvals.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective part under this Agreement and applicable Laws to consummate and make effective the Merger as soon as reasonably practicable, including preparing and filing (and shall cause their respective Subsidiaries and ultimate parent entities defined under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, “Ultimate Parent Entities”, to prepare and file) as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger (including (i) the consents and waivers set forth on Sections 4.2(d)(i) and 4.2(d)(ii) of the Company Disclosure Letter and on Sections 4.3(d)(i) and 4.3(d)(ii) of the Parent Disclosure Letter) and (ii) the consents or approvals of the Governmental Entities set forth on Section 8.1(b) of the Company Disclosure Letter and Section 8.1(b) of the Parent Disclosure Letter. Parent shall not, and shall cause its Ultimate Parent Entity not to, consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Entity without the consent of the Company, which shall not be unreasonably withheld. Without limiting the foregoing, the Company and Parent shall each cooperate and use (and shall cause each of their respective Subsidiaries to cooperate and use) its reasonable best efforts to facilitate discussions with, and obtain any consents, waivers or amendments from, project lenders, tax equity partners, hedge providers or other third parties in respect of any Material Company Contracts as the other party may reasonably deem necessary or advisable. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right and reasonable advance opportunity to review and comment and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with any filing, registration, declaration, notice, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication, oral or written, made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act, and shall cause its respective Ultimate Parent Entity to act, reasonably and as promptly as practicable. Nothing in this Agreement shall require either party or its respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with reasonable assistance and all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary, advisable or requested by any Government Regulatory Entity, in connection with the Proxy Statement or any other statement, filing, notice, application, registration, declaration, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication, oral or written, made by or on behalf of Parent, the Company or any of their respective Subsidiaries or Ultimate Parent Entities to any third party and/or any Governmental Entity in connection with the Merger; provided, however, that either party may designate information “for outside counsel only” and either party may redact information related to the value of the transactions contemplated by this Agreement to comply with contractual arrangements or to address good faith legal privilege or confidentiality concerns.

(c) Status. Subject to applicable Laws and except as prohibited by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of notices or other communications (oral or written) received by Parent or the Company, as the case may be, or any of its Subsidiaries or Ultimate Parent Entity, from any third party and/or any Governmental Entity with respect to the Merger. Except as required by applicable Laws or if prohibited by the relevant Governmental Entity, neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive discussion or correspondence with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 7.1, each of the Company and Parent agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, including:

(i) providing to each and every federal, state, local or foreign court or Governmental Entity (including the Federal Energy Regulatory Commission) with jurisdiction over enforcement of any applicable antitrust, competition or other Laws requiring the making of any notices, reports or other filings with, or consents, registrations, approvals, permits or authorizations from, any Governmental Entity with respect to the Merger (“Government Regulatory Entity”) of non-privileged information and documents requested by any Government Regulatory Entity or that are necessary, proper or advisable to permit prompt consummation of the Merger; and

(ii) avoiding the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would materially impede, delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger, including the proffer and agreement by Parent of its willingness to sell, lease, license, dispose of, hold separate pending such disposition, restrict, or otherwise limit the freedom of action, and promptly to effect the sale, lease, license, disposal, holding separate of, restriction on, and limitation on such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Regulatory Entity giving effect thereto), if such action would be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Laws by any Government Regulatory Entity that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger (it being understood that no such action will be binding on the Company or its Subsidiaries unless it is contingent upon the consummation of the Closing).

(e) Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to (i) take or enter into, or cause to be taken or entered into, any defense through litigation, (ii) cause any of its Affiliates to take, or refrain from taking, any action pursuant to this Section 7.1, other than the preparing and filing of documentation required for (and responding to any inquiries or information requests from any Governmental Entity in connection) with the consents, filings, clearances or other approvals set forth on Section 7.1(e) of the Parent Disclosure Letter or (iii) take any action, including entering into or causing to be entered into, any agreement to hold separate, license, lease, sell or otherwise dispose of any interest, business, products, license, operations or asset of the Company or any of its Subsidiaries or otherwise restrict or limit the freedom of action of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole. Furthermore, notwithstanding anything in this Agreement to the contrary, Parent shall not be required to cause its Ultimate Parent Entity to take, or refrain from taking, any action pursuant to this Section 7.1 other than preparing and filing documentation required for (and responding to any inquiries or information requests from any Governmental Entity in connection with) the consents, filings, clearances or other approvals set forth on Section 7.1(e) of the Parent Disclosure Letter; provided, that if Parent is required to take any action described in the foregoing clause (iii) with respect to the Company or any of its Subsidiaries then, if requested by the relevant Governmental Entity, Parent’s Ultimate Parent Entity will agree to cause Parent, and agrees the Company and any of their respective Subsidiaries is permitted, as applicable, and notwithstanding anything to the contrary in this Agreement, to comply with their respective obligations; provided in each case the effectiveness of such obligations is conditioned upon Closing.

(f) Certain Actions. Subject to the terms and conditions set forth in this Agreement, Parent shall not, and shall cause its Affiliates not to, take, or agree or commit to take, any action, including acquiring, or agreeing to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the taking of such action or consummation of such acquisition, merger or consolidation, in each case, would reasonably be expected to make the consummation of the Merger in accordance with the terms of this Agreement unlawful or would reasonably be expected to delay beyond the Termination Date, or restrain, prevent, enjoin, materially increase the risk of not obtaining any necessary consents of any Governmental Entity or the expiration or termination of any applicable waiting period, or otherwise prohibit consummation of the Merger and the other transactions contemplated by this Agreement.

Section 7.2 Preparation of SEC Documents; Stockholders’ Meetings.

(a) All filings by the Company with the SEC and Canadian Securities Authorities in connection with the transactions contemplated hereby and all mailings to the stockholders of the Company in connection with the Merger shall be subject to the prior review and comment by Parent.

(b) As promptly as practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC and Canadian Securities Authorities, the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and the Canadian Securities Authorities. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

(c) The Company shall (i) as promptly as practicable, notify Parent of (1) the receipt of any comments from the SEC or its staff or Canadian Securities Authorities and all other written correspondence and oral communications with the SEC or Canadian Securities Authorities relating to the Proxy Statement and (2) any request from the SEC or Canadian Securities Authorities or their respective staff for amendments or supplements to the Proxy Statement or for additional information with respect thereto and (ii) provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or Canadian Securities Authorities and their respective staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. Each of Parent and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, on the date on which it is first mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this Section 7.2(c)) as promptly as practicable to any comments of the SEC or Canadian Securities Authorities with respect to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or Canadian Securities Authorities or disseminating to stockholders of the Company and reasonable opportunity to review and comment on all responses to requests for additional information, in each case, to the extent reasonably practicable. The Company shall consider in good faith any comments made by Parent and its counsel. If at any time prior to the Effective Time, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC or Canadian Securities Authorities and, to the extent required by applicable Laws, disseminated to the stockholders of the Company.

(d) The Company shall, subject to compliance with the DGCL, the Exchange Act and Canadian Securities Laws, use its reasonable best efforts to, subject to Section 5.2(e), solicit proxies in favor of the Merger. The Company will include the Company Recommendation in the Proxy Statement, except to the extent that the Company Board shall have made a Company Recommendation Change (as defined in Section 5.2(e)) as permitted by Section 5.2(e). Unless this Agreement is validly terminated pursuant to Article IX, the Company shall, as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff have no further comments thereon, duly call, give notice of, convene and hold the Company Meeting. The Company shall call the Company Meeting for a date as promptly as reasonably practicable after it gives notice of the Company Meeting (subject to any time frame as may be required by applicable Law or agreed by Parent and the Company). Notwithstanding the foregoing provisions of this Section 7.2(d), if on a date for which the Company Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock and Company Preferred Stock to obtain the Requisite Company Approval(s), whether or not a quorum is present, or if Parent has provided consent, the Company shall have the right to make one or more successive postponements or adjournments of the Company Meeting, provided that the Company Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Laws). The Company shall use reasonable best efforts to cooperate with Parent and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Meeting.

Section 7.3 Public Announcements. The initial press release regarding the Merger shall be a joint press release agreed to by the parties, which each of the Company and Parent shall be permitted to file with any Governmental Entity as may be required by applicable Law. Thereafter, the Company and Parent shall consult with and provide each other the opportunity to review and comment upon any press release, public announcement, public statement or other public disclosure, prior to the issuance of any such press release, public announcement, public statement or other public disclosure, with respect to the Merger and shall not issue any such press release, public announcement, public statement or other public disclosure, prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, however, that the restrictions in this Section 7.3 shall not apply to any communication regarding a Company Recommendation Change; provided, further, that no further mutual agreement shall be required with respect to any such press releases, public announcements, public statements or other public disclosures that are consistent with prior press releases, public announcements, public statements or other public disclosures made in compliance with this Section 7.3. Prior to making any written communications to the employees or independent contractors of the Company, any of its Subsidiaries or Pine LP pertaining to compensation or benefit matters that are affected by the transactions contemplated hereby, the Company shall provide Parent with a copy of the intended communication at least three business days prior to the date of first use, and the Company shall consider in good faith any comments made to such communication (it being understood that any subsequent communication that sets forth substantially the same information shall not require compliance with this sentence).

Section 7.4 Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any written notice or other material communication from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger, (b) any written notice or other material communication from any Governmental Entity in connection with the Merger, (c) any proceeding or investigation, commenced or, to the Knowledge of the Company or the Knowledge of Parent, as applicable, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied. The delivery of any notice pursuant to this Section 7.4 shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any party hereunder or (y) update any section of the Company Disclosure Letter or the Parent Disclosure Letter. Any failure to deliver any notice pursuant to this Section 7.4 shall not be deemed to constitute a violation of this Section 7.4 or the failure of any condition to the Merger set forth in Article VIII, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, except to the extent that (i) the other party is actually materially prejudiced by such failure to provide such information or deliver such notice or (ii) such failure to provide such information or deliver such notice would independently result in the failure of any condition to the Merger set forth in Article VIII (other than Sections 8.2(b) or 8.3(b), as applicable).

Section 7.5 Expenses. Except as otherwise provided in Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expense. All filing fees in respect of any regulatory approvals required under the Competition Act (Canada) shall be the responsibility of Parent, provided that each of Parent and the Company shall be responsible for its own legal fees relating to the foregoing.

Section 7.6 Financing.

(a) Financing.

(i) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the Financing on the terms and conditions described in the Financing Commitments (and in the case of the Debt Commitment Letter, taking into account any “market flex” provisions) and, prior to the Closing, shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments or the definitive agreements with respect thereto, if such amendment, modification or waiver would (A) reduce the aggregate amount of the Financing below the amount necessary to fund the Required Amounts or (B) impose new or additional conditions (or otherwise amend, modify or expand any conditions) to the receipt of the Financing or other terms, in each case, in a manner that would reasonably be expected to (x) prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement or (y) make the funding of the Debt Financing or the equity Financing (or the satisfaction of the conditions to obtaining any of the Financing) less likely to occur or otherwise adversely impact the ability of Parent or Merger Sub (as applicable) to enforce its rights against other parties to the Financing Commitments or to draw upon and consummate the Financing. For the avoidance of doubt, it is understood that, subject to the limitations set forth in this Section 7.6(a)(i) and in the Debt Commitment Letter, Parent and Merger Sub may amend the Debt Commitment Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities. Any reference in this Agreement to (1) “Financing” shall include the financing contemplated by the Financing Commitments as amended or modified in compliance with this Section 7.6(a)(i) and (2) “Financing Commitments”, “Equity Commitment” or “Debt Commitment Letter” shall include such documents as amended or modified in compliance with this Section 7.6(a)(i).

(ii) Subject to the terms and conditions of this Section 7.6, each of Parent and Merger Sub shall use its reasonable best efforts to (A) maintain in effect and satisfy on a timely basis all terms, covenants and conditions (unless waived pursuant to the terms thereof) set forth in the Financing Commitments, (B) negotiate and enter into definitive agreements with respect to the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions (including any “market flex” provisions) contained in the Debt Commitment Letter (or on terms not materially less favorable, in the aggregate with respect to conditionality, to Parent or Merger Sub than the terms and conditions (including the “market flex” provisions) in the Debt Commitment Letter) that are acceptable to Parent and Merger Sub and would not adversely affect the ability of Parent or Merger Sub to consummate the transactions contemplated herein, (C) satisfy all conditions (unless waived pursuant to the terms thereof) to such definitive agreements on a timely basis, (D) enforce its rights under the Financing Commitments and (E) draw upon and consummate the Financing at or prior to the Closing, in any case, subject to the terms and conditions of the Financing Commitments. To the extent requested by the Company from time to time and subject to the last sentence of this Section 7.6(a)(ii), Parent and Merger Sub shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to all material activity concerning the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall notify the Company promptly, and in any event within two business days after it becomes aware thereof, (x) of any breach or default by any party to any Financing Commitment or definitive document related to the Financing of which Parent or Merger Sub become aware, (y) of the receipt by Parent or Merger Sub of any written notice or communication (other than negotiations of the definitive agreements with respect to the Financing) from any Debt Financing Source or Equity Investor with respect to any actual material and adverse breach, default, termination or repudiation by any party to any Financing Commitments or definitive documents related to the Financing or any dispute or disagreement between or among any parties thereto that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any part of the Financing on the terms and in the manner contemplated by the Financing Commitments, or (z) if Parent or Merger Sub expects that it will not be able to obtain all or any portion of the Financing on the terms and in the manner contemplated by the Financing Commitments or the definitive documents related to the Financing; provided that in no event shall Parent or Merger Sub be required to disclose any information that is subject to attorney-client or similar privilege if Parent or Merger Sub (as applicable) shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege.

(b) Subject to the terms and conditions of this Section 7.6, if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter shall be terminated or modified in a manner that would have a materially adverse impact on Parent or Merger Sub obtaining the Debt Financing, (A) Parent shall promptly notify the Company in writing and (B) each of Parent and Merger Sub shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (w) on terms and conditions no less favorable, with respect to conditionality, to Parent and Merger Sub than those contained in the Debt Commitment Letter, (x) with no conditions to funding the Debt Financing that are not contained in the Debt Commitment Letter, (y) that would not reasonably expected to prevent, impede or materially delay the consummation of the Debt Financing or such alternative financing or the transactions contemplated by this Agreement and (z) in an amount sufficient, when added to the portion of the Financing that is available to pay in cash the Required Amounts (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, a copy of which shall be promptly provided to the Company; provided that neither Parent nor Merger Sub shall be required to accept any Alternate Debt Financing having terms and conditions (including any “market flex” provisions) less favorable to Parent or Merger Sub than those in the Debt Commitment Letter. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” or the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Financing Commitments” or the “Debt Commitment Letters” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect and (iii) Parent and Merger Sub shall be deemed to be in compliance with this Section 7.6 to the extent that prior to obtaining such new Debt Commitment Letter Parent or Merger Sub was in breach of this Section 7.6.

(c) In connection with the Debt Financing, from the date hereof until the Closing, the Company shall use its reasonable best efforts to provide, and shall cause each of its Affiliates and Representatives to use its reasonable best efforts to provide, reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent or Merger Sub and that is necessary or customary in connection with Parent’s and Merger Sub’s efforts to obtain the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company), including their respective reasonable best efforts to: (i) upon reasonable prior notice, participate in a reasonable number of meetings, conference calls, presentations and roadshows with prospective lenders and investors, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with the rating agencies; (ii) reasonably assist Parent, Merger Sub and the Debt Financing Sources in the preparation of pertinent information regarding the Company and its Subsidiaries related to any offering documents, private placement memoranda, bank information, rating agency presentations and similar documents required in connection with the Debt Financing; provided that any such document that includes disclosure and financial statements with respect to the Company and/or its Subsidiaries shall only reflect Parent, Merger Sub and affiliates of Parent contemplated by the Debt Commitment Letter, the Surviving Corporation and/or its Subsidiaries as obligor(s); (iii) provide customary authorization letters to the Debt Financing Sources (including customary representations with respect to accuracy of information contained in the disclosure and material non-public information) for inclusion in any bank information or materials that authorizes the distribution of information to be distributed to prospective lenders; (iv) assist with the pledging of collateral by the Company or its Subsidiaries (including the execution and delivery by the Company or its Subsidiaries of customary pledge and security documents); provided, that any such pledge or other encumbrances shall be authorized and only become effective at, or as of, the Closing; (v) request and facilitate its independent auditors to (A) provide, consistent with customary practice (I) such accountant’s customary comfort letters and reports as may be reasonably requested by Parent or Merger Sub with respect to financial information relating to the Company and its Subsidiaries and the consent of such auditors to the use of their reports in any materials relating to the Debt Financing; (vi) facilitate the execution and delivery of definitive financing documents, customary perfection certificates and other certificates (including a solvency certificate in the form attached to the Debt Commitment Letter), legal opinions of counsel or other documents as may be reasonably requested by Parent or Merger Sub, in each case, with respect to the Company or its Subsidiaries; provided that no obligation of the Company or its Subsidiaries under any document, agreement or pledge shall be effective until the Closing; (vii) request consents, surveys and title insurance as reasonably requested by Parent or Merger Sub; (viii) request customary payoff letters relating to the repayment of any existing indebtedness to be repaid concurrently with the Closing and/or the termination of any third party liens securing such indebtedness; (ix) provide Parent, Merger Sub and the Debt Financing Sources with customary documentation and other information with respect to the Company and its Subsidiaries at least five business days prior to the Closing Date as shall have been reasonably requested in writing by Parent or Merger Sub at least ten business days prior to the Closing Date, that is required in connection with the Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and that are required by the Debt Commitment Letter; and (x) reasonably cooperate with the Debt Financing Sources’ “due diligence” investigation with respect to the Company and its Subsidiaries; provided that the Company shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing for which it is not reimbursed by Parent. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. Notwithstanding anything to the contrary in this Section 7.6(c), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements; (2) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; (3) description of all or any portion of the Financing, including any “description of notes”; (4) risk factors relating to all or any component of the Financing; (5) other information required by Rules 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

(d) Notwithstanding anything in Section 7.6(c) to the contrary, (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the Company or its Subsidiaries, (ii) nothing in this Section 7.6 shall require cooperation to the extent that it would (A) subject any of the

Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to matters related to the Debt Financing, (B) conflict with, or violate, the Company’s and/or any of its Subsidiaries’ organizational documents or any applicable Law, (C) cause any condition to the Closing set forth in Article VIII to not be satisfied or (D) cause any breach of this Agreement, (iii) prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Debt Commitment Letters, the definitive financing agreements for the Debt Financing or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Debt Commitment Letters, the definitive financing agreements for the Debt Financing, the Financing or any information utilized in connection therewith, in each case, that would not be reimbursed or indemnified by Parent or Merger Sub, (iv) none of the Company, its Subsidiaries or their respective directors, officers or employees shall be required to deliver or obtain opinions of internal or external counsel, execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement for the Debt Financing, with respect to the Financing (other than customary representation letters and authorization letters referred to above) that, in each case, is not contingent upon the Closing or that would be effective prior to the Effective Time and the directors and managers of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained prior to the Effective Time unless Parent and Merger Sub shall have determined that such directors and managers are to remain as directors and managers of the Company’s Subsidiaries on and after the Effective Time and such resolutions are contingent upon the occurrence of, or only effective as of, the Effective Time and (v) Parent, Merger Sub and the Company agree to use their commercially reasonable efforts to maintain attorney-client privilege. The Parties agree that Parent’s or Merger Sub’s execution of a New Debt Commitment Letter shall not materially expand the scope of the assistance required under Section 7.6(c) as compared to the assistance that would be required or expected to be required in connection with the Debt Commitment Letter in effect on the date of this Agreement and the related Debt Financing.

(e) Parent shall, (a) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.6, and (b) indemnify and hold harmless the Company and its Subsidiaries and its and their respective directors, officers, employees and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.6 (other than arising from fraud or intentional misrepresentations, misstatements or omissions on the part of the Company or any of its Affiliates).

(f) Notwithstanding anything to the contrary, the condition set forth in Section 8.3(b) of this Agreement, as it applies to the Company’s obligations under this Section 7.6, shall be deemed satisfied unless the Company’s Willful Breach results in the failure of Parent to obtain the Debt Financing (or any alternative financing, if applicable).

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions (except with respect to the Requisite Company Approval(s) required under Section 8.1(a), which are not waivable):

(a) Requisite Company Approval(s). The Requisite Company Approval(s) shall have been obtained in accordance with applicable Laws and the certificate of incorporation and by-laws of the Company.

(b) Regulatory Consents. The approvals of the Governmental Entities set forth on Section 8.1(b) of the Company Disclosure Letter and Section 8.1(b) of the Parent Disclosure Letter shall have been obtained and any waiting period (and any extension thereof) of the Governmental Entities set forth on Section 8.1(b) of the Company Disclosure Letter and Section 8.1(b) of the Parent Disclosure Letter shall have expired or been terminated.

(c) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered (and not modified or withdrawn) any Laws that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

Section 8.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Other than those representations and warranties of Parent and Merger Sub referred to in clauses (ii) and (iii) below, all of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(i) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub (other than the first sentence of Section 4.3(a) (Organization, Good Standing and Qualification), Section 4.3(b)(i) (Capital Structure) and Section 4.3(c) (Corporate Authority; Approval)) are not so true and correct unless the matters giving rise to the failure of such representations and warranties of Parent and Merger Sub to be so true and correct, individually or in the aggregate, have had or would be reasonably likely to have a Parent Material Adverse Effect; (ii) the representations and warranties of Parent set forth in Section 4.3(b)(i) (Capital Structure) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date) except for de minimis inaccuracies; (iii) the representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 4.3(a) (Organization, Good Standing and Qualification), Section 4.3(c) (Corporate Authority; Approval) and Section 4.3(j) (Brokers, Finders and Other Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date); and (iv) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to the effect that the condition set forth in this Section 8.2(a) has been satisfied by Parent and Merger Sub, as applicable.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

Section 8.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representation and warranty of the Company set forth in clause (i) of Section 4.2(f) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (ii) other than those representations and warranties of the Company referred to in clauses (iii) and (iv) below, all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than the first sentence of Section 4.2(a)(i) (Organization, Good Standing and Qualification), Section 4.2(b)(i) (Capital Structure) and Section 4.2(c) (Corporate Authority; Approval)) are not so true and correct unless the matters giving rise to the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect; (iii) the representations and warranties of the Company set forth in Section 4.2(b)(i) (Capital Structure) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date) except for de minimis inaccuracies; (iv) the representations and warranties of the Company set forth in the first sentence of Section 4.2(a)(i) (Organization, Good Standing and Qualification), Section 4.2(c) (Corporate Authority; Approval) and Section 4.2(s) (Brokers, Finders and Other Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of a specified date, in which case such representation and warranty shall be so true and correct as of such specified date); and (v) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the condition set forth in this Section 8.3(a) has been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

ARTICLE IX

TERMINATION

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Approval(s) are obtained, by mutual written consent of the Company and Parent.

Section 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company:

(a) regardless of whether the Requisite Company Approval(s) have been obtained, if the Merger shall not have been consummated by August 4, 2020 (the “Termination Date”); provided, however, that if the condition to Closing set forth in Section 8.1(b) has not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Termination Date may be extended by either the Company or Parent to a date not beyond November 4, 2020, and such date, as so extended, shall be the “Termination Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have been the principal cause of or resulted in the occurrence of the failure of a condition to the consummation of the Merger;

(b) regardless of whether the Requisite Company Approval(s) have been obtained, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have been the principal cause of or resulted in the occurrence of the failure of a condition to the consummation of the Merger; or

(c) if the Requisite Company Approval(s) shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement.

Section 9.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company (but in the case of Section 9.3(a), prior to the time, but not after, the Requisite Company Approval(s) are obtained in accordance with and subject to compliance with the terms of Section 5.2(b) and Section 7.2):

(a) in order to enter into a definitive agreement with respect to a Company Acquisition Proposal that the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board, as applicable, has determined in good faith (after consultation with its financial advisors and outside legal counsel, as applicable) constitutes a Superior Company Proposal; provided, however, that prior to or concurrently with such termination, the Company pays to Parent an amount equal to the Company Termination Fee (as defined in Section 9.5(b)(i)) and promptly (but in any event within twenty-four hours of receipt by Parent of the Company Termination Fee) enters into such definitive agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if it has breached in any material respect its obligations set forth in Section 5.2;

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the date of this Agreement, such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and such breach or failure to be true and correct is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within the earlier of (x) thirty (30) days after written notice thereof has been given by the Company to Parent and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(b) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have been the principal cause of or resulted in the occurrence of the failure of a condition to the consummation of the Merger; or

(c) if (i) all the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived and remain satisfied or waived at the time when the Closing is required to occur in accordance with Section 1.2

(other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at such time) (the “Condition Satisfaction”), (ii) at or following the Condition Satisfaction, the Company has irrevocably confirmed to Parent in writing that the Company stands ready, willing and able to proceed with the Closing and (iii) Parent and Merger Sub have failed to consummate the Merger by the date the Closing is required to have occurred pursuant to Section 1.2.

Section 9.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent:

(a) if the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board shall have made a Company Recommendation Change; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the date of this Agreement, such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and such breach or failure to be true and correct is not curable prior to the Termination Date or, if curable prior to the Termination Date, has not been cured within the earlier of (x) thirty (30) days after written notice thereof has been given by Parent to the Company and (y) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(b) shall not be available to Parent if Parent or Merger Sub has breached in any material respect its obligations set forth in this Agreement in any manner that shall have been the principal cause of or resulted in the occurrence of the failure of a condition to the consummation of the Merger.

Section 9.5 Effect of Termination and Abandonment.

(a) Except as provided in Section 9.5(b), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from Fraud or Willful Breach of this Agreement (subject to Sections 9.5(e) and (g) and the last sentence of this Section 9.5(a)) and (ii) the provisions set forth in this Section 9.5 and the second sentence of Section 10.1 shall survive the termination of this Agreement. The parties hereto acknowledge and agree that nothing in this Section 9.5 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 10.6.

(b) In the event that this Agreement is terminated:

(i) pursuant to (A) Section 9.2(a) and, at the time of such termination pursuant to Section 9.2(a), the condition set forth in Section 8.1(a) shall not have been met, or (B) Section 9.2(c) and, in either case, the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board shall not have made a Company Recommendation Change and either:

(A) (1) a bona fide Company Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries, or shall have become generally known to the public, and such Company Acquisition Proposal shall not have been publicly withdrawn prior to the date of the event giving rise to the applicable right of termination, and

(2) within twelve months of such termination, (x) the Company or any of its Subsidiaries shall have entered into a definitive agreement for a Company Acquisition Proposal or (y) there shall have been consummated a Company Acquisition Proposal, or

(B) (1) a bona fide Company Acquisition Proposal shall have been publicly made by any Person to the Company or any of its Subsidiaries, or shall have become generally known to the public, regardless of whether such Company Acquisition Proposal may have been withdrawn prior to the date of any such termination or the event giving rise to the applicable right of termination, and

(2) within twelve months of such termination, (x) the Company or any of its Subsidiaries shall have entered into a definitive agreement for a Company Acquisition Proposal with the Person referred to in sub-clause (B)(1) or any Affiliate of such Person or (y) there shall have been consummated a Company Acquisition Proposal with the Person referred to in sub-clause (B)(1) or any Affiliate of such Person, then promptly after the earlier to occur of (x) the consummation of such Company Acquisition Proposal or (y) entry by the Company or any of its Subsidiaries into definitive agreement(s) for such Company Acquisition Proposal, but in no event later than three business days after such entry into such definitive agreement(s) or consummation, as applicable, the Company shall pay to Parent a termination fee of $79,000,000 (Seventy Nine Million Dollars) (the “Company Termination Fee”, unless this Agreement is terminated prior to the Solicitation Period End Time pursuant to Section 9.3(a) or Section 9.4(a), in either case in connection with a Company Acquisition Proposal that is submitted prior to the Solicitation Period End Time, in which case the “Company Termination Fee” means $52,700,000 (Fifty Two Million Seven Hundred Thousand Dollars) (except in the event that the Company Acquisition Proposal is with a Person with which the Company entered into significant negotiations prior to the date hereof, in which case, the Company Termination Fee shall equal $79,000,000 (Seventy Nine Million Dollars));

(ii) pursuant to (A) Section 9.2(a) or (B) Section 9.2(c) and, in either case, at the time of such termination, the Company Board, the Company Special Committee or any other duly authorized committee of the Company Board shall have made a Company Recommendation Change, then promptly, but in no event later than three business days, after the date of such termination, the Company shall pay to Parent the Company Termination Fee;

(iii) pursuant to Section 9.3(a), then prior to or concurrently with such termination in accordance with Section 9.3(a) the Company shall pay to Parent the Company Termination Fee; or

(iv) pursuant to Section 9.4(a), then promptly, but in no event later than three business days after the date of such termination, the Company shall pay to Parent the Company Termination Fee.

(c) In the event that this Agreement is terminated:

(i) (x) by the Company pursuant to Section 9.3(b) or Section 9.3(c), or (y) by Parent pursuant to Section 9.2(a) (in circumstances in which the Company could terminate this Agreement pursuant to Section 9.3(b) or Section 9.3(c)), then promptly, but in no event later than three business days, after the date of such termination, Parent shall pay to the Company a termination fee of $204,000,000 (Two Hundred Four Million Dollars) (the “Parent Termination Fee”);

(ii) by Parent or the Company pursuant to (x) Section 9.2(a) and, at the time of such termination, any of the conditions set forth in Section 8.1(b) or Section 8.1(c) (if and only if the applicable event giving rise to the failure of such condition under Section 8.1(c) to be satisfied arises in connection with the failure of any (A) waiting period (or any extension thereof) applicable to the Merger and the transactions contemplated hereby to expire or be terminated or any approvals, consents or clearances be obtained, in each case, under or in relation to the regulatory approvals set forth on Section 8.1(b) of the Company Disclosure Letter and Section 8.1(b) of the Parent Disclosure Letter (such event, a “Section 8.1(c) Regulatory Failure”)), shall not have been satisfied due to the failure by Parent or Parent’s Ultimate Parent Entity, to take, or refrain from taking, or cause any of their respective Subsidiaries or Affiliates to take, or refrain from taking, any action, including entering into or causing to be entered into, any agreement to hold separate, license, lease, sell or otherwise dispose of any interest, business, products, license, operations or asset of Parent, Parent’s Ultimate Parent Entity, any of their respective Subsidiaries or any of the foregoing’s respective Affiliates (including, for the avoidance of doubt, any operating or portfolio companies, investment funds or vehicles or investee companies of Canada Pension Plan Investment Board), or (B) approvals, consents or clearances of the Governmental Entities set forth in Item 3 or Item 5 of Section 8.1(b) of the Company Disclosure Letter to be obtained, or (y) Section 9.2(b) (if, and only if, the applicable Order arises in connection with the failure of any (A) waiting period (or any extension thereof) applicable to the Merger and the transactions contemplated hereby to expire or be terminated or any approvals, consents or clearances to be obtained, in each case, under or in relation to the regulatory approvals set forth on Section 8.1(b) due to the failure by Parent or Parent’s Ultimate Parent Entity to take, or refrain from taking, or cause any of their respective Subsidiaries or Affiliates to take, or refrain from taking, any action, including entering into or causing to be entered into, any agreement to hold separate, license, lease, sell or otherwise dispose of any interest, business, products, license, operations or asset of Parent, Parent’s Ultimate Parent Entity, any of their respective Subsidiaries or any of the foregoing’s respective Affiliates (including, for the avoidance of doubt, any operating or portfolio companies, investment funds or vehicles or investee companies of Canada Pension Plan Investment Board), or (B) approvals, consents or clearances of the Governmental Entities set forth in Item 3 or Item 5 of Section 8.1(b) of the Company Disclosure Letter to be obtained, and at the time of such termination referred to in clause (x)(A) or (y)(A) above, the conditions to Closing set forth in Section 8.1(a), Section 8.3(a) and Section 8.3(b) (other than those conditions that by their nature cannot be satisfied other than at Closing) shall have been satisfied or waived in accordance with this Agreement or at the time of such termination referred to in clause (x)(B) or (y)(B) above, (I) this Agreement could not be terminated pursuant to Section 9.2(c) and (II) the conditions to Closing set forth in Section 8.3(a) and Section 8.3(b) (other than those conditions that by their nature cannot be satisfied other than at Closing) shall have been satisfied or waived in accordance with this Agreement, then promptly, but in no event later than three business days, after the date of such termination, Parent shall pay to the Company the Parent Termination Fee.

(d) Any payments made pursuant to Section 9.5(b) or Section 9.5(c) shall be made by wire transfer of immediately available funds. In no event shall the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, on more than one occasion.

(e) Notwithstanding anything to the contrary in this Agreement, except in the case of damages resulting from Fraud and as set forth in the proviso at the end of this Section 9.5(e) and subject to Section 10.6, (i) if Parent receives the Company Termination Fee from the Company pursuant to Section 9.5(b), or if the Company receives the Parent Termination Fee pursuant to Section 9.5(c), such payment shall be the sole and exclusive remedy of the receiving party against (A) the paying party (B) any of the paying party’s actual or potential debt or equity financing sources (including, in the case of Parent or Merger Sub, the Equity Investor and Debt Financing Sources), (C) any of the paying party’s or its financing sources’ Subsidiaries or Affiliates and (D) any of foregoing’s respective former, current or future general or limited partners, incorporators, controlling persons, stockholders, equityholders, members, managers, directors, officers, employees, agents, attorneys or other Representatives or any of their respective successors or permitted assigns (with respect to any party, (B)-(D) of the foregoing, collectively, the “Related Parties”), and none of the paying party or any of its Related Parties shall have any further liability or obligation, in each case relating to or arising out of this Agreement or the termination thereof (and if the paying party is Parent or Merger Sub, the Limited Guarantee or the Financing Commitments) or the transactions contemplated hereby (or thereby) (or the failure of such transactions to occur for any reason or for no reason) and none of the receiving party or any of its Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement, the Limited Guarantee or the Financing Commitments or the transactions contemplated hereby or thereby or any oral representation made or alleged to be made in connection herewith, (ii) if (A) Parent receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee pursuant to Section 9.5(b) or (B) the Company receives any payments from Parent in respect of any breach of this Agreement and thereafter the Company receives the Parent Termination Fee pursuant to Section 9.5(c), the amount of such Company Termination Fee or Parent Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Company Termination Fee or Parent Termination Fee, as applicable, in respect of any such breaches and (iii) in no event shall Parent or its

Related Parties be subject to (nor shall the Company or any of its Related Parties seek to recover) monetary damages in excess of an amount equal to the Parent Termination Fee, in the aggregate, for any losses or other liabilities arising out of or in connection with breaches by Parent of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that the Company or any of its Related Parties may have; provided, that in each of the foregoing clauses (i), (ii) and (iii), the receiving party shall also be entitled to seek and recover accrued interest pursuant to the last sentence of Section 9.5(f), and reimbursement of expenses or indemnification pursuant to Section 7.6(e).

(f) The parties acknowledge and agree that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties further acknowledges that the payment of the amounts by the Company or Parent specified in this Section 9.5 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 9.5, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 9.5 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

(g) While the Company may pursue each of (i) a grant of specific performance or other equitable relief under Section 10.6(c), (ii) monetary damages in the case of Willful Breach of this Agreement or Fraud by Parent or Merger Sub and (iii) the payment of the Parent Termination Fee under Section 9.5(c), any recovery by the Company shall be subject to the limitations set forth in Section 9.5(e) and under no circumstances shall the Company be permitted or entitled to receive both (i) a grant of specific performance to cause Parent to consummate the Closing, and (ii) the Parent Termination Fee or monetary damages in the case of Willful Breach of this Agreement or Fraud in connection with this Agreement or any termination of this Agreement. Notwithstanding anything to the contrary herein, subject to the first sentence of this Section 9.5(g), nothing in this Agreement shall limit the Company’s, Parent’s or Merger Sub’s remedies in the case of Fraud.

(h) Certain Definitions. For purposes of this Agreement:

“Fraud” means, with respect to any Person, an actual and intentional fraud with respect to any material statement in any representation or warranty set forth in Article IV or in the certificates delivered pursuant to Section 8.2(a) and Section 8.3(a) with the intent to deceive another Person and requires (a) a false representation of material fact, (b) knowledge that such representation is false, (c) an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action, and (e) causing such party to suffer damage by reason of such reliance.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party that both (a) causes such party to be in material breach of such representation, warranty, agreement or covenant and (b) such party actually knows, or after reasonable due inquiry should have known, at the time of such intentional action or omission is or would constitute a material breach, or would reasonably be expected to result in a material breach, of such representation, warranty, agreement or covenant; provided that, notwithstanding the foregoing, the failure of a party to consummate the Merger when the relevant conditions to the Merger set forth in Article VIII of this Agreement have been satisfied and such party is obligated to effectuate the Closing pursuant to Section 1.2 will, in and of itself, constitute a Willful Breach.

ARTICLE X

MISCELLANEOUS AND GENERAL

Section 10.1 Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Article III, Section 6.2 (Indemnification; Directors’ and Officers’ Insurance) and Section 6.3 (Employee Matters) shall survive the consummation of the Merger. This Article X and the agreements of the Company, Parent and Merger Sub contained in the last sentence of Section 5.3(a) (Access and Reports), Section 5.3(b) (Access and Reports), Section 7.5 (Expenses), Section 7.6(e) (Financing), Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

Section 10.2 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding anything to the contrary herein, the provisions of Section 7.6(c), Section 9.5(e), this Section 10.2, Section 10.6, Section 10.9 and Section 10.15 (and the definitions related thereto) that are related to the Debt Financing Sources may not be amended or modified in whole or in part in a manner adverse to the Debt Financing Sources without the written consent of each adversely affected Debt Financing Source.

Section 10.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws, except with respect to the Requisite Company Approval(s) required under Section 8.1(a), which are not waivable. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights hereunder or under applicable Laws shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of any such rights or any other rights hereunder or under applicable Laws.

Section 10.4 Company Special Committee Approval. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or with respect to this Agreement without first obtaining the approval of the Company Special Committee.

Section 10.5 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 10.6 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HERETO AND THE COMPANY’S RELATED PARTIES ACKNOWLEDGE AND IRREVOCABLY AGREE THAT ANY LAWSUIT, CLAIM, COMPLAINT, CONTROVERSY, FORMAL INVESTIGATION OR

PROCEEDING BEFORE OR BY ANY GOVERNMENTAL ENTITY OR DISPUTE OF ANY KIND OR NATURE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) (“ACTION”) INVOLVING A DEBT FINANCING SOURCE THAT IS IN ANY WAY RELATED TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING, THE DEFINITIVE FINANCING AGREEMENTS FOR THE DEBT FINANCING, THE MERGER OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR RELATED HERETO, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING, THE DEFINITIVE FINANCING AGREEMENTS FOR THE DEBT FINANCING OR THE MERGER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF THE STATE OF NEW YORK THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such Court declines to accept jurisdiction over a particular matter, any other Delaware State court or Federal court of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that such courts are an inconvenient forum, or that the venue of such courts may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such a Delaware Court of Chancery, Delaware State court or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6(d) shall be valid, effective and sufficient service thereof. Notwithstanding anything herein to the contrary, each of the parties hereto hereby agrees that it will not, nor permit any of its Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements for the Debt Financing, the Merger or any of the transactions contemplated hereby or thereby, including, without limitation, any dispute arising out of or relating in any way to this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements for the Debt Financing, the Merger or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions of Section 10.6(b) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE FINANCING COMMITMENTS OR THE LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS OR THE LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY ACTION, SUIT OR PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING SOURCE OR EQUITY INVESTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor. Accordingly, subject to the other terms of this Agreement, including clause (d) below, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement (including the obligation of the parties hereto to consummate the transactions contemplated by this Agreement and the obligation of Parent and Merger Sub to pay and the Company’s stockholders’ right to receive the aggregate consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement), the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.6, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(d) Notwithstanding the foregoing or anything herein to the contrary, it is hereby acknowledged and agreed that the Company shall only be entitled to seek an injunction, specific performance and other equitable relief to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing in accordance with Article I, if, (i) the Condition Satisfaction has occurred, (ii) the financing provided for by the Debt Commitment Letter has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) at or following the Condition Satisfaction, the Company has irrevocably confirmed to Parent in writing that the Company stands ready, willing and able to proceed with the Closing, if specific performance is granted and the Equity Financing and Debt Financing are funded and (iv) Parent and Merger Sub have failed to consummate the Merger by the date the Closing is required to have occurred pursuant to Section 1.2.

Section 10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight courier or email:

If to Parent or Merger Sub:

Pacific US Inc.

One Queen Street East, Suite 2500

Toronto, Ontario M5C 2W5

Canada

Attention:	Bruce Hogg Legal Notices
Telephone:	(416) 868-4075
Email:	bhogg@cppib.com legalnotice@cppib.com

with a copy to (which shall not constitute notice):

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:	Scott Petepiece
Sean Skiffington
Telephone:	(212) 848-4000
Email:	spetepiece@shearman.com
sean.skiffington@shearman.com

If to the Company:

PATTERN ENERGY GROUP INC.

1088 Sansome Street

San Francisco, CA 94111

Attention:	General Counsel
Telephone:	415-283-4000
Email:	generalcounsel@patternenergy.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Sixth Avenue

New York, NY 10019

Attention:	Robert B. Schumer
Brian Lavin
Telephone:	(212) 373-3000
Email:	rschumer@paulweiss.com
blavin@paulweiss.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt.

Section 10.8 Entire Agreement; No Other Representations and Warranties.

(a) This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Limited Guarantee, the Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

(b) EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT (i) NONE OF THE COMPANY NOR ANY OF THE COMPANY’S SUBSIDIARIES, NOR ANY OF THEIR RESPECTIVE AFFILIATES, STOCKHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR ADVISORS, NOR ANY OTHER PERSON, HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ANY OF THE COMPANY’S SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES OR OPERATIONS, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (ii) NEITHER PARENT NOR MERGER SUB HAS RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE COMPANY OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND (iii) NONE OF THE COMPANY OR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT, MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT OR MERGER SUB, OR PARENT OR

MERGER SUB’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTATION, FORECASTS, BUDGETS, PROJECTIONS OR ESTIMATES PROVIDED BY THE COMPANY OR ANY REPRESENTATIVE OF THE COMPANY IN ANY “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES SHALL BE ACQUIRED WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT.

Section 10.9 No Third Party Beneficiaries. Except as provided in Section 6.2 (Indemnification; Directors’ and Officers’ Insurance), Parent and Merger Sub, on the one hand, and the Company, on the other hand, hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto (and their respective successors and permitted assigns) any rights, benefits or remedies of any nature whatsoever, including the right to rely upon the representations and warranties set forth herein; provided that the Debt Financing Sources and Equity Investor are intended third-party beneficiaries of, and may enforce directly, the provisions of Section 7.6(c), Section 9.5(e), Section 10.2, Section 10.6, this Section 10.9 and Section 10.15. The parties hereto further agree that the rights of third party beneficiaries under Section 6.2 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.10 Obligations of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. In furtherance of the foregoing, Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the articles of incorporation and by-laws of Merger Sub.

Section 10.11 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

Section 10.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 10.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The Company Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article V or Article VII. Inclusion of any items or information in the Company Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

(d) The Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article VI or Article VII. Inclusion of any items or information in the Parent Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

(e) The phrases “transactions contemplated hereby”, “transactions contemplated by this Agreement” or words of similar import shall not be deemed to include the Pine 2.0 Acquisition and related transactions, unless otherwise expressly stated.

(f) All dollar amounts referred to in this Agreement are stated in United States dollars, unless otherwise specifically noted.

Section 10.14 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any (i) Debt Financing Sources as collateral in respect of the Debt Financing or (ii) other Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any (i) Debt Financing Sources as collateral in respect of the Debt Financing or (ii) a wholly owned Subsidiary of Parent; provided that such transfer or assignment shall not (i) relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub or (ii) materially delay the consummation of the Merger or any of the other transactions contemplated hereby or impose any additional obligations on the Company, its Subsidiaries or their respective Affiliates (including in respect of required consents or approvals or governmental filing obligations). Any purported assignment in violation of this Agreement is void.

Section 10.15 Non-Recourse; Limitation on Liability; Waiver of Claims.

(a) This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company may assert in accordance with the Limited Guarantee or Equity Commitment Letter. Without limiting the rights of the Company against Parent and Merger Sub, in no event shall the Company or any of its Related Parties seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any of Parent’s or Merger Sub’s Related Parties (other than in accordance with the Limited Guarantee or Equity Commitment Letter).

(b) Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents, Representatives and the Company’s Related Parties and each of their successors or permitted assigns) hereby waives any rights or claims against all Debt Financing Sources in connection with this Agreement, the Debt Commitment Letters, the Debt Financing, the definitive financing agreements for the Debt Financing, or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and the Company (on behalf of itself and any of its Affiliates, directors, officers, employees, agents, Representatives and its Related Parties and each of their successors or permitted assigns) agrees not to commence any action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements for the Debt Financing, or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by the (on behalf of itself and any of its Affiliates, directors, officers, employees, agents, Representatives and the Company’s Related Parties and each of their successors or permitted assigns) in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements for the Debt Financing, or in respect of any other document or theory of law or equity against any Debt Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to the Company any of its Affiliates, directors, officers, employees, agents, Representatives and the Company’s Related Parties and each of their successors or permitted assigns, in connection with this Agreement, the Debt Commitment Letter, the Debt Financing, the definitive financing agreements for the Debt Financing, or the transactions contemplated hereby or thereby. Without limiting the foregoing, the Debt Financing Sources shall be beneficiaries of all limitations on remedies and damages in this Agreement that apply to Parent or Merger Sub hereto and are express third party beneficiaries of this Section 10.15.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PACIFIC US INC.

By:	/s/ Bruce Hogg
Name: Bruce Hogg
Title: Authorized Signatory

By:	/s/ Michael Douglas
Name: Michael Douglas
Title: Authorized Signatory

PACIFIC BIDCO US INC.

By:	/s/ Bruce Hogg
Name: Bruce Hogg
Title: Authorized Signatory

By:	/s/ Michael Douglas
Name: Michael Douglas
Title: Authorized Signatory

PATTERN ENERGY GROUP INC.

By:	/s/ Michael M. Garland
Name: Michael M. Garland
Title: Chief Executive Officer

[Signature Page to the Merger Agreement]

ANNEX A

DEFINED TERMS

Term	Section
2019 Annual Bonus Targets	6.3(c)
2019 Bonuses	6.3(c)
Acceptable Company Confidentiality Agreement	5.2(b)
Action	10.6(a)
Affiliate	4.1
Agreement	Preamble
Alternate Debt Financing	7.6(b)
Alternative Company Acquisition Agreement	5.2(a)(iv)
Anti-Corruption Laws	4.2(t)(iii)
Bankruptcy and Equity Exception	4.2(c)(i)
Book-Entry Share	3.1(a)
business day	1.2
Canadian Securities Authorities	4.2
Canadian Securities Laws	4.2
Certificate	3.1(a)
Closing	1.2
Closing Date	1.2
Code	3.2(h)
Company	Preamble
Company Acquisition Proposal	5.2(d)
Company Board	Recitals
Company Common Stock	Recitals
Company Common Stock Option	3.3(h)
Company Disclosure Letter	4.1
Company Encumbrance	4.2(k)(iv)
Company Environmental Permit	4.2(m)(ii)
Company Equity Awards	3.3(f)
Company ERISA Affiliate	4.2(h)(ii)
Company ERISA Plan	4.2(h)(i)
Company Insurance Policies	4.2(q)
Company Intervening Event	5.2(f)
Company Leased Real Property	4.2(k)(ii)
Company Material Adverse Effect	4.1
Company Material Generator	4.1
Company Meeting	4.2(c)(i)
Company Non-U.S. Benefit Plan	4.2(h)(vii)
Company Owned Real Property	4.2(k)(i)
Company Participant	4.2(h)(i)
Company Performance Share	3.3(h)
Company Plan	4.2(h)(i)
Company Preferred Stock	4.2(b)(i)
Company Recommendation	4.2(c)(ii)
Company Recommendation Change	5.2(e)(i)
Company Recommendation Change Notice	5.2(f)
Company Reports	4.2(e)(i)
Company Restricted Share	3.3(h)
Company RSU	3.3(h)

Annex A-1

Term	Section
Company Special Committee	Recitals
Company Stock Plan	4.2(b)(i)
Company Termination Fee	9.5(b)(i)(B)(2)
Condition Satisfaction	9.3(c)
Confidentiality Agreement	5.3(b)
Continuing Employees	6.3(a)
Contract	4.1
control	4.1
controlled by	4.1
controlling	4.1
Convertible Notes	4.2(b)(i)
Convertible Notes Indenture	4.2(b)(i)
Covered Pine 2.0 Units	4.1
D&O Insurance	6.2(b)
Debt Commitment Letter	4.3(g)(i)
Debt Financing	4.3(g)(i)
Debt Financing Sources	4.3(g)(i)
Delaware Certificate of Merger	1.3
DGCL	Recitals
Dissenting Stockholders	3.3(h)
Effective Time	1.3
Eligible Share	3.1(a)
Eligible Shares	3.1(a)
Environmental Law	4.2(m)(v)
Equity Commitment	4.3(g)(i)
Equity Financing	4.3(g)(i)
Equity Investors	4.3(g)(i)
ERISA	4.2(h)(i)
Exchange Act	4.2(d)(i)
Excluded Shares	3.3(h)
FCPA	4.2(t)(iii)
Financing	4.3(g)(i)
Financing Commitments	4.3(g)(i)
GAAP	4.2(e)(ii)
Government Official	4.2(t)(iii)
Government Regulatory Entity	7.1(d)(i)
Governmental Entity	4.2(d)(i)
Hazardous Substance	4.2(m)(v)
Indemnified Parties	6.2(a)
Intellectual Property	4.2(p)(i)
IRS	4.2(h)(ii)
IT Assets	4.2(p)(ii)
Knowledge of Parent	4.1
Knowledge of the Company	4.1
Laws	4.2(i)
Licenses	4.2(i)
Lien	4.2(b)(i)
Limited Guarantee	Recitals
made available	4.1
Material Company Contract	4.2(j)
Maximum Amount	6.2(b)

Annex A-2

Term	Section
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
MI 61-101	4.2(c)(i)
Multiemployer Plan	4.2(h)(i)
New Debt Commitment Letter	7.6(b)
Option Consideration	3.3(d)
Order	8.1(c)
Owned Intellectual Property	4.2(p)(i)
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Letter	4.1
Parent Material Adverse Effect	4.1
Parent Termination Fee	9.5(c)(i)
Paying Agent	3.2(a)
Payment Fund	3.2(a)
Person	3.2(e)
Pine 2.0 Acquisition Agreement	Recitals
Pine 2.0 Acquisition	Recitals
Pine 2.0 Units	4.1
Pine 2.0	Recitals
Pine 2.0 Limited Partnership Agreement	4.1
Proxy Statement	5.2(e)(i)
Redwood	Recitals
Related Parties	9.5(e)
Release	4.2(m)(v)
Representatives	4.2(e)(iv)
Required Amounts	4.3(g)(i)
Requisite Company Approval(s)	4.2(c)(i)
Sarbanes-Oxley Act	4.2(e)(i)
SEC	4.2
Section 8.1(c) Regulatory Failure	Section 9.5(c)(ii)
Securities Act	4.2(e)(i)
Solicitation Period End Time	5.2(b)
Subsidiary	4.1
Superior Company Proposal	5.2(d)
Surviving Corporation	1.1
Takeover Statute	4.2(l)
Tax	4.2(n)
Tax Return	4.2(n)
Tax Returns	4.2(n)
Taxes	4.2(n)
Termination Date	9.2(a)
Trade Controls Laws	4.2(t)(iii)
TSX	4.2(d)(i)
under common control with	4.1
Wholly Owned Company Subsidiary	4.2(n)(v)
Willful Breach	9.5(h)

Annex A-3

Exhibit A

Certificate of Incorporation of the Surviving Corporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PATTERN ENERGY GROUP INC.

Pattern Energy Group Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on October 2, 2012. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 24, 2013 (the “Amended Certificate”).

2. This Second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended Certificate is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the Corporation is Pattern Energy Group Inc.

SECOND. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of the Corporation’s registered agent at that address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL or any successor statute.

FOURTH. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is [●] shares. The Corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is [●] shares, $0.01 par value per share. The total number of shares of Preferred Stock authorized to be issued is [●] shares, $0.01 par value per share.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation or to a Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or a Preferred Stock Designation or pursuant to the DGCL. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of either the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide, by resolution or resolutions from time to time, for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(a)	the designation of the series, which may be by distinguishing number, letter or title;

(b)

the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c)

the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d)	the dates on which dividends, if any, shall be payable;

(e)	the redemption rights and price or prices, if any, for shares of the series;

(f)	the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation;

(h)

whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i)	restrictions on the issuance of shares of the same series or any other class or series;

(j)	the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k)	any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal, in whole or in part, the bylaws of the Corporation.

SIXTH. Unless and except to the extent that the bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

SEVENTH.

A. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article SEVENTH, nor the adoption of any provision of, or any other amendment to, this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

C. If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation shall be free of liability to the fullest extent permitted by the DGCL, as so amended.

D. This Article SEVENTH shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the bylaws of the Corporation, by agreement, by vote of the stockholders, approval of the directors of the Corporation or otherwise.

EIGHTH. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DCGL shall not apply to the Corporation.

NINTH. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (A) any “internal corporate claim” within the meaning of the DGCL and (B) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws (as either may be amended and/or restated from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Corporation’s bylaws (as either may be amended and/or restated from time to time), or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

TENTH. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this

Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[The remainder of this page intentionally left blank]

ANNEX B

APPRAISAL RIGHTS OF STOCKHOLDERS

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §  363(a) of this title, appraisal rights shall be available as contemplated by §  363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

November 4, 2019

The Special Committee of the Board of Directors

Pattern Energy Group Inc. (the “Special Committee”)

Pier 1, Bay 3

San Francisco, CA 94111

Members of the Special Committee:

We understand that Pattern Energy Group Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, draft dated as of November 1, 2019 (the “Agreement”), with Pacific US Inc. (the “Parent”) and Pacific Bidco US Inc., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, each outstanding share of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares owned by Parent or Merger Sub, shares held by the Company as treasury stock and shares held by Dissenting Stockholders (as defined in the Agreement) and (collectively, “Excluded Shares”), will be converted into the right to receive $26.75 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

The Special Committee has asked us whether, in our opinion, the Merger Consideration to be received by holders of the Company Common Stock (other than holders of Excluded Shares) in the Merger is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)

reviewed certain non-public internal projected financial statements and other non-public financial and operating data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);

(iii)

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company;

(iv)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;

(v)

discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections)

(vi)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(vii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii)	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

909 FANNIN, SUITE 1800, HOUSTON, TX 77010 TEL: 713.403.2440 FAX: 713.403.2444

The Special Committee of the Board of Directors

Pattern Energy Group Inc.

(ix)	reviewed a draft of the Agreement, dated November 1, 2019; and

(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Agreement will not differ from the draft Agreement reviewed by us, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the contemplated benefits to the holders of the Company Common Stock of the Merger.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than the holders of Excluded Shares), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise, nor as to the fairness or any other aspect of (i) the proposed Pine 2.0 Acquisition Agreement and the Pine 2.0 Acquisition (each as defined in the Agreement) to, or any consideration received in connection therewith by, the holders of any securities of Patten Energy Group Holdings 2 LP or (ii) any transaction contemplated by the Contribution

The Special Committee of the Board of Directors

Pattern Energy Group Inc.

and Exchange Agreement to be entered in connection with the Merger (the “C&E Agreement”). We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Agreement, including the C&E Agreement, the Pine 2.0 Acquisition and the Pine 2.0 Acquisition Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Our opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses, and to indemnify us against certain liabilities arising out of our engagement. From time to time during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and its affiliates pursuant to which compensation was received by Evercore Group L.L.C. or such affiliates. During the two-year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory or other services to certain affiliates of Parent pursuant to which compensation was received by Evercore Group L.L.C. or such affiliates. We may provide financial advisory or other services to the Company and Parent and their respective affiliates in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Parent.

Our financial advisory services and this opinion are provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.

The Special Committee of the Board of Directors

Pattern Energy Group Inc.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Company Common Stock (other than holders of Excluded Shares) in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:
Ray Strong
Senior Managing Director

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

1 U P X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 035N7C + + Proposals The Board of Directors recommends A a vote FOR Proposals 1, 2 and 3. 1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 3, 2019, among Pattern, Pacific US Inc. and Pacific BidCo US Inc., and approve the Merger. 2. To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Pattern’s named executive officers that is based on or otherwise relates to the Merger. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. 3. To approve the adjournment of the special meeting to a later date or dates, to solicit additional proxies if there is not a quorum present or there are insufficient votes to adopt the Merger Agreement and approve the Merger, in each case, at the time of the then-scheduled special meeting, or to give stockholders additional time to evaluate new material information or disclosure. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Special Meeting Proxy Card For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE SACKPACK 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 4 0 1 9 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/PEGI or scan the QR code login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/PEGI Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59pm, Eastern time, on [●], 2020 Your vote matters - here’s how to vote!

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

Notice of Special Meeting of Stockholders Proxy Solicited by Board of Directors for Special Meeting [●], 2020 Alan R. Batkin and Michael M. Garland, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Pattern Energy Group Inc. to be held on [●], 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Pattern Energy Group Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address Please print new address below. Comments Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The material is available at: www.envisionreports.com/PEGI Special Meeting Admission Ticket Special Meeting of Pattern Energy Group Inc. Stockholders [●], [●] 2020 at [●] Pacific time [●] Upon arrival, please present this admission ticket and photo identification at the registration desk.